As filed with the Securities and Exchange Commission on November 17, 2022
Registration No. 333-266930
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in Its Charter)
State of Israel	7389	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Azrieli Sarona Bldg, 54th Floor
121 Derech Menachem Begin
Tel-Aviv 6701203, Israel
+972 (3) 715 0920
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Pagaya US Holding Company LLC
90 Park Ave
New York, NY 10016
646-710-7714
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
John T. McKenna Rupa Briggs Natalie Y. Karam Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Aaron M. Lampert Sharon Gazit Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141 Israel Tel: 972-3-608-9999	Richmond Glasgow Pagaya Technologies Ltd. Azrieli Sarona Bldg, 54th Floor 121 Derech Menachem Begin Tel-Aviv 6701203, Israel Tel: 972 (3) 715 0920
Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell or distribute the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2022
PRELIMINARY PROSPECTUS
Pagaya Technologies Ltd.
Up to 40,139,607 Class A Ordinary Shares
This prospectus relates to the offer and sale of up to 40,139,607 Class A Ordinary Shares of Pagaya Technologies Ltd., no par value (“Class A Ordinary Shares”), by B. Riley Principal Capital II, LLC (“B. Riley Principal Capital II” or the “Selling Securityholder”).
The Class A Ordinary Shares to which this prospectus relates have been or may be issued by us to B. Riley Principal Capital II pursuant to an ordinary shares purchase agreement, dated as of August 17, 2022, that we entered into with B. Riley Principal Capital II (the “Purchase Agreement”). Such Class A Ordinary Shares include (i) up to 40,000,000 Class A Ordinary Shares that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time after the date of this prospectus, pursuant to the Purchase Agreement and (ii) 139,607 Class A Ordinary Shares we issued, and may issue if certain conditions are met, in each case, to B. Riley Principal Capital II as consideration for its commitment to purchase our Class A Ordinary Shares in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of this prospectus, pursuant to the Purchase Agreement.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Class A Ordinary Shares by the Selling Securityholder. However, we may receive up to $300,000,000 aggregate gross proceeds under the Purchase Agreement from sales of our Class A Ordinary Shares we may elect to make to B. Riley Principal Capital II pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding B. Riley Principal Capital II.
Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PGY.” On November 16, 2022, the last reported sales price of our Class A Ordinary Shares was $1.19 per share. The Class A Ordinary Shares have recently experienced extreme volatility in price and trading volume. From June 23, 2022 to November 16, 2022, the closing price of Class A Ordinary Shares on Nasdaq ranged from as low as $1.19 to as high as $29.95 and daily trading volume ranged from approximately 51,333 to 66,396,597 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. Please see “Risk Factors—Risks Related to Ownership of our Class A Ordinary Shares and Warrants—The price of the Class A Ordinary Shares and the price of the public warrants have been and may continue to be volatile” and the other risk factors in the section titled “Risk Factors.''
B. Riley Principal Capital II may sell or otherwise dispose of our Class A Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how B. Riley Principal Capital II may sell or otherwise dispose of our Class A Ordinary Shares pursuant to this prospectus. B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933 (as amended, the “Securities Act”).
In connection with the extraordinary general meeting of shareholders (“Extraordinary General Meeting”) held by EJFA (as defined below) on June 17, 2022 to approve the Transactions (as defined below), holders of 27,805,123 of EJFA’s Class A Ordinary Shares, or approximately 96.7% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $278.1 million. As of October 18, 2022, there were 681,071,135 Pagaya Ordinary Shares (as defined below) outstanding, including 506,136,743 Class A Ordinary Shares outstanding, of which 245,822,773 Class A Ordinary Shares were held by non-affiliates of the Company (our “public float”). The Class A Ordinary Shares being offered for resale in this prospectus (the “Resale Securities”) represent a substantial percentage of our public float. Assuming the issuance of all of the Resale Securities to the Selling Securityholder under the Purchase Agreement, the Resale Securities would represent approximately 14% of our public float, approximately 7% of outstanding Class A Ordinary Shares and approximately 6% of outstanding Pagaya Ordinary Shares as of October 18, 2022 (after giving effect to the issuance of all of the Resale Securities). The sale of all of the Resale Securities, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Ordinary Shares. In addition to the Selling Securityholder, certain other shareholders, including the PIPE Investors, the Sponsor and Pagaya Equity Holders (each as defined below and collectively, the “Additional Sellers”) may sell a substantial number of our securities pursuant to a separate resale prospectus (the “Additional Prospectus”). The sale of the Resale Securities together with the sale of the securities held by the Additional Sellers, or the perception that these sales could occur, could depress the market price of our securities.
We will pay the expenses incurred in registering under the Securities Act the offer and sale of our Class A Ordinary Shares to which this prospectus relates by the Selling Securityholder, including legal and accounting fees. We have also engaged Northland Securities, Inc. to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be borne by the Selling Securityholder. See “Plan of Distribution (Conflict of Interest).”
We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus—Emerging Growth Company Status” and “Summary of the Prospectus—Foreign Private Issuer Exemptions,” respectively.
Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 25 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
None of the U.S. Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholder of the securities described in this prospectus.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
On June 22, 2022 (the “Closing Date”), Pagaya consummated its previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of September 15, 2021 (the “Merger Agreement”), by and among EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), Pagaya and Rigel Merger Sub (“Merger Sub”), a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya. As contemplated by the Merger Agreement, Merger Sub merged with and into EJFA (the “Merger”), with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya (the “Surviving Company”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), the shareholders of EJFA became shareholders of Pagaya. On the Closing Date, immediately following the Merger, the Surviving Company merged (the “Second Merger”) with and into Rigel Merger Sub II, Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya (“Merger Sub II”), with Merger Sub II continuing as the surviving company after the Second Merger.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Pagaya,” “the Company,” “we,” “us” and “our” refer to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel, together with its subsidiaries following the Merger.

MARKET PRICE INFORMATION
Our Class A Ordinary Shares and public warrants are currently listed on Nasdaq under the symbols “PGY” and “PGYWW,” respectively.
On November 16, 2022, the closing price for each Class A Ordinary Share and public warrant was $1.19 and $0.14, respectively.
Holders of our securities should obtain current market quotations for their securities. The market price of our securities could vary at any time.

SELECTED DEFINITIONS
“2021 Credit Agreement” refers to that certain Credit Agreement, dated as of December 23, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 15, 2022), by and among Pagaya, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement and Amendment No. 1 to Credit Agreement are incorporated herein by reference to Exhibit 10.15 and Exhibit 10.16, respectively, of Pagaya’s Registration Statement on Form F- 4 filed with the SEC on April 7, 2022.
“2021 Plan” refers to the 2021 Share Incentive Plan of Pagaya and the Stock Option Sub-Plan For United States Persons thereunder.
“2022 Plan” refers to the 2022 Share Incentive Plan of Pagaya and the Sub-Plan for Israeli Participants.
“Adjusted EBITDA” means net income (loss) attributable to Pagaya Shareholders, excluding share-based compensation expense, interest expense, depreciation expense, change in fair value of warrant liability, warrant expense, non-recurring expenses associated with these Transactions and provision for income taxes.
“Beneficial Ownership Limitation” refers to the limitation set out in the Purchase Agreement whereby the Company shall not issue or sell, and B. Riley Principal Capital II shall not purchase or acquire, any of our Class A Ordinary Shares which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by B. Riley Principal Capital II of more than 4.99% of the outstanding Class A Ordinary Shares.
“Capital Restructuring” refers to, collectively, the Reclassification, the Preferred Share Conversion and the Stock Split.
“Class A Ordinary Shares” refers to the Class A ordinary shares, no par value, of Pagaya, following the Capital Restructuring, which carry voting rights of one vote per share of Pagaya.
“Class B Ordinary Shares” refers to the Class B ordinary Shares, no par value, of Pagaya, following the Capital Restructuring, which carry voting rights in the form of 10 votes per share of Pagaya.
“Closing” refers to the consummation of the Merger.
“Closing Date” refers to June 22, 2022.
“Code” refers to the U.S. Internal Revenue Code of 1986, as amended.
“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended, and the regulations promulgated thereunder.
“Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and trustee of Pagaya.
“Credit Agreement” refers to that certain Senior Secured Revolving Credit Agreement, dated as of September 2, 2022, by and among Pagaya, as the borrower, the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent and collateral agent. The Credit Agreement is incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 of which this prospectus forms a part.
“EEA” refers to the European Economic Area.
“Effective Time” refers to the effective time of the Merger.
“EJF Investor” refers to EJF Debt Opportunities Master Fund, LP, a Delaware limited liability company, an affiliate of EJFA.
“EJF Subscription Agreement” refers to that certain Subscription Agreement, dated as of September 15, 2021, by and between Pagaya and the EJF Investor, providing for the purchase by the EJF Investor at the Closing of up to 20 million Class A Ordinary Shares at a price per share of $10.00, for an aggregate purchase price of up to $200 million.
“EJFA” refers to EJF Acquisition Corp., a Cayman Islands exempted company.
“EJFA Board” refers to the board of directors of EJFA.
“EJFA Class A Ordinary Shares” refers to the class A ordinary shares, par value $0.0001 per share, of EJFA.

“EJFA Class B Ordinary Shares” refers to the class B ordinary shares, par value $0.0001 per share, of EJFA.
“EJFA IPO” refers to the initial public offering of EJFA, which closed on March 1, 2021.
“EJFA Ordinary Shares” refers to the EJFA Class A Ordinary Shares and EJFA Class B Ordinary Shares.
“EJFA Private Placement Warrants” refers to the 5,166,667 private placement warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.
“EJFA Public Warrants” refers to the 9,583,333 public warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.
“EJFA Transaction Costs” refers to (a) all fees, costs and expenses incurred by EJFA prior to the Closing and payable after June 30, 2021 in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements and the consummation of the transactions contemplated thereby, (b) all fees, costs and expenses incurred by EJFA prior to the Closing and payable after June 30, 2021, in connection with the EJFA IPO, including any such amounts which are triggered by or become payable as a result of the Closing and (c) all costs, fees and expenses related to the EJFA director and officer tail policy, except the following fees, costs or expenses do not constitute “EJFA Transaction Costs”: (i) any amounts incurred at the request or direction of another party to the Merger Agreement; and (ii) any amounts incurred in connection with any actual or threatened legal proceeding.
“EJFA Units” refers to the units issued in the EJFA IPO, each consisting of one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant.
“EJFA Voting Agreement” refers to that certain EJFA Voting Agreement, dated as of September 15, 2021, by and between Pagaya and the Sponsor.
“EJFA Warrants” refers to the EJFA Private Placement Warrants and the EJFA Public Warrants.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Financing Vehicles” refers to (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles.
“Founders” refers to the three founders of Pagaya (including any trusts the beneficiary of which is a founder of Pagaya and to the extent that a founder of Pagaya has the right to vote the shares held by such trust).
“FRB” refers to the U.S. Federal Reserve Board.
“Investment Advisers Act” refers to the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Investment Company Act” refers to the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Israeli Securities Law” refers to the Israeli Securities Law, 5728-1968, as amended, and the regulations promulgated thereunder.
“ITA” refers to the Israel Tax Authority.
“ITO” refers to the Israeli Income Tax Ordinance [New Version], 5721-1961, and the regulations, rules and orders promulgated thereunder, as amended.
“Lock-Up Shares” refers to (i) with respect to the Pagaya Equity Holders and their permitted transferees, the Pagaya Ordinary Shares held by such Pagaya Equity Holders as of immediately following the Stock Split and the Preferred Share Conversion, and (ii) with respect to the Sponsor and certain directors and advisors of EJFA and their permitted transferees, (A) the Pagaya Ordinary Shares issued to the Sponsor and certain directors and advisors of EJFA and their permitted transferees as Merger Consideration (as defined in the Merger Agreement) under the Merger Agreement in respect of the 7,187,500 EJFA Class B Ordinary Shares that they held, (B) the private placement warrants issued to the Sponsor as Merger Consideration in respect of the EJFA Private
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Placement Warrants, and (C) any Class A Ordinary Shares issued to the Sponsor upon exercise of such private placement warrants mentioned in the preceding clause (B). In furtherance of the foregoing, Class A Ordinary Shares issued to any affiliate of the Sponsor in accordance with any subscription agreement between such affiliate and Pagaya are not Lock-Up Shares.
“Merger” refers to the merger of Merger Sub with and into EJFA, as contemplated by the Merger Agreement.
“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated as of September 15, 2021, by and among EJFA, Pagaya and Merger Sub.
“Merger Sub” refers to Rigel Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pagaya.
“Nasdaq” refers to The Nasdaq Capital Market.
“Network Capital” refers to the total capital currently invested in assets originated by Partners with the assistance of our AI technology and network and acquired by a Financing Vehicle plus capital committed by asset investors that is available for a Financing Vehicle to acquire new assets.
“Network Volume” refers to the gross dollar amount of assets that are originated by Partners with the assistance of Pagaya’s AI technology and are acquired by Financing Vehicles.
“Pagaya” refers to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel.
“Pagaya Articles” refers to the Articles of Association of Pagaya, dated as of June 22, 2022.
“Pagaya Board” refers to the board of directors of Pagaya.
“Pagaya Class A-1 Preferred Shares” refers to the Class A-1 Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class A Preferred Shares” refers to the Class A Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class B Preferred Shares” refers to the Class B Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class C Preferred Shares” refers to the Class C Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class D Preferred Shares” refers to the Class D Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class E Preferred Shares” refers to the Class E Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Equity Holders” refers to the shareholders of Pagaya as of immediately prior to the Effective Time.
“Pagaya Option” refers to each outstanding and unexercised option to purchase Pagaya Ordinary Shares issued pursuant to the Pagaya Share Plans, whether or not then vested or fully exercisable.
“Pagaya Ordinary Shares” refers to the ordinary shares, NIS 0.01 each, of Pagaya, prior to the Capital Restructuring, provided, however, that after the Preferred Share Conversion and Reclassification, every reference to Pagaya Ordinary Shares shall be to the Class A Ordinary Shares and Class B Ordinary Shares, collectively.
“Pagaya Preferred Shares” refers to the Pagaya Class A Preferred Shares, Pagaya Class A-1 Preferred Shares, Pagaya Class B Preferred Shares, Pagaya Class C Preferred Shares, Pagaya Class D Preferred Shares and Pagaya Class E Preferred Shares, prior to the Capital Restructuring.
“Pagaya Share Plans” refers to Pagaya’s 2016 Equity Incentive Plan and the Stock Option Sub-Plan For United States Persons thereunder and the 2021 Plan, collectively.
“Pagaya Shareholders” refers, prior to the Merger, to the shareholders of Pagaya and, now, to the current shareholders of Pagaya.
“Pagaya Shares” means the Pagaya Ordinary Shares and the Pagaya Preferred Shares.

“Pagaya Voting Agreement” refers to that certain Company Voting Agreement, dated as of September 15, 2021, by and among EJFA and certain of the Pagaya Shareholders.
“Partners” refers to financial institutions including, among others, banks, peer-to-peer lending networks, online marketplaces, non-bank finance companies, fintechs, financing intermediaries, consumer product companies, brokers, agents and credit unions that have entered into arrangements to utilize Pagaya’s AI technology and network to assist them in originating credit and other assets that may be acquired by a Financing Vehicle.
“Permitted Class B Owner” refers to a Founder (as defined below) or any person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Ordinary Shares held by such person or entity to a Founder.
“PIPE Investment” refers to the investment by the EJF Investor and by those certain other PIPE Investors pursuant to the Subscription Agreements.
“PIPE Investors” refers to the EJF Investor and those certain other investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Preferred Majority” refers to the holders of a majority of the Pagaya Preferred Shares outstanding at a given time prior to the Capital Restructuring, voting together as a single class on an as-converted basis.
“Preferred Share Conversion” refers to the conversion of the outstanding Pagaya Preferred Shares into Pagaya Ordinary Shares in accordance with the Merger Agreement.
“private placement warrants” refers to the outstanding and unexercised warrants to purchase Class A Ordinary Shares issued by private placement, including those issued and exchanged for the EJFA Private Placement Warrants in connection with the Merger.
“public warrants” refers to the outstanding and unexercised warrants to purchase Class A Ordinary Shares issued to holders of EJFA Public Warrants in connection with the Merger.
“Reclassification” refers to the reclassification of each Pagaya Ordinary Share that was outstanding immediately following the Preferred Share Conversion (and for the avoidance of doubt, any warrant, right or other security convertible into or exchangeable or exercisable therefor, including each Pagaya Ordinary Share underlying any Pagaya Option), into one Class A Ordinary Share or one Class B Ordinary Share, as applicable, as set forth in the Merger Agreement.
“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement entered into at Closing, by and among Pagaya, EJFA, the Sponsor and certain equity holders of Pagaya named therein, replacing EJFA’s and Pagaya’s existing registration rights agreements.
“Rule 10b5-1 Plan” refers to an individual share trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, in which the individual will contract with a broker to buy or sell shares on a periodic basis.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Securities Act” refers to the U.S. Securities Act of 1933, as amended.
“Side Letter Agreement” refers to that certain side letter agreement, dated September 15, 2021, by and among Pagaya, EJFA and the Sponsor.
“Sponsor” refers to Wilson Boulevard LLC, a Delaware limited liability company.
“Stock Split” refers to the stock split of the Pagaya Ordinary Shares into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share immediately following the Capital Restructuring on the basis of the Company Value (as defined in the Merger Agreement) set out in the Merger Agreement.
“Subscription Agreements” refers to the EJF Subscription Agreement and the other subscription agreements entered into by the PIPE Investors, the form of which is incorporated herein by reference to Exhibit 10.8 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022.
“Transactions” refers to the Merger and the other transactions contemplated by the Merger Agreement.

“Treasury Regulations” refers to the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Trust Account” refers to the trust account established pursuant to a trust agreement with Continental, as trustee, in connection with the EJFA IPO.
“United States” or “U.S.” refers to the United States of America, including the states, the District of Columbia and its territories and possessions.
“U.S. Dollars” or “$” refers to U.S. dollars.
“U.S. GAAP” refers to the U.S. generally accepted accounting principles.
“U.S. Holder” refers to any beneficial owner of Pagaya securities, that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

“VWAP” refers to, on any trading day on or after the Closing Date, the volume weighted-average of the trading prices of the Class A Ordinary Shares trading during such day on the principal securities exchange or securities market on which Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Pagaya), except if there occurs any change in the outstanding Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.
“Warrants” refers to the public warrants and the private placement warrants, collectively.
“Warrant Agreement” refers to the Amended and Restated Warrant Agreement, entered into immediately prior to the Effective Time, by and among EJFA, Pagaya and Continental, as transfer agent.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;
MARKET, RANKING AND OTHER INDUSTRY DATA
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995, or the PSLRA, provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.
Pagaya desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:
•	the incurrence of significant costs following the Merger;
•	risks that the Merger disrupts our current plans and operations;
•	potential litigation or conflicts relating to the Merger;
•	the ability to implement business plans and other expectations;
•	market interest rates;
•	difficult market or political conditions in which we compete;
•	our uncertain future prospects and rate of growth due to our relatively limited operating history;
•	our ability to improve, operate and implement our AI technology, including as we expand into new businesses;
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competition in retaining and attracting and onboarding new Partners and raising capital from asset investors through Financing Vehicles given the current limited number of Partners that account for a substantial portion of the total number of the financial products facilitated with the assistance of our AI technology;

•	potential difficulties in retaining our current management team and other key employees and independent contractors, including highly-skilled technical experts;
•	our estimates of our future financial performance;
•	changes in the political, legal and regulatory framework for AI technology and machine learning;
•	the impact of health epidemics, including the ongoing COVID-19 pandemic;
•	conditions related to our operations in Israel;
•	risks related to data security and privacy;
•	changes to accounting principles and guidelines;
•	potential litigation relating to the Merger;
•	the ability to maintain the listing of our securities on Nasdaq;
•	the price of our securities has been and may continue to be volatile;

•	unexpected costs or expenses;
•	future issuances, sales or resales of our Class A Ordinary Shares;
•	the grant and future exercise of registration rights;
•	an active public trading market for our Class A Ordinary Shares may not develop or be sustained; and
•	the other matters described in the section titled “Risk Factors.”
We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.
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SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.
Business Summary
Company Overview
Pagaya makes life-changing financial products and services available to more people.
We have built, and are continuing to scale, a leading artificial intelligence (“AI”) and data network for the benefit of financial services and other service providers, their customers, and investors. Services providers integrated in our network, which we refer to as our “Partners,” range from high-growth financial technology companies to incumbent banks and financial institutions, auto finance providers and residential real estate service providers. Partners benefit from our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles1.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of credit worthiness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and data network.
At our core, we are a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results across the ecosystem. We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and investors. First, by utilizing our network, Partners receive direct benefits from our network by approving a greater share of customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit level customer acquisition costs. Partners realize these benefits without taking on incremental risk or requiring incremental funding. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, investors benefit through gaining exposure to the returns of these assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.
Pagaya was founded in 2016 and is organized under the laws of the State of Israel. The mailing address of Pagaya’s principal executive office is Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv, 6701203, Israel and its phone number is +972 (3) 715 0920.
Business Combination
On June 22, 2022 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of September 15, 2021 (the “Merger Agreement”), by and among EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), Pagaya and Rigel Merger Sub (“Merger Sub”), a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya.
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Financing Vehicles refers to (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles.

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:
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(i) immediately prior to the effective time of the Merger (the “Effective Time”), each Pagaya Preferred Share was converted into Pagaya Ordinary Shares in accordance with Pagaya’s organizational documents, (ii) immediately following the conversion of the outstanding Pagaya Preferred Shares into Pagaya Ordinary Shares in accordance with the Merger Agreement (the “Preferred Share Conversion”) but prior to the Effective Time, Pagaya adopted Articles of Association (the “Pagaya Articles”), (iii) immediately following such adoption but prior to the Effective Time, Pagaya effected a share split, with the three founders of Pagaya (including any trusts the beneficiary of which is a founder of Pagaya and to the extent that a founder of Pagaya has the right to vote the shares held by such trust) (the “Founders”) each receiving Class B Ordinary Shares, which carry voting rights in the form of 10 votes per share of Pagaya, and the other shareholders of Pagaya receiving Class A Ordinary Shares, which are economically equivalent to the Class B Ordinary Shares and carry voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents (the “Share Split”);

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at the Effective Time, Merger Sub merged with and into EJFA, with EJFA continuing as the surviving company after the Merger (the “Surviving Company”), and, as a result of the Merger, the Surviving Company became a direct, wholly-owned subsidiary of Pagaya; and

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at the Effective Time, (i) each EJFA Class B Ordinary Share issued and outstanding immediately prior to the Effective Time other than all shares of EJFA held by EJFA, Merger Sub or Pagaya or any of its subsidiaries at that time, was no longer outstanding and was converted into the right of the holder thereof to receive one Class A Ordinary Share after giving effect to the reclassification of each Pagaya Ordinary Share as set forth in the Merger Agreement (the “Reclassification”), the Preferred Share Conversion and the Stock Split (together, the “Capital Restructuring”), (ii) each EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time other than all shares of EJFA held by EJFA, Merger Sub or Pagaya or any of its subsidiaries at that time was no longer outstanding and was converted into the right of the holder thereof to receive one Class A Ordinary Share after giving effect to the Capital Restructuring, and (iii) each issued and outstanding EJFA Warrant was automatically and irrevocably assumed by Pagaya and converted into a Pagaya Warrant.

On the Closing Date, immediately following the Merger, the Surviving Company merged with and into Rigel Merger Sub II, Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya (“Merger Sub II’’) (the “Second Merger”), with Merger Sub II continuing as the surviving company after the Second Merger.
On September 15, 2021, concurrently with the execution of the Merger Agreement, Pagaya and the EJF Investor entered into the EJF Subscription Agreement, and Pagaya subsequently entered into subscription agreements with certain other investors (the “Subscription Agreements”). Pursuant to the Subscription Agreements, the investors agreed to purchase, and Pagaya agreed to sell to the investors, an aggregate of 35 million Class A Ordinary Shares, at a purchase price of $10.00 per share and an aggregate purchase price of $350 million, on the terms and subject to the conditions set forth in the Subscription Agreements (the “PIPE Investment”). The Subscription Agreements contained customary representations and warranties of Pagaya, on the one hand, and the investors, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The PIPE Investment closed immediately prior to the Effective Time.
In addition, the Additional Sellers may sell a substantial number of our securities pursuant to the Additional Prospectus. The Class A Ordinary Shares being offered for resale in the Additional Prospectus exceed the number of Class A Ordinary Shares constituting our public float, and represent approximately 275% of our public float and approximately 75% of outstanding Class A Ordinary Shares (after giving effect to the issuance of Class A Ordinary Shares upon exercise of the public warrants and private placement warrants and the conversion of Class B ordinary shares into Class A Ordinary Shares) as of October 18, 2022, and, subject to the contractual lock-ups described in the Pagaya Articles, may be sold in the public market at any time, so long as the registration statement of which the Additional Prospectus forms a part remains effective and the Additional Prospectus remains usable. The sale of the Resale Securities together with the sale of the securities held by the Additional Sellers, or the perception that these sales could occur, could depress the market price of our securities.
The Committed Equity Financing
On August 17, 2022, we entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II. Pursuant to the Purchase Agreement, we have the right to sell to B. Riley Principal Capital II up to $300,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Class A Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by B. Riley Principal Capital II of up to 40,139,607 Class A Ordinary Shares, including (i) up to 40,000,000 Class A Ordinary Shares that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital II, from time to time from and after the Commencement Date (defined below) under the Purchase Agreement, and (ii) 139,607 Class A Ordinary Shares that we issued and may issue to B. Riley Principal Capital II if certain conditions are met pursuant to the Purchase Agreement (the “Commitment Shares”) in consideration for its commitment to purchase our Class A Ordinary Shares that we may, in our sole discretion, direct it to make from time to time after the date of this prospectus pursuant to the Purchase Agreement, of which 46,536 Commitment Shares were issued to B. Riley Principal Capital II on August 17, 2022 (the “Initial Commitment Shares”) and 93,071 Commitment Shares may be issued to the B. Riley Principal Capital II if certain conditions are met pursuant to the Purchase Agreement (the “Additional Commitment Shares”).
Upon the initial satisfaction of the conditions to B. Riley Principal Capital II’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the registration statement that includes this prospectus be declared effective by the SEC, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the date the Commencement occurs (the “Commencement Date”), to direct B. Riley Principal Capital II to purchase a specified number of our Class A Ordinary Shares (each, a “Purchase”), not to exceed the lesser of (such lesser number of shares, the “Purchase Maximum Amount”): (i) 10,000,000 of our Class A Ordinary Shares and (ii) 20.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Purchase Valuation Period (as defined below) for such Purchase (such specified number of shares to be purchased by the Selling Securityholder in such Purchase, adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement, the “Purchase Share Amount”), by timely delivering written notice to B. Riley Principal Capital II (each, a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Class A Ordinary Shares on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the Purchase Agreement (such price, as may be adjusted from time to time in accordance with the Purchase Agreement, the “Threshold Price”), and (b) all of our Class A Ordinary Shares subject to all prior purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II.
The per share purchase price that B. Riley Principal Capital II is required to pay for our Class A Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Class A Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Purchase (the “Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for such Purchase by (b) 0.20, and (iii) to the extent that the Company elects in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold (as defined below), such time that the trading price of our Class A Ordinary Shares on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Purchase specified by us in the Purchase Notice for such Purchase, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Purchase (the “Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period.

In the event that we elect in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, are excluded: (x) the opening or first purchase of the Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase and (y) the last or closing sale of the Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase.
In the event that we do not elect in the applicable Purchase Notice that the Purchase Valuation Period will also be determined by the Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period and the VWAP for a Purchase Valuation Period will exclude the following transactions. To the extent they occur during such Purchase Valuation Period: (x) the opening or first purchase of the Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of the Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of the Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase.
In addition to the regular Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day, including the same Purchase Date on which a regular Purchase is effected (if any, although we are not required to effect an earlier regular Purchase on such trading day), a specified number of our Class A Ordinary Shares (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 10,000,000 of our Class A Ordinary Shares and (ii) 20.0% of the total aggregate volume of our Class A Ordinary Shares traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in the same manner as for a regular Purchase) for such Intraday Purchase (such specified number of shares, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount, the “Intraday Purchase Share Amount”), by the delivery to B. Riley Principal Capital II of an irrevocable written purchase notice, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases by B. Riley Principal Capital II under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II.
The per share purchase price for our Class A Ordinary Shares that we elect to sell to B. Riley Principal Capital II in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase (including the same fixed percentage discounts to the applicable VWAP as in the case of a regular Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.
There is no upper limit on the price per share that B. Riley Principal Capital II could be obligated to pay for our Class A Ordinary Shares we may elect to sell to it in any Purchase or any Intraday Purchase under the Purchase Agreement. In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of our Class A Ordinary Shares to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

From and after Commencement, we will control the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II. Actual sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Ordinary Shares and determinations by us as to the appropriate sources of funding for our business and operations.
We may not issue or sell any share of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning more than 4.99% of the outstanding Class A Ordinary Shares (the “Beneficial Ownership Limitation”).
The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Class A Ordinary Shares or any securities exercisable, exchangeable or convertible into our Class A Ordinary Shares at a future determined price. See “Plan of Distribution (Conflict of Interest)” for more information regarding Variable Rate Transactions.
B. Riley Principal Capital II has agreed that none of B. Riley Principal Capital II, its sole member or any entity managed or controlled by B. Riley Principal Capital II or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of our Class A Ordinary Shares or hedging transaction that establishes a net short position in our Class A Ordinary Shares during the term of the Purchase Agreement.
The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 24-month anniversary of the Commencement Date, (ii) the date on which the Selling Securityholder shall have purchased from us under the Purchase Agreement our Class A Ordinary Shares for an aggregate gross purchase price of $300,000,000, (iii) the date on which our Class A Ordinary Shares shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.
We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon two trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.
As consideration for B. Riley Principal Capital II’s commitment to purchase our Class A Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 46,536 Initial Commitment Shares to B. Riley Principal Capital II. In addition, (i) upon our receipt of total aggregate gross cash proceeds equal to $100,000,000 from B. Riley Principal Capital II under the Purchase Agreement (if any), we will issue 46,536 additional Class A Ordinary Shares to B. Riley Principal

Capital II as Additional Commitment Shares, and (ii) upon our receipt of total aggregate gross cash proceeds equal to $200,000,000 from B. Riley Principal Capital II under the Purchase Agreement (if any), we will issue an additional 46,535 Class A Ordinary Shares to B. Riley Principal Capital II as Additional Commitment Shares, totaling 93,071 Additional Commitment Shares (in addition to the 46,536 Initial Commitment Shares we issued to the Selling Securityholder upon execution of the Purchase Agreement). Furthermore, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.
We do not know what the purchase price for our Class A Ordinary Shares will be and therefore cannot be certain as to the number of shares we might issue to B. Riley Principal Capital II under the Purchase Agreement after the Commencement Date. As of October 18, 2022, there were 681,071,135 Pagaya Ordinary Shares outstanding, including 506,136,743 Class A Ordinary Shares, of which 245,822,773 shares were held by non-affiliates of our company. The Purchase Agreement provides that we may sell up to a maximum of 40,139,607 Class A Ordinary Shares for an aggregate $300,000,000, which Class A Ordinary Shares are being registered under the Securities Act for resale by the Selling Securityholder under this prospectus and represent (i) the 46,536 Initial Commitment Shares that we issued to B. Riley Principal Capital II upon execution of the Purchase Agreement on August 17, 2022, (ii) up to 93,071 Additional Commitment Shares that we may issue to B. Riley Principal Capital II pursuant to the Purchase Agreement if certain conditions are met, and (iii) up to 40,000,000 of our Class A Ordinary Shares that may be issued to B. Riley Principal Capital II from and after the Commencement Date, if and when we elect to sell shares to B. Riley Principal Capital II under the Purchase Agreement. If all of the shares offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 7% of outstanding Class A Ordinary Shares, approximately 6% of outstanding Pagaya Ordinary Shares, and approximately 14% of our public float, as of October 18, 2022.
The number of our Class A Ordinary Shares ultimately offered for resale by B. Riley Principal Capital II through this prospectus is dependent upon the number of Class A Ordinary Shares, if any, we elect to sell to B. Riley Principal Capital II under the Purchase Agreement from and after the Commencement Date. The issuance of our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Class A Ordinary Shares that our existing shareholders own will not decrease, the Class A Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Class A Ordinary Shares after any such issuance.
Credit Facility
On September 2, 2022, we entered into that certain Senior Secured Revolving Credit Agreement (the “Credit Agreement”) by and among Pagaya, as the borrower, the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent and collateral agent, which provides for a 3-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an initial principal amount of $167.5 million, which includes a sub-limit for letters of credit in an initial aggregate principal amount of $50.0 million, of which up to the U.S. dollar equivalent of $20.0 million may be issued in new Israeli shekels.
In connection with entering into the Credit Agreement, the Company repaid and replaced all outstanding obligations with respect to, and terminated the commitments under, that certain Credit Agreement, dated as of December 23, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 15, 2022, the “2021 Credit Agreement”), among the Company, as the borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
Proceeds of borrowings under the Revolving Credit Facility may be used to finance the Company’s ongoing working capital needs, permitted acquisitions or for general corporate purposes of the Company and its subsidiaries. As of the date of this filing, no borrowings have been made under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, (i) a base rate (determined based on the prime rate and subject to a 1.00% floor) plus a margin of 1.75% and (ii) an adjusted term Secured Overnight Financing Rate (subject to a 0.00% floor) plus a margin of 2.75%. A commitment fee accrues on any unused portion of the commitments under the Revolving Credit Facility at a rate per annum of 0.25% and is payable quarterly in arrears. The Company may voluntarily prepay borrowings under the Revolving Credit Facility at any time and from time to time without premium or penalty, subject only to the payment of customary “breakage” costs. No amortization payments are required to be made in respect of borrowings under the Revolving Credit Facility.
The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s material, wholly-owned subsidiaries (collectively, the “Guarantors”) and are secured by a first priority lien on substantially all assets of the Company and the Guarantors, subject to certain customary exceptions.
The Credit Agreement contains customary negative covenants, which include, among other things, limitations on the ability of the Company and its consolidated subsidiaries to incur indebtedness, grant liens, engage in certain fundamental changes, make certain dispositions and investments, enter into sale and leaseback transactions and make restricted payments and other distributions. The Credit Agreement contains the following financial maintenance covenants, which will be tested on the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2022: (i) a minimum Consolidated Adjusted Quick Ratio (as defined in the Credit Agreement) of 1.25:1.00 and (ii) Consolidated Total Revenue (as defined in the Credit Agreement) not less than the amounts set forth in the Credit Agreement. The Credit Agreement also includes affirmative covenants customary for a credit facility of its type, including customary reporting covenants.
The Credit Agreement includes events of default related to, among other things, failure to pay amounts due under the Credit Agreement, breaches of representations, warranties or covenants, defaults under other material indebtedness, certain events of bankruptcy or insolvency, material judgment defaults and change of control, in each case, subject to customary cure periods where appropriate.
The foregoing descriptions of the 2021 Credit Agreement, including Amendment No. 1, are qualified in their entirety by reference to the full and complete terms thereof, which are incorporated herein by reference to Exhibit 10.15 and Exhibit 10.16, respectively, of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022. The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference to the full and complete terms thereof, which are incorporated herein by reference to Exhibit 10.4 of the registration statement on Form F-1 of which this prospectus forms a part.
Emerging Growth Company Status
We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Recent Developments — Results of Operations and Financial Condition — Third Quarter of 2022
On November 10, 2022, we released our results of operations and financial condition for the three and nine months ended September 30, 2022.

Unaudited Consolidated Statements of Operations for Three and Nine Months Ended September 30, 2022 and 2021
(In thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Revenue from fees	$185,614	$128,149	$507,241	$301,604
Other Income
Interest income	13,666	8,455	43,127	18,256
Investment income (loss)	4,675	(14)	5,670	(2)
Total Revenue and Other Income	203,955	136,590	556,038	319,858
Costs and Operating Expenses
Production costs	129,115	81,731	326,375	181,505
Research and development(1)	38,643	11,932	127,379	51,344
Sales and marketing(1)	26,579	9,161	90,229	37,564
General and administrative(1)	73,790	18,961	236,863	53,068
Total Costs and Operating Expenses	268,127	121,785	780,846	323,481
Operating Income (Loss)	(64,172)	14,805	(224,808)	(3,623)
Other income (loss), net(2)	3,233	(32,768)	9,846	(51,539)
Income (Loss) Before Income Taxes	(60,939)	(17,963)	(214,962)	(55,162)
Income tax expense(2)	6,065	3,624	25,604	11,417
Net Loss	(67,004)	(21,587)	(240,566)	(66,579)
Less: Net income attributable to noncontrolling interests	7,785	6,570	27,757	14,116
Net Loss Attributable to Pagaya Technologies Ltd.	$(74,789)	$(28,157)	$(268,323)	$(80,695)
Per share data:
Net loss attributable to Pagaya Technologies Ltd.	$(74,789)	$(28,157)	$(268,323)	$(80,695)
Less: Undistributed earnings allocated to participated securities	—	(3,153)	(12,205)	(13,494)
Less: Deemed dividend distribution	—	—	—	(23,612)
Net loss attributed to Pagaya Technologies Ltd.	$(74,789)	$(31,310)	$(280,528)	$(117,801)
Net loss per share attributable to Pagaya Technologies Ltd.:
Basic and Diluted(3)	$(0.11)	$(0.16)	$(0.73)	$(0.61)
Non-GAAP adjusted net income (loss)(4)	$(14,440)	$11,283	$(28,981)	$36,879
Non-GAAP adjusted net income per share:
Basic(3)	$(0.02)	$0.06	$(0.08)	$0.19
Diluted(3)	$(0.02)	$0.03	$(0.08)	$0.11
Weighted average shares outstanding:
Basic(3)	679,431,901	196,023,981	381,831,895	194,490,947
Diluted(3)	964,179,889	439,122,774	666,968,467	345,551,431
(1)	The following table sets forth share-based compensation for the periods indicated below:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Research and development	$16,208	$1,168	$76,451	$26,242
Sales and marketing	15,645	631	54,534	17,410
General and administrative	28,449	2,058	92,022	19,322
Total share-based compensation in operating expenses	$60,302	$3,857	$223,007	$62,974
(2)
Amounts for the nine months ended September 30, 2022 include certain adjustments for the second quarter of 2022 relating to deferred tax assets and warrant liability, which were not originally recorded as of and for the three and six months ended June 30, 2022.

(3)	Prior period amounts have been retroactively adjusted to reflect the 1:186.9 stock split effected on June 22, 2022.
(4)	See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of this and adjusted EBITDA, another non-GAAP measure.

Consolidated Statements of Financial Position as of September 30, 2022 and December 31, 2021
(In thousands)
	September 30,	December 31,
	2022	2021
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$327,896	$190,778
Restricted cash	34,161	7,000
Short-term deposits	—	5,020
Fees and other receivables	52,122	32,332
Investments in loans and securities	2,446	5,142
Prepaid expenses and other current assets	22,512	6,263
Total current assets	439,137	246,535
Restricted cash	4,762	6,797
Fees and other receivables	31,250	19,208
Investments in loans and securities	442,840	277,582
Equity method and other investments	25,807	14,841
Right-of-use asset	66,366	—
Property and equipment, net	28,202	7,648
Deferred tax assets, net	8,501	5,681
Deferred offering costs	—	11,966
Prepaid expenses and other assets	2,706	—
Total non-current assets	610,434	343,723
Total Assets	$1,049,571	$590,258
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,483	$11,580
Accrued expenses and other liabilities	40,343	17,093
Operating lease liability - current	8,983	—
Secured borrowing - current	26,251	—
Income taxes payable - current	10,924	—
Total current liabilities	88,984	28,673
Non-current liabilities:
Warrant liability	3,080	27,469
Secured borrowing - non-current	87,503	37,905
Operating lease liability - non-current	53,501	—
Income taxes payable - non-current	22,773	11,812
Total non-current liabilities	166,857	77,186
Total liabilities	255,841	105,859
Redeemable convertible preferred shares	—	307,047
Shareholders’ equity:
Additional paid-in capital	947,381	113,170
Accumulated deficit	(380,201)	(111,878)
Total Pagaya Technologies Ltd. Shareholders’ Equity	567,180	1,292
Noncontrolling interests	226,550	176,060
Total Shareholders’ Equity	793,730	177,352
Total Liabilities and Shareholders’ Equity	$1,049,571	$590,258

Unaudited Consolidated Statements of Cash Flows for Nine Months Ended September 30, 2022 and 2021
(In thousands)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(240,566)	$(66,579)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity method income (loss)	(5,670)	2
Depreciation and amortization	4,077	489
Share-based compensation	223,007	62,974
Fair value adjustment to warrant liability	(9,408)	51,477
Issuance of ordinary shares related to commitment shares	1,000	—
Loss from investment in loans and securities	10,706	—
Change in operating assets and liabilities:
Fees and other receivables	(31,832)	(16,929)
Deferred tax assets, net	(2,820)	(2,979)
Prepaid expenses and other assets	(18,530)	(17,221)
Right-of-use asset	2,322	—
Accounts payable	(9,097)	4,242
Accrued expenses and other liabilities	23,250	8,265
Operating lease liability	(6,204)	—
Income tax payable	21,885	14,059
Net cash (used in) provided by operating activities	(37,880)	37,800
Cash flows from investing activities
Proceeds from the sale/maturity/prepayment of:
Investments in loans and securities	88,538	27,935
Short-term deposits	5,020	—
Equity method and other investments	453	925
Payments for the purchase of:
Investments in loans and securities	(261,806)	(142,146)
Property and equipment	(18,266)	(1,517)
Equity method and other investments	(5,749)	(22,991)
Short-term deposits	—	(51,446)
Net cash used in investing activities	(191,810)	(189,240)
Cash flows from financing activities
Proceeds from sale of ordinary shares in connection with the Business Combination and PIPE Investment, net of issuance costs	291,872	—
Proceeds from issuance of redeemable convertible preferred shares, net	—	172,645
Proceeds from issuance of ordinary share warrants, net	—	20,807
Proceeds from secured borrowing	94,094	—
Proceeds received from noncontrolling interests	92,988	129,970
Proceeds from revolving credit facility	26,000	—
Proceeds from exercise of stock options	1,480	171
Distribution made to noncontrolling interests	(70,255)	(54,457)
Distribution made to revolving credit facility	(26,000)	—
Distribution made to secured borrowing	(18,245)	—
Payment for deferred offering costs	—	(4,278)
Net cash provided by financing activities	391,934	264,858
Net increase in cash, cash equivalents and restricted cash	162,244	113,418
Cash, cash equivalents and restricted cash, beginning of period	204,575	5,880
Cash, cash equivalents and restricted cash, end of period	$366,819	$119,298

	Nine Months Ended September 30,
	2022	2021
Reconciliation of cash, cash equivalents, and restricted cash within the condensed consolidated statements of financial position to the amounts shown in the statements of cash flow above:
Cash and cash equivalents	$327,896	$101,236
Restricted cash - current	34,161	12,000
Restricted cash - non-current	4,762	6,062
Total cash, cash equivalents, and restricted cash	$366,819	$119,298
Key Operating Metrics
We collect and analyze operating and financial data of our business to assess our performance, formulate financial projections and make strategic decisions. In addition to total revenues, net, operating income (loss), other measures under the U.S. generally accepted accounting principles (“GAAP”), and certain non-GAAP financial measures (see discussion and reconciliation herein titled “Reconciliation of Non-GAAP Financial Measures.” The following table sets forth a key operating metric we use to evaluate our business.
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
	(in millions, except percentages)
Network Volume(1)	$1,924	$1,522	26%	$5,521	$3,283	68%
(1)	Prior period amounts have been updated to conform to current period.
Network Volume
We believe the Network Volume metric to be a good proxy for our overall scale and reach, as we generate revenue primarily on the basis of Network Volume. Network Volume is driven by our relationships with our Partners, and we believe that this has benefited from continuous improvements to our AI technology, enabling our technology to more effectively identify assets for acquisition by the Financing Vehicles, thereby providing additional investment opportunities to investors. Network Volume is comprised of assets across several asset classes, including personal loans, auto loans, residential real estate, credit card receivables and point of sale receivables.
Results of Operations
Comparison of Three Months Ended September 30, 2022 and 2021
Total Revenue and Other Income
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Revenue from fees	$185,614	$128,149	$57,465	45%
Interest income	13,666	8,455	5,211	62%
Investment income (loss)	4,675	(14)	4,689	NM
Total Revenue and Other Income	$203,955	$136,590	$67,365	49%
NM - Not meaningful for comparison.
Total revenue and other income, increased by $67.4 million, or 49%, to $204.0 million for the three months ended September 30, 2022 from $136.6 million for the three months ended September 30, 2021. The increase was primarily driven by an increase in revenue from fees, which in turn is primarily related to the increase in Network Volume.

Revenue from fees increased by $57.5 million, or 45%, to $185.6 million for the three months ended September 30, 2022 from $128.1 million for the three months ended September 30, 2021. The increase is directly correlated with the growth in Network Volume, which increased by 26% from $1.5 billion for the three months ended September 30, 2021 to $1.9 billion for the three months ended September 30, 2022. Network Volume is a function of supply from existing and new Partners, as well as market demand for the originated assets. Market demand for the originated assets, as represented by assets held by Financing Vehicles, grew 28% to $5.0 billion as of September 30, 2022, from $3.9 billion as of September 30, 2021.
Interest income increased by $5.2 million, or 62%, to $13.7 million for the three months ended September 30, 2022 from $8.5 million for the three months ended September 30, 2021. The increase in interest income is directly related to our risk retention holdings held in the Company’s consolidated variable interest entities (“VIEs”) as well as certain risk retention holdings held directly by the Company’s consolidated subsidiaries.
Investment income increased by $4.7 million to $4.7 million for the three months ended September 30, 2022 from a loss of $0.0 million for the three months ended September 30, 2021. Investment income during the three months ended September 30, 2022 primarily relates to the returns from certain proprietary investments which did not exist during the three months ended September 30, 2021.
Costs and Operating Expenses
	Three Months Ended September 30,
	2022	2021
	(in thousands)
Production costs	$129,115	$81,731
Research and development	38,643	11,932
Sales and marketing	26,579	9,161
General and administrative	73,790	18,961
Total Costs and Operating Expenses	$268,127	$121,785
Production Costs
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Production costs	$129,115	$81,731	$47,384	58%
Production costs increased by $47.4 million, or 58%, to $129.1 million for the three months ended September 30, 2022 from $81.7 million for the three months ended September 30, 2021. This increase was primarily due to increases in Network Volume and the composition of the asset classes that make up our Network Volume.
Research and Development
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Research and development	$38,643	$11,932	$26,711	224%
Research and development costs increased by $26.7 million, or 224%, to $38.6 million for the three months ended September 30, 2022 from $11.9 million for the three months ended September 30, 2021. This increase was primarily due to a $21.7 million increase in personnel-related expenses, including a $15.0 million increase in share-based compensation expenses net of amounts capitalized, due to the growth in employees, and a $4.5 million increase in overhead allocation and other miscellaneous costs. Headcount in research and development increased by 58% between September 30, 2021 and September 30, 2022.

Sales and Marketing
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$26,579	$9,161	$17,418	190%
Sales and marketing costs increased by $17.4 million, or 190%, to $26.6 million for the three months ended September 30, 2022 from $9.2 million for the three months ended September 30, 2021. This increase was primarily due to a $16.2 million increase in personnel-related expenses, including a $15.0 million increase in share-based compensation expenses, due to the growth in employees, and a $1.2 million increase in overhead allocation and other miscellaneous costs. Headcount in sales and marketing increased by 26% between September 30, 2021 and September 30, 2022.
General and Administrative
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
General and administrative	$73,790	$18,961	$54,829	289%
General and administrative costs increased by $54.8 million, or 289%, to $73.8 million for the three months ended September 30, 2022 from $19.0 million for the three months ended September 30, 2021. This increase was primarily due to a $33.7 million increase in personnel-related expenses, including a $26.4 million increase in share-based compensation expenses, due to the growth in employees, a $9.8 million increase in expenses related to the public company readiness, legal and other business-related professional services, and a $9.8 million increase in miscellaneous costs, including a $4.6 million increase in overhead allocations. Headcount in general and administrative increased by 113% between September 30, 2021 and September 30, 2022.
Other Income (Loss), net
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Other income (loss), net	$3,233$	(32,768)	$36,001	110%
Other income (loss) swung from a loss of $32.8 million for the three months ended September 30, 2021 to income of $3.2 million for the three months ended September 30, 2022. The change of $36.0 million was primarily due to a $35.5 million favorable impact from the changes in fair value remeasurement of warrants.
Income Tax Expense
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Income tax expense	$6,065	$3,624	$2,441	NM
Income tax expense increased by $2.4 million to $6.1 million for the three months ended September 30, 2022 from $3.6 million for the three months ended September 30, 2021. The increase was primarily driven by the establishment of a valuation allowance to offset certain deferred tax assets at September 30, 2022, partially offset by higher pre-tax loss.

Net Income Attributable to Noncontrolling Interests
	Three Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Net income attributable to noncontrolling interests	$7,785	$6,570	$1,215	18%
Net Income attributable to noncontrolling interests increased by $1.2 million, or 18%, to $7.8 million for the three months ended September 30, 2022 from $6.6 million for the three months ended September 30, 2021. The increase was driven by the net income generated from our consolidated VIEs associated with our risk retention holdings. This amount represents the net income of the consolidated VIEs to which we have no economic right and primarily relates to interest income earned on risk retention holdings.
Comparison of Nine Months Ended September 30, 2022 and 2021
Total Revenue and Other Income
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Revenue from fees	$507,241	$301,604	$205,637	68%
Interest income	43,127	18,256	24,871	136%
Investment income (loss)	5,670	(2)	5,672	NM
Total Revenue and Other Income	$556,038	$319,858	$236,180	74%
Total revenue and other income, increased by $236.2 million, or 74%, to $556.0 million for the nine months ended September 30, 2022 from $319.9 million for the nine months ended September 30, 2021. The increase was primarily driven by an increase in revenue from fees, which in turn is primarily related to the increase in Network Volume.
Revenue from fees increased by $205.6 million, or 68%, to $507.2 million for the nine months ended September 30, 2022 from $301.6 million for the nine months ended September 30, 2021. The increase is directly correlated with the growth in Network Volume, which increased by 68% from $3.3 billion for the nine months ended September 30, 2021 to $5.5 billion for the nine months ended September 30, 2022. Network Volume is a function of supply from existing and new Partners, as well as market demand for the originated assets. Market demand for the originated assets, as represented by assets held by Financing Vehicles, grew 28% to $5.0 billion as of September 30, 2022, from $3.9 billion as of September 30, 2021.
Interest income increased by $24.9 million, or 136%, to $43.1 million for the nine months ended September 30, 2022 from $18.3 million for the nine months ended September 30, 2021. The increase in Interest income is directly related to our risk retention holdings held in the Company’s consolidated VIEs as well as certain risk retention holdings held directly by the Company’s consolidated subsidiaries.
Investment income increased by $5.7 million to $5.7 million for the nine months ended September 30, 2022 from $0.0 million for nine months ended September 30, 2021. Investment income during the nine months ended September 30, 2022 primarily relates to the returns from certain proprietary investments which did not exist during the nine months ended September 30, 2021.
Costs and Operating Expenses
	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Production costs	$326,375	$181,505
Research and development	127,379	51,344

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Sales and marketing	90,229	37,564
General and administrative	236,863	53,068
Total Costs and Operating Expenses	$780,846	$323,481
Production Costs
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Production costs	$326,375	$181,505	$144,870	80%
Production costs increased by $144.9 million, or 80%, to $326.4 million for the nine months ended September 30, 2022 from $181.5 million for the nine months ended September 30, 2021. This increase was primarily due to increases in Network Volume and the composition of the asset classes that make up our Network Volume.
Research and Development
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Research and development	$127,379	$51,344	$76,035	148%
Research and development costs increased by $76.0 million, or 148%, to $127.4 million for the nine months ended September 30, 2022 from $51.3 million for the nine months ended September 30, 2021. This increase was primarily due to a $63.1 million increase in personnel-related expenses, including a $50.2 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the nine months ended September 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the business combination with EJF Acquisition Corp. (the “Business Combination”), a $6.1 million increase in professional services, a $4.0 million increase in overhead allocation and other miscellaneous costs, and a $2.9 million increase in server costs. Headcount in research and development increased by 58% between September 30, 2021 and September 30, 2022.
Sales and Marketing
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$90,229	$37,564	$52,665	140%
Sales and marketing costs increased by $52.7 million, or 140%, to $90.2 million for the nine months ended September 30, 2022 from $37.6 million for the nine months ended September 30, 2021. This increase was primarily due to a $48.1 million increase in personnel-related expenses, including a $37.1 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the nine months ended September 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Business Combination, and a $3.4 million increase in overhead allocation and other miscellaneous costs. Headcount in sales and marketing increased by 26% between September 30, 2021 and September 30, 2022.

General and Administrative
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
General and administrative	$236,863	$53,068	$183,795	346%
General and administrative costs increased by $183.8 million, or 346%, to $236.9 million for the nine months ended September 30, 2022 from $53.1 million for the nine months ended September 30, 2021. This increase was primarily due to a $101.9 million increase in personnel-related expenses, including a $72.7 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the nine months ended September 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Business Combination, a $49.4 million increase in expenses related to the public company readiness, legal and other business-related professional services, a $28.5 million increase in miscellaneous costs, including overhead allocations, and a $3.9 million increase in computer maintenance and communications expenses. Headcount in general and administrative increased by 113% between September 30, 2021 and September 30, 2022.
Other Income (Loss), net
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Other income (loss), net	$9,846	$(51,539)	$61,385	119%
Other income (loss), net increased by $61.4 million to an income of $9.8 million for the nine months ended September 30, 2022 from a loss of $51.5 million for the nine months ended September 30, 2021. The increase was primarily due to a $60.9 million favorable impact from the changes in fair value remeasurement of warrants.
Income Tax Expense (Benefit)
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Income tax expense (benefit)	$25,604	$11,417	$14,187	124%
Income tax expense increased by $14.2 million, or 124%, to $25.6 million for the nine months ended September 30, 2022 from $11.4 million for the nine months ended September 30, 2021. The increase was primarily driven by the establishment of a valuation allowance to offset certain deferred tax assets at September 30, 2022, partially offset by higher pre-tax loss.
Net Income Attributable to Noncontrolling Interests
	Nine Months Ended September 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Net income attributable to noncontrolling interests	$27,757	$14,116	$13,641	97%
Net Income attributable to noncontrolling interests increased by $13.6 million, or 97%, to $27.8 million for the nine months ended September 30, 2022 from $14.1 million for the nine months ended September 30, 2021. The increase was driven by the net income generated from our consolidated VIEs associated with our risk retention holdings. This amount represents the net income of the consolidated VIEs to which we have no economic right and primarily relates to interest income earned on risk retention holdings.

Reconciliation of Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use the non-GAAP financial measures Adjusted Net Income (Loss) and Adjusted EBITDA to provide investors with additional information about our financial performance and to enhance the overall understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our business. We are presenting these non-GAAP financial measures because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with the performance of other companies.
However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our consolidated financial statements prepared and presented in accordance with GAAP.
To address these limitations, we provide a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to net income (loss) attributable to Pagaya’s shareholders. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with their respective related GAAP financial measures.
Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) and Adjusted EBITDA for the three and nine months ended September 30, 2022 and 2021 are summarized below (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted Net Income (Loss)	$(14,440)	$11,283	$(28,981)	$36,879
Adjusted EBITDA	$(5,203)	$15,114	$4,120	$48,785
Adjusted Net Income (Loss) is defined as net income (loss) attributable to Pagaya’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, and non-recurring expenses associated with the Business Combination. Adjusted EBITDA is defined as net income (loss) attributable to Pagaya’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, non-recurring expenses associated with the Business Combination, interest expense, depreciation expense, and provision for income taxes.
These items are excluded from our Adjusted Net Income (Loss) and Adjusted EBITDA measures because they are noncash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful.
We believe Adjusted Net Income (Loss) and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Net Income (Loss) and Adjusted EBITDA because these are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP financial measures used by other companies.

The following table presents a reconciliation of net income (loss) attributable to Pagaya shareholders, the most directly comparable GAAP measure, to Adjusted Net Income (Loss) and Adjusted EBITDA (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Loss Attributable to Pagaya Technologies Ltd.	$(74,789)	$(28,157)	$(268,323)	$(80,695)
Adjusted to exclude the following:
Share-based compensation	60,302	3,857	223,007	62,974
Fair value adjustment to warrant liability	(3,000)	32,460	(9,408)	51,477
Non-recurring expenses	3,047	3,123	25,743	3,123
Adjusted Net Income (Loss)	(14,440)	11,283	(28,981)	36,879
Adjusted to exclude the following:
Interest expenses	243	—	3,420	—
Income tax expense	6,065	3,624	25,604	11,417
Depreciation and amortization	2,929	207	4,077	489
Adjusted EBITDA	$(5,203)	$15,114	$4,120	$48,785
Liquidity and Capital Resources
During the nine months ended September 30, 2022 and the year ended December 31, 2021, we incurred net losses attributable to shareholders of $268.3 million and $91.2 million, respectively. We had $380.2 million of accumulated deficit as of September 30, 2022 and $111.9 million of accumulated deficit as of December 31, 2021. Prior to the Business Combination and PIPE investment, we financed our operating and capital needs substantially through the private sales of equity securities.
As of September 30, 2022, the principal sources of liquidity were cash, cash equivalents and restricted cash of $366.8 million, including net proceeds from the PIPE investment. As of December 31, 2021, the principal sources of liquidity were cash and cash equivalents of $190.8 million and cash flow provided by financing activities. As of September 30, 2022, shareholders’ equity related to Pagaya was approximately $567.2 million. During the nine months ended September 30, 2022, we generated negative cash flows from operations. The primary use of operating cash flows during this period related to an increase in headcount and personnel-related costs across the business to support our growth expansion strategy.
Our primary requirements for liquidity and capital resources are to finance risk retention requirements, invest in research and development and to attract, recruit and retain a strong employee base. We intend to continue to make strategic investments to support our business plans.
For more information regarding our Liquidity and Capital Resources, see “Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources.”
Foreign Private Issuer Exemptions
We report as a “foreign private issuer” under SEC rules. Consequently, we are subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. As a result, we are not required to file our annual report on Form 20-F until 120 days after the end of each fiscal year and we will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by us in Israel or that is distributed or required to be distributed by us to our shareholders. Based on our foreign private issuer status, we will not be required to (i) file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act, (ii) comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information or (iii) comply with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, based on our foreign private issuer status, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pagaya Ordinary Shares.

Risk Factors
Our business and an investment in the Class A Ordinary Shares are subject to numerous risks and uncertainties, including those highlighted in the section of this prospectus entitled “Risk Factors.” Some of those risks include:
•	It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to B. Riley Principal Capital II, or the actual gross proceeds resulting from those sales.
•
The sale and issuance of our Class A Ordinary Shares to B. Riley Principal Capital II will cause dilution to our existing shareholders, and the sale of Class A Ordinary Shares acquired by B. Riley Principal Capital II, or the perception that such sales may occur, could cause the price of our Class A Ordinary Shares to fall.

•	Investors who buy shares at different times will likely pay different prices.
•
Our management team will have broad discretion over the use of the net proceeds from our sale of Class A Ordinary Shares to B. Riley Principal Capital II, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•
We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and it may be difficult to evaluate our future prospects.

•
Our revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time. In addition, the historical returns attributable to the Financing Vehicles should not be indicative of the future results of the Financing Vehicles and poor performance of the Financing Vehicles would cause a decline in our revenue, income and cash flow.

•	If we fail to effectively manage our growth, our business, financial condition, and results of operations could be adversely affected.
•
Our business and the performance of Financing Vehicles may be adversely affected by economic conditions and other factors that we cannot control. These factors include interest rates, rising inflation, supply chain disruptions, labor shortages, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war (including the ongoing Russia-Ukraine conflict), terrorism, catastrophes, and pandemics, including the COVID-19 pandemic.

•
We are heavily dependent on our AI technology. If we are unable to continue to improve our AI technology or if our AI technology does not operate as we expect, contains errors or is otherwise ineffective, we could improperly evaluate products, not be able to process the volume we have historically, and our growth prospects, business, financial condition and results of operations could be adversely affected.

•
We rely on our Partners to originate assets facilitated with the assistance of our AI technology. Currently, a limited number of Partners account for a substantial portion of the total number of financial products facilitated with the assistance of our AI technology and, ultimately, our revenue.

•	If we are unable to both retain existing Partners and attract and onboard new Partners, our business, financial condition and results of operations could be adversely affected.
•
Our ability to raise capital from asset investors is a vital component of the products we offer to Partners. If we are unable to raise capital from asset investors at competitive rates, it would materially reduce our revenue and cash flow and adversely affect our financial condition.

•	The fees paid to us by Financing Vehicles comprise a key portion of our revenues, and a reduction in these revenues could have an adverse effect on our results of operations.
•
If we are unable to develop and maintain a diverse and robust funding component of our network, our growth prospects, business, financial condition and results of operations could be adversely affected. In addition, certain Financing Vehicles have redemption features and a substantial withdrawal of capital by one or more asset investors may have an adverse effect on the Financing Vehicles’ performance.

•
Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate and insurance, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.
•	The industry in which we operate is highly competitive, and if we fail to compete effectively, we could experience price reductions, reduced margins or loss of revenues.
•
A significant portion of our current revenues are derived from Financing Vehicles that acquire consumer credit assets and related products, and as a result, we are particularly susceptible to fluctuations in consumer credit activity and the capital markets.

•
If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition, and results of operations could be adversely affected and we could face material legal, regulatory and financial exposure (including fines and other penalties).

•
We are subject to risks related to our dependency on our Founders, key personnel, employees and independent contractors, including highly-skilled technical experts, as well as attracting, retaining and developing human capital in a highly competitive market.

•
We may need to raise additional funds in the future that may be unavailable on acceptable terms, or at all. As a result, we may be unable to meet our future capital requirements, which could limit our ability to grow and jeopardize our ability to continue our business.

•	Our risk management policies and procedures, and those of our third-party vendors upon which we rely, may not be fully effective in identifying or mitigating risk exposure.
•	We may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.
•
Our proprietary AI technology relies in part on the use of our Partners’ borrower data and third-party data, and if we lose the ability to use such data, or if such data contains gaps or inaccuracies, our business could be adversely affected.

•
Cyberattacks and security breaches of our technology, or those impacting our users or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

•
The dual class structure of Pagaya Ordinary Shares has the effect of concentrating voting power with certain shareholders—in particular, our Founders—which will effectively eliminate your ability to influence the outcome of many important determinations and transactions, including a change in control.

•
Litigation, regulatory actions, consumer complaints and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses. If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, and our ability to conduct business could be materially adversely affected.

•	As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.
•
If obligations by one or more Partners that utilize our network were subject to successful challenge that the Partner was not the “true lender,” such obligations may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business, financial condition and results of operations.

•
If loans originated by our Partners were found to violate the laws of one or more states, whether at origination or after sale by our Partners, assets acquired, directly or indirectly, by Financing Vehicles may be unenforceable or otherwise impaired, we (or Financing Vehicles) may be subject to, among other things, fines and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.

•	Uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect our business, financial condition and operations.
•	Conditions in Israel and relations between Israel and other countries could adversely affect our business.
•	Our management team has limited experience managing a public company.
•
The unaudited pro forma financial information included in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our results.

•	The price of the Class A Ordinary Shares and the price of the public warrants have been and may continue to be volatile.
•
It is reasonable to conclude that a “short squeeze” due to a sudden increase in demand for our Class A Ordinary Shares that largely exceeds supply has led to, and may continue to lead to, extreme price volatility in our Class A Ordinary Shares.

•
The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares, and the sales of such securities, together with the sale of the Class A Ordinary Shares and Warrants being offered for resale in the Additional Prospectus, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline significantly.

•
Future resales of our securities, including the Resale Securities being offered pursuant to this prospectus, may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.

•
We may issue additional Class A Ordinary Shares from time to time, including under our equity incentive plans. Any such issuances would dilute the interest of our shareholders and likely present other risks.

•	An active public trading market for our Class A Ordinary Shares may not develop or be sustained to provide adequate liquidity.
•	We have incurred and will continue to incur significant, non-recurring transition costs in connection with and following the Merger.

THE OFFERING
Class A Ordinary Shares offered by the Selling Securityholder
Up to 40,139,607 Class A Ordinary Shares, consisting of:
•
Up to 139,607 Commitment Shares that we issued or may issue to the Selling Securityholder pursuant to the Purchase Agreement in consideration of its commitment to purchase Class A Ordinary Shares at our election under the Purchase Agreement; and

•
Up to 40,000,000 Class A Ordinary Shares (the “Purchase Shares”) we may elect, in our sole discretion, to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time after the Commencement Date.

Class A Ordinary Shares outstanding as of October 18, 2022
506,136,743 Class A Ordinary Shares.
Class A Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder
546,276,350 Class A Ordinary Shares.
Use of proceeds
We will not receive any proceeds from the resale of Class A Ordinary Shares included in this prospectus by the Selling Securityholder. However, we may receive up to $300,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Class A Ordinary Shares that we may elect to make to Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.
We expect to use the net proceeds that we receive from sales of our Class A Ordinary Shares to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the sale of our Class A Ordinary Shares under the Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. See the section titled “Use of Proceeds.”
Risk factors
See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A Ordinary Shares

Conflict of Interest
B. Riley Principal Capital II, LLC is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA (as defined below) member. BRS will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that have been and may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering.
Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Class A Ordinary Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. The Selling Securityholder has agreed to pay Northland a cash fee of $50,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell our Class A Ordinary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”
Nasdaq Ticker-Symbol
Class A Ordinary Shares: “PGY”

RISK FACTORS
In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data,” you should carefully consider the following risk factors in this prospectus before investing in our securities. Certain factors may have a material adverse effect on our business, financial conditions and results of operations. The risks and uncertainties described below disclose both material and other risks and uncertainties, and are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses. If any of these risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the trading price of Pagaya Ordinary Shares could decline, and you could lose part or all of your investment.
Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Pagaya following the consummation of the Merger.
Risks Related to the Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to B. Riley Principal Capital II, or the actual gross proceeds resulting from those sales.
On August 17, 2022, we entered into the Purchase Agreement with B. Riley Principal Capital II, pursuant to which B. Riley Principal Capital II has committed to purchase up to $300,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Class A Ordinary Shares that may be issued under the Purchase Agreement may be sold by us to B. Riley Principal Capital II at our discretion from time to time over the 24-month period beginning on the Commencement Date.
We generally have the right to control the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement. Sales of our Class A Ordinary Shares, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of our Class A Ordinary Shares that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.
Because the purchase price per share to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Ordinary Shares at the time we elect to sell shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Class A Ordinary Shares that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the purchase price per share that B. Riley Principal Capital II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by B. Riley Principal Capital II under the Purchase Agreement.
The Purchase Agreement provides that we may sell up to a maximum of 40,139,607 Class A Ordinary Shares for an aggregate of $300,000,000, which Class A Ordinary Shares are being registered for resale under the registration statement that includes this prospectus and includes 46,536 Commitment Shares that we have issued to B. Riley Principal Capital II and 93,071 Commitment Shares that we may issue to B. Riley Principal Capital II if certain conditions are met pursuant to the Purchase Agreement. The number of Class A Ordinary Shares ultimately offered for sale by B. Riley Principal Capital II is dependent upon the number of Class A Ordinary Shares, if any, we ultimately elect to sell to B. Riley Principal Capital II under the Purchase Agreement.
The sale and issuance of our Class A Ordinary Shares to B. Riley Principal Capital II will cause dilution to our existing shareholders, and the sale of Class A Ordinary Shares acquired by B. Riley Principal Capital II, or the perception that such sales may occur, could cause the price of our Class A Ordinary Shares to fall.
Upon the initial satisfaction of the conditions to B. Riley Principal Capital II’s purchase obligations under the Purchase Agreement, including the effectiveness of the registration statement that includes this prospectus, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date to direct B. Riley Principal Capital II to purchase up to $300,000,000 of our Class A Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. We are registering 40,139,607 Class A Ordinary Shares under the Securities Act for resale by the Selling Securityholder under this prospectus, which represents (i) the 46,536 Initial Commitment Shares that we issued to B. Riley Principal Capital II upon execution of the Purchase Agreement on August 17, 2022, (ii) up to 93,071 Additional Commitment Shares that we may issue to B. Riley Principal Capital II pursuant to the Purchase Agreement if certain conditions are met, and (iii) up to 40,000,000 of our Class A Ordinary Shares that may be issued to B. Riley Principal Capital II from and after the Commencement Date, if and when we elect to sell shares to B. Riley Principal Capital II under the Purchase Agreement. If all of the shares offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding, such shares would represent approximately 7% of outstanding Class A Ordinary Shares, approximately 6% of outstanding Pagaya Ordinary Shares, and approximately 14% of our public float, as of October 18, 2022.
The purchase price for the shares that we may sell to B. Riley Principal Capital II under the Purchase Agreement will fluctuate based on the price of our Class A Ordinary Shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A Ordinary Shares to fall.
If and when we do sell shares to B. Riley Principal Capital II, after B. Riley Principal Capital II has acquired the shares, B. Riley Principal Capital II may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to B. Riley Principal Capital II by us could result in substantial dilution to the interests of other holders of our Class A Ordinary Shares. Additionally, the sale of a substantial number of Class A Ordinary Shares to B. Riley Principal Capital II, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Under the Purchase Agreement, B. Riley Principal Capital II will purchase Class A Ordinary Shares at a per share price that will be less than the then-prevailing market price of the Class A Ordinary Shares which could cause the price of the Class A Ordinary Shares to decline.
The Class A Ordinary Shares to be issued to B. Riley Principal Capital II pursuant to the Purchase Agreement will be purchased at a per share price equal to the VWAP of the Class A Ordinary Shares for the applicable Purchase Valuation Period on the Purchase Date for each Purchase or the applicable Intraday Purchase Valuation Period on the Purchase Date for each Intraday Purchase, less a fixed 3.0% discount to the VWAP for such valuation period. Accordingly, B. Riley Principal Capital II will have a financial incentive to sell Class A Ordinary Shares immediately to realize the profit equal to the difference between the discounted purchase price and the then-prevailing market price for the Class A Ordinary Shares. If B. Riley Principal Capital II sells the Class A Ordinary Shares that it holds, the market price of Class A Ordinary Shares could decrease. If the market price of Class A Ordinary Shares decreases, B. Riley Principal Capital II may have a further incentive to sell Class A Ordinary Shares, and such sales may have a further impact on the market price of the Class A Ordinary Shares. The resale by B. Riley Principal Capital II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Ordinary Shares to decline and to be highly volatile.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to B. Riley Principal Capital II. If and when we do elect to sell Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of our Class A Ordinary Shares to B. Riley Principal Capital II, if any, and investors may not agree with how we use the proceeds and the proceeds may not be invested successfully.
Our management team will have broad discretion as to the use of the net proceeds from our sale of our Class A Ordinary Shares to B. Riley Principal Capital II, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.
Risks Related to the Operations of Our Business
We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and it may be difficult to evaluate our future prospects.
We were founded in 2016 and have experienced rapid growth in recent years in the markets we serve and we plan to continue to expand into new markets. Our limited operating history may make it difficult to make accurate predictions about our future performance. Assessing our business and future prospects may also be difficult because of the risks and difficulties we face. These risks and difficulties include our ability to:
•	maintain and increase the volume of financial products facilitated with the assistance of our AI technology;
•	enter into new and maintain existing relationships with Partners;
•	maintain cost-effective access to capital and a diversified asset funding strategy;
•	expand the use and applicability of our AI technology;
•	improve the effectiveness and predictiveness of our AI technology;
•	successfully build our brand and protect our reputation from negative publicity;
•
successfully adjust our proprietary AI technology, products and services in a timely manner in response to changing macroeconomic conditions, including consumer credit performance, fluctuations in the credit markets, the recent increase in interest rates and the wind-down of stimulus programs;

•
successfully compete with companies that are currently in, or may in the future enter, the business of providing technological services to enhance the access to credit for customers and funding services;

•	enter into new markets and introduce new products and services;
•	comply with and successfully adapt to complex and evolving legal and regulatory environments in our existing markets and ones we may enter in the future;
•	effectively secure and maintain the confidentiality of the information received, accessed, stored, provided and used across our systems;
•	successfully obtain and maintain funding and liquidity to support continued growth and general corporate purposes;
•	attract, integrate and retain qualified employees and independent contractors; and
•	effectively manage, scale and expand the capabilities of our teams, outsourcing relationships, third-party service providers, operating infrastructure and other business operations.
If we are not able to timely and effectively address these risks and difficulties as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations may be harmed.

Our revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time. In addition, the historical returns attributable to the Financing Vehicles should not be indicative of the future results of the Financing Vehicles and poor performance of the Financing Vehicles would likely cause a decline in our revenue, net income and cash flow.
We have grown rapidly over the last several years, and our recent revenue growth rate and financial performance may not be indicative of our future performance. Our revenue and other income was $99.0 million and $474.6 million for the years ended December 31, 2020 and December 31, 2021, respectively, representing a 379% growth rate. For the six month periods ending June 30, 2021 and June 30, 2022, our revenue and other income was $183.3 million and $352.1 million, respectively, representing a 92% growth rate. For the years ended December 31, 2020 and December 31, 2021, we generated net income attributable to shareholders of $14.5 million and a net loss attributable to shareholders of $91.2 million, respectively, and Adjusted EBITDA of $16.2 million and $46.0 million, respectively. For the six months ended June 30, 2021 and June 30, 2022, we generated a net loss attributable to shareholders of $52.5 million and $164.5 million, respectively, and Adjusted EBITDA of $33.7 million and $9.3 million, respectively. The Adjusted EBITDA decrease for the six months ended June 30, 2022 as compared to the prior year period reflects the impact of (i) costs related to hiring to support our future growth initiatives, including expanding our research and development team and significantly expanding our senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital. We intend to continue to make investments to support our business growth and those investments along with the potential for higher interest rates and cost of capital could negatively impact our net income (loss) attributable to shareholders and Adjusted EBITDA.
Our revenue for any previous quarterly or annual period may not be a reliable indicator of our revenue or revenue growth in future periods. As our business grows, our revenue growth rates may slow, or our revenue may decline, in future periods for a number of reasons, which may include slowing demand for our AI technology offerings, products and services, increasing competition, a decrease in our ability to access capital or the growth of our network, increasing regulatory costs and challenges, adverse changes in the macroeconomic environment and consumers’ ability to service their debt and our failure to capitalize on growth opportunities. Further, we believe our growth over the last several years has been driven in large part by the expansion across similar consumer credit assets, which will slow as we enter all consumer credit markets. The recent increase in interest rates may impact investor demand for risk assets such as consumer credit which could constrain our ability to raise new funding for loan originations and have a negative impact on our results of operations. In addition, we believe this growth has been driven in part by the transformative shift by consumers to e-commerce and the acceptance of online networks and digital solutions for the use of and access to financial products that we expect may slow down over time, and as a result, our financial performance may be adversely affected.
We have established Financing Vehicles, certain of which have a limited track record, which may make our business difficult to evaluate. The historical and potential future returns of the Financing Vehicles are not directly linked to returns on Pagaya Ordinary Shares. Therefore, any positive performance of the Financing Vehicles will not necessarily result in positive returns on an investment in Pagaya Ordinary Shares. However, poor performance of the Financing Vehicles would likely cause a decline in our revenue, net income/loss and cash flow from such Financing Vehicles, and would likely negatively affect our ability to raise additional capital for the same or future Financing Vehicles, and would therefore have a negative effect on our performance and, in all likelihood, the returns on an investment in Pagaya Ordinary Shares. Moreover, we could experience losses related to our risk retention holdings as a result of poor investment performance by the Financing Vehicles. The future rate of return for any current or future Financing Vehicles may vary considerably from the historical rate of return generated by any particular Financing Vehicle, or for the Financing Vehicles as a whole. Poor performance of the Financing Vehicles could make it more difficult for us to raise new capital. Asset investors might decline to invest in future Financing Vehicles we raise, and asset investors in existing Financing Vehicles might withdraw their investments, as a result of poor performance of the Financing Vehicles in which they are invested. Accordingly, poor performance may deter future investment in Financing Vehicles and thereby decrease the capital invested in the Financing Vehicles and, ultimately, our fee revenue, net income/loss and cash flow.

If we fail to effectively manage our growth, our business, financial condition, and results of operations could be adversely affected.
Over the last several years, we have experienced rapid growth in our business and the number of employees and independent contractors, and we expect to continue to experience growth in the future. For example, we have recently expanded our research and development team as well as our team focused on recruiting new Partners. This rapid growth has placed, and may continue to place, significant demands on our management, processes, systems and operational, technological and financial resources. Our ability to manage our growth effectively, integrate new employees, independent contractors and technologies into our existing business and attract new Partners and maintain relationships with existing Partners will require us to continue to retain, attract, train, motivate and manage employees and independent contractors and expand our operational, technological and financial infrastructure. From time to time, we rely on temporary independent contractor programs for various aspects of our business. Failure to effectively implement and manage such programs could result in misclassification or other employment-related claims or inquiries by governmental agencies. Continued growth could strain our ability to develop and improve our operational, technological, financial and management controls, reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain Partners’ and their customers’ satisfaction. Any of the foregoing factors could negatively affect our business, financial condition and results of operations.
Our business and the performance of Financing Vehicles may be adversely affected by economic conditions and other factors that we cannot control. These factors include interest rates, rising inflation, supply chain disruptions, labor shortages, the wind-down of stimulus programs, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war (including the ongoing Russia-Ukraine conflict), terrorism, catastrophes, and pandemics, including the COVID-19 pandemic.
Uncertainty and negative trends in general economic conditions, including significant tightening of credit markets, historically have created a difficult operating environment for our industry. Many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting our access to capital. Challenges our Partners may face with low demand for their financial products or willingness or capacity of their customers to make payment on obligations, or the returns on other assets, may affect the success of the Financing Vehicles. For example, the personal loans acquired from our Partners are, for the most part, unsecured, and our Partners’ customers may not prioritize repayment of those loans in an economic downcycle. These factors include interest rates, rising inflation, supply chain disruptions, labor shortages, weakening exchange rates, the winddown of stimulus programs, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war (including the recent Russia-Ukraine conflict), terrorism, catastrophes and pandemics. We face a heightened level of interest rate risk as the U.S. Federal Reserve Board has tapered its quantitative easing program and continues to increase interest rates.
In response to the economic impacts and disruptions associated with COVID-19, governments around the world, including in the United States, provided significant fiscal and monetary stimuli, which have had the effect, among other things, of supporting overall levels of employment, consumer spending and savings levels, and the ability of consumers to service their debt. The wind-down of these stimulus programs may adversely affect economic conditions and consumer credit performance, which may reduce the demand for and pricing of consumer credit assets and negatively impact our growth, revenues and profitability. In addition, the United States has recently experienced historically high levels of inflation. According to the U.S. Department of Labor, the annual inflation rate for the United States was approximately 9.1% for June 2022. Rising inflation may adversely impact the ability of borrowers to service their debt, which could lead to deterioration of the credit performance of loans and impact investor returns, and therefore may result in lower demand from investors for assets generated on our platform and lead to constraints on our ability to fund new volume origination. In addition, rising inflation may create an escalation in our operating costs, including employee compensation and general corporate expenses, which could reduce cash flow and operating income. As of the date of this prospectus, we have not experienced material impacts to our business performance from inflationary pressure.
Furthermore, beginning in March 2022, the U.S. Federal Reserve Board has announced several increases in the federal funds rate primarily due to inflation and a strong labor market. This recent increase in interest rates has led to a tighter market for credit and we may experience reduced access to capital and our revenue could be negatively impacted. Increased interest rates could unfavorably impact demand for all refinancing loan activities and reduce demand across personal loans and home loans, including, but not limited to, any variable-rate loan products, as well as adversely impact the spending levels of borrowers and their ability and willingness to borrow money. The growth of the personal lending market has benefited from historically low interest rates and as interest rates increase the growth of this market and our growth could be negatively impacted. Higher interest rates often lead to higher payment obligations, which may reduce the ability of borrowers to remain current on their obligations and therefore, lead to increased delinquencies, defaults, customer bankruptcies, charge-offs, and decreasing recoveries, all of which could have a material adverse effect on our business. Any impact to investor returns may lead to an adverse impact on our earnings. As the risk-free rate of return increases, investor demand for risk assets such as consumer credit may be impacted, which may constrain our ability to raise new funding for loan originations and have a negative impact on our results of operations. While our ability to raise new funding has not been impacted to date, the cost of capital has increased due to the higher interest rate environment. In addition, major medical expenses, divorce, death or other issues that affect borrowers could affect a borrower’s willingness or ability to make payments on their loans. If borrowers default on loans, the cost to service these loans may also increase without a corresponding increase in fees and the value of the loans held by our funds and financing vehicles could decline. Higher default rates by these borrowers may lead to lower demand by Partners, which would adversely affect our business, financial condition and results of operations. Any sustained decline in demand for investment in loans (including through our funds or financing vehicles) or any increase in delinquencies, defaults or foreclosures that result from economic downturns, may adversely affect our business, financial condition and results of operations.
If there is an economic downturn that affects our current and prospective Partners and their customers, asset investors or the performance of the Financing Vehicles, or if we are unable to address and mitigate the risks associated with any of the foregoing, our business, financial condition and results of operations could be adversely affected. Additionally, our AI technology has not been extensively tested during economic downturns. For more information, see “Risk Factors—Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate and credit cards, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.”
We are heavily dependent on our AI technology. If we are unable to continue to improve our AI technology or if our AI technology does not operate as we expect, contains errors or is otherwise ineffective, our network may improperly evaluate products, not be able to process the volume we have historically, and our growth prospects, business, financial condition and results of operations could be adversely affected.
Our ability to enable our Partners to increase the number of loans or other assets that they originate with the assistance of our AI technology will depend in large part on our ability to effectively evaluate the creditworthiness and likelihood of default of our Partners’ customers and, based on that evaluation, help our Partners offer competitively-priced loans or other assets as well as obtain higher approval rates. Further, our overall operating efficiency and margins will depend in large part on our AI technology’s ability to effectively evaluate the creditworthiness, likelihood of default and credit asset pricing for our Partners’ customers, which will affect our Partners’ business volume. In the ordinary course, we enter into contractual arrangements with our Partners with customary indemnification provisions (including for violation of law). Such indemnification provisions potentially assume regulatory liability and liability for claims by Partners or third parties if the AI technology contains errors or incorrectly evaluates Partners’ customers. We further assume liability as the investment manager, sponsor and/or administrator for the Financing Vehicles, including if the AI technology contains errors or incorrectly evaluates the Partners’ customers underlying the assets purchased by the Financing Vehicles. Such liability may result in claims by asset investors or regulatory action. For more information, see “Risk Factors—If we fail to comply with or facilitate compliance with, or our Partners fail to comply with the variety of federal, state and local laws to which we or they are subject, including those related to consumer protection, consumer finance, lending, fair lending, data protection, and investment advisory services, or if we or our Partners are found to be operating without having obtained necessary state or local licenses, it may result in regulatory action, litigation, monetary payments or may otherwise negatively impact our reputation, business, and results of operations, and may prevent us from serving users in jurisdictions where those regulations apply.”, “Risk Factors—Risks Related to Our Legal and Regulatory Environment” and “Risk Factors—Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome. In addition, our business and operations could be negatively affected if they become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our share price.” In addition, we utilize the data gathered from various sources in our automated credit analysis process. The data that we gather is evaluated and curated by our AI technology. The ongoing development, maintenance and operation of our AI technology is expensive and complex, and may involve unforeseen difficulties including material performance problems, and undetected defects or errors, for example, with new capabilities incorporating AI. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our AI technology from operating properly. If our AI technology fails to adequately predict the creditworthiness of Partners’ applicants or customers, or to properly place loans or other assets for acquisition by Financing Vehicles due to the design of our models or programming or other errors or failures, other characteristics of our AI or for any other reasons, or any of the other components of the automated credit analysis process fails, our Partners may experience higher than forecasted loan and other losses that will in turn negatively impact the performance of the Financing Vehicles that acquire our Partners’ assets. Additionally, errors or inaccuracies in our AI technology could result in exposure to the credit risk of loans or other assets originated by Partners, whether it be exposure for us, Partners or asset investors, which may result in higher than expected losses or lower than desired returns of such loans or other assets.
Any of the foregoing could result in our Partners experiencing sub-optimally priced assets, incorrect approvals or denials of transactions, or higher than expected losses, or could require remediation and/or result in our Partners’ dissatisfaction with us, which in turn could adversely affect our ability to attract new Partners or cause our Partners to terminate their agreements with us and decrease our Partners’ financial product volume, and could also negatively impact the performance of Financing Vehicles, certain asset investors’ willingness to invest in future Financing Vehicles, and our ability to continue to create new Financing Vehicles, and our business, financial condition and results of operations may be adversely affected.
We rely on our Partners to originate assets facilitated with the assistance of our AI technology. Currently, a limited number of Partners account for a substantial portion of the total number of financial products facilitated with the assistance of our AI technology and, ultimately, our revenue. If these Partners were to cease or limit operations with us, our business, financial condition and results of operations could be adversely affected.
Currently, a majority of the loans or other assets that are facilitated with the assistance of our AI technology result from transactions with a small number of Partners who operate in the financial technology space. These Partners, taken together, originate a majority of the loans or other assets facilitated with the assistance of our AI technology. The fees we receive when these loans or other assets are acquired from these Partners by Financing Vehicles account for a majority of our revenue.
We have entered into several types of agreements with each of our Partners. Our commercial arrangements with these Partners are generally nonexclusive and are based on the type of asset class. For example, we enter into purchase agreements with our Partners, which provide the Financing Vehicles with the opportunity to acquire assets by the Partner assisted by our AI technology, that have a typical duration of one to three years with the option to extend for additional periods. The Financing Vehicles are not required to acquire specific types or amounts of assets from our Partners under such agreements. In addition, there are servicing agreements with our Partners covering the assets originated by such Partners that typically last for the life of the asset. As it relates to any specific asset, these servicing agreements require us to continue to use the Partner that originated the asset for the life of such asset. In addition, even during the term of our arrangement, our Partner could choose to reduce the volume of loans or other assets facilitated with the assistance of our AI technology or increase the volume that it chooses to fund and retain on its own balance sheet. We or any of our Partners may terminate our arrangement for various reasons, which may include material breaches and change in control, subject to payment of a termination fee in some cases, and Partners could decide to stop working with us, have disputes with us, ask to modify their commercial or legal terms in a manner disadvantageous to us or enter into exclusive or more favorable relationships with our competitors. In addition, capital and leverage requirements applicable to our Partners that are banks or other financial institutions subject to such requirements could result in decreased demand for our products. Further, our Partners’ respective regulators may require that they terminate or otherwise limit their business with us, or impose regulatory pressure limiting their ability to do business with us. We are a service provider to Partners, some of which are considered banks under the Federal Deposit Insurance Corporation (“FDIC”), and as such, we are subject to audit by such Partners in accordance with FDIC guidance related to management of vendors. We are also subject to the examination and enforcement authority of the FDIC under the Bank Service Company Act. If any of our Partners were to stop working with us, suspend, limit or cease their operations or otherwise terminate or modify adversely to us their relationship with us, the number of financial products originated by our Partners with the assistance of our AI technology could decrease, and our revenue and revenue growth rates and our business, financial condition and results of operations could be adversely affected.
If we are unable to both retain existing Partners and attract and onboard new Partners, our business, financial condition and results of operations could be adversely affected.
A majority of our revenue is generated through fees we receive when the loans and other financial products originated by our Partners with the assistance of our AI technology are acquired by Financing Vehicles. Currently, we have a small number of Partners that operate in the financial technology space who originate a majority of these loans and other assets. To continue to expand our market share in existing markets and grow into new markets we will need to attract and onboard new Partners on attractive commercial terms and also maintain and grow those relationships. We have both lead generation programs and referral programs to identify and develop new Partners but these programs may not succeed in the near term or may cease to be effective over time. If we are not successful in attracting and onboarding new Partners, our business, financial condition and results of operations could be adversely affected.
Our ability to raise capital from asset investors is a vital component of the products we offer to Partners. If we are unable to raise capital from asset investors at competitive rates, it would materially reduce our revenue and cash flow and adversely affect our financial condition.
We have relied upon the securitization market and committed asset-backed facilities to provide a significant portion of the funding component of our product. The ability of the Financing Vehicles to provide funding at competitive rates is essential to our business. Our ability to raise capital from asset investors for Financing Vehicles depends on a number of factors, including certain factors that are outside our control. Certain factors, such as the performance of the equity and bond markets and the asset allocation rules or investment policies to which such asset investors are then subject, could inhibit or restrict the ability of asset investors to make investments in Financing Vehicles or the asset classes in which Financing Vehicles invest. An inability to access the securitization market or a significant reduction in liquidity in the secondary market for securitization transactions could have an adverse impact on the funding component of our product, financial position and results of operations.
Our ability to launch new Financing Vehicles could similarly be hampered if the appeal of those investments in the market were to decline. For example, there is a risk that the properties that we have invested in have some undiscovered flaw, or would otherwise require additional expenditures to make them rentable in excess of the expected amount, which could result in greater total renovation costs and a loss of revenue. Further, an investment in a share, unit, membership interest or limited partner interest in a Financing Vehicle is more illiquid, and the returns on such investment may be more volatile than an investment in securities for which there is a more active and transparent market. In periods of positive markets and low volatility, for example, investors may favor passive investment strategies such as index funds over our actively managed investment vehicles. Alternative investments could also fall into disfavor as a result of concerns about liquidity and short-term performance.
In connection with launching new Financing Vehicles or making further investments in existing Financing Vehicles, we may negotiate terms for such Financing Vehicles with existing and potential asset investors. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than for prior Financing Vehicles or as compared to Financing Vehicles of our competitors, including with respect to fees and/or incentive fees, which could have an adverse impact on our revenues. Such terms could also restrict our ability to raise Financing Vehicles with investment objectives or strategies that compete with existing Financing Vehicles, add additional expenses and obligations for us or increase our potential liabilities, all of which could ultimately reduce our revenues. In addition, certain investors, including sovereign wealth funds and public pension funds, have demonstrated an increased preference for alternatives to the traditional financing vehicle structure. Such alternatives may not be as profitable for us as the traditional fund structure, and such a trend could have a material impact on the cost of our operations or profitability if we were to implement these alternative investment structures. In addition, certain investors, including public pension funds, have publicly criticized certain fee and expense structures, including transaction and advisory fees. Although we have no obligation to modify any of our fees with respect to our existing, we may experience pressure to do so in Financing Vehicles.

The fees paid to us by Financing Vehicles comprise a key portion of our revenues, and a reduction in these revenues could have an adverse effect on our results of operations. If we are unable to raise new and successor Financing Vehicles, the growth of the assets of such Financing Vehicles and related fees generated, our ability to deploy capital into investments and the potential for increasing our performance income would slow or decrease, all of which would materially reduce our revenues and cash flows and adversely affect our financial condition.
A key portion of our revenue from Financing Vehicles in any given period is dependent on the size of the assets of such Financing Vehicles in such period and fee rates charged. We may not be successful in producing investment returns and prioritizing services that will allow us to maintain our current fee structure, to maintain or grow the assets of such Financing Vehicles, or to generate performance income. A decline in the size or pace of growth of assets of Financing Vehicles or applicable fee rates will reduce our revenues. A decline in the size or pace of growth of the assets of Financing Vehicles or applicable fee rates may result from a range of factors, including:
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Volatile economic and market conditions, which could cause asset investors to delay making new commitments to alternative Financing Vehicles or limit the ability of our existing Financing Vehicles to deploy capital;

•	Competition may make fundraising and the deployment of capital more difficult, thereby limiting our ability to grow or maintain the assets of such Financing Vehicles;
•	Changes in our strategy or the terms of our network AI fees; and
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Poor performance of one or more of the Financing Vehicles, either relative to market benchmarks or in absolute terms, or compared to our competitors, may cause asset investors to regard the Financing Vehicles less favorably than those of our competitors, thereby adversely affecting our ability to raise more capital for existing Financing Vehicles or new or successor Financing Vehicles.

If we are unable to develop and maintain a diverse and robust funding component for our network, our growth prospects, business, financial condition and results of operations could be adversely affected. In addition, certain Financing Vehicles have redemption features and a substantial withdrawal of capital by one or more asset investors may have an adverse effect on the Financing Vehicles’ performance.
Our business depends on sourcing and maintaining diverse and robust funding to enable loans or other assets from our Partners to be acquired by a Financing Vehicle. The number of asset investors in new markets where a long-term track record of performance has not been developed is often very concentrated. Even for more mature markets, although the participating asset investors are often more diverse, only a limited number have committed or guaranteed their participation in existing Financing Vehicles. Were the availability of this funding to decrease, our ability to generate Network Volume and revenue will be adversely affected. Further, we have significant concentration in asset investors. Four of the largest asset investors together contributed approximately 66% of Network Capital during the 12 months ended December 31, 2021, compared to approximately 81% during the 12 months ended December 31, 2020. New capital from asset investors may be unavailable on reasonable terms or at all beyond the current maturity dates of Financing Vehicles.
Further, events of default or breaches of financial, performance or other covenants, or worse than expected performance of certain pools of obligations underpinning Financing Vehicles, could reduce the likelihood of affiliates sponsoring, managing or administering Financing Vehicles that acquire assets from our Partners. The performance of such assets is dependent on a number of factors, including the predictiveness of our AI technology and social and economic conditions. The availability and capacity of certain asset investors to participate in Financing Vehicles that acquire assets from our Partners also depend on many factors that are outside of our control, such as credit market volatility, politics and regulatory reforms. In the event of a sudden or unexpected disruption of asset investors’ participation in Financing Vehicles that acquire assets from our Partners, our network may not be able to maintain the necessary levels of funding to retain current volume of acquisition by Financing Vehicles of loans or other assets originated by our Partners without incurring substantially higher funding costs, which could adversely affect our business, financial condition and results of operations.
A substantial withdrawal of capital by one or more asset investors in any Financing Vehicle with redemption features may have an adverse effect on such Financing Vehicle’s performance. The adviser to such Financing Vehicle may find it difficult under such circumstances to adjust its asset allocation to the reduced amount of assets of such Financing Vehicle. Moreover, in order to provide sufficient funds to pay withdrawal amounts, the

Financing Vehicles might be required to liquidate positions at an inopportune time or at prices that the adviser believes do not reflect the true value of such investments and that would adversely affect the applicable asset investors, or the adviser may not be able to liquidate such positions at all or it may determine it would be inappropriate to do so. If such withdrawals of capital were to continue over a protracted period of time, these issues may be magnified such that similar assets sold at subsequent withdrawal dates might receive even less favorable liquidation values. Withdrawals of capital through redemption may also make it more difficult for such Financing Vehicles to generate the same level of profits operating on a smaller capital base and may trigger defaults or termination events under one or more loans, credit facilities or other financing arrangements.
Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate and credit cards, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.
We continue to build and refine our AI technology to offer new products and services in new markets. We have added one new market per year since 2018 and recently entered the real estate market. We expect to continue to expand our offering to other markets. There are substantial risks and uncertainties associated with these efforts. We may invest significant time and resources to develop and market new lines of business and/or products and services and we may not achieve the return on our investment that we expect. Initial timetables for the introduction and development of new lines of business or new products or services may not be achieved and price and profitability targets may not prove feasible. Further, we may not be able to develop, commercially market and achieve market acceptance of any new products and services. In addition, our investment of resources to develop new products and services may either be insufficient or result in expenses that are excessive in light of the revenue actually derived from these new products and services. If the profile of consumers using any new products and services is different from that of those currently served by our Partners’ existing financial products, our AI technology may not be able to accurately evaluate the credit risk of such customers, and the affiliates sponsoring, managing or administering Financing Vehicles that are acquiring our Partners’ financial products may in turn experience higher levels of delinquencies or defaults. Failure to accurately predict demand or growth with respect to our new products and services could have an adverse impact on our reputation and business, and there is always a risk that new products and services will be unprofitable, increase our costs, decrease operating margins or take longer than anticipated to achieve target margins. In addition, any new products or services may raise new and potentially complex regulatory compliance obligations, which would increase our costs and may cause us to change our business in unexpected ways. Further, our development efforts with respect to these initiatives could distract management from current operations and divert capital and other resources from our existing business.
Furthermore, our AI technology may not perform as well in the real estate asset market and non-consumer credit asset markets as it has in the consumer markets. For example, the use of our AI technology to evaluate and facilitate the acquisition, renovation, lease and eventual realization of real estate assets is significantly different than its application toward the evaluation and origination of loans and financial products, due to the special characteristics of the real estate market and the inherent uniqueness of these assets. The purchase price, renovation time and costs, attainable rent and appreciation potential of real estate assets are affected by numerous parameters that are often specific to each asset, and attempting to predict them through AI-based, big-data analytics is prone to error. While we have adapted and calibrated our AI technology to account for such parameters and their irregularity among individual assets, it may not be able to accurately predict the creditworthiness of each such asset and the outcome of its purchase, renovation, lease or future realization. In addition, while we believe our AI technology will accurately evaluate risk in the non-consumer credit asset markets, our AI technology has not been extensively tested in these markets. If our AI technology is unable to accurately evaluate risk in these markets, our Partners and Financing Vehicles through which asset investors invest may experience greater than expected losses on such loans or other assets, which would harm our reputation and erode the trust we have built with our Partners and asset investors. Any of these factors could adversely affect our business, financial condition and results of operations.
We may also have difficulty with securing the adequate participation of asset investors for Financing Vehicles investing in any such new financial products and services by our Partners, and if we are unable to do so, our ability to develop and grow these new offerings and services will be impaired. If we are unable to effectively manage the foregoing risks, our growth prospects, business, financial condition and results of operations could be adversely affected. For example, in real estate investments, the yields available from properties depend on the amount of revenue generated and expenses incurred. If certain properties do not generate sufficient revenues to meet their acquisition and operating expenses, a Financing Vehicle’s cash flow and ability to pay distributions to its asset investors will be adversely affected.
Further, if we do not successfully manage the regulatory, business and market risks associated with our expansion into new markets and new products and effectively execute our growth strategy in these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected. For example, the credit card market is highly complex, competitive and regulated. We continue to build and refine our AI technology to appropriately manage our credit card business, and if our AI technology does not perform as well in the credit card market as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy, our growth prospects, business, financial condition and results of operations could be adversely affected.
In addition, Partners in our network recently began analyzing auto loans with the assistance of our AI technology to assist with their origination process for auto loans and acquisition of such loans by Financing Vehicles. We are continuing to invest in developing AI technology to support the origination of new financial products by our Partners and service offerings, such as credit cards, student loans, point-of-sale loans and the acquisition of such financial products by Financing Vehicles. New initiatives are inherently risky, as each involves unproven business strategies, addressing and complying with new regulatory requirements, industry expertise and new financial products and services with which we, and in some cases our Partners, have limited or no prior development or operating experience.
The industry in which we operate is highly competitive, and if we fail to compete effectively, we could experience price reductions, reduced margins or loss of revenues.
We operate in a highly competitive and dynamic industry. Our AI technology faces competition from a variety of players, including those that enable transactions and commerce via digital payments. Our primary competition consists of: other sources of consumer credit, including banks, non-bank lenders and other fintech networks, private equity firms, publicly traded financial technology companies, as well as a variety of technology companies that seek to help financial services providers with the digital transformation of their businesses and various “second-look” financing providers that offer lenders revenue when they approve applications that had otherwise been turned down. We expect competition to intensify in the future, both as emerging technologies continue to enter the marketplace and as large financial incumbents increasingly seek to innovate the services that they offer to compete with our network. Technological advances and the continued growth of e-commerce activities have increased consumers’ accessibility to more credit products and services and led to the expansion of competition in digital payment options that diminished the need for regular consumer credit such as pay-over-time solutions.
Some of our competitors are substantially larger than we are, which gives those competitors advantages we do not have, such as more diversified products, a broader Partner and investor base, the ability to reach more Partners and asset investors, the ability to cross-sell their financial products and cross-subsidize their offerings through their other business lines, operational efficiencies, more versatile technology networks, broad-based local distribution capabilities and lower-cost funding. In addition, because many of our competitors are large financial institutions that fund themselves through low-cost insured deposits and originate and own the assets they produce, they have certain revenue and funding opportunities unavailable to us. Our competitors may also have longer operating histories, more extensive and broader consumer and merchant relationships, and greater brand recognition and brand loyalty than we have. For example, more established companies that possess large, existing Partner and investor bases, substantial financial resources, larger marketing teams and established distribution channels could enter the market.
Increased competition could require us to alter the pricing and terms we offer to our Partners. If we are unable to successfully compete, the demand for our AI technology and products could stagnate or substantially decline, and we could fail to retain or grow the number of Partners using our network, which would reduce the attractiveness of our network to Partners, and which would materially and adversely affect our business, results of operations, financial condition and future prospects.

Substantially all of our revenue is derived from a limited variety of consumer assets purchased exclusively in the United States, which is a highly competitive and saturated market, and we do not know how well our AI technology may perform in other markets.
While we are constantly expanding the types of products and services facilitated through our AI technology, the vast majority of our revenue is generated from a limited variety of consumer credit assets products that are currently originated by Partners exclusively in the United States, specifically personal consumer loans and auto loans. The market for these loans is characterized by a large number of operators offering unsecured short-term lending programs, including our Partners, and also by certain behavioral patterns that our AI technology is able to identify and factor, as well as a complex regulatory landscape. However, in order to continue growing, we may need to expand to markets abroad, which are less competitive and saturated than the United States, but which may also differ significantly from it in many facets, including cultural and social norms and economic preferences, and with which our AI technology has not yet coped. If we are unable to configure our AI technology and Financing Vehicles to cater to other markets outside the United States, our business, financial condition and results of operations could be adversely affected.
Our business is heavily concentrated in U.S. consumer credit, and therefore our results are more susceptible to fluctuations in that market than a more diversified company.
Our business is heavily concentrated in U.S. consumer credit. As a result, we are more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company. For example, our business is particularly sensitive to macroeconomic conditions that affect the U.S. economy and consumer spending and consumer credit, such as rising interest rates, rising inflation and changes in monetary policy. We are also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit. Our business concentration could have a material adverse effect on our business, results of operations, financial condition, and future prospects.
A significant portion of our current revenues are derived from Financing Vehicles that acquire consumer credit assets and related products, and as a result, we are particularly susceptible to fluctuations in consumer credit activity and the capital markets.
Currently, the majority of our Partners’ asset originations facilitated with the assistance of our AI technology are unsecured personal loans. The market for unsecured personal loans has grown rapidly in recent years, and it is unclear to what extent such a market will continue to grow, if at all. A wide variety of factors could impact the market for unsecured personal loans, including macroeconomic conditions, competition, regulatory developments and changes in consumer credit activity. For example, FICO has recently changed its methodology in calculating credit scores in a manner that potentially penalizes borrowers who take out personal loans to pay off or consolidate credit card debt. This change could negatively affect the overall demand for unsecured personal loans. The personal lending market has also benefited from historically low interest rates, as our Partners’ customers are attracted to relatively low borrowing costs. Our success will depend, in part, on the continued growth of the unsecured personal loan market, and if such market does not further grow or grows more slowly than we expect, our business, financial condition and results of operations could be adversely affected.
In addition, our Partners may, in the future, seek partnerships with competitors that are able to help them offer them a broader array of credit products, such as secured loans. Over time, in order to preserve and expand our relationships with our existing Partners, and enter into relationships with new Partners, it may become increasingly important for us to expand our offerings and be able to help our Partners offer a wider variety of products and services. We also may be susceptible to competitors that choose to offer higher yields to asset investors or offer to pay higher prices for loans or other assets acquired from our Partners. Competitors may elect to provide these incentives, even if they expect such pricing practices to lead to losses for them. Such practices by competitors could negatively affect the overall demand for personal loans facilitated with the assistance of our AI technology and, therefore, our business, financial condition and results of operations.
Further, the personal loans that are acquired from our Partners into Financing Vehicles are, for the most part, unsecured, and there is a risk that our Partners’ customers will not prioritize repayment of such loans, particularly in an economic downcycle. For example, if our Partners’ customers incur secured debt, such as a mortgage, a home equity line of credit or an auto loan, our Partners’ customers may choose to repay their obligations under such secured debt before repaying their unsecured loans, which could lead to higher default rates by our Partners’ customers with respect to their unsecured debt. This in turn could lead to losses for Financing Vehicles, which could lead to less demand from asset investors. If this leads to decreased demand by asset investors to participate in Financing Vehicles that acquire assets and other financial products facilitated with the assistance of our AI technology, our business, financial condition and results of operations could be adversely affected.
If our estimates, judgments or assumptions relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of certain assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements and accompanying notes include those related to revenue recognition, consolidation of variable interest entities (each, “VIE”), fair value of certain assets and liabilities, share-based compensation, and income taxes, including any valuation allowance for deferred tax assets. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts, which may result in a decline in the trading price of Class A Ordinary Shares.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, or changes and challenges to existing standards or their interpretation, we might be required to change our accounting policies, alter our operational policies or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes or challenges to existing standards or in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit and loss, or cause an adverse deviation from our revenue and operating profit and loss target, which may negatively impact our results of operations.
We may from time to time undertake internal corporate reorganizations that may adversely impact our business and results of operations.
From time to time, we may undertake internal corporate reorganizations in an effort to simplify our organizational structure, streamline our operations or for other operational reasons. Such internal reorganization involves and may involve, among other things, the combination or dissolution of certain of our existing subsidiaries and the creation of new subsidiaries. These transactions could be disruptive to our business, result in significant expense, require regulatory approvals, and fail to result in the intended or expected benefits, any of which could adversely impact our business and results of operations.
Our reputation and brand are important to our success. If we are unable to continue developing our reputation and brand, or if our brand or reputation is compromised, our ability to retain existing and attract new Partners and asset investors and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected. As a result, our business, financial condition and results of operations may suffer.
We believe maintaining a strong brand and trustworthy reputation is critical to our success and our ability to attract new Partners and asset investors. Factors that affect our brand and reputation include, among other things: perceptions of AI, our industry and our Company, including the quality and reliability of our AI technology, the accuracy of our AI technology, perceptions regarding the application of AI to consumer lending or other markets specifically, the funding component of our business, privacy and security practices, litigation, regulatory activity, and the overall user experience of our Partners and their customers. Negative publicity or negative public perception of these factors, even if inaccurate, could adversely affect our brand and reputation.
Certain of the Partners’ arrangements have been criticized in government and media reports as “rent-a-charter” or “rent-a-bank” which has drawn the heightened attention of consumer advocacy groups, government officials and elected representatives. As a result, bank regulators have taken actions causing banks to exit third-party programs that the regulators determined involved unsafe and unsound practices. The payday and “short-term, small-dollar” loans that have been subject to more frequent criticism and challenge are different from assets facilitated with the assistance of our AI technology, in our view. If we are nevertheless associated because of the heightened attention with such payday or short-term, small-dollar consumer loans, or if we are associated with increased criticism of non-payday loan programs involving relationships between bank originators and non-bank lending networks and program managers, demand for loans or other assets could significantly decrease, which could cause our Partners to reduce their origination volumes or terminate their arrangements with us, impede our ability to attract new Partners or delay the onboarding of Partners, impede our ability to attract asset investors to participate in the funding component of our network or reduce the number of potential Partners that use our network. Any of the foregoing could adversely affect our results of operations and financial condition.
We may also become subject to lawsuits, including class action lawsuits, or other challenges such as government investigations, inquiries, enforcement, or arbitration, against our Partners or us for obligations from our Partners through our AI technology. If there are changes in laws or in the interpretation or enforcement of existing laws affecting loans or other assets we place with the assistance of our AI technology, or if we become subject to such lawsuits, investigations or inquiries, our business, financial condition and results of operations would be adversely affected.
Harm to our reputation can also arise from many other sources, including employee and independent contractor or former employee and independent contractor misconduct, misconduct or negligence by outsourced service providers or other counterparties, failure by us or our Partners to meet minimum standards of service and quality, and inadequate protection of borrower information and compliance failures and claims. If we are unable to protect our reputation and brand, our business, financial condition and results of operations would be adversely affected.
If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition, and results of operations could be adversely affected and we could face material legal, regulatory and financial exposure (including fines and other penalties).
Fraud is prevalent in the financial services industry and is likely to increase as perpetrators become more sophisticated. We are subject to the risk of fraudulent activity associated with our Partners’ customers and third parties handling our Partners’ borrower information and, in limited situations, cover certain fraud losses of Partners and asset investors. Fraud rates could also increase in a down-cycle economy. While we perform initial and ongoing due diligence on our Partners’ fraud prevention and detection policies and procedures, we rely on our Partners to predict and otherwise validate or authenticate applicant-reported data and data derived from third-party sources and notify us if any fraud is detected. If such efforts are insufficient to accurately detect and prevent fraud, the level of fraud-related losses of products could increase, which would decrease confidence in our AI technology. There have been some instances of fraud by Partners’ customers in the past which have generally occurred at the origination of the asset in the normal course of business and are not material to the Company. If any such fraud is identified, the applicable Partner is typically required to repurchase the related asset.
A failure to accurately detect and prevent fraud may also lead to increased costs if we have to invest in developing new technology to defend against fraud, which, in turn may lead to decreased returns in Financing Vehicles and therefore decreased returns for asset investors. In addition, our Partners and asset investors may not be able to recover amounts disbursed on products made in connection with inaccurate statements, omissions of fact or fraud, which could erode the trust in our brand and negatively impact our ability to attract new Partners and asset investors.
High profile fraudulent activity within the financial services industry also could negatively impact our brand and reputation. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our brand and reputation. Further, if there is any increase in fraudulent activity that increases the need for human intervention in screening application data, the level of automation on our network could decline and negatively affect our unit economics. If we are unable to manage these risks, our business, financial condition and results of operations could be adversely affected.
We are subject to risks related to our dependency on our Founders, key personnel, employees and independent contractors, including highly-skilled technical experts, as well as attracting, retaining and developing human capital in a highly competitive market.
Our success and future growth depend upon the continued services of our management team and other key employees and independent contractors, including highly-skilled technical experts. In particular, the Founders who are members of our leadership team are critical to our overall management, as well as the continued development of our products and services, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, key employees and independent contractors, which could disrupt our business. The loss of one or more members of our senior management or key employees or independent contractors could harm our business, and we may not be able to find adequate replacements. We may not be able to retain the services of any members of our senior management, key employees or independent contractors, including high-skilled technical experts. From time to time, we rely on temporary independent contractor programs to scale our operations team. Failure to effectively implement and manage such programs could result in misclassification or other employment related claims or inquiries by governmental agencies. In addition, to execute our growth plan, we must attract and retain highly qualified personnel, including engineering and data analytics personnel. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. Competition for highly skilled technical experts, including engineering and data analytics personnel, is extremely intense, particularly in Israel where we are headquartered, which has experienced increased activity in technology startups. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees and independent contractors with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, prospective and existing employees and independent contractors often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees or independent contractors believe there is limited or less upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees and independent contractors. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed. We generally enter into non-competition agreements with our employees and independent contractors. These agreements prohibit our employees and independent contractors, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees and independent contractors work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees and independent contractors developed while working for us.
The funding component of our business related to the Financing Vehicles is highly competitive.
The funding component of our business is highly competitive, with competition based on a variety of factors, including investment performance, the quality of assets provided to asset investors, investor liquidity and willingness to invest, vehicle terms (including fees), brand recognition and business reputation. The funding component of our business competes with a number of other specialized investment funds, hedge funds, funds of hedge funds, other managing pools of capital, securitizations by our Partners or other consumer credit originators, as well as corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions (including sovereign wealth funds), and we expect that competition will continue to increase. For example, certain traditional asset managers have developed their own lending networks and are marketing other lending and credit strategies as alternatives to fund investments. Additionally, developments in financial technology, or fintech, such as distributed ledger technology, or blockchain, have the potential to disrupt the financial industry and change the way consumer lenders and other financial institutions do business. A number of factors serve to increase our competitive risks:
•	a number of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;
•	some Financing Vehicles may not perform as well as competitors’ Financing Vehicles or other available investment products;
•
several of our competitors have significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•
some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain investments, including in certain industries or businesses, than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of Financing Vehicles under the contracts or terms they have negotiated with their investors; and
•
some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make.

We have historically competed primarily on the basis of the performance of Financing Vehicles, and not on the level of our fees or incentive fees relative to those of our competitors. However, there is a risk that fees and incentive fees in the alternative investment or securitization industry will decline, without regard to our historical performance. Fee or incentive fee income reductions on existing or future Financing Vehicles, without corresponding decreases in our cost structure, would adversely affect our business and revenues.
Maintaining our reputation is critical to attracting and retaining asset investors and for maintaining our relationships with our regulators. Negative publicity regarding us, our personnel or our Partners could give rise to reputational risk that could significantly harm our existing business and business prospects. Similarly, events could occur that damage the reputation of our industry generally, such as the insolvency or bankruptcy of large funds or lending networks or a significant number of funds or lending networks or highly publicized incidents of fraud or other scandals, any one of which could have a material adverse effect on our business, regardless of whether any of those events directly relate to the Financing Vehicles or the investments made by Financing Vehicles.
In addition, the attractiveness of Financing Vehicles relative to investments in other investment products could decrease depending on economic conditions. Furthermore, any new or incremental regulatory measures for the U.S. financial services and lending industries may increase costs and create regulatory uncertainty and additional competition for many Financing Vehicles. See “—Risks Related to Our Legal and Regulatory Environment—As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.”
This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future Financing Vehicles, either of which would adversely impact our business and revenues.
Our failure to deal appropriately with conflicts of interest in the funding component of our business, related to our allocation of investment opportunities between Financing Vehicles, could damage our reputation and adversely affect our businesses. Conflicts of interest may also arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainty with regard to those determinations.
As we have expanded and as we continue to expand the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to the investment activities of the Financing Vehicles. Conflicts of interest continue to be a significant area of focus for regulators, investors and the media. Because of the variety of businesses and investment strategies that we pursue, we may face a higher degree of scrutiny compared with others that focus on fewer asset classes. We place assets across Financing Vehicles. In addition, certain Financing Vehicles may purchase an interest in one or more other Financing Vehicles. However, the risk that asset investors or regulators could challenge allocation decisions as inconsistent with our obligations under applicable law, governing agreements or our own policies cannot be eliminated. Further, the perception of non-compliance with such requirements or policies could harm our reputation with asset investors. A failure to appropriately deal with these, among other, potential conflicts, could negatively impact our reputation and ability to raise additional Financing Vehicles or result in potential litigation or regulatory action against us.
The investment activities or strategies used for certain Financing Vehicles may conflict with the transactions and strategies employed on behalf of other Financing Vehicles, and may affect the prices and availability of investments in which a Financing Vehicle may invest. Subject to any legal and regulatory obligations, the investment activities of our affiliates or a Financing Vehicle are carried out generally without reference to positions held by another Financing Vehicle and may have an effect on the value of the positions so held, or may result in an affiliate having an interest in an issuer adverse to that of a Financing Vehicle. Because the Financing Vehicles operate different businesses, the affiliates are subject to a number of potential and actual conflicts of interest, potentially greater regulatory oversight, and more legal and contractual restrictions than would be the case if the affiliates had only a single line of business.

In particular, Financing Vehicles may invest in the same types of assets in which the other Financing Vehicles currently invest and expect to continue to invest in the future. Although we anticipate that the Financing Vehicles will operate within a limited and defined set of parameters (e.g., time, scope and duration) when acquiring any such assets, a Financing Vehicle could encounter actual and potential conflicts to the extent that any such Financing Vehicle competes with others for investment opportunities or our resources (e.g., personnel). These activities can adversely affect the prices and availability of loans or other assets held by or potentially considered for purchase for the account of a Financing Vehicle.
Subject to the requirements of each Financing Vehicle’s governing documents, investment opportunities sourced by affiliates or Financing Vehicles will generally be placed among the accounts of the applicable Financing Vehicles in a manner that the applicable manager or sponsor believes to be appropriate given the factors that it believes to be relevant, such as each Financing Vehicle’s respective investment objectives, concentration limits, interest and asset coverage tests, collateral quality, liquidity and requirements tests, lender covenants, the amount of free cash each of them has available for investment, total capital and capital commitments, anticipated future cash flows and cash requirements, and other considerations and limitations of such Financing Vehicle.
We regularly make determinations to allocate costs and expenses both among Financing Vehicles and between such vehicles and their respective governing entities. Certain of those determinations are inherently subjective and virtually all of them are subject to regulatory oversight. Any determination or allegation of, or investigation into, a potential violation could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses and applicable penalties, as well as increased regulatory oversight of our business. In addition, any determination to allocate fees to the applicable investment adviser or manager could negatively affect our net income, and ultimately decrease the value of Pagaya Ordinary Shares and our dividends to our shareholders.
We may need to raise additional funds in the future, including, but not limited to, through equity, debt, or convertible debt financings, to support business growth, and those funds may be unavailable on acceptable terms, or at all. As a result, we may be unable to meet our future capital requirements, which could limit our ability to grow and jeopardize our ability to continue our business.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and services, enhance our AI technology, scale and improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or convertible debt financings to secure additional funds. If we raise additional funds by issuing equity securities or securities convertible into equity securities, our shareholders may experience dilution. Debt financing, such as secured or unsecured borrowings, credit facilities or corporate bonds, may involve covenants restricting our operations or our ability to incur additional debt. Debt financing may also require security arrangements including but not limited to, cash collateral agreements that restrict the availability of cash held as collateral which is the case for amounts we may borrow in the future under our existing Credit Agreement and other facilities. In addition, future equity financing or replacement or refinancing of any debt financings may not be available on terms favorable to us or our shareholders, or at all, and the fact that debt holders are repaid first may reduce our ability to raise a later equity financing.
If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be unable to pursue certain business opportunities and our ability to continue to support our business growth and to respond to business challenges could be impaired and our business may be harmed. In addition, we may be unable to access capital to fund the purchases of additional products or other assets through raising new and successor Financing Vehicles. For additional information, see “—Risks Related to the Operations of Our Business—Our ability to raise capital from asset investors is a vital component of the products we offer to Partners. If we are unable to raise capital from asset investors at competitive rates, it would materially reduce our revenue and cash flow and adversely affect our financial condition.”
Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome. In addition, our business and operations could be negatively affected if they become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our share price.
We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by asset investors or Partners in connection with commercial disputes, claims by users, claims or investigations brought by regulators or employment claims made by our current or former employees and independent contractors. We are subject to claims in the ordinary course of business, including employment claims.
We are not currently a party to any pending or, to our knowledge, threatened litigation that will have a significant effect on our financial position or profitability. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us for which we are uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, as well as the frequency of lawsuits against special purpose acquisition company (“SPAC”) sponsors, has been increasing recently, especially in the context of SPAC business combinations. Volatility in the share price of the Class A Ordinary Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Pagaya Board’s attention and resources from Pagaya’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Pagaya’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Pagaya may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, Pagaya’s share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Although we currently maintain insurance coverage, such coverage may not be sufficient to cover the types or extent of claims or loss that may be incurred or received.
We currently maintain insurance in connection with our business, including, among other coverages, directors and officers liability insurance, errors and omissions/professional liability insurance, employment practices liability insurance, fiduciary liability insurance, and cyber insurance. The scope and limits of such insurance may not be sufficient to cover the types or extent of claims or loss that may be incurred or received. In addition, there may be risks for which Pagaya does not maintain or procure insurance coverage or for which the insurance coverage may not respond.
We are growing rapidly, and our insurance coverage may not be sufficient to protect us from any loss now or in the future and we may not be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. Our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, and regulatory scrutiny.
If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.
Our risk management policies and procedures, and those of our third-party vendors upon which we rely, may not be fully effective in identifying or mitigating risk exposure. If our policies and procedures do not adequately protect us from exposure to these risks, we may incur losses that would adversely affect our financial condition, reputation and market share.
We have developed risk management policies and procedures and we continue to refine them as we conduct our business. Many of our procedures involve oversight of third-party vendors that provide us with critical services such as information technology systems and infrastructure, portfolio management, custody, market data expenses and fund accounting and administration and pricing services. Our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure. Further, as we expand into new lines of business, our risk management policies and procedures may not be able to adequately keep up with our current rapid rate of expansion, and may not be adequate or sufficient to mitigate risks. Moreover, we are subject to the risks of errors and misconduct by our employees and independent contractors, including fraud and non-compliance with policies. These risks are difficult to detect in advance and deter, and could harm our business, results of operations or financial condition. Although we maintain insurance and use other traditional risk-shifting tools, such as third-party indemnification, to manage certain exposures, they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. If our policies and procedures do not adequately protect us from exposure, and our exposure is not adequately covered by insurance or other risk-shifting tools, we may incur losses that would adversely affect our business, financial condition and results of operations.
If there is a pledge of a substantial amount of Pagaya Ordinary Shares, a change of control could occur and could materially and adversely affect our financial condition, results of operation and cash flows.
Shareholders that beneficially own a significant interest in Pagaya may pledge a substantial portion of Pagaya Ordinary Shares that they own to secure loans made to them by financial institutions. If a shareholder defaults on any of its obligations under these pledge agreements or the related loan documents, these financial institutions may have the right to sell the pledged shares, subject to the lock-up restrictions set forth in the Pagaya Articles. Such a sale could cause our share price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Because these shares may be pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of Pagaya, even when such a change of control may not be in the best interests of our shareholders, and it could also result in a default under certain material contracts to which we are a party, which could materially and adversely affect our financial condition, results of operations and cash flows.
Risks Related to Technology, Intellectual Property and Data
Regulators may assert, and courts may conclude, that certain AI technology leads to unintentional bias or discrimination.
Regulatory agencies have expressed concerns that certain AI technology may lead to unintentional bias or discrimination in an automated credit analysis process. Such concerns could subject us to legal or regulatory liability, reputational harm, and/or increase our legal and compliance expenses. For example, on March 29, 2021, the Consumer Financial Protection Bureau (the “CFPB”) and the federal prudential bank regulators issued a “Request for Information and Comment on Financial Institutions’ Use of Artificial Intelligence, Including Machine Learning.” These regulators asked for comments regarding, among other things, whether the use of AI technology and machine learning in consumer credit underwriting can lead to bias and discrimination. A number of publicly submitted comments have asserted that AI technology and machine learning in consumer credit underwriting can lead to discrimination in violation of, inter alia, the Equal Credit Opportunity Act and the Fair Housing Act. This request for information process may lead to a regulatory rulemaking that could restrict the use of AI technology and machine learning in consumer credit underwriting. The Consumer Financial Protection Bureau recently announced that discrimination—intentional or unintentional but producing a discriminatory outcome—is an unfair, deceptive, or abusive act or practice (“UDAAP”) under the Consumer Financial Protection Act. In conjunction with this update, the CFPB also announced changes to its supervision and examination manual for evaluating UDAAPs. The updated examination manual notes that discrimination may meet the criteria for “unfairness” by causing substantial harm to consumers that they cannot reasonably avoid and that harm is not outweighed by countervailing benefits to consumers. The Equal Credit Opportunity Act and the Fair Credit Reporting Act require creditors to provide consumers with the reasons for denial of credit or other adverse action, and providing such reasons can be more difficult given the complexity of certain AI technology. In addition, the Federal Trade Commission (“FTC”) has brought enforcement actions related to the use of AI and automated credit analysis in circumstances where the FTC has determined that the use of such tools is insufficiently transparent to consumers. Our inability to comply, and enable our Partners and their customers to comply, with the requirements of existing laws or new interpretations of existing laws, or new regulatory rulemaking that restricts the use of AI technology in consumer credit underwriting or other markets, could adversely affect our business, financial condition, and results of operations. We may also be obligated to indemnify Partners or pay substantial settlement costs in connection with any such claim or litigation related to the use of our AI technology and automated credit analysis, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our AI technology could be costly and time consuming and divert the attention of our management and key personnel from our business operations.

We may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.
Our ability to operate our businesses depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our AI technology and adversely affect our ability to compete with them. We rely on a limited combination of trade secret, trademark laws and other rights, as well as confidentiality procedures, contractual provisions and our information security infrastructure to protect our proprietary technology, processes and other intellectual property. The steps we take to protect our intellectual property rights may be inadequate. For example, a third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and any such efforts may not be successful. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.
Our proprietary technology, including our AI technology, may be alleged to infringe upon third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. If we are unsuccessful, such claim or litigation could result in a requirement that we pay significant damages or licensing fees, or we could in some circumstances be required to make changes to our business to avoid such infringement, which would negatively impact our financial performance. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations.
Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management, employees and independent contractors.
In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
Furthermore, our technology may become obsolete or inadequate, and we may not be able to successfully develop, obtain or use new technologies to adapt our models and systems to compete with other technologies as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if our technology becomes obsolete or inadequate, our ability to maintain our model and systems or facilitate products could be adversely affected.
Our technology relies in part on third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to utilize our technology and increase our costs.
Our AI technology, including our computational infrastructure, relies on software licensed to us by third-party authors under “open-source” licenses. Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar solutions with less development effort and time and ultimately put us at a competitive disadvantage.
Although we monitor our use of open-source software to avoid subjecting our products to conditions we do not intend, the terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our services. Moreover, our processes for controlling our use of open-source software may not be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating our network on terms that are not economically favorable or feasible, to re-engineer our network or the supporting computational infrastructure to discontinue use of certain code, or to make generally available, in source code form, portions of our proprietary code.
Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our network depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and harm our reputation. In addition, the public availability of such software may make it easier for attackers to target and compromise our network through cyberattacks. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.
Our proprietary AI technology relies in part on the use of our Partners’ borrower data and third-party data, and if we lose the ability to use such data, or if such data contains gaps or inaccuracies, our business could be adversely affected.
We rely on our proprietary AI technology, which includes statistical models built using a variety of datasets. Our AI technology relies on a wide variety of data sources, including data collected from our Partners’ customers and applicants, credit bureau data and our credit experience gained through monitoring the payment performance of our Partners’ customers over time. If we are unable to access and use data collected from our Partners’ customers and applicants, data received from credit bureaus, repayment data collected as part of the funding component of our network, or other third-party data used in our AI technology, or our access to such data is limited, our ability to accurately evaluate our Partners’ potential customers, detect fraud and verify applicant data would be compromised. Any of the foregoing could negatively impact the accuracy and effectiveness of our AI technology and the volume of products facilitated with the assistance of our network.
Third-party data sources on which we rely include the consumer reporting agencies regulated by the CFPB and other data sources. Such data is electronically obtained from third parties and used in our AI technology to process our Partners’ applicants. Data from national credit bureaus and other consumer reporting agencies and other information that we receive from third parties about a Partner’s applicant or borrower, may be inaccurate or may not accurately reflect the applicant’s or borrower’s creditworthiness for a variety of reasons, including inaccurate reporting by creditors to the credit bureaus, errors, staleness or incompleteness.
In addition, if third-party data used to improve our AI technology or train the AI model is inaccurate, or access to such third-party data is limited or becomes unavailable to us, the efficacy of our AI technology and our ability to continue to improve our AI technology would be adversely affected. Any of the foregoing could, for our Partners, result in sub-optimally and inefficiently evaluated assets, incorrect evaluation of transactions, or higher than expected losses, which in turn could adversely affect our ability to attract new asset investors and Partners or increase our Partners’ volume of financial products and adversely affect our business, financial condition and results of operations.
Cyberattacks and security breaches of our technology, or those impacting our users or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.
We are dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, process, transmit and store large amounts of sensitive information, including personal information, credit information and other sensitive data of our Partners’ customers and other consumers providing their data to a Partner. It is critical that we do so in a manner designed to maintain the confidentiality, integrity and availability of such sensitive information. We also have arrangements in place with certain of our third-party vendors that require us to share consumer information. We rely on third parties to assist in our operations, and as a result, we manage a number of third-party vendors that may have access to our computer networks and sensitive or confidential information. In addition, many of those third parties turn to subcontractors or rely on their own service providers in outsourcing some of their responsibilities. As a result, our information technology systems, including the functions of third parties that are involved or have access to those systems, are large and complex, with many points of entry and access. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of our information technology systems, and the large amounts of sensitive information stored on those systems make such systems potentially vulnerable to unintentional or malicious, internal and external attacks. Vulnerabilities may be exploited from inadvertent or intentional actions of our employees, independent contractors, third-party service providers, Partners, asset investors or by malicious third parties that may result in actual or attempted unauthorized access, mishandling or misuse of information, computer viruses or malware, cyberattacks that could lead to unauthorized persons obtaining confidential information, destruction of data, disruption or deterioration of service, sabotaged or damaged systems, as well as distributed denial of service attacks, data breaches and other infiltration, exfiltration or other similar events. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others. In addition to the extraction of sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information and systems. Further, an increase in employees working remotely could increase the risk of a security breach. Significant disruptions of our, our Partners’ and third-party service providers’ and/or other business partners’ information technology systems or other similar data security incidents could adversely affect our business operations and result in the loss, misappropriation, or unauthorized access, use or disclosure of, or the prevention of access to, sensitive information, which could result in financial, legal, regulatory, business and reputational harm to us. Further, our systems, policies and procedures may not be able to adequately keep up with our rapid expansion, and may not be adequate or sufficient to mitigate risks. In addition, many governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity following a breach, which may cause our Partners’ customers and potential customers to lose confidence in the effectiveness of our data security measures related to our AI technology and business. Any security breach, whether actual or perceived, would harm our reputation and ability to attract new Partners and asset investors.
In addition, similar vulnerabilities may arise in the future as we continue to expand the features and functionalities of our network and introduce new products and services on our network, and we expect to continue investing substantially to protect against security vulnerabilities and incidents.
Our Financing Vehicles rely on third-party service providers for a substantial portion of our business activities and for Financing Vehicles, and any disruption of service experienced by such third-party service providers or our failure to manage and maintain existing relationships or identify other high-quality, third-party service providers could harm our reputation, business, results of operations and growth prospects. Our Financing Vehicles also depend on third-party property managers to manage our real property investments on a day-to-day basis, and there can be no assurance that they will operate such investments successfully.
Our Financing Vehicles rely on a variety of third-party service providers in connection with a substantial portion of the operation of our business and Financing Vehicles. Any performance issues, errors, bugs or defects in third-party software or services could result in errors, defects or a failure of our solutions, which could materially and adversely affect our reputation, business, financial condition and results of operations. Many of our third-party service providers attempt to impose limitations on their liability for such performance issues, errors, bugs or defects, and if enforceable, we may have additional liability to our Partners, asset investors or to other third parties that could harm our reputation and increase our operating costs. Additionally, in the future, we might need to license other software or services to enhance our solutions and meet evolving Partner and asset investor demands and requirements, which may be unavailable to us on commercially reasonable terms or not at all. Any limitations on our ability to use or obtain third-party software or services could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solutions until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or licensed and integrated into our solutions, which could adversely affect our business. In addition, third-party software and services may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business, financial condition and results of operations. We will need to maintain our relationships with third-party service providers and obtain software and services from such providers that do not contain any material errors or defects. Any failure to do so could adversely affect our ability to deliver effective solutions to Partners and asset investors and adversely affect our business.
With regard to property management, our Financing Vehicles rely heavily on third party property managers and their respective affiliates to provide property management, acquisition, rehabilitation and other services for the portfolios of single-family rental properties. There can be no assurance that the third-party property management firms employed by certain Financing Vehicles will be able to operate each investment successfully. Moreover, the risks of dependence on third-party property management firms are different by property type and by investment stage (for example, properties in development or redevelopment have a greater dependence on the leasing abilities of a third-party manager or leasing agent). Property managers may receive fees based upon gross revenues and such fee arrangements may create an incentive for the relevant investment to be managed in a manner that is not consistent with the applicable Financing Vehicle’s objectives.
Under applicable employment laws, we may not be able to enforce covenants not to compete.
We generally enter into non-competition agreements as part of our employment agreements with our employees. These agreements generally prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors, Partners or asset investors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees or consultants developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the protection of a company’s trade secrets or other proprietary knowhow.
Risks Related to Dual Class Structure
The dual class structure of Pagaya Ordinary Shares has the effect of concentrating voting power with certain shareholders—in particular, our Founders—which will effectively eliminate your ability to influence the outcome of many important determinations and transactions, including a change in control.
Our Class A Ordinary Shares, which are the shares that are being offered for sale, have one vote per share, and our Class B Ordinary Shares have 10 votes per share. On June 22, 2022, the Founders, and any Permitted Class B Owners, received all of the Class B Ordinary Shares that were issued and outstanding. By virtue of their holdings of Class B Ordinary Shares, the Founders, in the aggregate, hold approximately 80.94% of Pagaya’s voting power. In addition, the Founders hold Pagaya Options which, if exercised in full and assuming no dilution of their holdings, would result in the Founders’ holding, in the aggregate, approximately 87.44% of Pagaya’s voting power. This percentage may increase if additional shares are issued to our Founders based on increases in the market capitalization of Pagaya at the Closing as a result of the vesting of stock options. All outstanding Class B Ordinary Shares held by a Founder and any Permitted Class B Owners will automatically be converted into an equal number of Class A Ordinary Shares (and therefore will have one rather than 10 votes per share) on the earliest to occur of (i) (A) (1) such Founder’s employment as an officer of Pagaya being terminated not for cause, (2) such Founder resigning as an officer of Pagaya, (3) death or Permanent Disability (as defined in the Pagaya Articles) of such Founder or such Founder’s bankruptcy; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability, then such Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Class B Ordinary Shares and shall not convert into an equal number of Class A Ordinary Shares or (4) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Ordinary Shares and (B) such Founder no longer serving on the Pagaya Board; (ii) 90 days after such Founder is terminated for cause, subject to certain exceptions, or (iii) the earliest to occur of (A) such time as the Founders and their permitted transferees first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya and (B) the 15th anniversary of the Closing. See the section titled “Description of Securities—Pagaya Ordinary Shares—Class B Ordinary Shares” for further discussion of the terms of the Pagaya Articles, including the circumstances under which a Founder’s Class B

Ordinary Shares will convert into Class A Ordinary Shares. Accordingly, except with respect to the limited matters as to which Israeli corporate law requires approval by a majority of votes cast by shareholders other than controlling shareholders, and although such Founders are not parties to any voting agreement (other than the Pagaya Voting Agreement) or similar arrangement and are free to act independently of one another and without coordination or collaboration, such Founders will collectively effectively control all matters submitted to the Pagaya Shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.
The Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and the adoption of the Pagaya Articles may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.
The dual class structure of Pagaya Ordinary Shares may adversely affect the trading market for Class A Ordinary Shares.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P Mid Cap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI Inc. (“MSCI”), a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in indices that exclude companies with multi-class share structures, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in Class A Ordinary Shares. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make Class A Ordinary Shares less attractive to investors and, as a result, the market price of Class A Ordinary Shares could be adversely affected.
Risks Related to Our Legal and Regulatory Environment
Litigation, regulatory actions, consumer complaints and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.
In the ordinary course of business, we may be named as a defendant in various legal actions, including litigation, involving our Partners’ financial products. All such legal actions are inherently unpredictable and, regardless of the merits of the claims, litigation is often expensive, time-consuming, disruptive to our operations and resources, and distracting to management. Generally, litigation involving our Partner’s financial products arises from the dissatisfaction of a consumer with the products or services offered by our Partners; however, some of this litigation may arise from other matters, including claims of violation of laws related to do-not-call and credit reporting. Our involvement in any such matter also could cause significant harm to our or our Partners’ reputations and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. If resolved against us, legal actions could result in excessive verdicts and judgments, injunctive relief, equitable relief, and other adverse consequences that may affect our financial condition and how we operate our business.
In addition, a number of participants in the consumer financial services industry have been the subject of putative class action lawsuits, state attorney general actions, other state or local regulatory or enforcement actions, and federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices, violations of state licensing and lending laws, including state usury and disclosure laws, actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases, and allegations of noncompliance with various state and federal laws and regulations relating to originating and collecting consumer finance loans and other consumer financial services and products. In the current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in us undertaking significant time-consuming and expensive operational and compliance improvement efforts, which may delay or preclude our or our Partners’ ability to provide certain new products and services, including the use of our AI technology by Partners. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection and anti-discrimination statutes or under any of the various federal consumer financial services statutes, including those prohibiting discrimination in lending and unfair, deceptive, and abusive acts or practices, may result in a separate fine assessed for each statutory and regulatory violation or substantial damages from class action lawsuits, potentially in excess of the amounts we earned from the underlying activities.
Many of the consumer and credit assets that the Financing Vehicles acquire are governed by agreements that include arbitration clauses. If these arbitration agreements were to become unenforceable for any reason, or such clauses are not included, we could experience an increase to our consumer litigation costs and exposure to potentially damaging class action lawsuits, with a potential material adverse effect on our business and results of operations.
In addition, from time to time, through our operational and compliance controls, we identify compliance issues that require us to make operational changes and, depending on the nature of the issues, could result in financial remediation. These self-identified issues and remediation payments could be significant, depending on the issues and impact, and could generate litigation or regulatory investigations that subject us to additional risk.
If we fail to comply with or facilitate compliance with, or our Partners fail to comply with the variety of federal, state and local laws to which we or they are subject, including those related to consumer protection, consumer finance, lending, fair lending, data protection, and investment advisory services, or if we or our Partners are found to be operating without having obtained necessary state or local licenses, it may result in regulatory action, litigation, or monetary payments or may otherwise negatively impact our reputation, business, and results of operations, and may prevent us from serving users in jurisdictions where those regulations apply.
Our Partners and prospective Partners are highly regulated and are generally required to comply with stringent regulations in connection with performing business functions that our products and services address. Additionally, we facilitate compliance with these regulatory requirements. While we currently operate our business in an effort to ensure our business itself is not subject to extensive regulation, there is a risk that certain regulations could become applicable to us, including as we expand the functionality and use of our AI technology and network. In addition, we and our Partners, vendors, and other service providers must comply with laws and regulatory regimes that apply to us directly and our Partners, vendors, and other service providers indirectly, including through certain of our products and services, and in areas such as consumer finance and lending, investment advisory and securities law, and data protection, use and cybersecurity, and through our relationships with our Partners and the Financing Vehicles.
We must comply with regulatory regimes or facilitate compliance with regulatory regimes on behalf of our Partners that are independently subject to supervision by federal and state financial services and consumer protection regulators, including those applicable to consumer credit transactions, account servicing and debt collection, and the purchase and sale of whole loans and other related transactions. Certain state laws generally regulate interest rates, fees and other charges, require certain disclosures and regulate various loan terms and conditions. In addition, other federal and state laws may apply to loan originations, underwriting, allocation of finance assets originated by our Partners, the servicing and collection of loans and other obligations, the purchase and sale of whole loans or other obligations or securitization vehicles.
Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activities relating to consumer finance transactions, including facilitating, offering and assisting with such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or purchasing or selling consumer loans or other obligations. The application of some consumer finance licensing laws to our AI technology, the networks of our Partners and the related activities we perform is unclear or debatable, which increases the risk that we may be deemed noncompliant with such licensing laws. In addition, state licensing requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of parties engaged in loan solicitation activities. If we or our Partners were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, our business could be harmed or limited, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties and other penalties or consequences, and the obligations from our Partners could be rendered void or unenforceable, in whole or in part, any of which could have a material adverse effect on our business.
In particular, certain statutes, laws, regulations and rules to which we, our Partners, the Financing Vehicles or their respective service providers are or may be subject, and with which we facilitate or may facilitate compliance, include:
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foreign, U.S. federal and state lending statutes and regulations that require certain parties, including our Partners, to hold licenses or other government approvals or filings in connection with specified activities, and impose requirements related to marketing and advertising, transaction disclosures and terms, fees and interest rates, usury, credit discrimination, credit reporting, servicemember relief, debt collection, repossession, unfair or deceptive business practices and consumer protection, as well as other state laws relating to privacy, information security, conduct in connection with data breaches and money transmission;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discouraging or discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act, and similar state and municipal fair lending laws;

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foreign, U.S. federal and state securities laws, including, among others, the Securities Act, the Exchange Act, the Investment Advisers Act, and the Investment Company Act rules and regulations adopted under those laws, and similar foreign, state laws and regulations which govern securities law, advisory services, Financing Vehicles or how we generate or purchase consumer credit assets, other loan product regulations, the Israeli Joint Investments in Trust Law, 5754-1994, the Israeli Securities Law, the Israeli Law for Regulation of Investment Advice, Investment Marketing and Portfolio Management, 5755-1995, the Israeli Law for Supervision of Financial Services (Regulated Financial Services), 5776-2016, and the Israeli Banking (Licensing) Law, 5741-1981;

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foreign, U.S. federal and state laws and regulations addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection, and processing of certain types of data, including, among others, Fair Credit Reporting Act (the “FCRA”), Gramm-Leach-Bliley Act (the “GLBA”), Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, Controlling the Assault of Non-Solicited Pornography and Marketing (the “CAN-SPAM”), Canada’s Anti-Spam Law, Telephone Consumer Protection Act (the “TCPA”), Federal Trade Commission Act (the “FTC Act”), California Consumer Privacy Act (the “CCPA”) and General Data Protection Regulation (the “GDPR”);

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the FCRA and Regulation V promulgated thereunder, which imposes certain obligations on users of consumer reports and those that furnish information to consumer reporting agencies, including obligations relating to obtaining or using consumer reports, taking adverse action on the basis of information from consumer reports, the accuracy and integrity of furnished information, addressing risks of identity theft and fraud and protecting the privacy and security of consumer reports and consumer report information and other related data use laws and regulations;

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the GLBA and Regulation P promulgated thereunder, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information, and other privacy laws and regulations;

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the U.S. credit risk retention rules promulgated under the Dodd-Frank Act, which require a securitizer of securitization vehicles to retain an economic interest in the credit risk of the assets collateralizing the securitization vehicles;

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the Truth in Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their consumer credit obligations, require creditors to comply with certain practice restrictions, limit the ability of a creditor to impose certain terms, impose disclosure requirements in connection with credit card applications and solicitations, and impose disclosure requirements in connection with credit advertising;

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Section 5 of the FTC Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service, and analogous state laws prohibiting unfair, deceptive, unconscionable, unlawful or abusive acts or practices;

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the Credit Practices Rule, which (i) prohibits creditors from using certain contract provisions that the Federal Trade Commission has found to be unfair to consumers; (ii) requires creditors to advise consumers who co-sign obligations about their potential liability if the primary obligor fails to pay; and (iii) prohibits certain late charges;

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the FRB, OCC and FDIC guidance related to model risk management and management of vendors and other bank specific requirements pursuant to the terms of service agreements with banks and the examination and enforcement authority of the FDIC under the Bank Service Company Act;

•	U.S. federal and state regulation and licensing requirements related to the auto insurance and finance industries, including related to being a manager general agent;
•	the U.S. Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
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the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers, so that military members can devote full attention to military duties;

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the Military Lending Act, which requires those who lend to “covered borrowers,” including members of the military and their dependents, to only offer Military Annual Percentage Rates (“APRs”) (a specific measure of all-in-cost-of-credit) under 36%, prohibits arbitration clauses in loan agreements, and prohibits certain other loan agreement terms and lending practices in connection with loans to military servicemembers, among other requirements, and for which violations may result in penalties including voiding of a loan agreement;

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the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including a prohibition on a creditor requiring a consumer to repay a credit agreement in preauthorized (recurring) electronic fund transfers and disclosure and authorization requirements in connection with such transfers;

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the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•	the Right to Financial Privacy Act and similar state laws enacted to provide the financial records of financial institution customers a reasonable amount of privacy from government scrutiny;
•	the Bank Secrecy Act and the USA PATRIOT Act, which relate to compliance with anti-money laundering, borrower due diligence and record-keeping policies and procedures;

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the regulations promulgated by the Office of Foreign Assets Control (“OFAC”) under the U.S. Treasury Department related to the administration and enforcement of sanctions against foreign jurisdictions and persons that threaten U.S. foreign policy and national security goals, primarily to prevent targeted jurisdictions and persons from accessing the U.S. financial system;

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governmental laws, regulations, and covenants that are applicable to the properties that our Financing Vehicles have interests in, including tenant relief laws, restrictions on evictions and collections, rent control laws, affordability covenants, permit, license, and zoning requirements;

•	U.S. Fair Housing Act and state and local fair housing laws; and
•	other foreign, U.S., federal, state and local statutes, rules and regulations.
We and our Partners may not always have been, and may not always be, in compliance with these and other applicable statutes, regulations, rules and other laws. Compliance with these requirements is costly, time-consuming and limits our operational flexibility. Additionally, Congress, the states and regulatory agencies, as well as local municipalities, could further regulate consumer financial services in ways that make it more difficult or costly for us to operate our AI technology and offer related services or facilitate the allocation of obligations from our Partners. These laws also are often subject to changes that could severely limit the operations of our business model. For example, in 2019, a bill was introduced in the U.S. Senate that would create a notional cap of the lesser of 15% Annual Percentage Rate (“APR”) or the maximum rate permitted by the state in which the consumer resides. Although such a bill may never be enacted into law, if such a bill were to be enacted, it would greatly restrict the number of loans that could be placed through our network. Further, changes in the regulatory application or judicial interpretation of the laws and regulations applicable to financial institutions also could impact the manner in which we conduct our business. The regulatory environment in which financial institutions operate has become increasingly complex, and following the financial crisis that began in 2008, supervisory efforts to enforce relevant laws, regulations and policies have become more intense. Additionally, states are increasingly introducing and, in some cases, passing laws that restrict interest rates and APRs on loans similar to the assets acquired by the Financing Vehicles. For example, California has enacted a “mini-CFPB,” which increases its oversight over partnership relationships and strengthens state consumer protection authority of state regulators to police debt collections and unfair, deceptive or abusive acts and practices. Additionally, voter referenda have been introduced and, in some cases, passed restrictions on interest rates and/or APRs. If such legislation or bills were to be adopted, or state or federal regulators seek to restrict regulated financial institutions such as our Partners from engaging in business with us in certain ways, our Partners’ ability to originate assets in certain states, and the ability of Financing Vehicles to purchase such assets, could be greatly reduced, and as a result, our business, financial condition and results of operations would be adversely affected.
In addition, we are currently subject to a variety of, and may in the future become subject to, additional foreign, federal, state, and local laws that are continuously changing, including laws related to: the real estate brokerage, auto insurance, real estate ownership and services industries, credit cards, and data security, cybersecurity, privacy, and consumer protection. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability, or other remedies, including revocation of licenses and suspension of business operations.
Where applicable, we seek to comply with applicable law. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that our compliance policies and procedures will be effective. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. Nevertheless, if we, our Partners or the Financing Vehicles are found to not comply with applicable laws, we could become subject to greater scrutiny by regulatory agencies, face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate or acquire assets or make our network available to Partners and their customers in particular states, which may harm our business. In addition, non-compliance could subject us to damages, litigation, class action lawsuits, regulatory action, investigations, administrative enforcement actions, monetary payments to our Partners or asset investors, rescission rights held by investors in securities offerings and civil and criminal liability, all of which would harm our business and reputation.

Changes in laws or regulations relating to privacy, cybersecurity, data protection, or the protection, use or transfer of personal information, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection, or the protection or transfer of personal information, could adversely affect our business.
We, our Partners, vendors, and other service providers, receive, collect, use, disclose, transmit, and store a large volume of personally identifiable information and other sensitive data relating to individuals, such as our Partners’ customers, asset investors and our employees. Our use, receipt, and other processing of data in our business subjects us to numerous state, federal and foreign laws and regulations, addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection, and processing of certain types of data. Such regulations include, for example, the GLBA, Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, CAN-SPAM, Canada’s Anti- Spam Law, TCPA, FCRA, FTC Act, and the CCPA. These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in interpretation or enforcement, and may be inconsistent from one jurisdiction to another.
For example, the FTC has announced a Notice of Proposed Rulemaking relating to proposed amendments to the GLBA’s Safeguards Rule, which requires financial services providers, like our Partners, to develop, implement, and maintain a comprehensive information security program. The proposed amendments provide more prescriptive security controls that financial services providers would be required to implement, such as specific access and authentication controls, risk assessment requirements, and oversight by appointment of a Chief Information Security Officer who would be required to provide annual written reports to the board of directors. In addition, the FTC has brought enforcement actions against third-party service providers of financial services providers directly and against financial services providers for failures by service providers to implement appropriate controls to safeguard consumers’ personal information.
As another example, the CCPA went into effect on January 1, 2020, and, among other things, requires new disclosures to California consumers and affords such consumers new data privacy rights, including, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to opt out of certain sales of personal information. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties of up to $7,500 per violation. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), was approved by California voters in the November 3, 2020 election, and significantly modifies the CCPA, including expanding California consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations originally expected on or before July 1, 2022, but now expected to be published in the third or fourth quarter of 2022, and enforcement beginning July 1, 2023. Some observers have noted the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could also increase our potential liability and adversely affect our business. For example, the CCPA has encouraged “copycat” or other similar laws to be considered and proposed in other states across the country, such as in Virginia, Colorado, Connecticut, New Hampshire, Illinois, Nebraska, and Utah. On March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “CDPA”), and on July 8, 2021, Colorado enacted the Colorado Privacy Act (the “CPA”), comprehensive privacy statutes that become effective on January 1, 2023 and July 1, 2023, respectively, and share similarities with the CCPA, CPRA, and legislation proposed in other states.
The CCPA, CPRA, CDPA, CPA and other changes in laws or regulations relating to privacy, cybersecurity, data protection, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of laws or regulations like the GLBA, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our network, require significant changes to our operations, or even prevent us from providing our network in jurisdictions in which we currently operate and in which we may operate in the future. Certain other state laws impose similar privacy obligations and we also expect that more states may enact legislation similar to the CCPA, CPRA, CDPA and CPA, which provide consumers with new privacy rights and increase the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions, and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data, and could result in increased compliance costs and/or changes in business practices and policies. In addition, some jurisdictions, such as New York, Massachusetts, and Nevada, have enacted more generalized data security laws that apply to certain data that we process. We cannot yet fully determine the impact these or future laws, rules, regulations, and industry standards may have on our business or operations. Any such laws, rules, regulations, and industry standards may be inconsistent among different jurisdictions, subject to differing interpretations, or may conflict with our current or future practices. Additionally, our Partners’ customers may be subject to differing privacy laws, rules, and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions. Adherence to such contractual requirements may impact our receipt, use, processing, storage, sharing, and disclosure of various types of information including financial information and other personal information, and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules, and regulations evolve. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned products and services and/or increase our cost of doing business.
Additionally, we have incurred, and may continue to incur, significant expenses in an effort to comply with privacy, cybersecurity, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. In particular, with laws and regulations such as the FCRA, GLBA, CCPA, CPRA, CDPA, CPA and potentially other laws and regulations that may be proposed or amended, imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.
As our business grows, we may become subject to privacy and data security laws from other jurisdictions outside of the United States and Israel, potentially including the GDPR. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of persons located in the European Economic Area (the “EEA”) and the data practices of companies operating in the EEA. Among other things, the GDPR imposes requirements regarding the security of personal data and notification of data processing obligations to competent national data processing authorities, provides for lawful bases on which personal data can be processed, provides for an expansive definition of personal data and requires changes to informed consent practices. In addition, the GDPR provides for heightened scrutiny of transfers of personal data from the European Economic Area, to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of an enterprise’s consolidated annual worldwide gross revenue). The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations. If we expand our business into Europe and/or the United Kingdom, which has enacted data protection laws substantially implementing the GDPR, we will need to comply with the GDPR and/or data protection laws of the United Kingdom. This will involve significant resources and expense and may also impair our ability to offer our existing or planned features, products and services and/or increase our cost of doing business.
Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, cybersecurity, data protection, and information security, it is possible that our interpretations of the law, practices, or our network could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our Partners, vendors, service providers, or Partners’ customers, to comply with applicable laws or regulations or any other obligations relating to privacy, cybersecurity, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personal information or other data relating to consumers or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing Partners from working with us, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.

A heightened regulatory and enforcement environment in the financial services industry may have an adverse impact on our Partners and our business.
Since the enactment of the Dodd-Frank Act, a number of substantial regulations affecting the supervision and operation of the financial services industry within the United States have been adopted, including those that establish the CFPB. The CFPB has issued guidance that applies to, and conducts direct examinations of, “supervised banks and nonbanks” as well as “supervised service providers”. In addition, the CFPB regulates consumer financial products and services. Certain of our Partners are also subject to regulation by federal and state authorities and, as a result, could pass through some of those compliance obligations to us.
To the extent this oversight or regulation negatively impacts our Partners, our business, financial condition, and results of operations could be adversely affected because, among other matters, our Partners could have less capacity to purchase products and services from us, could decide to avoid or abandon certain lines of business, or could seek to pass on increased costs to us by re-negotiating their agreements with us. Additional regulation, examination, and oversight of us could require us to modify the manner in which we contract with or provide products and services to our Partners, require us to invest additional time and resources to comply with such oversight and regulations, or limit our ability to update our existing products and services, or require us to develop new ones. Any of these events, if realized, could adversely affect our business, financial condition, and results of operations. The heightened enforcement environment includes a recent initiative by the Department of Justice Civil Rights Division, the CFPB and bank regulators to focus on “digital redlining” resulting from purportedly biased underwriting algorithms.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements, our activities may be restricted, and our ability to conduct business could be materially adversely affected.
If the Company were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business. The Investment Company Act contains substantive legal requirements that regulate the manner in which an “investment company” is permitted to conduct its business activities.
The Investment Company Act defines an “investment company” as, in pertinent part, an issuer that holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or, absent an applicable exemption, owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. However, an issuer engaged primarily, directly or through a wholly-owned subsidiary or subsidiaries (that themselves are not investment companies or relying on an exclusion from the definition of “investment company” set out in Sections 3(c)(1) or 3(c)(7)), in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities is excluded from the definition of “investment company.”
The Company currently holds interests in securitization transactions in order to satisfy U.S. risk retention requirements, which in the aggregate exceed 40% of our assets (exclusive of U.S. government securities and cash items) reflected on our balance sheet. Nonetheless, we believe that we are engaged primarily in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities and we have conducted, and intend to continue to conduct, our business in a manner that does not result in us being characterized as an investment company. We believe that we are engaged primarily in the business of developing and implementing proprietary AI technology and related software solutions to assist Partners to originate loans and other assets with more effective credit decision-making processes, and sponsoring, managing and/or administering Financing Vehicles; and we are not in the business of investing, reinvesting or trading in securities. We also believe that our primary source of income is fees earned in exchange for the provision of services and not income on investment securities. However, to avoid being deemed an investment company, we may decide to forego attractive opportunities to expand our business.
If we are deemed to be an investment company under the Investment Company Act, including as a result of changes in our business in the future (although no such changes are currently anticipated), we may be required to institute burdensome compliance requirements, restricting our activities in a way that could adversely affect our business, financial condition and results of operations. The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the

Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted. Compliance with the requirements of the Investment Company Act applicable to registered investment companies may make it difficult for us to continue our current operations and could materially and adversely affect our business, financial condition and results of operations. If we were ever deemed to be in noncompliance with the Investment Company Act, we could also be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties, cease-and-desist orders or other adverse consequences, as well as private rights of action, any of which could materially adversely affect our business.
The SEC oversees and directly regulates the activities of a subsidiary that is a registered investment adviser under the Investment Advisers Act.
The Investment Advisers Act imposes specific restrictions on an investment adviser’s ability to conduct its investment advisory business and operations. Our registered investment adviser and certain other parts of our business are subject to additional requirements that cover, among other things, disclosure of information about our business to Partners and asset investors; maintenance of written compliance policies and procedures; conflicts of interest; agency and principal transactions; maintenance of extensive books and records; restrictions on the types of fees we may charge, including network AI fees; solicitation arrangements; maintaining effective compliance programs; custody of client assets; client privacy; advertising; and proxy voting. Under the Investment Advisers Act, an investment adviser (whether or not registered under the Investment Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; conflicts of interest; allocations of investment opportunities among clients or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. One of our subsidiaries is subject to regular examinations by the SEC and as a newly registered investment adviser in 2021, it has not yet undergone a routine examination. Any adverse findings resulting from such examination may result in administrative enforcements or significant reputational harm. Failure to comply with the obligations imposed by the Investment Advisers Act could result in investigations, sanctions, restrictions on the activities of us or our personnel and reputational damage.
We and the Financing Vehicles rely on complex exemptions from statutes in conducting the funding component of our business.
We regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act, the Commodity Exchange Act and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting the funding component of our business with the Financing Vehicles. The requirements imposed by regulators are designed primarily to ensure the integrity of the financial markets and to protect asset investors and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities and impose burdensome compliance requirements. These exemptions are highly complex, the application to our business and Financing Vehicles can be ambiguous and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, or their applicability challenged, we could become subject to regulatory action or third party claims and our business could be materially and adversely affected.
Securitizations expose us to certain risks, and we can provide no assurance that we will be able to access the securitization market in the future, which could materially and adversely affect our ability to execute on our business plan.
We have sponsored the securitizations, and may in the future sponsor securitizations, of certain assets acquired from our Partners by the Financing Vehicles. In asset-backed securities transactions, a special purpose entity (or “SPE”), which we administer, purchases pools of assets from certain of our Partners. Concurrently, each securitization SPE typically issues notes and certificates pursuant to the terms of indentures and trust agreements.

The securities issued by the SPEs in securitization vehicles transactions are each secured by the pool of assets owned by the applicable SPE. We may retain equity interests in the SPEs, which are residual interests in that they entitle the equity owners of such SPEs, including us, to a certain proportion of the residual cash flows, if any, from the loans and any assets remaining in such SPEs once the securities are satisfied and paid in full. Further, we, as securitization sponsor or through a majority-owned affiliate, will hold either an eligible horizontal interest in the most subordinate class of securities or an eligible vertical interest of a portion of each class of securities offered to satisfy U.S. risk retention requirements, and we may purchase securities in excess of the amount required pursuant to U.S. risk retention rules. As a result of challenging credit and liquidity conditions, the value of the subordinated securities that we retain or other transaction participants purchase in such SPEs might be reduced or, in some cases, eliminated.
During periods of financial disruption, such as the financial crisis that began in 2008 and the COVID-19 pandemic that began in early 2020, the securitization market has been constrained or has contracted, and this could occur again in the future. In addition, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding asset-backed securities, could result in decreased investor demand for securities issued through our securitization transactions, or increased competition from other institutions that undertake securitization transactions. In addition, compliance with certain regulatory requirements, including the Dodd-Frank Act, the Investment Company Act and the so-called “Volcker Rule,” may affect the type of securitizations that we are able to complete or limit our ability to effect securitization transactions entirely. Recent deterioration in the securitization markets and potential future declines may materially impact our revenues, income and cash flow. In particular, certain of our historical Financing Vehicles have had substantially higher delinquencies when compared to similar securitizations of our 2020 vintage, which may result in a decline in our revenue, income and cash flow.
If it is not possible or economical for us to securitize consumer credit assets in the future, we would need to seek alternative financing to support our business and the products and services we provide to our Partners. Such funding may be unavailable on commercially reasonable terms, or at all. If the cost of such purchasing consumer credit assets were to be higher than that of our securitizations, the fair value of the consumer credit assets would likely be reduced, which would negatively affect the investment performance of certain of the Financing Vehicles and our results of operations. If we are unable to access such alternative financing, our ability to direct the purchase of consumer credit assets by securitization vehicles and our results of operations, financial condition and liquidity would be materially adversely affected.
Pursuant to the terms of the securitization transaction documents, we may be entitled to excess amounts, if any, generated by the sale of securitization notes and certificates to asset investors, which represents a significant source of our earnings. We cannot assure you that the Financing Vehicles will continue to purchase consumer credit assets or that they will continue to purchase assets in transactions that generate the same excess cash flow, spreads and/or fees that have historically been purchased.
Potential asset investors may also reduce the prices they are willing to pay for the securitization notes and/or certificates they purchase during periods of economic slowdown or recession to compensate for any increased risks. A reduction in the sale price of the securitization notes and/or certificates would negatively impact our operations and returns. Any sustained decline in demand for consumer credit assets, or any increase in delinquencies, defaults or losses that result from economic downturns, may also reduce the price we receive on securitization notes and/or certificates, which would harm our business, financial condition and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.
We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the Israeli Ministry of Defense, the Israeli Ministry of Finance, and other relevant governmental authorities.
We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 5737-1977, the Israeli

Prohibition on Money Laundering Law, 5760-2000 and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems, and controls designed to promote compliance with applicable anti-corruption laws.
As we increase and scale our business, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, Partners, asset investors and agents, even if we do not authorize such activities.
Our Partners may have customers, or asset investors may be, in jurisdictions that are subject to economic and financial sanctions programs or trade embargoes maintained by the United States (including sanctions administered by OFAC), Israel (including the Israeli Trade with the Enemy Ordinance, 1939, the Israeli Defense Export Control Law, 5767-2007, the Israeli Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports), 5767-2006 and other sanctions laws and specialized lists), the European Union, the United Kingdom, and other applicable jurisdictions. These sanctions generally prohibit the sale of products or provision of services to jurisdictions subject to a full embargo (“Sanctioned Countries”) and to sanctioned parties. We have taken steps to avoid having transactions with those in Sanctioned Countries and have implemented various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, due to the remote nature of our solutions and the potential for manipulation using virtual private networks, we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations. If we are found to be in violation of any applicable sanctions regulations laws and regulations, it could result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.
Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.
As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.
The political and regulatory framework for AI technology and machine learning is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our network and the way in which we use AI technology and machine learning, including with respect to lending laws, fair lending laws and model risk management guidance. In the last year, the CFPB has increased its focus on financial institutions that rely on AI technology in their business and has sent requests for information to various companies to better understand the use of AI technology and machine learning by financial institutions. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations. In addition, a number of U.S. lawmakers have stated that algorithmic underwriting technologies may result in disparate impact discrimination and urged consumer regulatory agencies to increase enforcement actions where necessary to ensure that consumer lending technology is not being used to discriminate or exacerbate existing biases. Accordingly, we face a risk that the use of machine learning in our models, or one or more variables in our model, could be deemed to have resulted in a “disparate impact” on protected groups. Such a result would require us to revise the loan decisioning model in a manner that might generate lower approval rates or higher credit losses.
If obligations by one or more Partners that utilize our network were subject to successful challenge that the Partner was not the “true lender,” such obligations may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business, financial condition and results of operations.
Obligations are originated by our Partners in reliance on the fact that our Partners or their bank partners (if applicable) are the “true lenders” for such obligations rather than us or our Partners (if applicable). That true lender status determines various program details, including that we do not hold licenses required solely for being the party that extends credit to consumers, among other requirements. Because the obligations facilitated with the assistance of our AI technology are originated by our Partners or their bank partners, many state consumer financial regulatory requirements, including usury restrictions (other than the restrictions of the state in which a Partner originating a particular obligation is located) and many licensing requirements and substantive requirements under state consumer credit laws, are treated as inapplicable based on principles of federal preemption or express exemptions provided in relevant state laws for certain types of financial institutions or obligations they originate.
Certain recent litigation and regulatory enforcement activities have challenged, or are currently challenging, the characterization of certain Partners or their bank partners as the “true lender” in connection with programs involving origination relationships between a bank partner and non-bank lending network or program manager. For example, the Colorado Administrator has entered into a settlement agreement with certain banks and nonbanks that addresses this true lender issue. Specifically, the settlement agreement sets forth a safe harbor indicating that a bank is the true lender if certain specific terms and conditions are met. However, other states could also bring lawsuits based on these types of relationships. For example, on June 5, 2020, the Washington, DC Attorney General filed a lawsuit against online lender Elevate Credit International Limited (“Elevate”) for allegedly deceptively marketing high-cost loans with interest rates above the Washington, DC usury cap. The usury claim is based on an allegation that Elevate, which was not licensed in Washington, DC, and not its partner bank, originated these loans, and was therefore in violation of the state’s usury laws.
Pursuant to the Congressional Review Act, Congress and the executive branch have repealed the Office of the Comptroller of the Currency’s (the “OCC”) True Lender Rule, which deemed a national bank that funded a loan or was named as the lender in an agreement the “true lender.” Under the Congressional Review Act, the OCC is barred from promulgating a substantially similar rule. Accordingly, how regulators and courts will apply and interpret laws relevant to the “true lender” issue is unclear.
There have been no formal proceedings against us or the Financing Vehicles or indication of any such proceedings to date, but there can be no assurance that the Colorado Administrator will not make assertions similar to those made in its present actions with respect to the obligations facilitated with the assistance of our network in the future.
It is also possible that other state agencies or regulators could make similar assertions. If a court, or a state or federal enforcement agency were to deem us, rather than our Partners, to be the “true lender” for obligations originated by our Partners on our network, and if for this reason (or any other reason) the obligations were deemed subject to and in violation of certain state consumer finance laws, we (or the Financing Vehicles) could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas) and other penalties or consequences, and the obligations could be rendered void or enforceable in whole or in part, any of which could have a material adverse effect on our business (directly, or as a result of adverse impact on our relationships with our Partners, asset investors or other commercial counterparties).

If assets originated by our Partners were found to violate the laws of one or more states, whether at origination or after sale by our Partners, assets acquired, directly or indirectly, by the Financing Vehicles may be unenforceable or otherwise impaired, we (or the Financing Vehicles) may be subject to, among other things, fines and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.
When establishing the interest rates and structures (and the amounts and structures of certain fees constituting interest under federal banking law, such as origination fees, late fees and non-sufficient funds fees) that are charged by our Partners on assets originated with the assistance of our AI technology, our Partners (or their bank partners) rely on certain authority under federal law to export the interest rate permitted in the state where each Partner (or its bank partners) is located to their customers in all other states. Further, certain of our Partners and asset investors rely on the ability of subsequent holders to continue charging such rate with such fee structures and enforce other contractual terms agreed to by our Partners (or their bank partners), which are permissible under federal banking laws following the acquisition of the assets. The current annual percentage rates of the assets facilitated with the assistance of our technology network typically range up to 36%. In some states, the interest rates of certain loans exceed the maximum interest rate permitted for consumer loans made by non-bank lenders to customers residing in, or that have nexus to, such states. In addition, the rate structures for assets may not be permissible in all states for non-bank lenders and/or the amount or structures of certain fees charged in connection with assets may not be permissible in all states for non-bank lenders.
Usury, fee and disclosure-related claims involving loans may be brought or raised in multiple ways. Program participants may face litigation, government enforcement or other challenge, for example, based on claims that bank lenders did not establish loan terms that were permissible in the state such participants were located or did not correctly identify the home or host state in which they were located for purposes of interest exportation authority under federal law. Alternatively, we, our non-bank Partners or asset investors may face litigation, government enforcement or other challenge, for example, based on claims that rates and fees were lawful at origination, but that subsequent purchasers were unable to enforce the loan pursuant to its contracted-for terms, or that certain disclosures were not provided at origination because while such disclosures are not required of banks, they may be required of non-bank lenders.
In Madden v. Midland Funding, LLC, 786 F.3d 246 (2d Cir. 2015), cert. denied, 136 S. Ct. 2505 (June 27, 2016), for example, the U.S. Court of Appeals for the Second Circuit held that the non-bank purchaser of defaulted credit card debt could not rely on preemption standards under the National Bank Act applicable to the originator of such debt in defense of usury claims.
The extent to which other courts will apply the Second Circuit’s Madden decision remains subject to clarification. For example, the Colorado Administrator of the Colorado Uniform Consumer Credit Code (the “UCCC”), reached a settlement with respect to complaints against two online lending platforms, including with respect to the role of partners and sale of assets to investors. The complaints included, among other claims, allegations, grounded in the Second Circuit’s Madden decision, that the rates and fees for certain loans could not be enforced lawfully by non-bank purchasers of bank-originated loans. Under the settlement, these banks and non-Partners committed to, among other things, limit the APR on loans to Colorado consumers to 36% and to take other actions to ensure that the banks were in fact the true lenders. The nonbanks also agreed to obtain and maintain a Colorado lending license. In Colorado, this settlement should provide a helpful model for what constitutes an acceptable Partnership model. However, the settlement may also invite other states to initiate their own actions, and set their own regulatory standards through enforcement.
As noted above, federal prudential regulators have also taken actions to address the Madden decision. On May 29, 2020, the OCC issued a final rule reaffirming the “valid when made” doctrine. This ruling affirms that when a national bank or savings association sells, assigns, or otherwise transfers a loan, interest permissible before the transfer continues to be permissible after the transfer. That rule took effect on August 3, 2020. Similarly, the FDIC finalized on June 25, 2020 its 2019 proposal declaring that the interest rate for a loan is determined when the loan is made, and will not be affected by subsequent events. A number of states have filed suits seeking to invalidate these rules on the grounds that the OCC and FDIC exceeded their authority when promulgating those rules. Notably, on February 8, 2022 the District Court for the Northern District of California granted summary judgment in favor of the OCC and FDIC against state claims that the valid when made rules adopted by the FDIC and OCC were invalid; however, future court interpretations of these federal rules are uncertain.

There are factual distinctions between our programs and the circumstances addressed in the Second Circuit’s Madden decision, as well as the circumstances in the Colorado Uniform Consumer Credit Code settlement, credit card securitization litigation, and similar cases. As noted above, there are also bases on which the Madden decision’s validity might be subject to challenge or the Madden decision may be addressed by federal regulation or legislation. Nevertheless, there can be no guarantee that a Madden-like claim will not be brought successfully against us or the Financing Vehicles.
If a borrower or any state agency were to successfully bring a claim against us, our Partners, a Financing Vehicle, the managers or administrators of such vehicles or asset investors for a state usury law or fee restriction violation and the rate or fee at issue on the loan was impermissible under applicable state law, we, our Partners, Financing Vehicles, administrators or such asset investors may face various commercial and legal repercussions, including that such parties would not receive the total amount of interest expected, and in some cases, may not receive any interest or principal, may hold assets that are void, voidable, rescindable, or otherwise impaired, or may be subject to monetary, injunctive or criminal penalties. Were such repercussions to apply to us, we may suffer direct monetary loss or may be a less attractive candidate for our Partners, Financing Vehicle administrators or asset investors with which to enter into or renew relationships. We may also be subject to payment of damages in situations where we agreed to provide indemnification to our Partners or Financing Vehicles, as well as fines and penalties assessed by state and federal regulatory agencies.
The CFPB has at times taken expansive views of its authority to regulate consumer financial services, creating uncertainty as to how the agency’s actions or the actions of any other new government agency could adversely affect our business, financial condition and results of operations.
The CFPB has broad authority to create and modify regulations under federal consumer financial protection laws and regulations, such as the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act (“ECOA”) and Regulation B, the Fair Credit Reporting Act and Regulation V, the Electronic Funds Transfer Act and Regulation E, among other laws, and to enforce compliance with those laws. The CFPB supervises banks, thrifts and credit unions with assets over $10 billion and examines certain of our Partners. Further, the CFPB is charged with the examination and supervision of certain participants in the consumer financial services market, including payday lenders, private education lenders, and larger participants in other areas of financial services. The CFPB is also authorized to prevent “unfair, deceptive or abusive acts or practices” through its rulemaking, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including our financial products. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus. The CFPB may also request reports concerning our organization, business conduct, markets and activities and conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, including through its complaint system, that we were engaging in activities that pose risks to consumers.
There is uncertainty about the future of the CFPB and as to how its strategies and priorities, including for both its examination and enforcement processes, will impact our business and our results of operations going forward. Evolving views regarding the use of machine learning and alternative variables in assessing credit risk could result in the CFPB taking actions that result in requirements to alter or cease offering affected financial products and services, making them less attractive and restricting our ability to offer them. The CFPB could implement regulations that restrict our effectiveness in providing our financial products and services or reduce the profitability of those products and services.
Although we have committed resources to enhancing our compliance programs, future actions by the CFPB (and/or other regulators) against us, our Partners or our competitors could discourage the use of our services or those of our Partners, which could result in reputational harm, a loss of our Partners, our Partners’ customers or asset investors, or discourage the use of our or their services and adversely affect our business. If the CFPB changes regulations that were adopted in the past by other regulators and transferred to the CFPB by the Dodd-Frank Act, or modifies through supervision or enforcement past regulatory guidance or interprets existing regulations in a different or stricter manner than they have been interpreted in the past by us, the industry or other regulators, our compliance costs and litigation exposure could increase materially. This is particularly true with respect to the application of ECOA and Regulation B to credit risk models that rely upon machine learning and alternative variables, an area of law where regulatory guidance is currently uncertain and still evolving, and for which there are not well-established regulatory norms for establishing compliance. If future regulatory or legislative restrictions or prohibitions are imposed that affect our ability to offer certain of our products or that require us to make significant changes to our business practices, and if we are unable to develop compliant alternatives with acceptable returns, these restrictions or prohibitions could have a material adverse effect on our business. If the CFPB were to pursue an enforcement action against us or one or more of our Partners, this could also directly or indirectly adversely affect our business, financial condition and results of operations.
Our compliance and operational costs and litigation exposure could increase if and when the CFPB amends or finalizes any proposed regulations, including the regulations discussed above or if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret or enforce existing regulations in a manner different or stricter than have been previously interpreted.
We may be subject to regulatory risks related to our operation in Israel.
While we operate and manage significant business activities from our headquarters in Israel, and source part of the financing for the Financing Vehicles from Israeli asset investors, we do not deliberately target the Israeli consumer market, do not actively promote or market our services or products to Israeli consumers, and do not solicit funding from non-accredited Israeli investors, except with respect to a limited number of non-accredited Israeli investors available under applicable Israeli securities laws. We believe we are not required to hold any specific licenses in Israel and have not applied for any such licenses, since we believe that our activity is either not regulated under Israeli law or performed in reliance on applicable exemptions from the relevant regulation. Nevertheless, in view of the complexity and novelty of our business model and the fact that investment funds activity is not specifically regulated in Israel, uncertainty exists with respect to various regulatory matters, and we are exposed to the risk that an Israeli regulatory authority or agency (including the Israel Securities Authority, the Israel Capital Markets, Insurance and Savings Authority or the Bank of Israel) determines that our conduct is not in compliance with local laws or regulations or requires local licensing, including pursuant to the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995, the Joint Investments in Trust Law, 5754-1994, the Law for the Regulation of the Activity of Credit Rating Companies, 5774-2014, the Supervision of Financial Services (Regulated Financial Services) Law, 5776-2016, or the Banking (Licensing) Law, 5741-1981.
Failure to comply with relevant licensing or other regulatory requirements could lead to reputational damage to Pagaya, limit our ability to grow or continue to operate our business in Israel, negatively impact our relationships with Israeli regulators and expose us to the risk of fines, penalties and sanctions.
Uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect our business, financial condition and operations.
In late February 2022, Russian military forces launched significant military action against Ukraine, and continued sustained conflict and disruption in the region is likely. It is not possible to predict the broader or longer-term consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, security conditions, currency exchange rates and financial markets. In response to Russia’s invasion of Ukraine, the United States, the United Kingdom, the European Union and several other countries have imposed or are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, and prolonged unrest, intensified military activities and/or the implementation of more extensive sanctions could adversely affect the global financial markets generally and levels of economic activity as well as increase financial markets volatility.
Although we do not have any employees, staff, consultants, operations, materials or equipment located in Ukraine, Russia or Belarus, some of our customers, suppliers and Partners may have employees, staff, consultants, operations, materials or equipment located in Ukraine, Russia or Belarus which could adversely affect our business or the services being provided to us.
Cybersecurity organizations in many countries have published warnings of increased cybersecurity threats to businesses, and external events, like the conflict between Russia and Ukraine, may increase the likelihood of cybersecurity attacks. We or our customers, suppliers and Partners may be subject to retaliatory cyberattacks perpetrated by Russia or others at its direction in response to economic sanctions and other actions taken against Russia as a result of its invasion of Ukraine. In response to the conflict between Russia and Ukraine, we have blocked all incoming internet traffic from Russia, Ukraine and Belarus, including the ability to log-in to Pagaya systems from such countries (and has provided unique access to one employee of a subcontractor via a dedicated solution). In addition, we are taking additional extensive measures of monitoring any potential abnormal behavior coming from Russia, Ukraine or Belarus that may directly or indirectly affect us. Any failure or security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation or a loss of confidence in our security measures, which could also adversely affect our business.
These and other global and regional conditions may adversely affect our business, financial condition and results of operations.
Risks Related to Our Operations in Israel
Conditions in Israel and relations between Israel and other countries could adversely affect our business.
We are incorporated under the laws of the State of Israel, and our major corporate office and certain of our facilities are located in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region directly affect our business and operations and could materially and adversely affect our ability to continue to operate from Israel. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In the event that our facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of our facilities, our ability to continue our operations could be materially adversely affected.
In recent years, Israel has been engaged in sporadic armed conflicts with terrorist groups, including those that control the Gaza Strip and other regions close to Israel. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees and independent contractors are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.
Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of property damage and certain direct and indirect damages that are caused by terrorist attacks or acts of war, such coverage would likely be limited, may not be applicable to our business (either due to the geographic location of our offices or the type of business that we operate) and may not reinstate our loss of revenue or economic losses more generally. Furthermore, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages, or whether such coverage would be timely provided. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.
Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictive laws and policies, or significant downturn in the economic or financial condition of Israel, could materially and adversely affect our operations and product development, and could cause our sales to decrease.
A large concentration of our staff resides in Israel and many of our employees and independent contractors in Israel are required to perform military reserve duty, which may disrupt their work for us.
Many of our employees and independent contractors, including certain of our Founders and certain members of our management team, operate from our headquarters that are located in Tel-Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management, given the current shortage of talent in Israel due to the recent acceleration of activity in startups, especially in the technology space. Such disruption could materially and adversely affect our business, financial condition and results of operations.
Your rights and responsibilities as our shareholder will be governed by Israeli law, which differs in some respects from the law governing the rights and responsibilities of shareholders of U.S. corporations.
We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by the Pagaya Articles as in effect from time to time and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
Provisions of Israeli law and the Pagaya Articles may delay, prevent, or make undesirable an acquisition of all or a significant portion of our shares or assets.
Provisions of Israeli law and the Pagaya Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for Pagaya Ordinary Shares. Among other things:
•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;
•
Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
•	the dual class structure of Pagaya Ordinary Shares concentrates voting power with certain Pagaya Shareholders—in particular, our Founders;
•	the Pagaya Articles divide our directors into three classes, each of which is elected once every three years;
•
the Pagaya Articles generally require a vote of a majority of the voting power represented at a general meeting of the Pagaya Shareholders in person or by proxy and voting thereon, as one class (a “simple majority”), and the amendment of a limited number of provisions—such as the provision regarding the size of the Pagaya Board, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a Pagaya Shareholder to require Pagaya to include a matter on the agenda for a general meeting of the Pagaya Shareholders and the provisions relating to the election and removal of members of the Pagaya Board and empowering the Pagaya Board to fill vacancies on the Pagaya Board—require a supermajority vote of the holders of 75% of the total voting power of Pagaya Shareholders if no Class B Ordinary Shares remain outstanding (or a simple majority so long as Class B Ordinary Shares remain outstanding);

•
the Pagaya Articles do not permit a director who is a member of one of the three staggered classes to be removed other than in the annual general meeting in which the term of such class expires, except in special circumstances of incapacity or ineligibility (and in the case of other directors, such as those appointed by the Pagaya Board to fill vacancies, do not permit a director to be removed by shareholders except by a vote of the holders of at least 75% of the total voting power of Pagaya Shareholders if no Class B Ordinary Shares remain outstanding, or a simple majority so long as Class B Ordinary Shares remain outstanding); and
•	the Pagaya Articles provide that director vacancies may be filled by the Pagaya Board.
Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.
The Pagaya Articles contain a forum selection clause for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to bring claims and proceedings against us, our directors, officers, and other employees and independent contractors. It may be difficult to enforce a U.S. judgment against Pagaya or its officers, directors or employees in Israel or the United States, to assert a U.S. securities laws claim in Israel or serve process on our officers, directors and employees.
The Pagaya Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Pagaya Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel-Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya Shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya Articles.
Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. As a result, these executives may not successfully or efficiently manage their roles and responsibilities, and we are subject to significant regulatory oversight, reporting obligations under U.S. and international securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to our management, growth and the achievement of our operational goals.
In addition, we may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. We are in the process of upgrading our finance and accounting systems and related controls to an enterprise system suitable for a public company, and a delay could impact our ability to or prevent us from timely reporting our operating results or timely filing reports with the SEC. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. We may need to significantly expand our employee and independent contractor base in order to support our operations as a public company, increasing our operating costs. Failure to adequately comply with the requirements of being a public company could adversely affect our business, financial condition and results of operation.
Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to our effectiveness, which could have a significant and adverse effect on our business and reputation. Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and to provide significant management oversight. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
As a public company that qualifies as a foreign private issuer, we are subject to certain of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act and other requirements by Nasdaq. The Exchange Act requires the filing of annual reports on Form 20-F and current reports on Form 6-K with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our management team and many of our other employees and independent contractors will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company. See “—Our management team has limited experience managing a public company.”
As a result of these rules and regulations, we may incur substantial legal and financial compliance costs and some activities may become more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
In addition to the above, we expect that compliance with these requirements will increase our legal and financial compliance costs. We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. Implementation of such changes is costly, time-consuming and, even if implemented, may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our securities.
As a “foreign private issuer” under applicable securities laws and regulations, we are permitted to, and may, file less or different information with the SEC than a listed public company incorporated in the United States, and we may follow certain home country governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.
We are considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act. Moreover, we are not required to file certain periodic reports at all, and we are not required to file other periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. issuers with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, you may receive less or different information about us than you received with regard to EJFA or that you would receive about a U.S. issuer.
In addition, as a “foreign private issuer” with ordinary shares listed on Nasdaq, we are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A “foreign private issuer” must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We currently follow the corporate governance requirements of Nasdaq. However, we cannot make any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, there are currently no mandatory corporate governance requirements in Israel that would require us to (i) have a majority of our board of directors be independent, (ii) establish a nominating/governance committee, or (iii) hold regular executive sessions where only independent directors may be present. Such Israeli home country practices may afford less protection to holders of Pagaya Ordinary Shares.
We could lose our status as a “foreign private issuer” under applicable securities laws and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a “foreign private issuer” in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file with the SEC periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Pagaya Ordinary Shares may be less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find Class A Ordinary Shares less attractive because we will rely on these exemptions, which permit delaying adoption of new or revised accounting standards until such time as those standards apply to us and reduced disclosure obligations regarding executive compensation. If some investors find Class A Ordinary Shares less attractive as a result, there may be a less active trading market and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the EJFA IPO, (b) in which we have total annual gross revenues of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Pagaya Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last day of the second fiscal quarter of such fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends to shareholders in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Companies Law and in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, you may not receive any return on an investment in Class A Ordinary Shares unless you sell Class A Ordinary Shares for a price greater than that which you paid for them.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our share price and trading volume could decline.
The trading market for Class A Ordinary Shares will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the price of Class A Ordinary Shares may decline. If few analysts cover us, demand for Class A Ordinary Shares could decrease, and the trading volume of Class A Ordinary Shares trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
The unaudited pro forma financial information included in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our actual results following the completion of the Merger.
Prior to consummation of the Merger, we and EJFA operated as separate companies and had no prior history as a combined entity, and we and our operations have not previously been managed on a combined basis. The pro forma financial information included in this prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Merger been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Merger. The unaudited pro forma financial information does not reflect future events that may occur after the Merger and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from EJFA’s and our historical financial statements and certain adjustments and assumptions have been made regarding us after giving effect to the Merger. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in our share price.
Risks Related to Ownership of our Class A Ordinary Shares and Warrants
The price of the Class A Ordinary Shares and the price of the public warrants have been and may continue to be volatile.
The price of our Class A Ordinary Shares, as well as the price of the public warrants, have been and may continue to be volatile in the future. Our Class A Ordinary Shares and public warrants began trading on Nasdaq on June 23, 2022 and as such, are newly listed, have a limited public float and a short trading history to date. On August 2, 2022, the Class A Ordinary Shares experienced an intra-day trading high of $34.50 per share and a low of $25.50 per share. In addition, from June 23, 2022 to November 16, 2022, the closing price of Class A Ordinary Shares on Nasdaq ranged from as low as $1.19 to as high as $29.95 and daily trading volume ranged from approximately 51,333 to 66,396,600 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. These broad market fluctuations may adversely affect the trading price of the Class A Ordinary Shares. In particular, a large proportion of the Class A Ordinary Shares have been and may continue to be traded by short sellers which has put and may continue to put pressure on the supply and demand for the Class A Ordinary Shares, further influencing volatility in its market price. In addition, these and other external factors have caused and may continue to cause the market price and demand for the Class A Ordinary Shares to fluctuate substantially, which may limit or prevent our shareholders from readily selling their Class A Ordinary Shares and may otherwise negatively affect the liquidity of the Class A Ordinary Shares.
The price of Class A Ordinary Shares and the price of the public warrants may fluctuate due to a variety of factors, including, without limitation:
•	“short squeezes”;
•	comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

•	changes in the industries in which we and our Partners operate;
•	developments involving our competitors;
•	changes in laws and regulations affecting our business;
•	variations in our operating performance and the performance of our competitors in general;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•
actions by shareholders, including the sale by PIPE Investors of any of their Class A Ordinary Shares or a sale by shareholders should the removal of the restrictions based on the lock-up provision in the Merger be accelerated, or an increase or decrease in the short interest in Class A Ordinary Shares;

•	additions and departures of key personnel;
•	commencement of, or involvement in, litigation by or against Pagaya;
•	changes in our capital structure, such as future issuances of equity securities or the incurrence of debt;
•	the volume of Class A Ordinary Shares available for public sale; and
•
general economic and political conditions, such as interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

These market and industry factors may materially reduce the market price of Class A Ordinary Shares and public warrants regardless of our operating performance.
It is reasonable to conclude that a “short squeeze” due to a sudden increase in demand for our Class A Ordinary Shares that largely exceeds supply has led to, and may continue to lead to, extreme price volatility in our Class A Ordinary Shares.
Investors may purchase our Class A Ordinary Shares to hedge existing exposure or to speculate on the price of our Class A Ordinary Shares. Speculation on the price of our Class A Ordinary Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of the Class A Ordinary Shares available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase the Class A Ordinary Shares for delivery to lenders of the Class A Ordinary Shares. Those repurchases may in turn dramatically increase the price of the Class A Ordinary Shares until additional Class A Ordinary Shares are available for trading or borrowing. This is often referred to as a “short squeeze.”
Although we do not have clarity as to the cause of the increased demand for our shares, there is a reasonable likelihood that a large proportion of the Class A Ordinary Shares have been and may continue to be traded by short sellers which may increase the likelihood that the Class A Ordinary Shares will be the target of a short squeeze. A short squeeze could continue to lead to volatile price movements in the Class A Ordinary Shares that are unrelated or disproportionate to our financial condition, results of operations or our future prospects and, once investors purchase the Class A Ordinary Shares necessary to cover their short positions, the price of the Class A Ordinary Shares may rapidly decline. Shareholders that purchase the Class A Ordinary Shares during a short squeeze may lose a significant portion of their investment.
Information available in public media that is published by third parties, including blogs, articles, message boards and social and other media, may include statements not attributable to the Company and may not be reliable or accurate.
We have received, and may continue to receive, an increasing degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, message boards and social and other media. This includes coverage that is not attributable to statements made by our officers or associates. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of the Class A Ordinary Shares which could result in a substantial decrease in the value of shareholders’ investments.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Ordinary Shares, and the sales of such securities, together with the sale of the Class A Ordinary Shares being offered for resale in the Additional Prospectus, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline significantly.
This prospectus relates to the offer and sale from time to time by the Selling Securityholder of up to 40,139,607 Class A Ordinary Shares, which represent (a) up to 139,607 Commitment Shares that we issued or may issue to the Selling Securityholder pursuant to the Purchase Agreement in consideration of its commitment to purchase our Class A Ordinary Shares at our election under the Purchase Agreement and (b) 40,000,000 Purchase Shares we may elect in our sole discretion to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time after the Commencement Date.
In connection with the Extraordinary General Meeting, holders of 27,805,123 of EJFA’s Class A Ordinary Shares, or approximately 96.7% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $278.1 million. As of October 18, 2022, there were 506,136,743 Class A Ordinary Shares outstanding, of which 245,822,773 Class A Ordinary Shares represented our public float as of that date. Assuming the issuance of all of the Resale Securities to the Selling Securityholder under the Purchase Agreement, the Resale Securities would represent approximately 14% of our public float, approximately 7% of outstanding Class A Ordinary Shares and approximately 6% of outstanding Pagaya Ordinary Shares, in each case as of October 18, 2022 (after giving effect to the issuance of all of the Resale Securities).
In addition to this prospectus, we have filed the Additional Prospectus that relates to the offer and sale from time to time by the Additional Sellers of 676,627,977 Class A Ordinary Shares (including Class A Ordinary Shares underlying the Warrants and Class B Ordinary Shares) consisting of (a) 7,187,500 Class A Ordinary Shares (the “Sponsor Shares”) issued to the Sponsor at a cash price of $0.004 per share, (b) 35,000,000 Class A Ordinary Shares issued to the PIPE Investors at a cash price of $10.00 per share, (c) 434,339,414 Class A Ordinary Shares (including 31,350,020 shares issuable upon exercise of private placement warrants to purchase Class A Ordinary Shares) issued to Selling Securityholders who were Pagaya Equity Holders other than the Founders immediately prior to the Effective Time with a value of $10.00 per share (at an effective purchase price of $0.75 per share), (d) 5,166,667 Class A Ordinary Shares issuable upon exercise of private placement warrants that were issued and exchanged for the EJFA Private Placement Warrants in connection with the Merger with an exercise price of $11.50 per share and (e) 194,934,396 Class B Ordinary Shares (which are convertible into Class A Ordinary Shares) that were issued to the Founders immediately prior to the Effective Time with a value of $10.00 per share (at an effective purchase price of $0.00002 per share). The Additional Prospectus also relates to the issuance by us of up to (i) 9,583,333 Class A Ordinary Shares issuable upon exercise of the Public Warrants, which warrants were previously registered and originally issued in the initial public offering of units of the SPAC at a price of $10.00 per unit with each unit consisting of one Class A Ordinary Share and one-third of one warrant and (ii) 36,516,687 Class A Ordinary Shares issuable upon exercise of private placement warrants.
The Class A Ordinary Shares being offered for resale in the Additional Prospectus exceeds the number of Class A Ordinary Shares constituting our public float, and represent approximately 275% of our public float and approximately 75% of outstanding Class A Ordinary Shares (after giving effect to the issuance of Class A Ordinary Shares upon exercise of the public warrants and private placement warrants and the conversion of Class B Ordinary Shares into Class A Ordinary Shares) as of October 18, 2022, and, subject to the contractual lock-ups described in the Pagaya Articles, may be sold in the public market at any time, so long as the registration statement of which the Additional Prospectus forms a part remains effective and the Additional Prospectus remains usable.
The sale of all the Additional Securities together with the sale of the Resale Securities held by the Selling Securityholder, or the perception that these sales could occur, could depress the market price of our Class A Ordinary Shares. Even if our trading price were to trade significantly below $10.00, the offering price for the units offered in EJFA’s IPO, certain of the Additional Sellers may still have an incentive to sell Class A Ordinary Shares because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described in the preceding paragraph and the public trading price of our securities. While the Additional Sellers may, on average, experience a positive rate of return based on the current market price of the securities they purchased, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current market price. Based on the closing price of our Class A Ordinary

Shares of $1.19 per share as of November 16, 2022, (a) the Sponsor may experience a potential profit of up to approximately $1.19 per share, (b) PIPE Investors would not experience any profit per share and (c) the Additional Sellers who were Pagaya Equity Holders may experience a potential profit of up to approximately $1.19 per share.
The sale of the Resale Securities being offered pursuant to this prospectus together with the sale of the securities held by the Additional Sellers, or the perception that these sales could occur, could result in a significant decline in the public trading price of our Class A Ordinary Shares.
Future resales of our securities, including the Resale Securities being offered pursuant to this prospectus, may cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.
Sales of a substantial number of our securities, including the Resale Securities being offered pursuant to this prospectus consisting of (a) up to 139,607 Commitment Shares that we issued or may issue to the Selling Securityholder pursuant to the Purchase Agreement in consideration of its commitment to purchase shares of Class A Ordinary Shares at our election under the Purchase Agreement, and (b) up to 40,000,000 Purchase Shares we may elect in our sole discretion to issue and sell to the Selling Securityholder under the Purchase Agreement from time to time after the Commencement Date, in the public market could occur at any time. Sales of a substantial number of our securities, including the Resale Securities being offered pursuant to this prospectus (which equals approximately 7% of our outstanding Class A Ordinary Shares and approximately 6% of outstanding Pagaya Ordinary Shares as of October 18, 2022 (after giving effect to the issuance of all of the Resale Securities)), in the public market or the perception that these sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities.
Sales of a substantial number of our securities upon any future waivers or expiration of lock-up agreements entered into by our shareholders, or the perception that such sales may occur, could have a material and adverse effect on the trading price of our securities. For example, the lock-up agreements entered into in connection with the Merger set forth that certain lock-up restrictions will expire in the six to twelve months following closing of the Merger, or earlier if certain trading price thresholds are achieved. As a result of our share price satisfying certain of these price thresholds, the lock-up restrictions (i) expired on September 20, 2022, with respect to 50% of the Lock-Up Shares owned by Pagaya Equity Holders and their permitted transferees and (ii) will expire on December 19, 2022, with respect to the remaining 50% of the Lock-Up Shares owned by Pagaya Equity Holders and their permitted transferees and all of the shares owned by the Sponsor and certain directors and advisors of EJFA and their permitted transferees. Sales of a substantial number of our securities in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our securities to decline or increase the volatility in the market price of our securities.
Further, we have filed with the SEC a registration statement of which the Additional Prospectus forms a part covering the resale of Class A Ordinary Shares by the Additional Sellers that exceed the number of Class A Ordinary Shares constituting our public float, and represent approximately 275% of our public float and approximately 75% of outstanding Class A Ordinary Shares (after giving effect to the issuance of Class A Ordinary Shares upon exercise of the public warrants and private placement warrants and the conversion of Class B Ordinary Shares into Class A Ordinary Shares) as of October 18, 2022. More specifically, that separate registration statement registers the resale of 676,627,977 Class A Ordinary Shares by the Additional Sellers, together with the primary issuance of (1) 9,583,333 Class A Ordinary Shares issuable upon exercise of the Public Warrants, (2) 5,166,667 Class A Ordinary Shares issuable upon exercise of the private placement warrants issued and exchanged for EJFA Private Placement Warrants in the Merger and (3) 31,350,020 Class A Ordinary Shares issuable upon exercise of other private placement warrants. Any of these resales or issuances upon exercise of the Warrants, or the perception in the market that the holders of a large number of shares intend to resell shares, could cause the market price of our securities to decline or increase the volatility in the market price of our securities.
Pursuant to the Purchase Agreement, we have agreed not to issue or sell, and the Selling Securityholder has agreed not to purchase or acquire, any Class A Ordinary Shares which, when aggregated with all other Class A Ordinary Shares then beneficially owned by the Selling Securityholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Selling Securityholder of more than the Beneficial Ownership Limitation. Notwithstanding the

Beneficial Ownership Limitation, the Selling Securityholder may sell our Class A Ordinary Shares in the public market at any time, so long as the registration statement of which this prospectus forms a part remains effective and this prospectus remains usable and the related purchase agreement with the Selling Securityholder has not been terminated.
Sales of a substantial number of our shares in the public market, including the number of Resale Securities being offered pursuant to this prospectus and the Class A Ordinary Shares offered for resale pursuant to the Additional Prospectus, or the perception that these sales might occur, could depress the market price of our securities. The frequency of such sales could cause the market price of our securities to decline or increase the volatility in the market price of our securities.
We may issue additional Class A Ordinary Shares from time to time, including under our equity incentive plans. Any such issuances would dilute the interest of our shareholders and likely present other risks.
We may issue additional Class A Ordinary Shares from time to time, including under our equity incentive plans or as part of an acquisition.
Class A Ordinary Shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to time-based and performance-based vesting conditions, Lock-Up Agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed a registration statement on Form S-8 under the Securities Act, which became effective on June 21, 2022, to register the issuance of 103,469,303 Class A Ordinary Shares issuable under the Pagaya Technologies, Inc. 2016 Equity Incentive Plan and Stock Option Sub-Plan for United States Persons, 259,506,365 Class A Ordinary Shares issuable under the Pagaya Technologies Ltd. 2021 Equity Incentive Plan and Stock Option Sub-Plan for United States Persons and 116,468,000 Class A Ordinary Shares issuable pursuant to Pagaya Technologies Ltd. 2022 Share Incentive Plan. In addition, we may file one or more registration statements on Form S-8 under the Securities Act to register additional Class A Ordinary Shares or securities convertible into or exchangeable for Class A Ordinary Shares issued pursuant to our equity incentive plans. Any future Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements may be immediately available for sale in the open market.
Because our decision to issue additional equity securities or debt securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Ordinary Shares and be dilutive to existing shareholders. In addition, our ability to raise additional capital through the sale of equity or convertible debt securities could be significantly impacted by the resale of the Resale Securities by the Selling Securityholder pursuant to this prospectus or the sale of our securities by the Additional Sellers pursuant to the Additional Prospectus which could result in a significant decline in the trading price of our Class A Ordinary Shares and potentially hinder our ability to raise capital at terms that are acceptable to us or at all. In addition, a significant decline in the trading price of our Class A Ordinary Shares could potentially impact our ability to use equity securities as consideration in acquisitions.
Our public warrants and the private placement warrants that were issued and exchanged for EJFA Private Placement Warrants are exercisable for Class A Ordinary Shares, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Our public warrants to purchase an aggregate of 9,583,333 Class A Ordinary Shares and the private placement warrants to purchase 5,166,667 shares of Class A Ordinary Shares that were issued and exchanged for EJFA Private Placement Warrants became exercisable on July 22, 2022 in accordance with the terms of the warrant agreement. The exercise price of these warrants is $11.50 per share, or approximately $169.6 million in the aggregate, assuming none of the warrants are exercised through “cashless” exercise. As long as we have an effective registration statement covering the issuance of the Class A Ordinary Shares issuable upon exercise of the public warrants and such registration statement is declared effective by the SEC by the 90th business day following the closing of the business combination, the public warrants may only be exercised for cash. The private placement warrants that were issued and exchanged for EFJA Private Placement Warrants may be exercised on a “cashless” basis by the Sponsor or its permitted transferees and on the same basis as the public warrants if held by holders other than the Sponsor or its permitted transferees. To the extent such warrants are exercised, additional Class A Ordinary Shares will be issued, which will result in dilution to the holders of Class A Ordinary Shares and will increase the number of shares eligible for resale in the public market. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Class A Ordinary Shares. If the trading price for our Class A Ordinary Shares is less than $11.50 per share, we believe holders of our public warrants and private placement warrants that were issued and exchanged for EJFA Private Placement Warrants will be unlikely to exercise their warrants on a cash basis. On November 16, 2022, the last reported sales price of our Class A Ordinary Shares was $1.19 per share and the last reported sales price of our public warrants was $0.14 per warrant. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Ordinary Shares.
Future offerings of debt or equity securities may adversely affect the market price of our Class A Ordinary Shares.
In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including senior or subordinated notes and classes of preferred shares. If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under an indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of Class A Ordinary Shares and may result in dilution for the owners of our Class A Ordinary Shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Upon liquidation, holders of our debt securities and preferred shares, and lenders with respect to other borrowings, will receive a distribution of our available assets prior to the holders of the Class A Ordinary Shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of the Class A Ordinary Shares, or both. Any preferred shares we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our Class A Ordinary Shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. Thus, holders of our Class A Ordinary Shares bear the risk of our future offerings reducing the market price of Class A Ordinary Shares and diluting their shareholdings in us.
An active public trading market for our Class A Ordinary Shares may not develop or be sustained to provide adequate liquidity.
An active public trading market for our Class A Ordinary Shares may not develop or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your Class A Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your Class A Ordinary Shares. An inactive market may also impair our ability to raise capital by selling Class A Ordinary Shares and may impair our ability to acquire other companies by using our shares as consideration.
Risks Related to Tax
There can be no assurances that we will not be a passive foreign investment company (a “PFIC”) for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.
If we are or become a PFIC within the meaning of section 1297 of the Code for any taxable year during which a U.S. Holder (as defined in the section titled “U.S. Federal Income Tax Considerations”) holds Class A Ordinary Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. A non-U.S. corporation will generally be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.
We do not believe that we were a PFIC for our taxable year ended December 31, 2021. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that we will not be treated as a PFIC for any taxable year and our U.S. counsel expresses no opinion regarding our PFIC status for any taxable year.
If we were to be treated as a PFIC, a U.S. Holder of Class A Ordinary Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred and additional reporting requirements. See “U.S. Federal Income Tax Considerations—Passive foreign investment company considerations.”
If we become a controlled foreign corporation for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. shareholders.
If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10 percent of the value or voting power of Class A Ordinary Shares, such person may be treated as a “U.S. shareholder” with respect to each of us and any of our direct and indirect foreign affiliates that is a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes. If we have a U.S. subsidiary, certain of our non-U.S. subsidiaries could be treated as CFCs (regardless of whether or not we are treated as a CFC). A U.S. shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether we make any distributions. Individual U.S. shareholders of a CFC are generally not allowed certain tax deductions or foreign tax credits that are allowed to corporate U.S. shareholders. Failure to comply with applicable reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurance that we will assist investors in determining whether we or any of our non-U.S. subsidiaries is treated as a CFC, whether any investor is treated as a U.S. shareholder with respect to any such CFC or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in Class A Ordinary Shares.
We and the Financing Vehicles are subject to tax laws, tariffs and potential tax audits in multiple jurisdictions that could affect our financial results.
We and the Financing Vehicles are subject to tax laws, tariffs and potential tax audits in multiple jurisdictions. The application and interpretation of these laws in different jurisdictions affect our international operations in complex ways and are subject to change, and some changes may be retroactively applied. Our tax liabilities in the different countries where we operate depend, in part, on transfer pricing and administrative charges among us and our subsidiaries. These arrangements require us to make judgments with which tax authorities may disagree, potentially resulting in the assessment of material additional taxes, penalties, interest or other charges to resolve these issues.
The combination of the above factors may lead to an increased likelihood of tax audits with respect, among other things, to: (i) tax residence, (ii) trade or business activities and/or permanent establishment status in various jurisdictions, (iii) transfer pricing, (iv) CFC legislation, (v) taxation of dividends and capital gains derived upon interests held in companies located in low-tax jurisdictions, (vi) withholding tax application on cross-border payments, and (vii) anti-hybrid mismatches. In any such case, depending on the specific circumstances, tax audits and/or tax litigation with the tax authorities could result in tax liabilities and fines and penalties of significant amounts, which could be in excess of the amounts we provide for in our financial statements for tax liabilities.
Transactions, including those with Financing Vehicles, that we have structured in light of current tax rules could have material and adverse consequences for us if tax rules change or if tax authorities apply or interpret the rules differently than we do. Changes in tax laws, their application and interpretation or imposition of any new or increased tariffs, duties and taxes could increase our tax burden, materially and adversely affect our sales, profits and financial condition and have an adverse effect on our business, net assets, or results of operations. Such factors could also cause us to expend significant time and resources and/or cause investors to lose confidence in our reported financial information.

THE COMMITTED EQUITY FINANCING
Under the Purchase Agreement, from and after the Commencement Date, we will have the right to sell to B. Riley Principal Capital II up to $300,000,000 of our Class A Ordinary Shares, subject to certain limitations set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Class A Ordinary Shares by us to B. Riley Principal Capital II under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to B. Riley Principal Capital II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by B. Riley Principal Capital II of up to 40,139,607 Class A Ordinary Shares, consisting of (i) 139,607 Commitment Shares that we issued, or may issue if certain conditions are met, in each case, to B. Riley Principal Capital II as consideration for its commitment to purchase our Class A Ordinary Shares at our election under the Purchase Agreement, and (ii) up to 40,000,000 Class A Ordinary Shares that we may elect, in our sole discretion, to issue and sell to B. Riley Principal Capital II under the Purchase Agreement, from time to time from and after the Commencement Date.
We do not have the right to commence any sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to B. Riley Principal Capital II’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase up to a specified maximum amount of Class A Ordinary Shares in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to B. Riley Principal Capital II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such notice to B. Riley Principal Capital II.
From and after Commencement, the Company will control the timing and amount of any sales of our Class A Ordinary Shares to B. Riley Principal Capital II. Actual sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Class A Ordinary Shares and determinations by us as to the appropriate sources of funding for our company and its operations.
We may not issue or sell any of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement which, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in B. Riley Principal Capital II beneficially owning our Class A Ordinary Shares in excess of the Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of the outstanding Class A Ordinary Shares.
The net proceeds to us from sales that we elect to make to B. Riley Principal Capital II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to B. Riley Principal Capital II. We expect that any proceeds received by us from such sales to B. Riley Principal Capital II will be used for working capital and general corporate purposes.
Neither we nor B. Riley Principal Capital II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or B. Riley Principal Capital II.
As consideration for B. Riley Principal Capital II’s commitment to purchase our Class A Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, we issued 46,536 Class A Ordinary Shares to B. Riley Principal Capital II. In addition, (i) upon our receipt of total aggregate gross cash proceeds equal to $100,000,000 from B. Riley Principal Capital II under the Purchase Agreement (if any), we will issue 46,536 additional Class A Ordinary Shares to B. Riley

Principal Capital II as Additional Commitment Shares, and (ii) upon our receipt of total aggregate gross cash proceeds equal to $200,000,000 from B. Riley Principal Capital II under the Purchase Agreement (if any), we will issue an additional 46,535 Class A Ordinary Shares to B. Riley Principal Capital II as Additional Commitment Shares, totaling 93,071 Additional Commitment Shares (in addition to the 46,536 Initial Commitment Shares we issued to the Selling Securityholder upon execution of the Purchase Agreement). Furthermore, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.
The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.
Purchases of our Class A Ordinary Shares Under the Purchase Agreement
Purchases
From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 24-month period beginning on the Commencement Date, to direct B. Riley Principal Capital II to purchase a specified number of our Class A Ordinary Shares, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to B. Riley Principal Capital II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Purchase, so long as:
•	the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•
all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Purchase Notice to B. Riley Principal Capital II.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:
•	10,000,000 of our Class A Ordinary Shares; and
•	20.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Purchase Valuation Period for such Purchase.
The actual number of our Class A Ordinary Shares that B. Riley Principal Capital II will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.
The per share purchase price that B. Riley Principal Capital II will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Class A Ordinary Shares for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:
•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
•
such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) 0.20; and

•
to the extent that we elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, such time that the trading price of our Class A Ordinary Shares on Nasdaq during such Purchase Valuation Period falls below the applicable Minimum Price Threshold for such Purchase specified by us in the Purchase Notice for such Purchase, or if we do not specify a Minimum Price Threshold in such Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Purchase.

In the event that we elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, are excluded: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase and (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase.
In the event that we do not elect in the Purchase Notice that the Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during a Purchase Valuation Period and the VWAP for a Purchase Valuation Period will exclude the following transactions, to the extent they occur during such Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase. such Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Purchase.
Intraday Purchases
In addition to the regular Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct B. Riley Principal Capital II to purchase, on any trading day we select as the Purchase Date therefor (including the same Purchase Date on which an earlier regular Purchase was effected by us (as applicable), although we are not required to effect an earlier regular Purchase on such Purchase Date in order to effect an Intraday Purchase on such Purchase Date), a specified number of our Class A Ordinary Shares, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice (as such term is defined in the Purchase Agreement) to B. Riley Principal Capital II, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any prior regular Purchase (if any) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:
•	the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•
all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by B. Riley Principal Capital II prior to the time we deliver such Intraday Purchase Notice to B. Riley Principal Capital II.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:
•	10,000,000 of our Class A Ordinary Shares; and
•	20.0% of the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.
The actual number of our Class A Ordinary Shares that B. Riley Principal Capital II will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.
The per share purchase price that B. Riley Principal Capital II will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, except that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase, less a fixed 3.0% discount to the VWAP for such Intraday Purchase Valuation Period. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:
•	such time of confirmation of B. Riley Principal Capital II’s receipt of the applicable Intraday Purchase Notice;
•	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and
•	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended, and ending at the earliest to occur of:
•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
•
such time that the total aggregate number (or volume) of our Class A Ordinary Shares traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday VWAP Purchase Share Volume Maximum (as such term is defined in the Purchase Agreement) for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) 0.20; and

•
to the extent that we elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, such time that the trading price of our Class A Ordinary Share on Nasdaq during such Intraday Purchase Valuation Period falls below the applicable Minimum Price Threshold for such Intraday Purchase specified by us in the Intraday Purchase Notice for such Intraday Purchase, or if we do not specify a Minimum Price Threshold in such Intraday Purchase Notice, a price equal to 75.0% of the closing sale price of our Class A Ordinary Shares on the trading day immediately prior to the applicable Purchase Date for such Intraday Purchase.

In the event that we elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, for purposes of calculating the volume of our Class A Ordinary Shares traded during an Intraday Purchase Valuation Period, as well as the VWAP for an Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase and (y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase.
In the event that we do not elect in the Intraday Purchase Notice that the Intraday Purchase Valuation Period will also be determined by the applicable Minimum Price Threshold, the calculation of the volume of our Class A Ordinary Shares traded during an Intraday Purchase Valuation Period and the VWAP for an Intraday Purchase Valuation Period will exclude the following transactions, to the extent they occur during such Intraday Purchase Valuation Period: (x) the opening or first purchase of our Class A Ordinary Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase,

(y) the last or closing sale of our Class A Ordinary Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) all trades of our Class A Ordinary on Nasdaq during such Intraday Purchase Valuation Period at a price below the applicable Minimum Price Threshold for such Intraday Purchase.
We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to B. Riley Principal Capital II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all of our Class A Ordinary Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by B. Riley Principal Capital II prior to the time we deliver to B. Riley Principal Capital II a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.
The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for our Class A Ordinary Shares that we elect to sell to B. Riley Principal Capital II in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.
In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per of our Class A Ordinary Share to be purchased by B. Riley Principal Capital II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.
At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, B. Riley Principal Capital II will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares purchased by B. Riley Principal Capital II in such Purchase and/or Intraday Purchase, as applicable.
The payment for, against delivery of, our Class A Ordinary Shares purchased by B. Riley Principal Capital II in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within two (2) trading days immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase
B. Riley Principal Capital II’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase our Class A Ordinary Shares in Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Commencement Time” and “Intraday VWAP Purchase Commencement Time” (as such terms are defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of B. Riley Principal Capital II’s control, which conditions including the following:
•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•
the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include our Class A Ordinary Shares that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and B. Riley Principal Capital II being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of our Class A Ordinary Shares included in this prospectus (and included in any such additional prospectuses);

•
the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include our Class A Ordinary Shares that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of our Class A Ordinary Shares for offering or sale in any jurisdiction;

•
FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include our Class A Ordinary Shares that may be issued and sold by the Company to B. Riley Principal Capital II under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•
this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•
trading in our Class A Ordinary Shares shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of our Class A Ordinary Shares on Nasdaq shall be terminated on a date certain (unless, prior to such date, our Class A Ordinary Shares are listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of our Class A Ordinary Shares, electronic trading or book-entry services by the Depository Trust Company with respect to our Class A Ordinary Shares;
•
the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of our Class A Ordinary Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if our Class A Ordinary Shares is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•
the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•
the receipt by B. Riley Principal Capital II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters as required under the Purchase Agreement.

Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
•	the first day of the month following the 24-month anniversary of the Commencement Date;
•	the date on which B. Riley Principal Capital II shall have purchased our Class A Ordinary Shares under the Purchase Agreement for an aggregate gross purchase price equal to $300,000,000;
•	the date on which our Class A Ordinary Shares shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;
•
the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.
We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon two trading days’ prior written notice to B. Riley Principal Capital II. We and B. Riley Principal Capital II may also terminate the Purchase Agreement at any time by mutual written consent.
B. Riley Principal Capital II also has the right to terminate the Purchase Agreement upon five trading days’ prior written notice to us, but only upon the occurrence of certain events, including:
•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;
•
if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;

•
if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

•
the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to B. Riley Principal Capital II for the resale of all of our Class A Ordinary Shares included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of B. Riley Principal Capital II; or

•
trading in our Class A Ordinary Shares on Nasdaq (or if our Class A Ordinary Shares are then listed on an Eligible Market, trading in our Class A Ordinary Shares on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by B. Riley Principal Capital II will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, the Initial Commitment Shares, the Additional Commitment Shares, and any fees and disbursements of B. Riley Principal Capital II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and B. Riley Principal Capital II have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.
No Short-Selling or Hedging by B. Riley Principal Capital II
B. Riley Principal Capital II has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to our Class A Ordinary Shares, during the term of the Purchase Agreement.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Class A Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Class A Ordinary Shares or any securities exercisable, exchangeable or convertible into our Class A Ordinary Shares at a future determined price. See “Plan of Distribution (Conflict of Interest)” for more information regarding Variable Rate Transactions.

Effect of Sales of our Class A Ordinary Shares under the Purchase Agreement on our Shareholders
All of our Class A Ordinary Shares that may be issued or sold by us to B. Riley Principal Capital II under the Purchase Agreement that are being registered under the Securities Act for resale by B. Riley Principal Capital II in this offering are expected to be freely tradable. Our Class A Ordinary Shares being registered for resale in this offering may be issued and sold by us to B. Riley Principal Capital II from time to time at our discretion over a period of up to 24 months commencing on the Commencement Date. The resale by B. Riley Principal Capital II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Ordinary Shares to decline and to be highly volatile. Sales of our Class A Ordinary Shares, if any, to B. Riley Principal Capital II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to B. Riley Principal Capital II all, some or none of our Class A Ordinary Shares that may be available for us to sell to B. Riley Principal Capital II pursuant to the Purchase Agreement.
If and when we do elect to sell our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement, after B. Riley Principal Capital II has acquired such shares, B. Riley Principal Capital II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from B. Riley Principal Capital II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from B. Riley Principal Capital II in this offering as a result of future sales made by us to B. Riley Principal Capital II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to B. Riley Principal Capital II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with B. Riley Principal Capital II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
Because the purchase price per share to be paid by B. Riley Principal Capital II for our Class A Ordinary Shares that we may elect to sell to B. Riley Principal Capital II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Ordinary Shares during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of our Class A Ordinary Shares that we will sell to B. Riley Principal Capital II under the Purchase Agreement, the actual purchase price per share to be paid by B. Riley Principal Capital II for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of October 18, 2022, there were 506,136,743 Class A Ordinary Shares outstanding, of which 245,822,773 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to an aggregate of $300,000,000 of our Class A Ordinary Shares to B. Riley Principal Capital II, 40,139,607 Class A Ordinary Shares are being registered for resale under the registration statement that includes this prospectus. If all of the 40,139,607 shares offered for resale by B. Riley Principal Capital II under this prospectus were issued and outstanding as of October 18, 2022, such shares would represent approximately 7% of the total number of Class A Ordinary Shares outstanding and approximately 14% of the total number of outstanding shares held by non-affiliates, in each case as of October 18, 2022.
The number of Class A Ordinary Shares ultimately offered for sale by B. Riley Principal Capital II is dependent upon the number of our Class A Ordinary Shares, if any, we ultimately sell to B. Riley Principal Capital II under the Purchase Agreement.
The issuance of our Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of our Class A Ordinary Shares that our existing shareholders own will not decrease, our Class A Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Class A Ordinary Shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from B. Riley Principal Capital II from our sale of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement at varying purchase prices:
Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Class A Ordinary Shares After Giving Effect to the Issuance to B. Riley Principal Capital II(2)	Gross Proceeds from the Sale of Shares to B. Riley Principal Capital II Under the Purchase Agreement
$1.00	40,000,000	7.91%	$40,000,000
$1.19(3)	40,000,000	7.91%	$47,600,000
$2.00	40,000,000	7.91%	$80,000,000
$3.00	40,000,000	7.91%	$120,000,000
$4.00	40,000,000	7.91%	$160,000,000
$5.00	40,000,000	7.91%	$200,000,000
$6.00	40,000,000	7.91%	$240,000,000
$7.00	40,000,000	7.91%	$280,000,000
$8.00	37,500,000	7.42%	$300,000,000
(1)
Excluding the 139,607 Commitment Shares that we issued, and may issue, if certain conditions are met, to B. Riley Principal Capital II. Although the Purchase Agreement provides that we may sell up to $300,000,000 of our Class A Ordinary Shares to B. Riley Principal Capital II, we are registering 40,139,607 shares under the registration statement that includes this prospectus. We will not issue more than an aggregate of 40,139,607 Class A Ordinary Shares. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Limitation.

(2)
The denominator is based on 506,136,743 Class A Ordinary Shares outstanding as of October 18, 2022 (which, for these purposes, includes the 46,536 Initial Commitment Shares we issued to B. Riley Principal Capital II on August 17, 2022), adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to B. Riley Principal Capital II, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our Class A Ordinary Shares on Nasdaq on November 16, 2022.

USE OF PROCEEDS
All of the Class A Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its accounts. We will not receive any of the proceeds from these sales.
We may receive up to $300 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Class A Ordinary Shares to the Selling Securityholder after the date of this prospectus. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.
We have engaged Northland, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. The Selling Securityholder has agreed to pay Northland a cash fee of $50,000 upon the completion of this offering as consideration for its services and to reimburse Northland up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering.

DIVIDEND POLICY
Pagaya currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on Pagaya Ordinary Shares in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Pagaya Board and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Pagaya Board considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.
The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent years, whichever is greater, based on audited or reviewed financial statements for a period of up to two years ended no more than six months prior to the date of distribution, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Under the Pagaya Articles, dividend distributions may be determined by the Pagaya Board, without the need for shareholder approval. Payment of dividends may be subject to Israeli withholding taxes. See “Description of Securities” and “Certain Material Israeli Tax Considerations—Taxation of our shareholders” for additional information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of Pagaya and EJFA adjusted to give effect to the Merger, the PIPE Investment and the Transactions. The unaudited pro forma combined condensed financial information has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Pagaya for the year ended December 31, 2021 and the historical condensed statement of operations of EJFA for the year ended December 31, 2021 on a pro forma basis as if the Merger, the PIPE Investment and the Transactions, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information does not give effect to the issuance of any Class A Ordinary Shares that have been or may be issued and sold to the Selling Securityholder, including the Commitment Shares and any Class A Ordinary Shares that we may, at our election and sole discretion from time to time after the date of this prospectus, issue and sell to the Selling Securityholder pursuant to the Purchase Agreement.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of Pagaya would have been had the Merger, the PIPE Investment and other related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Pagaya post-combination. The unaudited pro forma condensed combined financial information is subject to several assumptions as described in the accompanying notes.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the unaudited condensed consolidated financial statements of Pagaya as of and for the six months ended June 30, 2022 and the historical audited consolidated financial statements of Pagaya as of and for the year ended December 31, 2021;

•	the historical audited condensed financial statements of EJFA as of and for the year ended December 31, 2021;
•	the historical unaudited condensed financial statements of EJFA as of and for the three months ended March 31, 2022;
•	the historical financial information from the books and records of EJFA for the period April 1, 2022 to June 22, 2022;
•	other information relating to Pagaya and EJFA included in this prospectus; and
•	the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Description of the Merger, the PIPE Investment and other related Transactions
On June 22, 2022, pursuant to the Merger Agreement, Merger Sub merged with and into EJFA, with EJFA surviving the Merger. As a result of the Merger, and upon the Closing and the Transactions, EJFA became a wholly-owned subsidiary of Pagaya, with the equity holders of EJFA becoming equity holders of Pagaya.
The Merger occurred based on the following information summarized below:
•	Conversion of EJFA securities—At the Effective Time,
•	each EJFA Class B Ordinary Share issued and outstanding was converted into one Class A Ordinary Share after giving effect to the Capital Restructuring,

•	each EJFA Class A Ordinary Share issued and outstanding was converted into one Class A Ordinary Share after giving effect to the Capital Restructuring and
•	each EJFA Warrant issued and outstanding was automatically and irrevocably assumed by Pagaya and converted into a corresponding Warrant for Class A Ordinary Shares.
•	Preferred Share Conversion—Immediately prior to the Stock Split, each Pagaya Preferred Share was converted into one Class A Ordinary Share, in accordance with the organizational documents of Pagaya.
•
Reclassification of Pagaya’s Ordinary Shares into Class A Ordinary Shares and Class B Ordinary Shares—Immediately following the conversion of the Pagaya Preferred Shares but prior to the consummation of the PIPE Investment, Pagaya converted each Pagaya Ordinary Share that was issued and outstanding immediately prior to the Effective Time (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement with the three Founders (in their capacity as shareholders of Pagaya), each receiving Class B Ordinary Shares, which carried voting rights in the form of 10 votes per share of Pagaya, and the other shareholders of Pagaya received Class A Ordinary Shares, which carried voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents.

•
Stock Split—Immediately following the Reclassification and prior to the consummation of the PIPE Investment, Pagaya effected a share split to cause the value of the outstanding Pagaya Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share. Each outstanding and unexercised option to purchase Pagaya Ordinary Shares (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) issued, whether or not then vested or fully exercisable, was adjusted by multiplying such number of Pagaya Ordinary Shares by a “split factor” that is equal to the result of (i) $8.5 billion divided by (ii) the total number of issued and outstanding Pagaya Ordinary Shares, plus the total number of Pagaya Ordinary Shares underlying any outstanding Pagaya Options (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) to acquire Class A Ordinary Shares, with the result of such calculation divided by (iii) $10.00, all as further described in and as calculated in accordance with the Merger Agreement. The stock Split Factor (as defined in the Merger Agreement) was equal to approximately 186.9 on the Closing Date based on Pagaya’s capitalization table as of June 22, 2022.

•
PIPE Investment—Prior to the effective date, Pagaya consummated the PIPE Investment in accordance with the terms of the Subscription Agreements, pursuant to which the PIPE Investors purchased an aggregate of 35.0 million Class A Ordinary Shares for a purchase price of $10.00 per share, for an aggregate purchase price of $350.0 million.

•
Side Letter—EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA transaction costs exceed $45 million (the amount of such excess, the “Expenses Excess Amount”), a number of EJFA Class B Ordinary Shares equal to the quotient of (i) the Expenses Excess Amount divided by (ii) $10.00 (subject to equitable adjustment) will be forfeited for no consideration, cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA transaction costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount would be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor. The EJFA transaction costs did not exceed $45 million.

•
Pursuant to the terms of the Warrant Agreement, Sponsor private placement warrants will become exercisable at any time commencing 30 days after the completion of the Merger and will expire five years after the Merger or earlier upon redemption or liquidation, as described in this prospectus.

Accounting Treatment of the Merger
The Merger was treated as follows:
•	The exchange of shares held by Pagaya Shareholders was accounted for as a recapitalization in accordance with U.S. GAAP.
•
The Merger is not within the scope of ASC 805 (“Business Combinations”) since EJFA does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Pagaya Ordinary Shares issued and the fair value of EJFA’s identifiable net assets was recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Pagaya Ordinary Share issued to EJFA shareholders is equal to the fair value of each individual Pagaya Ordinary Share issued to pre-Closing Pagaya Shareholders resulting from the $8.5 billion enterprise value assigned to Pagaya in the Merger Agreement.

•	The PIPE Investment resulted in the issuance of Class A Ordinary Shares, leading to an increase in ordinary shares, par value and additional paid-in capital.
Basis of Pro forma presentation
The following summarizes the unaudited pro forma Pagaya Ordinary Shares outstanding upon the Closing:
	Shares	%
Existing Pagaya Shareholders(1)	610,753,983	93.4%
EJFA—Public shareholders	944,877	0.1%
EJFA—Sponsor	7,187,500	1.1%
PIPE Investors	35,000,000	5.4%
Pro forma Ordinary Shares outstanding(2)	653,886,360	100%
(1)
Excludes approximately 156.5 million of Pagaya Options and Warrants outstanding or reserved for future issuance that did not represent legally outstanding Pagaya Ordinary Shares at the Closing. It also excludes approximately 237.9 million of certain Pagaya options to restricted shares that were not legally outstanding ordinary shares at Closing.

(2)	Excludes EJFA Warrants as they are not exercisable until 30 days after the Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(In thousands, except for share and per share amounts)
	For the Six Months Ended June 30, 2022	For the Period from January 1, 2022 to June 22, 2022			For the Six Months Ended June 30, 2022
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Revenue from fees	$321,627	$—	$—		$ 321,627
Other income
Interest income	29,461	—	—		29,461
Investment income	995	—	—		995
Total Revenue and Other Income	352,083	—	—		352,083
Cost and Operating Expenses
Formation and operating costs	—	6,705	(6,010)	(GG)	695
Research and development	88,736	—	(56,175)	(GG)	32,561
Sales and marketing	63,650	—	(38,561)	(GG)	25,089
General and administrative	163,073	—	(76,697)	(GG)	86,376
Production costs	197,260	—	—		197,260
Total Costs and Operating Expenses	512,719	6,705	(177,444)		341,980
Operating income (loss)	(160,636)	(6,705)	177,444		10,103
Other Income (Loss)
Interest income on marketable securities held in trust	—	263	(263)	(AA)	—
Offering cost allocated to warrants	—	—	—		—
Excess of private placement warrants fair value over purchase price	—	—	—		—
Change in fair value of warrant liability	—	16,607	—		16,607
Other expense, net	6,613	—	—		6,613
Loss Before Income Taxes	(154,023)	10,165	177,181		33,323
Income tax expense (benefit)	19,539	—	21,262	(FF)	40,801
Net Loss and Comprehensive Loss	(173,562)	10,165	155,919		(7,478)
Net income and comprehensive income attributable to noncontrolling interests	19,972	—	—		19,972
Net Loss and comprehensive loss	(193,534)	10,165	155,919		(27,450)
Less: Undistributed earnings allocated to participated securities	(12,205)	—	—		(12,205)
Less: Deemed dividend distribution	—	—	—		—
Net loss attributed to Pagaya Technologies Ltd. Ordinary shareholders – basic and diluted	$(205,739)	$ 10,165	$155,919		$(39,655)

Per share data:
Net loss attributed to Pagaya Technologies Ltd. Ordinary shareholders – basic and diluted	$(205,739)
Weighted average ordinary shares outstanding – basic and diluted	230,180,474
Net loss per share attributable to Pagaya Technologies Ltd. ordinary shareholders – basic and diluted	$(0.89)

	For the Six Months Ended June 30, 2022	For the Period from January 1, 2022 to June 22, 2022		For the Six Months Ended June 30, 2022
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Weighted average ordinary shares subject to possible redemption outstanding, basic and diluted		28,750,000
Basic and diluted net loss per ordinary share subject to possible redemption		$0.28
Weighted average non-redeemable ordinary shares outstanding, basic and diluted		7,187,500
Basic and diluted net loss per non-redeemable ordinary share		$0.28
Net income attributable to Class A and Class B ordinary shareholders — basic and diluted				$(39,655)
Weighted-average Class A and Class B ordinary shares outstanding — basic				230,180,474
Net income per share attributable to Class A and Class B ordinary shareholders — basic and diluted				$(0.17)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)
	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021			For the Year Ended December 31, 2021
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Revenue from Fees	$445,866	$—	$—		$445,866
Other Income
Interest income	28,877	—	—		28,877
Investment income	(155)	—	—		(155)
Total Revenue and Other Income	474,588	—	—		474,588
Costs and Operating Expenses:
Formation and operating costs	—	8,010	—		8,010
Research and development	66,211	—	56,175	(BB) (EE)	122,386
Sales and marketing	49,627	—	38,561	(BB) (EE)	88,188
General and administrative	132,235	—	76,697	(BB) (CC) (DD) (EE)	208,932
Production costs	232,324	—	—		232,324
Total Costs and Operating Expenses	480,397	8,010	171,434		659,841
Operating Income (loss)	(5,809)	(8,010)	(171,434)		(185,253)
Other income (Loss)
Interest income on marketable securities held in trust	—	111	(111)	(AA)	—
Offering cost allocated to warrants	—	(862)	—		(862)
Excess of private placement warrants fair value over purchase price	—	(1,242)	—		(1,242)
Change in fair value of warrant liability	—	1,843	—		1,843
Other expense, net	(55,839)	—	—		(55,839)
Loss Before Income Taxes	(61,648)	(8,160)	(171,545)		(241,353)
Income tax expense (benefit)	7,875	—	(20,585)	(FF)	(12,710)
Net Loss and Comprehensive Loss	$(69,523)	$(8,160)	$(150,960)		$(228,643)
Net income and comprehensive income attributable to noncontrolling interests	21,628	—	—		21,628
Net Loss and comprehensive loss	(91,151)	(8,160)	(150,960)		(250,271)
Less: Undistributed earnings allocated to participated securities	(19,558)	—	—		(19,558)
Less: Deemed dividend distribution	(23,612)	—	—		(23,612)
Net Loss attributed to Pagaya Technologies Ltd. Ordinary shareholders—basic and diluted	$(134,321)	$(8,160)	$(150,960)		$(293,441)

	For the Year Ended December 31, 2021	For the Year Ended December 31, 2021		For the Year Ended December 31, 2021
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
Per share data:
Net loss attributable to Pagaya Technologies Ltd. ordinary shareholders—basic and diluted	$(134,321)
Weighted-average ordinary shares outstanding—basic and diluted	1,045,255
Net loss per share attributable to Pagaya Technologies Ltd. ordinary shareholders—basic and diluted	$(128.51)
Weighted-average ordinary shares subject to possible redemption outstanding—basic and diluted		24,023,973
Basic and diluted net loss per ordinary share subject to possible redemption		$(0.26)
Weighted-average non-redeemable ordinary shares outstanding—basic and diluted		7,033,390
Basic and diluted net loss per non-redeemable ordinary share		$(0.26)
Net loss attributable to Class A and Class B ordinary shareholders—basic and diluted				$(293,441)
Weighted-average Class A and Class B ordinary shares outstanding—basic and diluted				673,718,178
Net loss per share attributable to Class A and Class B ordinary shareholders—basic and diluted				$(0.44)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1)	Basis of Presentation
The Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Pagaya was determined to be the accounting acquirer, primarily due to the fact that Pagaya Shareholders continued to control the post-Closing combined company.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger, the PIPE Investment and the Transactions, and has been prepared for informational purposes only.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Pagaya for the year ended December 31, 2021, and the historical statement of operations of EJFA for the year ended December 31, 2021, on a pro forma basis as if the Merger, the PIPE Investment and the Transactions, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•
the unaudited condensed consolidated financial statements of Pagaya as of and for the six months ended June 30, 2022 and the historical audited consolidated financial statements of Pagaya as of and for the year ended December 31, 2021;

•	the historical audited financial statements of EJFA as of and for the year ended December 31, 2021;
•	the historical unaudited condensed financial statements of EJFA as of and for the three months ended March 31, 2022;
•	the historical financial information from the books and records of EJFA for the period April 1, 2022 to June 22, 2022;
•	other information relating to Pagaya and EJFA included in this prospectus; and
•	the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger, the PIPE Investment and other related Transactions.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger, the PIPE Investment and the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-Closing combined company. They should be read in conjunction with the historical financial statements and notes thereto of EJFA and Pagaya.

The following represents the aggregate Merger Consideration at the Closing:
	Upon the Closing
(in thousands, except for share amounts)(a)	Consideration	Shares Issued
Share Consideration to EJFA Public Shareholders	$9,449	944,877
PIPE Investment	$350,000	35,000,000
(a)	The value of ordinary shares is reflected at $10 per share.
2)	Accounting Policies
Upon the Closing, management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management might identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Closing combined company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Therefore, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3)	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Pagaya’s pro forma results of operations and financial position following the Closing, the PIPE Investment and related Transactions as of and for the period indicated.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-Closing combined company filed consolidated income tax returns during the period presented.
Pagaya and EJFA did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
(AA)	Reflects the elimination of interest income on the Trust Account.
(BB)	Reflects the incremental stock-based compensation expense upon acceleration of certain Awards, a portion of which vest upon the Closing.

In March and December 2021, Pagaya granted an aggregate of 237.9 million options to purchase restricted shares (the “Awards”) to certain employees. These Awards will vest upon the earlier of the following vesting conditions to occur of (i) a Transaction (defined as (a) a sale of all or substantially all assets or shares of Pagaya; or (b) a merger, consolidation, amalgamation or like transaction; or (c) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction) and (ii) a Public Event (defined as an IPO or a SPAC) (each, a “Qualifying Event”). The Qualifying Event, further, contains additional market-based vesting condition driven by the total value of Pagaya.

The fair value of these Awards issuable to employees is $199.2 million, of which $147.6 million (including Day 1 share-based compensation expense of $130.9 million) was recorded as share-based compensation expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021.

The fair values of the Awards were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. The fair values of the Awards are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:

•	Share Price: The grant date fair value of the Class A Ordinary Share.
•	Expected volatility: The volatility was determined using the peer companies.
•
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the Awards.

•	Expected term: The expected term assumes period until the Closing plus the 10-year term of the Awards.
•	Expected dividend yield: The expected dividend yield is zero as Pagaya has never declared or paid cash dividends and has no current plans to do so during the expected term.
The following table presents the components and classification of the pro forma adjustment:
	(In thousands)
Research and development	$52,842
Sales and marketing	35,228
General and administrative	59,544
Total	$147,614	(BB)
(CC)	Reflects the addition of Pagaya’s preliminary estimated transaction costs of $13.8 million that are allocable to issued warrants classified as liabilities in connection with the Merger.
(DD)	Reflects the addition of EJFA’s preliminary estimated transaction costs incurred due to the Merger.
(EE)
Reflects the payment and accrual of special bonuses of $10 million to certain employees that are contingent upon the Closing and other conditions. The following presents the components and classification of the pro forma adjustment:

	(In thousands)
Research and development	$3,333
Sales and marketing	3,333
General and administrative	3,333
Total	$10,000	(EE)
(FF)	Reflects tax impact of the above adjustments using Pagaya’s Israeli corporate tax rate of approximately 12%.
(GG)
Reflects reversal of certain transaction costs that were recorded during the period from January 1, 2022 to June 30, 2022 as such costs pertain to the Merger. These costs, as provided below, have been shown as a proforma adjustment within the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

	(In thousands)
Formation and operating costs	$(6,010)	(DD)
Research and development	(56,175)	(BB)(EE)
Sales and marketing	(38,561)	(BB)(EE)
General and administrative	(76,697)	(BB)(EE)(CC)
4)	Loss per Share
Represents the net loss per share attributable to Pagaya calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2021. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.
The unaudited pro forma condensed combined loss per share at the Closing is as follows:
(in thousands, except share and per share data)	For the Year ended December 31, 2021	For the Six Months Ended June 30, 2022
Pro forma net income (loss)	$(293,441)	$(39,655)
Weighted average shares outstanding of Class A and Class B Ordinary Shares—Basic and Diluted	673,718,178	230,180,474
Net loss per Share of Class A and Class B—Basic and Diluted	$(0.44)	$(0.17)
Weighted average shares outstanding—Basic and Diluted
Pagaya Shareholders	630,585,801	187,048,097
EJFA—Public Shareholders	944,877	944,877
EJFA—Sponsor	7,187,500	7,187,500
PIPE Investors	35,000,000	35,000,000
Total	673,718,178	230,180,474
The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented:
	December 31, 2021	June 30, 2022
Pagaya Share Options	81,326,821	77,416,291
Restricted Stock Units	—	3,191,633
Pagaya Warrants	17,879,542	17,787,227
Pagaya Options to restricted shares	238,358,141	243,507,150
EJFA Public Warrants and Private Placement Warrants	14,750,000	14,750,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the related notes and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2022 and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section “we,” “us,” “our,” “Pagaya” and “the Company” refer to Pagaya Technologies Ltd.
Company Overview
Pagaya makes life-changing financial products and services available to more people.
We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services and other service providers, their customers, and investors. Services providers integrated in our network, which we refer to as our “Partners,” range from high-growth financial technology companies to incumbent banks and financial institutions, auto finance providers and residential real estate service providers. Partners benefit from our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.1
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of credit worthiness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and data network.
At our core, we are a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results across the ecosystem. We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and investors. First, by utilizing our network, Partners receive direct benefits from our network by approving a greater share of customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit-level customer acquisition costs. Partners realize these benefits without taking on incremental risk or requiring incremental funding. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, investors benefit through gaining exposure to the returns of these assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.
[1]
Financing Vehicles refers to (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles.

Our Economic Model
Pagaya’s revenues are primarily derived from Network Volume. Network Volume represents the assets that our Partners originate with the assistance of our AI technology and are acquired by the Financing Vehicles through our network. We source capital from investors who invest in Financing Vehicles. We earn revenue, primarily in the form of fees, when Network Volume is acquired by Financing Vehicles. These fees include premiums that Financing Vehicles pay for access to our AI technology. We also earn a smaller portion of our revenues from fees related to the establishment and administration of certain Financing Vehicles.

We incur costs when Network Volume is acquired by the Financing Vehicles. These costs, which we refer to as “Production Costs,” compensate our Partners for acquiring and originating assets. Accordingly, the amount and growth of our Production Costs are highly correlated to Network Volume.
Additionally, we have built, and we are continuing to scale, what we believe to be one of the world’s largest data science and AI organizations that has enabled us to assist our Partners as they make decisions to extend credit to consumers or the identify and purchase single-family residential properties. Headcount, technology overhead and development expenses related to this network represent the significant portion of our expenses outside of Production Costs.
Key Factors Affecting Our Performance
Expanded Usage of Our Network by Our Existing Partners
Our AI technology enables certain Partners to convert a larger proportion of their application volume into originated loans than they could do on their own, expanding their ecosystem and generating incremental revenues. As such, our Partners have historically scaled rapidly upon utilizing our network and continue to advance after initially scaling. We are proud of the fact that we have retained 100% of Partners since our inception in 2016. Furthermore, for those Partners that have benefited from using our AI technology and data network since the end of fiscal 2020, the last four quarters have generated an average of 130% more quarterly Network Volume when compared to the final quarter of 2020.
Adoption of Our Network by Partners
We devote significant time to, and have a team that focuses on, recruiting new Partners to our network. We believe that our success in adding new Partners to our network is driven by our distinctive value proposition: driving significant revenue uplift to our Partners at limited incremental cost or credit risk to the Partner. Our success adding new Partners has contributed to our overall Network Volume growth and driven our ability to rapidly scale new asset classes.
Continued Improvements to Our AI Technology
Our historical growth has been significantly influenced by improvements to our AI technology, which are in turn driven both by the deepening of our proprietary data network and the strengthening of our AI technology. As our existing Partners expand their usage of our network, and new Partners join our network, the value of our data asset increases. Our technology improvements thus benefit from a flywheel effect that is characteristic of AI technology, in that improvements are derived from a continually increasing base of training data for our models. As more data leads to improved AI technology and models, we have found, and we expect to continue to experience, that our AI technology leads to more efficient pricing and greater Network Volume.

In addition to the accumulation of data, we make improvements to our models by leveraging the experience of our research and development specialists. Our research team is central to accelerating the sophistication of our AI technology and expanding into new markets and use cases. We are reliant on these experts’ success in making these improvements to our models over time.
Availability of Funding from Investors
The availability of funding from investors is critical to our growth, as Financial Vehicles only acquire an asset if funding is available for that specific asset. We continue to seek to diversify funding channels and counterparties as our business grows. Since the beginning of 2020, we have raised more than $13 billion from investors, but the availability of funding is not guaranteed and subject to market conditions.
Performance of Assets Originated with the Assistance of Our AI Technology
The availability of funding from investors is a function of demand for consumer credit and residential real estate assets, as well as the performance of such assets originated with the assistance of our AI technology and purchased by Finance Vehicles. We believe that investors in Financing Vehicles view our AI technology as an important component in delivering assets that meet their investment criteria. To the extent that assets acquired by the Financing Vehicles underperform investors’ expectations, the availability of funding may be adversely affected.
Impact of Macroeconomic Cycles
We expect economic cycles to affect our financial performance and related metrics. Economic conditions, including, but not limited to rising interest rates, inflation, supply chain disruptions and labor shortages, may impact consumer demand for financial products, our Partners’ ability to generate and convert customer application volume, as well as the availability of funding from our investors through the Financing Vehicles. The recent rise in inflation may adversely impact the ability of borrowers to service their debt, which could lead to deterioration of the credit performance of loans and impact investor returns, and therefore may result in lower demand from investors for assets generated on our platform and lead to constraints on our ability to fund new Network Volume. In addition, rising inflation may create an escalation in our operating costs, including employee compensation and general corporate expenses, which could reduce our cash flow and operating income. As of the date of this prospectus, we have not experienced material impacts to our business performance from inflationary pressure. Higher interest rates often lead to higher payment obligations, which may reduce the ability of borrowers to remain current on their obligations and therefore, lead to increased delinquencies, defaults, customer bankruptcies, charge-offs, and decreasing recoveries. Any impact to investor returns may lead to an adverse impact on our earnings. The increased risk-free rate of return may impact investor demand for risk assets such as consumer credit, which may constrain our ability to raise new funding for Network Volume. While our ability to raise new funding has not been impacted, the cost of capital has increased due to the higher interest rate environment. A prolonged economic downturn may also adversely affect the performance of assets that Financing Vehicles acquire from our network. At the same time, such events, including the COVID-19 pandemic or the 2022 inflationary environment, provide key data that we can utilize to improve our AI technology, and they may also help to validate the outcomes our network drives for both Partners and investors.
Key Operating Metrics
We collect and analyze operating and financial data of our business to assess our performance, formulate financial projections and make strategic decisions. In addition to total revenues, net, operating income (loss), other measures under U.S. GAAP and certain non-GAAP financial measures, the following table sets forth a key operating metric we use to evaluate our business.
	Year Ended December 31,			Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2022	2021	% Change	2022	2021	% Change
	(in millions, except percentages)
Network Volume(1)	$4,904	$1,591	$3,313	$1,947	$1,088	79%	$3,597	$1,762	104%
(1)	Prior period amounts have been updated to conform to current period.

Network Volume
We believe the Network Volume metric to be a good proxy for our overall scale and reach, as we generate revenue primarily on the basis of Network Volume. Network Volume is driven by our relationships with our Partners, and we believe that this has benefited from continuous improvements to our AI technology, enabling our technology to more effectively identify assets for acquisition by the Financing Vehicles, thereby providing additional investment opportunities to investors. Network Volume is comprised of assets across several asset classes, including personal loans, auto loans, residential real estate, credit card receivables and point of sale receivables.
Components of Results of Operations
Revenue
We generate revenue from network AI fees, contract fees, interest income and investment income. Network AI fees and contract fees are presented together as Revenue in the consolidated financial statements. Revenue from fees is recognized after applying the five-step model consistent with ASC 606.
Network AI fees. Network AI fees are earned and collected from Financing Vehicles upon the generation of Network Volume and upon their establishment. Generally, these fees include premiums that Financing Vehicles pay for Network Volume originated by our Partners with the assistance of our AI technology and data network, as well as fees certain Financing Vehicles pay us upon their establishment.
Contract Fees. Contract fees primarily include administration and management fees, and performance fees. Administration and management fees are contracted upon the establishment of individual pools of capital and are earned and collected over their remaining lives. Performance fees are earned when certain Financing Vehicles exceed contractual return hurdles and a significant reversal in the amount of cumulative revenue recognized is not expected to occur.
We also earn interest income related to our risk retention holdings and investment income associated with our ownership interests in certain Financing Vehicles and other proprietary investments.
Costs and Operating Expenses
Cost and operating expenses consist of Production Costs, research and development expenses, sales and marketing expenses, and general and administrative expenses. Salaries and personnel-related costs, including benefits, bonuses, share-based compensation, and outsourcing comprise a significant component of several of these expense categories. A portion of our non-share-based compensation expense and, to a lesser extent, certain operating expenses (excluding Production Costs) are denominated in the new Israeli shekel (“NIS”), which could result in variability in our operating expenses which are presented in U.S. Dollars.
Production Costs
Production Costs are primarily comprised of fees we pay our Partners when Network Volume is transferred into Financing Vehicles. Accordingly, the amount and growth of our Production Costs are highly correlated to Network Volume. Additionally, but to a lesser extent, Production Costs also include expenses incurred to renovate single family residential real estate.
Research and Development
Research and development expenses primarily comprise costs associated with the maintenance and ongoing development of our network and AI technology including personnel, allocated costs, and other development-related expenses. Research and development costs are expensed as incurred, net of capitalization. We have invested and believe continued investments in research and development are important to attain our strategic objectives.
Sales and Marketing
Sales and marketing expenses, related to Partner onboarding and development, as well as investor and potential investor management, are comprised primarily of salaries and personnel-related costs, as well as the costs of certain professional services, and allocated overhead. Sales and marketing expenses are expensed as incurred.

Sales and marketing expenses in absolute dollars may fluctuate from period to period based on the timing of our investments in our sales and marketing functions. These investments may vary in scope and scale over future periods depending on our pipeline of new Partners and strategic investors.
General and Administrative
General and administrative expenses primarily comprise personnel-related costs for our executives, finance, legal and other administrative functions, professional fees for external legal, accounting and other professional services and allocated overhead costs. General and administrative expenses are expensed as incurred.
Other Income (loss), net
Other Income (loss), net primarily consists of changes in the fair value of warrant liabilities.
Income Tax Expense
We account for taxes on income in accordance with ASC 740, “Income Taxes.” We are eligible for certain tax benefits in Israel under the Law for the Encouragement of Capital Investments, 5919-1959 (the “Investment Law”) at a reduced tax rate of 12%. Accordingly, as we generate taxable income in Israel, our effective tax rate is expected to be lower than the standard corporate tax rate for Israeli companies, which is 23%. Our taxable income generated outside of Israel or derived from other sources in Israel, which is not eligible for tax benefits, will be subject to the regular corporate tax rate in their respective tax jurisdictions.
Net Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests in our consolidated statements of operations is a result of our investments in certain of our consolidated variable interest entities (“VIEs”) and consists of the portion of the net income of these consolidated entities that is not attributable to us.

Results of Operations
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus.
	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2022	2021	2022	2021
Revenue
Revenue from fees	$445,866	$91,740	$163,302	$92,179	$321,627	$173,455
Other Income
Interest income	28,877	6,993	17,252	6,969	29,461	9,801
Investment (loss) income	(155)	277	995	(58)	995	12
Total Revenue and Other Income	474,588	99,010	181,549	99,090	352,083	183,268
Costs and Operating Expenses
Production costs(1)	232,324	49,085	104,980	62,592	197,260	99,774
Research and development(1)	66,211	12,332	65,110	8,562	88,736	39,412
Sales and marketing(1)	49,627	5,668	50,604	6,228	63,650	28,403
General and administrative	132,235	10,672	111,479	11,338	163,073	34,107
Total Costs and Operating Expenses	480,397	77,757	332,173	88,720	512,719	201,696
Operating Income (Loss)	(5,809)	21,253	(150,624)	10,370	(160,636)	(18,428)
Other income (loss), net	(55,839)	(55)	6,300	(9,198)	6,613	(18,771)
Income (Loss) Before Income Taxes	(61,648)	21,198	(144,324)	1,172	(154,023)	(37,199)
Income tax expense	7,875	1,276	19,725	1,627	19,539	7,793
Net Income (Loss) and Comprehensive Income (Loss)	(69,523)	19,922	(164,049)	(455)	(173,562)	(44,992)
Net income and comprehensive income attributable to noncontrolling interests	21,628	5,452	11,213	5,419	19,972	7,546
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. Shareholders	$(91,151)	$14,470	$(175,262)	$(5,874)	$(193,534)	$(52,538)
(1)	The following table sets forth share-based compensation for the periods indicated below (in thousands):
	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2022	2021	2022	2021
Research and Development	$27,042	$89	$54,383	$567	$60,243	$25,074
Selling and Marketing	18,458	4	35,998	406	38,889	16,779
General and Administrative	22,285	63	55,689	889	63,573	17,264
Total share-based compensation in operating expenses	$67,785	$156	146,070	1,862	162,705	59,117
Share-based compensation for the three and six months ended June 30, 2022 included $125.6 million of expense related to the acceleration of vesting of certain performance awards upon the completion of the Merger. These performance awards, provided to certain founders and directors, do not contain any time-based employment requirements and are only subject to certain stock performance conditions.
Share-based compensation for the six months ended June 30, 2021 included $56.8 million of expense related to the amount paid in excess of the estimated fair value of ordinary share as of the date of the transactions in connection with a secondary sale of Pagaya Ordinary Shares.
In connection with a secondary sale of Pagaya Ordinary Shares, share-based compensation for the year ended December 31, 2021 included $56.8 million of expense related to the amount paid in excess of the estimated fair value of a Pagaya Ordinary Share as of the date of the transactions. See Note 13 to our condensed consolidated financial statements included elsewhere in this prospectus for further details.

Comparison of Three Months Ended June 30, 2022 and 2021
Total Revenue and Other Income
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Revenue from fees	$163,302	$92,179	$71,123	77%
Interest income	17,252	6,969	10,283	148%
Investment income	995	(58)	1,053	NM
Total Revenue and Other Income	$181,549	$99,090	$82,459	83%
Total revenue and other income, increased by $82.5 million, or 83%, to $181.5 million for the three months ended June 30, 2022 from $99.1 million for the three months ended June 30, 2021. The increase was primarily driven by an increase in revenue from fees, which in turn is primarily related to the increase in Network Volume.
Revenue from fees increased by $71.1 million, or 77%, to $163.3 million for the three months ended June 30, 2022 from $92.2 million for the three months ended June 30, 2021. The increase is directly correlated with the growth in Network Volume, which increased by 79% from $1.1 billion for the three months ended June 30, 2021 to $1.9 billion for the three months ended June 30, 2022. Network Volume is a function of supply from existing and new Partners, as well as market demand for credit assets. Market demand for credit assets, as represented by assets held by Financing Vehicles, grew 33% to $3.4 billion as of June 30, 2022, from $2.5 billion as of June 30, 2021.
Interest income increased by $10.3 million, or 148%, to $17.3 million for the three months ended June 30, 2022 from $7.0 million for the three months ended June 30, 2021. The increase in interest income is directly related to our risk retention holdings held in the Company’s consolidated VIEs as well as certain risk retention holdings held directly by the Company’s consolidated subsidiaries.
Investment income increased by $1.1 million to $1.0 million for the three months ended June 30, 2022 from a loss of $0.1 million for the three months ended June 30, 2021. Investment income during the three months ended June 30, 2022 primarily relates to the returns from certain seed investments which did not exist during the three months ended June 30, 2021.
Costs and Operating Expenses
	Three Months Ended June 30,
	2022	2021
	(in thousands)
Production costs	$ 104,980	$ 62,592
Research and development	65,110	8,562
Sales and marketing	50,604	6,228
General and administrative	111,479	11,338
Total Costs and Operating Expenses	$332,173	$ 88,720
Production Costs
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Production costs	$ 104,980	$ 62,592	$ 42,388	68%
Production costs increased by $42.4 million, or 68%, to $105.0 million for the three months ended June 30, 2022 from $62.6 million for the three months ended June 30, 2021. This increase was primarily due to increases in Network Volume.

Research and Development
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Research and development	$65,110	$8,562	$56,548	660%
Research and development costs increased by $56.5 million, or 660%, to $65.1 million for the three months ended June 30, 2022 from $8.6 million for the three months ended June 30, 2021. This increase was primarily due to a $52.5 million increase in personnel-related expenses, including a $53.8 million increase in share-based compensation expenses which include amounts capitalized, due to the growth in employees and the share-based compensation expense incurred during the three months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, and a $2.9 million increase in professional services. Headcount in research and development increased by 143% between June 30, 2021 and June 30, 2022.
Sales and Marketing
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$50,604	$6,228	$44,376	713%
Sales and marketing costs increased by $44.4 million, or 713%, to $50.6 million for the three months ended June 30, 2022 from $6.2 million for the three months ended June 30, 2021. This increase was primarily due to a $42.7 million increase in personnel-related expenses, including a $35.6 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the three months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, and a $1.1 million increase in overhead allocation and other miscellaneous costs. Headcount in sales and marketing increased by 72% between June 30, 2021 and June 30, 2022.
General and Administrative
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
General and administrative	$111,479	$11,338	$100,141	883%
General and administrative costs increased by $100.1 million or 883%, to $111.5 million for the three months ended June 30, 2022 from $11.3 million for the three months ended June 30, 2021. This increase was primarily due to a $67.2 million increase in personnel-related expenses, including a $54.8 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the three months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, a $21.8 million increase in expenses related to the public company readiness, legal and other business-related professional services, a $9.8 million increase in miscellaneous costs, including overhead allocations, and a $1.4 million increase in computer maintenance and communications expenses. Headcount in general and administrative increased by 166% between June 30, 2021 and June 30, 2022.
Other Income (Loss), net
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Other income (loss), net	$6,300	$(9,198)	$15,498	NM
Other income (loss), net increased by $15.5 million to $6.3 million for the three months ended June 30, 2022 from a (loss) of $9.2 million for the three months ended June 30, 2021. The increase was primarily due to a $16.2 million favorable impact from the changes in fair value remeasurement of warrants.

Income Tax Expense
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Income tax expense (benefit)	$19,725	$1,627	$18,098	1112%
Income tax expense increased by $18.1 million, or 1112%, to $19.7 million for the three months ended June 30, 2022 from $1.6 million for the three months ended June 30, 2021. The increase was primarily driven by the establishment of a valuation allowance to offset certain deferred tax assets at June 30, 2022.
Net Income Attributable to Noncontrolling Interests
	Three Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Net income attributable to noncontrolling interests	$11,213	$5,419	$5,794	107%
Net Income attributable to noncontrolling interests increased by $5.8 million, or 107%, to $11.2 million for the three months ended June 30, 2022 from $5.4 million for the three months ended June 30, 2021. The increase was driven by the net income generated from our consolidated VIEs associated with our risk retention holdings. This amount represents the net income of the consolidated VIEs to which we have no economic right and primarily relates to interest income earned on risk retention holdings.
Comparison of Six Months Ended June 30, 2022 and 2021
Total Revenue and Other Income
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Revenue from fees	$321,627	$173,455	$148,172	85%
Interest income	29,461	9,801	19,660	201%
Investment income	995	12	983	8,192%
Total Revenue and Other Income	$352,083	$183,268	$168,815	92%
Total revenue and other income, increased by $168.8 million, or 92%, to $352.1 million for the six months ended June 30, 2022 from $183.3 million for the six months ended June 30, 2021. The increase was primarily driven by an increase in revenue from fees, which in turn is primarily related to the increase in Network Volume.
Revenue from fees increased by $148.2 million, or 85%, to $321.6 million for the six months ended June 30, 2022 from $173.5 million for the six months ended June 30, 2021. The increase is directly correlated with the growth in Network Volume, which increased by 104% from $1.8 billion for the six months ended June 30, 2021 to $3.6 billion for the six months ended June 30, 2022. Network Volume is a function of supply from existing and new Partners, as well as market demand for credit assets. Market demand for credit assets, as represented by assets held by Financing Vehicles, grew 33% to $3.4 billion as of June 30, 2022, from $2.5 billion as of June 30, 2021.
Interest income increased by $19.7 million, or 201%, to $29.5 million for the six months ended June 30, 2022 from $9.8 million for the six months ended June 30, 2021. The increase in Interest income is directly related to our risk retention holdings held in the Company’s consolidated VIEs as well as certain risk retention holdings held directly by the Company’s consolidated subsidiaries.
Investment income increased by $1.0 million, or 8,192%, to $1.0 million for the six months ended June 30, 2022 from $0.0 million for six months ended June 30, 2021. Investment income during the six months ended June 30, 2022 primarily relates to the returns from certain seed investments which did not exist during the six months ended June 30, 2021.

Cost and Operating Expenses
	Six Months Ended June 30,
	2022	2021
	(in thousands)
Production costs	$197,260	$99,774
Research and development	88,736	39,412
Sales and marketing	63,650	28,403
General and administrative	163,073	34,107
Total Costs and Operating Expenses	$512,719	$201,696
Production Costs
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Production costs	$197,260	$99,774	$97,486	98%
Production costs increased by $97.5 million, or 98%, to $197.3 million for the six months ended June 30, 2022 from $99.8 million for the six months ended June 30, 2021. This increase was primarily due to increases in Network Volume.
Research and Development
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Research and development	$88,736	$39,412	$49,324	125%
Research and development costs increased by $49.3 million, or 125%, to $88.7 million for the six months ended June 30, 2022 from $39.4 million for the six months ended June 30, 2021. This increase was primarily due to a $41.4 million increase in personnel-related expenses, including a $35.2 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the six months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, a $5.2 million increase in professional services, and a $3.3 million increase in server costs. Headcount in research and development increased by 143% between June 30, 2021 and June 30, 2022.
Sales and Marketing
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$63,650	$28,403	$35,247	124%
Sales and marketing costs increased by $35.2 million, or 124%, to $63.7 million for the six months ended June 30, 2022 from $28.4 million for the six months ended June 30, 2021. This increase was primarily due to a $31.9 million increase in personnel-related expenses, including a $22.1 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the six months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, and a $2.1 million increase in overhead allocation and other miscellaneous costs. Headcount in sales and marketing increased by 72% between June 30, 2021 and June 30, 2022.

General and Administrative
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
General and administrative	$163,073	$34,107	$128,966	378%
General and administrative costs increased by $129.0 million or 378%, to $163.1 million for the six months ended June 30, 2022 from $34.1 million for the six months ended June 30, 2021. This increase was primarily due to a $68.2 million increase in personnel-related expenses, including a $46.3 million increase in share-based compensation expenses, due to the growth in employees and the share-based compensation expense incurred during the six months ended June 30, 2022 related to the acceleration of vesting of certain performance awards upon the completion of the Merger, a $39.7 million increase in expenses related to the public company readiness, legal and other business-related professional services, a $18.7 million increase in miscellaneous costs, including overhead allocations, and a $2.4 million increase in computer maintenance and communications expenses. Headcount in general and administrative increased by 166% between June 30, 2021 and June 30, 2022.
Other Income (Loss), net
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Other income (loss), net	$6,613	$(18,771)	$25,384	NM
Other income (loss), net increased by $25.4 million to $6.6 million for the six months ended June 30, 2022 from other expense, net of $18.8 million for the six months ended June 30, 2021. The increase was primarily due to a $25.4 million favorable impact from the changes in fair value remeasurement of warrants.
Income Tax Expense (Benefit)
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Income tax expense (benefit)	$19,539	$7,793	$11,746	151%
Income tax expense increased by $11.7 million, or 151%, to a benefit of $19.5 million for the six months ended June 30, 2022 from $7.8 million for the six months ended June 30, 2021. The increase was primarily driven by the establishment of a valuation allowance to offset certain deferred tax assets at June 30, 2022, partially offset by higher pre-tax loss.
Net Income Attributable to Noncontrolling Interests
	Six Months Ended June 30,
	2022	2021	Change	% Change
	(in thousands, except percentages)
Net income attributable to noncontrolling interests	$19,972	$7,546	$12,426	165%
Net Income attributable to noncontrolling interests increased by $12.4 million, or 165%, to $20.0 million for the six months ended June 30, 2022 from $7.5 million for the six months ended June 30, 2021. The increase was driven by the net income generated from our consolidated VIEs associated with our risk retention holdings. This amount represents the net income of the consolidated VIEs to which we have no economic right and primarily relates to interest income earned on risk retention holdings.

Comparison of Years Ended December 31, 2021 and 2020
Total Revenue and Other Income
	Year Ended December 31,
	2021	2020	Change	Change
	(in thousands, except percentages)
Revenue from Fees	$445,866	$91,740	$354,126	386.0%
Interest income	28,877	6,993	21,884	313.0%
Investment income	(155)	277	(432)	(156.0)%
Total Revenue and Other Income	$474,588	$99,010	$375,578	379.0%
Total revenue and other income increased by $375.6 million, or 379%, to $474.6 million for the year ended December 31, 2021 from $99.0 million for the year ended December 31, 2020. The largest driver of the increase was growth in Revenue from Fees.
Revenue from Fees increased by $354.1 million, or 386%, to $445.9 million for the year ended December 31, 2021 from $91.7 million for the year ended December 31, 2020. The increase is directly correlated with the growth in Network Volume, which increased by approximately 208% from $1.6 billion for the year ended December 31, 2020. Network Volume is a function of supply from existing and new Partners, as well as market demand for credit assets. Market demand for credit assets, as represented by capital inflows to Financing Vehicles, grew 167% to $5.6 billion as of December 31, 2021, from $2.1 billion as of December 31, 2020.
Interest income increased by $21.9 million, or 313%, to $28.9 million for the year ended December 31, 2021 from $7.0 million for the year ended December 31, 2020. Interest income generated from our risk retention holdings held in the Company’s consolidated VIEs increased by $20.2 million, or 296%, as compared to 2020.
Investment income (loss) decreased by approximately $0.5 million, or 156%, to $(0.2) million for the year ended December 31, 2021 from $0.3 million for year ended December 31, 2020. The increase was attributable to the performance of our investments.
Costs and Operating Expenses
	Year Ended December 31,
	2021	2020
	(in thousands)
Production costs	$232,324	$49,085
Research and development	66,211	12,332
Sales and marketing	49,627	5,668
General and administrative	132,235	10,672
Total Costs and Operating Expenses	$480,397	$77,757
Production Costs
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Production costs	$232,324	$49,085	$183,239	373.0%
Percentage of total revenue and other income	49.0%	50.0%
Production costs increased by $183.2 million, or 373%, to $232.3 million for the year ended December 31, 2021 from $49.1 million for the year ended December 31, 2020. This increase was primarily due to a growth in Network Volume. Our Production costs as a percentage of total revenue and other income is consistent year over year, which were 50% and 49% for the year ended December 31, 2021, and 2020, respectively.

Research and Development
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Research and development	$66,211	$12,332	$53,879	437.0%
Percentage of total revenue and other income	14.0%	12.0%
Research and development costs increased by $53.9 million, or 437%, to $66.2 million for the year ended December 31, 2021 from $12.3 million for the year ended December 31, 2020. This increase was primarily due to a $44.6 million increase in personnel-related expenses from the growth in employee headcount, $4.5 million in server costs, $1.9 million in professional services, and $2.9 million in overhead allocation costs. Headcount in research and development increased by 106.4% between December 31, 2020 and December 31, 2021. Research and development costs as a percentage of total revenue and other income increased over this period due to increased employee compensation as our business scaled.
Sales and Marketing
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$49,627	$5,668	$43,959	776.0%
Percentage of total revenue and other income	10.0%	6.0%
Sales and marketing costs increased by $43.9 million, or 776%, to $49.6 million for the year ended December 31, 2021 from $5.7 million for the year ended December 31, 2020. This increase was primarily due to a $37.2 million increase in personnel-related expenses due to the growth in employee headcount, $2.5 million in professional services, $1.2 million in marketing-related expenses and $3.0 million in overhead allocation costs.
General and Administrative
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
General and administrative	$132,235	$10,672	$121,563	1,139.0%
Percentage of total revenue and other income	28.0%	11.0%
General and administrative costs increased by $121.5 million, or 1,139%, to $132.3 million for the year ended December 31, 2021 from $10.7 million for the year ended December 31, 2020. This increase was primarily due to $7.6 million in expenses related to the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), $48.5 million related to public company readiness, legal and other business-related professional services, a $41.9 million increase in personnel-related costs due to the growth in employee headcount, $2.4 million in computer maintenance and communications expenses, $2.3 million in occupancy expenses and $18.8 million in other miscellaneous expenses, including, but not limited to, recruiting, car rental, travel costs and overhead costs allocation.
Other Expense, net
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Other expense, net	$(55,839)	$55	$55,784	101.425.0%
Percentage of total revenue and other income	(11.8%)	0.1%
Other expense, net increased by $55.8 million, or 101.425%, to $55.8 million for the year ended December 31, 2021 from $0.1 million for the year ended December 31, 2020. The increase was primarily due to $53.2 million increase in fair value remeasurement of warrants and $2.6 million in other miscellaneous expenses.

	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Income tax expense	$7,875	$1,276	$6,599	517%
Effective income tax rate	(12.8)%	6.0%
Income tax expense increased by $6.6 million, or 517%, to $7.9 million for the year ended December 31, 2021 from $1.3 million for the year ended December 31, 2020. The increase was mainly due to the increase in taxable income on our operations. For additional information, refer to Note 14 within the consolidated financial statements included elsewhere in this prospectus.
Net Income and Comprehensive Income Attributable to Noncontrolling Interests
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Net Income and comprehensive income attributable to noncontrolling interests	$21,628	$5,452	$16,176	297%
Percentage of total revenue and other income	5.0%	6.0%
Net Income and comprehensive income attributable to noncontrolling interests increased by $16.1 million, or 297%, to $21.6 million for the year ended December 31, 2021 from $5.5 million for the year ended December 31, 2020. The increase was driven by the net income generated from our VIEs as a result of our risk retention holdings.
Reconciliation of Non-U.S. GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use the non-GAAP financial measures Adjusted Net Income and Adjusted EBITDA (each as defined below) to provide investors with additional information about our financial performance and to enhance the overall understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our business. We are presenting these non-GAAP financial measures because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with the performance of other companies.
However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by U.S. GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, these non-U.S. GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our consolidated financial statements prepared and presented in accordance with U.S. GAAP.
To address these limitations, we provide a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income (loss) attributable to Pagaya shareholders. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income and Adjusted EBITDA in conjunction with their respective related U.S. GAAP financial measures.
Adjusted Net Income and Adjusted EBITDA
Adjusted Net Income and Adjusted EBITDA for the years ended December 31, 2021 and 2020, and for three and six months ended June 30, 2022 and 2021 are summarized below (in thousands):
	Year Ended December 31,				Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	Change	% Change	2022	2021	2022	2021
	(in thousands, except percentages)
Adjusted Net Income	$37,259	$14,599	$22,660	155.0%	$(18,647)	$5,281	$(14,541)	$25,596
Adjusted EBITDA	$45,949	$16,165	$29,784	184.0%	$4,926	$7,064	$9,323	$33,671

Adjusted Net Income is defined as net income (loss) attributable to Pagaya’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, and non-recurring expenses associated with the Merger.
Adjusted EBITDA is defined as net income (loss) attributable to Pagaya shareholders excluding share-based compensation expense, interest expense, depreciation expense, change in fair value of warrant liability, non-recurring expenses associated with the Merger, interest expense, depreciation expense and provision for income taxes.
These items are excluded from our Adjusted Net Income and Adjusted EBITDA measures because they are non-cash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful.
We believe Adjusted Net Income and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted Net Income and Adjusted EBITDA in this prospectus because they are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for, or superior to, financial information presented in accordance with U.S. GAAP and may be different from similarly titled non-U.S. GAAP financial measures used by other companies.
For the three months ended June 30, 2022 and June 30, 2021, we generated a net loss attributable to shareholders of $175.3 million and $5.9 million, respectively, and Adjusted EBITDA of $4.9 million and $7.1 million, respectively. For the six months ended June 30, 2022 and June 30, 2021, we generated a net loss attributable to shareholders of $193.5 million and $52.5 million, respectively, and Adjusted EBITDA of $9.3 million and $33.7 million, respectively. The Adjusted EBITDA decrease for the three and six months ended June 30, 2022 as compared to the prior year periods reflects the impact of (i) costs related to hiring to support our future growth initiatives, including expanding our research and development team and significantly expanding our senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital. We intend to continue to make investments to support our business growth and those investments along with the potential for higher interest rates and cost of capital could negatively impact our net income (loss) attributable to shareholders and Adjusted EBITDA.
The following table presents a reconciliation of net income (loss) attributable to Pagaya shareholders, the most directly comparable U.S. GAAP measure, to Adjusted Net Income and Adjusted EBITDA (in thousands):
	Year Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2022	2021	2022	2021
	(in thousands)
Net (loss) income attributable to shareholders	$(91,151)	$14,470	$ (175,262)	$ (5,874)	$ (193,534)	$ (52,538)
Adjusted to exclude the following:
Share-based compensation	67,785	156	146,070	1,862	162,705	59,117
Fair value adjustments to our warrant liability	53,019	489	(6,877)	9,293	(6,408)	19,017
Non-recurring expenses(1)	7,606	(516)	17,422	—	22,696	—
Adjusted Net Income	$37,259	$14,599	$3,481	$5,281	$(14,541)	$25,596
Adjusted to exclude the following:
Interest expenses	—	—	3,177	—	3,177	—
Income tax expense (benefit)	7,875	1,276	19,725	1,627	19,539	7,793
Depreciation and amortization	815	290	671	156	1,148	282
Adjusted EBITDA	$45,949	$16,165	$4,926	$7,064	$9,323	$33,671
(1)
Non-recurring expenses include expenses related to the Transactions, public company readiness expenses for the year ended December 31, 2021, gain from the extinguishment of the ability to purchase an additional 341,473 of Series D preferred shares at $149.35 per share for a period of 180 days (the “Option”) and issuance costs of the Option and redeemable convertible preferred share warrants for the year ended December 31, 2020.

Liquidity and Capital Resources
During the six months ended June 30, 2022 and the year ended December 31, 2021, we incurred net losses attributable to shareholders of $164.5 million and $91.2 million, respectively. We had $276.4 million of accumulated deficit as of June 30, 2022 and $111.9 million of accumulated deficit as of December 31, 2021. Prior to the Merger and PIPE investment, we financed our operating and capital needs substantially through the private sales of equity securities.
As of June 30, 2022, the principal sources of liquidity were cash, cash equivalents and restricted cash of $429.7 million, including net proceeds from the PIPE investment. As of December 31, 2021, the principal sources of liquidity were cash and cash equivalents of $190.8 million and cash flow provided by financing activities. As of June 30, 2022, shareholders’ equity related to Pagaya was approximately $581 million. During the six months ended June 30, 2022, we generated negative cash flows from operations. The primary use of operating cash flows during this period related to an increase in headcount and personnel-related costs across the business to support our growth expansion strategy. The primary use of operating cash flows during this period related to an increase in headcount and personnel-related costs across the business to support our growth expansion strategy.
Our primary requirements for liquidity and capital resources are to finance risk retention requirements, invest in research and development and to attract, recruit and retain a strong employee base to support our growth strategy. We intend to continue to make investments to support our business growth, including the need to develop new products and services, enhance our AI technology, scale and improve our operating infrastructure, or acquire complementary businesses and technologies.
Excluding any proceeds from the exercise of public warrants or private placement warrants, we believe that our existing cash and cash equivalents, including the net proceeds from the PIPE investment, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. This estimate is based on our current business plan and expectations and assumptions in light of current macroeconomic conditions. We have based these estimates on assumptions that may prove to be wrong and could use our available capital resources sooner than we currently expect, and future capital requirements and the adequacy of available funds will depend on many factors, including those described below and in the section entitled “Risk Factors” in this prospectus.
There are numerous risks to the financial results, liquidity and capital raising, some of which may not be quantified in the Company’s current estimates. The principal factors that could impact liquidity and capital needs are a prolonged inability to adequately access funding in the capital markets or in bilateral agreements, including as a result of macroeconomic conditions such as rising interest rates and higher cost of capital, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and the continuing market adoption of the Company’s network.
We expect to finance our cash needs and fund our operations through existing cash and cash equivalents, including the net proceeds from the PIPE investment. We also have the ability to raise additional capital, including through borrowings under the Revolving Credit Facility pursuant to which we can borrow up to an initial amount of $167.5 million or through the sale or issuance of equity or debt securities, including up to $300 million pursuant to the committed equity financing with B. Riley Principal Capital II. See “Committed Equity Facility” and “Risk Factors—Risks Related to the Offering” for more information on the committed equity financing and related risks, “—Indebtedness” for a description of the Revolving Credit Facility. The ownership interest of our shareholders will be, or could be, diluted as a result of sales or issuances of equity or debt securities, and the terms of any such securities may include liquidation or other preferences that adversely affect the rights of our Class A ordinary shareholders. We intend to support our liquidity and capital position by pursuing diversified sources of funding, including debt financing, equity financing, or new securitization vehicles, to provide committed liquidity in case of prolonged market uncertainty.
Additional debt financing, such as secured or unsecured borrowings, credit facilities or corporate bonds, and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors” included in this prospectus.

In addition, we will receive the proceeds from any exercise of any public warrants and private placement warrants in cash. Each public warrant and each private placement warrant that was issued and exchanged for each EJFA Private Placement Warrant in the Merger entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share. The aggregate amount of proceeds could be up to $169.6 million if all such warrants are exercised for cash. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but do not need such proceeds to fund our operations.
As of November 16, 2022, the price of our Class A Ordinary Shares was $1.19 per share. We believe the likelihood that warrant holders will exercise their public warrants and private placement warrants that were issued and exchanged for EJFA Private Placement Warrants in the Merger, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise on a cash basis their public warrants and private placement warrants that were issued and exchanged for EJFA Private Placement Warrants in the Merger. To the extent the public warrants and private placement warrants are exercised by warrant holders, ownership interest of our shareholders, including any Resale Securities held by B. Riley Principal Capital II, will be diluted as a result of such issuances. Moreover, the resale of Class A Ordinary Shares issuable upon the exercise of such warrants, or the perception of such sales, may cause the market price of our Class A Ordinary Shares to decline and impact our ability to raise additional financing on favorable terms. See “Risk Factors—We may need to raise additional funds in the future, including, but not limited to, through equity, debt, or convertible debt financings, to support business growth, and those funds may be unavailable on acceptable terms, or at all. As a result, we may be unable to meet our future capital requirements, which could limit our ability to grow and jeopardize our ability to continue our business” and “Risk Factors-Risks Related to Ownership of our Class A Ordinary Shares and Warrants” for more details.
In addition, in connection with the extraordinary general meeting of shareholders held by EJFA on June 17, 2022, holders of 27,805,123 of EJFA’s Class A Ordinary Shares, or approximately 96.7% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $278.1 million. As of October 18, 2022, there were 506,136,743 Class A Ordinary Shares outstanding, of which 245,822,773 Class A Ordinary Shares represented our public float as of that date. The Resale Securities represent a substantial percentage of our outstanding Class A Ordinary Shares. Assuming the issuance of all of the Resale Securities to the Selling Securityholder under the Purchase Agreement, the Resale Securities would represent approximately 14% of our public float and approximately 7% of outstanding Class A Ordinary Shares as of October 18, 2022 (after giving effect to the issuance of all of the Resale Securities). Moreover, we have filed with the SEC a registration statement covering the resale of 676,627,977 Class A Ordinary Shares by the Additional Sellers, together with the primary issuance of (1) 9,583,333 Class A Ordinary Shares issuable upon exercise of the Public Warrants, (2) 5,166,667 Class A Ordinary Shares issuable upon exercise of the private placement warrants that were issued and exchanged for EJFA Private Placement Warrants in the Merger and (3) 31,350,020 Class A Ordinary Shares issuable upon exercise of other private placement warrants. The Class A Ordinary Shares being offered for resale in the Additional Prospectus exceeds the number of Class A Ordinary Shares constituting our public float, and represent approximately 275% of our public float and approximately 75% of outstanding Class A Ordinary Shares (after giving effect to the issuance of Class A Ordinary Shares upon exercise of the public warrants and private placement warrants and the conversion of Class B ordinary shares into Class A Ordinary Shares) as of October 18, 2022. Any of these resales, or the perception in the market that the holders of a large number of shares intend to resell shares, could cause the market price of our securities to decline or increase the volatility in the market price of our securities.
Given the substantial number of Class A Ordinary Shares being registered for potential resale by the Additional Sellers pursuant to the Additional Prospectus, the sale of Resale Securities by the Selling Securityholder or Class A Ordinary Shares by the Additional Sellers, or the perception in the market that the Selling Securityholder or Additional Sellers intend to sell a large number of shares, could increase the volatility of the market price of Class A Ordinary Shares or result in a significant decline in the public trading price of the Class A Ordinary Shares.
We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing related to such acquisitions or investments. In the event that we pursue additional financing, we may not be able to raise such financing on terms acceptable to us or at all. Additionally, as a result of any of these actions, we may be subject to restrictions and covenants in the agreements governing these transactions that may place limitations on us and we may be required to pledge collateral as security. If we are unable to raise additional capital or generate cash flows necessary to expand operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition. It is also possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of the significant judgments or estimates could prove to be materially incorrect.
Future Capital Requirements
During the normal course of business, we enter into certain lease contracts with lease terms through 2032. As of December 31, 2021 and June 30, 2022, the total remaining non-cancellable contractual obligations are approximately $49.0 million and $80.5 million, respectively.
Cash Flow
The following table presents summarized consolidated cash flow information for the periods presented (in thousands):
	Year Ended December 31,		Six Months Ended June 30,
	2021	2020	2022	2021
	(in thousands)
Net cash provided by (used in) operating activities	$49,811	$4,257	$(25,640)	$9,263
Net cash used in investing activities	$(140,740)	$(122,757)	$(104,041)	$(190,732)
Net cash provided by financing activities	$289,624	$119,502	$354,854	$243,933
Operating Activities
Our primary uses of cash in operating activities are for research and development, sales and marketing, general and administrative, and production costs. As of June 30, 2022, we had 799 employees compared to 621 on December 31, 2021 and 195 on December 31, 2020, respectively. During the six months ended June 30, 2022 and the year ended December 31, 2021, we increased our headcount and personnel-related costs across the business to support our growth expansion strategy. We expect our headcount to continue to increase given our focus on growth and expansion.
Net cash provided by operating activities decreased by $34.9 million, or 377%, to $25.6 million net cash used in operating activities for the six months ended June 30, 2022 from $9.3 million net cash provided by operating activities for the six months ended June 30, 2021. The decrease was mainly due to a $128.6 decrease in net income and a $15.6 million decrease in operating assets and liabilities, partially offset by a $78.0 million increase in non-cash charges.
Net cash provided by operating activities increased by $45.5 million, or 1,058%, to $49.8 million net cash provided by operating activities for the year ended December 31, 2021 from $4.3 million net cash used in operating activities for the year ended December 31, 2020. The increase was mainly due to a $122.0 million increase in non-cash charges and a $12.9 million decrease in net cash used in operating assets and liabilities, offset by a $89.4 million decrease in net income.
Investing Activities
Our primary uses of cash in investing activities are primarily comprised of cash used in equity method investments and the purchase of tangible fixed assets (property, equipment, and software) in support of research and development programs.
Net cash used in investing activities decreased by $86.7 million, or 45%, to $104.0 million for the six months ended June 30, 2022 from $190.7 million for the six months ended June 30, 2021. The decrease was primarily due to a $91.1 million decrease in investment in short-term deposits, a $19.3 million decrease in investment in equity method and other investments, a $8.0 million increase in amount received from investment in loans and securities, and a $5.0 million increase in amount received from short-term deposits. These are partially offset by a $35.4 million increase in investment in loans and securities.

Net cash used in investing activities increased by $17.9 million, or 15%, to $140.7 million for the year ended December 31, 2021 from $122.8 million for the year ended December 31, 2020. The increase was primarily due to a $99.7 million increase in investment in loans and securities, a $23.0 million increase in investment in equity method investments and a $5.5 million increase in additions to property, equipment and software, offset by a $101.8 million decrease in bank deposits and a $0.5 million decrease in amounts received from equity method investments.
Financing Activities
Our main source of cash from financing activities is proceeds from the isuance of common shares.
Net cash provided by financing activities increased by $110.9 million, or 45%, to $354.9 million for the six months ended June 30, 2022 from $243.9 million for the six months ended June 30, 2021. The increase was primarily due to a $98.4 million increase in proceeds from the issuance of common shares and $86.4 million of proceeds from secured borrowing, net of payments. These increases were partially offset by a $54.3 million decrease in proceeds received from noncontrolling interests and a $20.0 million increase in distribution made to noncontrolling interests.
Net cash provided by financing activities increased by $170.1 million, or 142%, to $289.6 million for the year ended December 31, 2021 from $119.5 million for the year ended December 31, 2020. The increase was primarily due to a $107.8 million increase in proceeds from the issuance of redeemable convertible preferred shares, a $76.4 million increase in proceeds received from noncontrolling interests, a $37.9 million increase in proceeds from secured borrowings associated with executing a master repurchase agreement and a $20.8 million increase in proceeds from issuance of ordinary share warrants, offset by a $61.6 million increase in distributions made to noncontrolling interests and a $12.0 million increase in payment of deferred offering costs.
Indebtedness
On September 2, 2022, we entered into that certain Senior Secured Revolving Credit Agreement (the “Credit Agreement”) by and among Pagaya, as the borrower, the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent and collateral agent, which provides for a 3-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an initial principal amount of $167.5 million, which includes a sub-limit for letters of credit in an initial aggregate principal amount of $50.0 million, of which up to a U.S. dollar equivalent of $20.0 million may be issued in new Israeli shekels.
In connection with entering into the Credit Agreement, the Company repaid and replaced all outstanding obligations with respect to, and terminated the commitments under, that certain Credit Agreement, dated as of December 23, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 15, 2022, the “2021 Credit Agreement”), among the Company, as the borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
The Revolving Credit Facility replaced the 2021 Credit Agreement. Proceeds of borrowings under the Revolving Credit Facility may be used to finance the Company’s ongoing working capital needs, permitted acquisitions or for general corporate purposes of the Company and its subsidiaries.
Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to either (i) a base rate (determined based on the prime rate and subject to a 1.00% floor) plus a margin of 1.75% or (ii) an adjusted term Secured Overnight Financing Rate (subject to a 0.00% floor) plus a margin of 2.75%. A commitment fee accrues on any unused portion of the commitments under the Revolving Credit Facility at a rate per annum of 0.25% and is payable quarterly in arrears. The Company may voluntarily prepay borrowings under the Revolving Credit Facility at any time and from time to time without premium or penalty, subject only to the payment of customary “breakage” costs. No amortization payments are required to be made in respect of borrowings under the Revolving Credit Facility.
The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s material, wholly-owned subsidiaries (collectively, the “Guarantors”) and are secured by a first priority lien on substantially all assets of the Company and the Guarantors, subject to certain customary exceptions.
The Credit Agreement contains customary negative covenants, which include, among other things, limitations on the ability of the Company and its consolidated subsidiaries to incur indebtedness, grant liens, engage in certain fundamental changes, make certain dispositions and investments, enter into sale and leaseback transactions and make restricted payments and other distributions. The Credit Agreement contains the following financial maintenance covenants, which will be tested on the last day of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2022: (i) a minimum Consolidated Adjusted Quick Ratio (as defined in the Credit Agreement) of 1.25:1.00 and (ii) Consolidated Total Revenue (as defined in the Credit Agreement) not less than the amounts set forth in the Credit Agreement. The Credit Agreement also includes affirmative covenants customary for a credit facility of its type, including customary reporting covenants.
The Credit Agreement includes events of default related to, among other things, failure to pay amounts due under the Credit Agreement, breaches of representations, warranties or covenants, defaults under other material indebtedness, certain events of bankruptcy or insolvency, material judgment defaults and change of control, in each case, subject to customary cure periods where appropriate.
The foregoing descriptions of the 2021 Credit Agreement, including Amendment No. 1, are qualified in their entirety by reference to the full and complete terms thereof, which are incorporated herein by reference to Exhibit 10.15 and Exhibit 10.16, respectively, of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022. The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference to the full and complete terms thereof, which are incorporated herein by reference to Exhibit 10.4 of the registration statement on Form F-1 of which this prospectus forms a part.
Receivables Facility
On October 7, 2022, we entered into a Loan and Security Agreement (the “LSA Agreement”) by and among Pagaya Receivables LLC (the “Borrower”), a Delaware limited liability company, as the Borrower and the lenders from time to time party thereto and Silicon Valley Bank, as administrative agent, which provides for a 3-year loan facility (the “Receivables Facility”) in a maximum principal amount of $22 million, the proceeds of which were used by the Borrower to purchase (either directly or in the form of a participation in) certain Eligible Receivables, and to pay closing expenses and for payment of fees and expenses to the Administrative Agent. The Borrower is a wholly-owned indirect subsidiary of Pagaya Technologies Ltd., (the “Parent”), which acts as the Borrower’s Guarantor (per the terms of the Bad Acts Guarantee (the “Guarantee”). The Receivables Facility is secured by eligible administration fee receivables that are fully earned and non-refundable fees (the “Collateral”) from sponsored securitization deals (the “Eligible Securitizations”), with an advance rate of 70% of the net present value of the eligible administration fee receivables. The Borrower granted the Administrative Agent, for its benefit and the other Secured Parties, a lien on and security interest in the Collateral to secure the Obligations and other financial accommodations being granted by the Administrative Agent and the other Secured Parties to the Borrower.
Borrowings under the Receivables Facility bear interest at a rate per annum equal to the adjusted term Secured Overnight Financing Rate (subject to a 0.00% floor) plus a margin of 2.20%. Accrued and unpaid interest for each Interest Period shall be payable in arrears on each Payment Date. Payments are directed to the Borrower’s collection account with Silicon Valley Bank, where any remaining available funds in the account (after satisfying any and all accrued and unpaid fees, costs, charges, and expenses and any and all accrued and unpaid interest) will pay down the aggregate outstanding principal amount of the borrowing.
The LSA Agreement contains customary negative covenants, which include, among other things, limitations on the ability of the Borrower to incur indebtedness, grant liens, create subsidiaries, modify, extend, or waive the terms of Eligible Securitizations, engage in certain fundamental changes, make certain dispositions and investments, enter into sale and leaseback transactions and make restricted payments and other distributions. The LSA Agreement contains the following financial maintenance covenants, which will be tested on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2022: (i) Consolidated Tangible Net Worth (as defined in the LSA Agreement) of the Parent not less than $50,000,000 and (ii) Liquidity (as defined in the LSA Agreement) of at least the greater of (x) $10,000,000 and (y) an amount sufficient to meet the Cash Burn (as defined in the LSA Agreement) for the two consecutive fiscal quarter periods most recently ended for which a Compliance Certificate is being delivered. The LSA Agreement also includes affirmative covenants customary for a credit facility of its type, including customary reporting covenants.
The LSA Agreement includes events of default related to, among other things, failure to pay amounts due under the LSA Agreement, borrowing base deficiencies, breaches of representations, warranties or covenants, defaults under other material indebtedness, certain events of bankruptcy or insolvency, material judgment defaults and change of control, in each case, subject to customary cure periods where appropriate.

As of October 31, 2022, there was $18.9 million in outstanding borrowings under the Receivables Facility.
Off-Balance Sheet Arrangements
In the ordinary course of business, we engage in activities with unconsolidated VIEs, including our sponsored securitization vehicles, which we contractually administer. To comply with risk retention regulatory requirements, we retain at least 5% of the credit risk of the securities issued by these securitization vehicles. From time to time, we may, but are not obligated to, repurchase collateral of the securitization vehicles. Such repurchases can occur, at the Company’s discretion, when a securitization vehicle’s remaining collateral is below certain thresholds as provided in each securitization vehicle’s respective indenture. For additional information, refer to Note 6 within Pagaya’s audited consolidated financial statements included elsewhere in this prospectus.
Recent Accounting Pronouncements
See Note 2 within Pagaya’s audited consolidated financial statements for the years ended December 31, 2021 and 2020 included in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.
Critical Accounting Policies and Estimates
Our significant accounting policies and their effect on our financial condition and results of operations are more fully described in our audited consolidated financial statements included elsewhere in this prospectus. We have prepared our financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third-parties. Actual results may differ from these estimates. See “Risk Factors” for a discussion of the possible risks that may affect these estimates.
We believe that the accounting policies discussed below are critical to our financial results and the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because the information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus. In addition, a quantitative sensitivity analysis is provided where that information is reasonably available, can be reliably estimated and provides material information to investors. The amounts used to assess sensitivity (e.g., 10 percent, etc.) are included to allow users of the financial statements to understand a general direction of cause and effect of changes in the estimates and do not represent management’s predictions of variability. For all of these estimates, it should be noted that future events rarely develop exactly as forecasted, and estimates require regular review and adjustment.
Revenue Recognition
The Company adopted ASC 606, which follows a five-step model to recognize revenue consisting of identifying contracts with customers, the performance obligations promised in those contracts, determining and allocating the transaction price to the obligations, and recognizing revenue when the Company satisfies its obligations. The timing of revenue recognition varies by service and is described above in “Components of Results of Operations” and within the notes to the audited financial statements.
We consider revenue recognition to be a critical accounting policy given the focus on revenue by management and our investors. Currently, given the nature of our services offered and the performance obligation, there are no significant judgments or estimates required to recognize revenue.
Investments in Loans and Securities
Investments in loans and securities are classified as held-to-maturity and presented at amortized costs based on projected cash flow using the internal rate of return method. The Company analyzes each security to determine its classification and whether it has the intent and ability to hold until maturity on a continual basis. When analyzing intent, the Company considers circumstances that have in the past led, or may in the future lead, to a decision to sell a particular security.
Consolidation and Variable Interest Entities (VIEs)
The Company has variable interests in certain related securitization vehicles that it sponsors, and it consolidates the financial results of those vehicles where the Company has a controlling interest in them. In order to have a controlling interest, the Company evaluates whether it has both the power to direct the activities of the VIEs that most significantly impact their economic performance and the obligation to absorb the losses or receive benefits of the VIE that could potentially be significant.
In performing the evaluation, we are required to apply judgment, including in identifying the activities that most significantly impact a VIE’s economic performance and determining the significance of our obligation to absorb losses or receive benefits. The factors we consider in assessing significance include: the design and capitalization structure of the VIE; subordination of interests; payment priority; relative share of interests held within the VIE’s capital structure; and the nature of or reason behind our interest in the entity.
Recoverability of Our Net Deferred Tax Asset
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize net operating losses, foreign tax credits, realized capital loss, and other carryforwards. These factors include forecasts of future income for each of our businesses, and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and company-specific conditions and events. We subject the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization.
Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material. To the extent actual results differ from estimated amounts recorded, such differences will impact the income tax provision in the period in which the determination is made.
Fair Value of Pagaya Ordinary Shares
Prior to the consummation of the Merger, the fair value of the Pagaya Ordinary Shares underlying the stock option awards was determined by Pagaya's board of directors (the “Pagaya Board”). Given the absence of a public trading market, the Pagaya Board considered numerous objective and subjective factors to determine the fair value of Pagaya Ordinary Shares at each meeting at which awards were approved. These factors included, but were not limited to: (i) contemporaneous third-party valuations of Pagaya Ordinary Shares; (ii) the rights, preferences and privileges of redeemable convertible preferred shares relative to Pagaya Ordinary Shares; (iii) the lack of marketability of Pagaya Ordinary Shares; (iv) the stage and development of the Company’s business; (v) general economic conditions; (vi) recent secondary transactions and (vii) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying Pagaya Ordinary Shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used.
Following the consummation of the Merger, it is not necessary to determine the fair value of Pagaya Ordinary Shares, as the Class A Ordinary Shares are publicly traded.
The Company accounts for share-based compensation in accordance with ASC Topic 718, “Compensation—Stock Compensation.” Share-based awards are mainly granted to employees and members of the Company’s board of directors and measured at fair value at each grant date. The Company measures options based on the estimated grant date fair values. When necessary and appropriate, the Company determines grant date fair value using the Black-Scholes option-pricing model.
Warrants to Purchase Ordinary Shares and Redeemable Convertible Preferred Shares
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board

(“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”).
Warrants to Purchase Redeemable Convertible Preferred Shares
Warrants to purchase shares of redeemable convertible preferred shares are classified as a liability as the underlying redeemable convertible preferred shares are considered redeemable and may require us to transfer assets upon exercise by the holders. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our redeemable convertible preferred share warrant liability are recognized in our consolidated statements of operations and comprehensive income (loss). The fair value of the warrants to purchase redeemable convertible preferred shares (preferred warrants) was calculated using an Option pricing method. The critical accounting estimates for the valuation of preferred warrants were (a) fair value of the redeemable convertible preferred share, (b) volatility-based on peer companies’ volatility and (c) probability of vesting for Series D warrants based on management’s expectation of achievement of certain vesting conditions. The fair value of our redeemable convertible preferred shares was determined based on various objective and subjective factors. These factors included, but are not limited to: (i) contemporaneous third-party valuations of ordinary shares which indicated the rights, preferences, and privileges of redeemable convertible preferred shares relative to ordinary shares including a waterfall allocation which depicted fair value of ordinary share and preferred share; (ii) recent preferred share transactions and (iii) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions, among other things.
Warrants to Purchase Pagaya Ordinary Shares
Warrants to purchase ordinary shares are classified as equity and recorded within additional paid-in capital as it is indexed to Pagaya Ordinary Shares. Change in fair value, if any, is not recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss). The critical accounting estimate in determining the fair value of the ordinary share warrant is fair value of ordinary shares as discussed above. The warrants to purchase ordinary shares have been valued using Monte Carlo valuation methodology as these ordinary share warrants contain performance and market conditions. The key assumptions include (a) expected life based on the contract term, (b) expected stock price volatility based on peer companies’ volatility, (c) the expected dividend yield based on the company’s historical experience and (d) the risk-free interest rate based on implied yield available on U.S. Treasury zero-coupon issues approximating the expected life.
Quantitative and Qualitative Discussions of Market Risk
We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in credit risks, liquidity risks and interest rates. We are exposed to market risk directly through investments in loans and securities held on our consolidated balance sheets and access to the securitization markets. As the Company holds its investments to maturity, such fluctuations to date have not been significant. As of June 30, 2022, there have been no material changes in our exposure to market risk from December 31, 2021.
Credit Risk
Credit risk refers to the risk of loss arising from individual borrower default due to inability or unwillingness to meet their financial obligations. The performance of certain financial instruments, including investments in loans, securitization notes and residual certificates on our consolidated balance sheets is dependent on the credit performance of the underlying loans and the amount of collections on the loans. To manage this risk, we monitor borrower payment performance and utilize our AI technology to price loans in a manner that we believe is reflective of their credit risk.
Liquidity Risk
Liquidity risk refers to the marketability of an investment and whether it can be bought or sold quickly enough to meet debt obligations. As the notes are not rated and have restrictions relating to their transfer, resale may be difficult or impossible. Although the Company intends to hold on to the investments until maturity, this still constitutes a market risk.
Interest Rate Risk
The interest rates charged on the loans originated by third parties are subject to change by the platform sellers or originators. Higher interest rates could negatively impact collections on the underlying loans, leading to increased delinquencies, defaults, and our customers’ bankruptcies, all of which could have a substantial adverse effect on our business. This would also impact future loans and securitizations.

Foreign Exchange Risk
Pagaya does not believe that foreign currency exchange rates have had, or currently have, a material effect on its business.
Our inability or failure to manage these market risks could harm our business, financial condition or results of operations.

BUSINESS

Our Vision

Enable better financial outcomes for our partners and their customers

PAGAYA

Our Business
Pagaya makes life-changing financial products and services available to more people.
We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services providers, their customers, and asset investors. Service providers integrated in our network, which we refer to as our “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto finance providers and residential real estate service providers. Partners utilize our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of credit worthiness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and data network.
At our core, we are a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results across the ecosystem. We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and asset investors. First, by utilizing our network, Partners receive direct benefits from our network by approving a greater share of customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit-level customer acquisition costs. Partners realize these benefits without taking on incremental risk or requiring incremental funding. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, investors benefit through gaining exposure to the returns of these assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.
We believe the scale of our opportunity speaks for itself. Our network currently operates in very large addressable market segments, including the personal, auto, credit card, and point-of-sale loan markets, as well as the real estate asset market. We are actively pursuing expansion within these markets and entry into new ones.
Our growth further benefits from broader trends in technology and finance. Advancements in computing power have enabled sophisticated machines to study and analyze data in ways that humans cannot. For financial services, applications have migrated to digital channels and we believe consumers have come to expect rapid decisions. Against this backdrop, we believe legacy underwriting processes, rooted in rules-based approaches and manual human reviews, are uncompetitive. We believe our network enables Partners to bridge this gap.
We have achieved significant scale to date. Our models and algorithms have been trained using over 16 million data points from inception through June 30, 2022, and our network currently processes approximately one application per second. We have retained 100% of our Partners since inception and diversified asset investor relationships, while rapidly expanding into new markets.

(1)	For Partners who have utilized our network for at least six months; increase measured relative to Partner’s second month volume.
(2)	For Partners who have utilized our network for at least 12 months; increase measured relative to Partner’s second month volume.

We source capital from asset investors who invest through funds and securitization vehicles managed, sponsored or administered by Pagaya (together, “Financing Vehicles”), which fund this Network Volume. We earn revenue primarily in the form of fees that we are paid when Network Volume is generated. Some asset investors are also related parties and any agreements with such related parties are described in the section of this prospectus entitled “Certain Relationships and Related Person Transactions”.
We have significantly grown our Network Volume and revenues. Our revenues and other income increased by 379% to $474.6 million for the year ended December 31, 2021, from $99.0 million for the year ended December 31, 2020. For the years ended December 31, 2021 and December 31, 2020, we generated a net loss attributable to shareholders of $91.2 million and net income attributable to shareholders of $14.5 million, respectively, and Adjusted EBITDA of $46.0 million and $16.2 million, respectively. For the quarter and six months ended June 30, 2022, revenue and other income was approximately $181.5 million and $352.1 million, respectively. Adjusted EBITDA for the quarter and six months ended June 30, 2022 was $4.9 million and $9.3 million, respectively, reflecting the impact of (i) costs related to hiring to support our future growth initiatives, including expanding our research and development team and significantly expanding our senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital.
Our Market Opportunity
We are addressing a vast and expanding market opportunity. Our network currently operates in the personal, auto, credit card and point-of-sale loan markets, as well as the real estate asset market. We are actively pursuing expansion within these markets and entry into new ones.
We believe we benefit from a number of tailwinds as we seek to expand our relationships with existing Partners and onboard new Partners. Financial services providers are increasingly partnering with technology companies to drive enhanced financial inclusivity and improved customer experience.
Our Technology Solution
Our network deploys sophisticated data science, machine learning and AI technology to drive better results for Partners, their customers, and asset investors.
We believe we have aggregated one of the world’s largest data sets focused on the U.S. credit consumer, comprised of over 16 million training data points. Our network utilizes this data to improve on traditional credit metrics and rules-based underwriting approaches, which are based on a limited number of factors. As is characteristic of AI and machine learning, our data advantage grows through a flywheel effect: incremental training data points, such as new applications and markets, provide more data to enhance intelligence and enable better results.

Additionally, we believe we have one of the world’s largest AI and data science networks focused on consumer credit assets. As of July 31, 2022, we employed approximately 323 research, development, and engineering specialists responsible for continually building and refining our models and related technology.

Our network is designed to offer seamless integration with Partners. Onboarding requires no significant upfront investment and connecting is virtually seamless via modern APIs. Once connected, our network provides an automated solution for 100% of transactions, whereby Partners’ customer applications are evaluated with minimal latency and Network Volume is generated in real time.

Our AI and data network has been demonstrated to be highly scalable within existing markets and into new ones. We have expanded rapidly: personal loans in 2018; auto loans in 2019; credit card and point-of-sale loans in 2020; and real estate assets in 2021. We are actively evaluating new markets, and we believe our technology will continue to facilitate our expansion.

Advantages for Partners, Their Customers and Asset Investors
Benefits to Partners
Enhanced financial inclusion and customer satisfaction. Partners utilize our network to extend financial products to a greater number of customers. We believe that this allows our Partners to be more inclusive and provide a better customer experience.
Revenue growth without incremental risk, funding or capital requirements. Partners earn revenue when they generate Network Volume acquired by Financing Vehicles, while generally not assuming additional balance sheet risk.
Expanded customer ecosystem. When Partners convert a greater share of their application volume, they improve the retention of existing relationships and build relationships with new customers, which they can in turn offer additional financial products and services.
Ability to offer new financial products. Partners can utilize our technology to bring new products to market rather than building them in house, which we believe allows Partners to bring products to market more quickly and cost-efficiently.
Network effects. Partners benefit from the AI and data advantages of our network, which we believe a single firm operating on its own could not replicate given their data is limited to their own experience and their investment dollars also support brand, marketing and front-end user experience upgrades.
Benefits to Partners’ Customers
Enhanced and more convenient access to financial products. Partners are able to serve more customers by using our AI and technology enabling their customers to better fulfill their financial needs and dreams.
Reduced dependence on higher cost credit alternatives. We believe our network generally provides a lower-cost product and superior experience than alternative financing sources, allowing a Partner’s customer to obtain a better quality financial product.
Customer can choose their desired brand. When a customer chooses to apply with one of our Partners they are making a brand decision. We believe that Partners are able to work with a greater number of customers when utilizing our technology, allowing more of their customers into their preferred brand ecosystem.
Benefits to the Asset Investors
Access to assets originated with the assistance of our network. Financing Vehicles include assets that meet specific investment criteria without asset investors incurring the cost of building their own analytic capabilities to evaluate the assets themselves.
Access to multiple markets. Asset investors can deploy capital across multiple Financing Vehicles focused on different asset types.
Scaled capital deployment. A significant and growing amount of Network Volume is generated providing the opportunity to invest at scale.
Our Growth Strategies
Expand Our Relationships with Our Existing Partners
We evaluated one application every second and enabled $4.9 billion of Network Volume for the year ended December 31, 2021 and $3.6 billion for the six months ended June 30, 2022. In our experience, Partners, on average, grow their volumes on our network significantly over time. After utilizing our network, Partners’ volume on our network has historically increased by approximately three times after six months and approximately six times after 12 months, as measured relative to the Partners’ second month’s volume on the network. As our AI technology continues to learn from new data points added to our network, our Partners are able to convert a greater proportion of their customer application volume, and thus increase their overall volume. In addition, Partner retention since inception is 100%. We believe that this is reflective of the value we add by driving better outcomes for our Partners and their customers through increased conversion. Our Network Volume grows as Partners grow their volumes and as we, over time, comprise a greater proportion of our Partners’ volumes.

Add New Partners to Our Network
Adding new Partners to our network is a key driver of our growth. A powerful driver of Partner growth is the addition of larger banking partners and auto lenders. We have designed our network to minimize friction in technology integration through an API plugin. Our AI technology also provides our Partners with an automated process with virtually zero latency, which we believe is valuable for our Partners.
While we believe that we have opportunities for onboarding Partners of a variety of profiles, one area of focus for us in the near-term is the opportunity to partner with larger banks in the United States. This is a significant potential opportunity, with 64 banks that each have at least $50 billion in assets and $18 trillion in combined industry assets. We believe that we have an attractive value proposition for these banks, including increased sales through improved access to credit for customers, the ability to offer additional financial products with no incremental capital requirements, deepened brand loyalty by offering customers packaged financial services, and operational efficiencies due to our easy integration with API-based infrastructure.
Enter New Markets
We have added one new market to our offerings every year since 2018, with the launch of personal loans in 2018, auto loans in 2019, credit card / point-of-sale loans in 2020 and real estate asset acquisition and renovation in 2021. Although our pace in future years may be different, we believe this illustrates the adaptability of our business model. We believe that there are significant further opportunities to utilize our AI technology to improve outcomes for financial services providers and their customers. Since our inception, we have been able to scale new market offerings increasingly quickly. While reaching $500 million of annualized Network Volume in personal loans took 36 months from launch, we achieved the same milestone in 18 months in auto loans, and in real estate loans we have achieved annualized Network Volume in excess of $200 million six months from launch. We believe that our existing diversification across four markets and our strong track record in launching and scaling new products give us an advantage expanding into new markets in the future.
Continue Enhancing Our AI
As our AI technology and network see more volume, our models and algorithms become smarter and our data asset set expands, in turn, allowing us to provide greater value to our Partners and their customers. Our models and algorithms are continuously processing new and deeper data: from 2019 through June 30, 2022, the Pagaya network evaluated approximately 63 million applications. We believe our network is designed to process data at significantly greater scale and that as our network accelerates, so too will the pace of our AI development.
Our Competitive Advantages
Scaled R&D Infrastructure
We believe we were among the first, and are presently among the largest, technology companies devoting sophisticated data science, machine learning and AI techniques in our areas of focus. We believe that our ability to effectively enhance the credit decision-making process across financial products is driven in part by our innovative technology and our investment in research and development. As of July 31, 2022, we employed approximately 323 research, development, and engineering specialists, many with Ph.Ds in data science or related fields. Our research and development specialists and technologists more broadly comprise approximately 39% of our global headcount as of July 31, 2022. We believe that our investment in research and development is core to building and maintaining our competitive advantage. Since our inception, we have considered ourselves, at our core, a technology company that is bringing data science, machine learning and AI expertise to empower our Partners.
Significant Accumulated Data and Experience
As a business driven by data science and AI, we believe that our accumulated experience and data assets are critical drivers of our competitive advantage. The models and algorithms that drive our AI are trained on more than 16 million data points and five years of machine learning. As Pagaya processes more applications and observes the performance of assets over time, our models and algorithms can train on a larger and richer dataset. This continuous upgrade and refinement of our AI model is driven by the data moving through our network: between 2019 and June 30, 2022, the Pagaya network evaluated approximately 63 million applications. As we grow and increase volumes, both by onboarding new Partners and by growing volumes with our existing Partners, we anticipate that the volume of new data to our models and algorithms will also increase. We believe that this creates a virtual flywheel effect for our network, as additional Partner onboarding provides richer data for our models and algorithms and enhances the collective power of our AI technology and network, likely driving incremental insight, uplift and volumes for the benefit of all Partners utilizing the network.
Culture of Growth and Innovation
We believe that our entrepreneurial culture of innovation and collaboration is an important driver of our growth, and that this culture has been led by our Founders and management team. Our management team brings a breadth of experience from a variety of fields, including AI, machine learning, investment management and banking. Professional development and training are key components of our culture and in developing our talent and are areas of focus for our management team. For example, we have created Pagaya Pro: a research fellowship that takes top-tier candidates with technical backgrounds and provides them with the tools needed to process, analyze and make smart predictions when working with big data. This program provides us with an additional talent pipeline for research and development specialists who can continue to drive our growth.
Industry Overview
Siloed Data and Technology Infrastructure Hinder Financial Services Providers
We believe that legacy systems create inefficient outcomes for financial services providers and their customers. Today, consumers desire convenient access to a broad array of financial products, yet a substantial number of consumers are left behind by financial services providers. Financial services providers are primarily reliant on their own data history and experience coupled with traditional lagging indicator credit factors such as credit bureau data.
For example, the FICO score, which was invented in 1989, is used by over 90% of financial services providers to determine who is approved for credit and at what interest rate. While a FICO score is rarely used in isolation, many credit models are similarly rules-based systems with limited inputs. A recent study found that bank credit models commonly incorporate eight to 15 variables, with the more sophisticated models using as many as 30.
In fact, financial services providers view the data available to them as insufficient for making informed decisions: in a recent Aite Group survey of banks, credit unions and fintech firms, 48% of financial services providers reported feeling less confident making consumer lending decisions based on traditional credit scores and reports compared with a year prior.
Lenders’ Tech Investment Prioritizes Brand and User Experience Over Decision-Making and Automation
While financial services providers invest in the development and growth of their businesses, there are a number of competing priorities for these investment dollars. At their core, financial services providers are consumer-facing businesses and are required to feed their funnel with more applications from new customers. For this reason, investments in brand and user experience are often prioritized over investments in improvements for underwriting systems, credit decision-making and automation. According to Deloitte and Gartner, traditional banks spend only 7% of their revenues on technology, representing less than 65% of their marketing budgets.
Consumer Credit is a Vast Addressable Market
From the fact that we operate and have quickly scaled in several different markets of consumer credit, we believe that our addressable market includes all consumer credit, as well as other areas of finance. The vast addressable market represented by consumer credit presents an enormous opportunity for Pagaya.
Investment in Automation
As banking becomes more open, financial services providers are seeking to leverage transaction data to improve verification of consumer assets, income, employment, identity and credit history. In addition, financial services providers are investing in technology to help them harness this data to drive automated workflows that reduce the number of manual tasks. A digital-only experience is increasingly required to engage with customers. We believe that our technology allows our Partners to provide this desired experience to a greater number of their customer base.

Our Team
Our people are a key reason for our success and are essential for our continued growth. Our team-oriented approach, entrepreneurial culture and overall growth trajectory, together with our competitive compensation and benefits, enable us to successfully retain our employees and to effectively recruit new talent aligned with our vision. As of July 31, 2022, we had a total of 818 “Pagayans,” or team members, across the globe. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.
We are deeply committed to diversity, inclusion and belonging. Our core goals in this area include becoming an equitable employer of the future, creating an open and equitable consumer banking ecosystem and demonstrating social impact and community investment. To achieve these goals, we cultivate diverse talent pipelines and partner with organizations committed to promoting racial equity and greater accessibility in the financial services ecosystem.
Our Competition
Consumer lending and other financial products are a vast and very competitive market, and we compete to varying degrees with all other sources of consumer credit, including banks, non-bank lenders and fintech businesses.
We also compete with a variety of technology companies that seek to help financial services providers with the digital transformation of their businesses, particularly with respect to all-digital lending. Finally, we compete with various “second-look” financing providers that offer lenders revenue when they approve applications that had otherwise been turned down. These second-look financing providers operate across markets in which we currently operate or plan to operate in the future.
In sourcing asset investors, we compete with asset originators that utilize capital markets for financing. This includes other fintech lenders and asset management firms in the asset-backed security and securitized products spaces. We may also face competition from other financial institutions, such as banks, investment funds and credit unions, which provide their balance sheet as a source for funding assets.
We believe the following competitive factors are key strengths of our business:
•	Larger datasets to train and inform our models
•	Continuously improving AI technology
•	Streamlined, tech-enabled access to multiple markets
•	API-based integration and minimal latency for customers
•	Light balance sheet and low-risk funding model
•	Lean/nimble organization without the bureaucracy of large financial institutions
•	Scaled data science network
•	Deep Partner relationships with 100% historical retention
IP
Our proprietary technology, sophisticated deep learning methodologies, human capital, unpatented trade secrets, pending trademarks and domain names are key to our success.
We rely on trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of pending registered trademarks to protect our brand. In addition, we require our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property created or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.
As of May 1, 2022, our intellectual property portfolio included 22 pending trademarks. We have limited trademark registrations outside the United States. We are also a party to various license agreements with third parties that typically grant us the right to use certain third-party technology in conjunction with our AI technology.

Facilities
Our corporate headquarters is located in leased office space at Azrieli Sarona Building, 54th floor, Derech Menachem Begin 121, Tel-Aviv, Israel. We also lease offices in New York, New York, and Boston, Massachusetts. None of our facilities are owned by Pagaya. We believe that our current facilities are adequate to meet our current needs, and we believe we can acquire suitable additional or alternative space as needed.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the normal course of business. We may also become involved in other judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses. We are not presently party to any litigation that, if determined adversely to us, we believe would be likely to have a material adverse effect on our business, financial condition, results of operations, or cash flows.
Future litigation may be necessary, among other things, to defend ourselves or our Partners in connection with determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any litigation cannot be predicted with certainty, particularly in the areas of unsettled and evolving law in which we operate, and an unfavorable resolution in any legal proceedings could materially affect our future business, financial condition, or results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
Government Regulation
Our Partners and prospective Partners are highly regulated and are generally required to comply with stringent regulations in connection with performing business functions that our products and services address. Additionally, we facilitate compliance with these regulatory requirements. While we currently operate our business in an effort to ensure our business itself is not subject to extensive regulation, there is a risk that certain regulations could become applicable to us, including as we expand the functionality and use of our AI technology and network. In addition, we and our Partners, vendors, and other service providers must comply with laws and regulatory regimes that apply to us directly and our Partners, vendors, and other service providers indirectly, including through certain of our products and services, and in areas such as consumer finance and lending, investment advisory and securities law, and data protection, use and cybersecurity, and through our relationships with our Partners and the Financing Vehicles.
In particular, certain statutes, laws, regulations and rules to which we, our Partners, the Financing Vehicles or their service providers are subject to, and we facilitate compliance with, include, among others:
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foreign, U.S. federal and state lending statutes and regulations that require certain parties, including our Partners, to hold licenses or other government approvals or filings in connection with specified activities, and impose requirements related to marketing and advertising, transaction disclosures and terms, fees and interest rates, usury, credit discrimination, credit reporting, servicemember relief, debt collection, repossession, unfair or deceptive business practices and consumer protection, as well as other state laws relating to privacy, information security, conduct in connection with data breaches and money transmission;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discouraging or discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act, and similar state and municipal fair lending laws;

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foreign, U.S. federal and state securities laws, including, among others, the Securities Act, the Exchange Act, the Investment Advisers Act, and the Investment Company Act rules and regulations adopted under those laws, and similar foreign and state laws and regulations, which govern securities law, advisory services, Financing Vehicles or how we purchase consumer credit assets, the Israeli Joint Investment Law, the Israeli Securities Law and loan product regulations;

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foreign, U.S. federal and state laws and regulations addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection and processing of certain types of data, including, among others, FCRA, GLBA, Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, CAN-SPAM, Canada’s Anti-Spam Law, TCPA, FTC Act, California Consumer Privacy Act, or CCPA and GDPR;
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the Fair Credit Reporting Act and Regulation V promulgated thereunder, which impose certain obligations on users of consumer reports and those that furnish information to consumer reporting agencies, including obligations relating to obtaining or using consumer reports, taking adverse action on the basis of information from consumer reports, the accuracy and integrity of furnished information, addressing risks of identity theft and fraud and protecting the privacy and security of consumer reports and consumer report information and other related data use law and regulations;

•
the Gramm-Leach-Bliley Act and Regulation P promulgated thereunder, which include limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances require financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and require financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information, and other privacy laws and regulations;

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the U.S. credit risk retention rules promulgated under the Dodd-Frank Act, which require a securitizer of securitization vehicles to retain an economic interest in the credit risk of the assets collateralizing the securitization vehicles;

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the Truth in Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their consumer credit obligations, require creditors to comply with certain practice restrictions, limit the ability of a creditor to impose certain terms, impose disclosure requirements in connection with credit card applications and solicitations and impose disclosure requirements in connection with credit advertising;

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Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service, and analogous state laws prohibiting unfair, deceptive, unconscionable, unlawful or abusive acts or practices;

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the Credit Practices Rule, which (i) prohibits creditors from using certain contract provisions that the Federal Trade Commission has found to be unfair to consumers; (ii) requires creditors to advise consumers who co-sign obligations about their potential liability if the primary obligor fails to pay; and (iii) prohibits certain late charges;

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the FDIC guidance related to model risk management and management of vendors and other bank specific requirements pursuant to the terms of service agreements with banks and the examination and enforcement authority of the FDIC under the Bank Service Company Act;

•	U.S. federal and state regulation and licensing requirements related to the auto insurance and finance industries, including related to being a manager general agent;
•	the U.S. Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
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the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers, so that military members can devote full attention to military duties;

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the Military Lending Act, which requires those who lend to “covered borrowers,” including members of the military and their dependents, to only offer Military APRs (a specific measure of all-in-cost-of-credit) under 36%, prohibits arbitration clauses in loan agreements, and prohibits certain other loan agreement terms and lending practices in connection with loans to military servicemembers, among other requirements, and for which violations may result in penalties including voiding of a loan agreement;

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the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including a prohibition on a creditor requiring a consumer to repay a credit agreement in preauthorized (recurring) electronic fund transfers and disclosure and authorization requirements in connection with such transfers;

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the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•	the Right to Financial Privacy Act and similar state laws enacted to provide the financial records of financial institution customers a reasonable amount of privacy from government scrutiny;
•	the Bank Secrecy Act and the USA PATRIOT Act, which relate to compliance with anti-money laundering, borrower due diligence and record-keeping policies and procedures;
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the regulations promulgated by OFAC under the U.S. Treasury Department related to the administration and enforcement of sanctions against foreign jurisdictions and persons that threaten U.S. foreign policy and national security goals, primarily to prevent targeted jurisdictions and persons from accessing the U.S. financial system; and

•	other foreign, U.S., federal, state and local statutes, rules and regulations.
In addition to the laws, regulations, and rules that apply to our Partners, and that we facilitate compliance with, we, in our capacity as a service provider to financial services providers, and our Partners, vendors, and other service providers, may be deemed to be subject to certain laws, regulations, and rules through our relationships with our Partners and asset investors. We are also subject to a variety of laws, rules, and regulations relating to the real estate and auto insurance industries, and data security, cybersecurity, privacy, and consumer protection. See “Risk Factors—Risks Related to Our Legal and Regulatory Environment” for additional information and a discussion of our regulatory risks.

MANAGEMENT
Management and Board of Directors
The following table provides information as of August 31, 2022 about the directors and certain executive officers of Pagaya. The address for each of the directors and executive officers is Azrieli Sarona Bldg, 54th floor, Derech Menachem Begin 121, Tel-Aviv, Israel 6701203. For biographical information concerning the executive officers and directors, see below.
Name	Age	Title
Gal Krubiner	34	Chief Executive Officer, Co-Founder and Director
Avital Pardo	37	Chief Technology Officer, Co-Founder and Director
Yahav Yulzari	37	Chief Revenue Officer, Co-Founder and Director
Michael Kurlander	44	Chief Financial Officer
Richmond Glasgow	36	General Counsel
Avi Zeevi	71	Director
Dan Petrozzo	57	Director
Harvey Golub	83	Director
Mircea Ungureanu	44	Director
Amy Pressman	58	Director
Kevin Stein	61	Director
Gal Krubiner, 34, has served as the Chief Executive Officer and a director since co-founding the Company in 2016. Mr. Krubiner brings extensive experience to the investments and wealth management industry with a specialization in innovative and sophisticated credit structured products. Prior to co-founding Pagaya, Mr. Krubiner focused on structuring and distributing sophisticated credit and asset-backed securities products with UBS AG from 2012 to 2016, as well as holding other positions specializing in investment, entrepreneurism, and financial markets. Mr. Krubiner earned a B.A. in Applied Science, Economics & Statistics from Tel-Aviv University.
Avital Pardo, 37, has served as Chief Technology Officer and a director of the Company since co-founding the Company in 2016. Mr. Pardo was instrumental in designing the Company’s AI-based credit model and system. Prior to joining the Company, Mr. Pardo was one of the first employees at Fundbox and focused on the Algorithms from 2014 to 2015. Mr. Pardo earned a B.A. in Mathematics and Physics and a Master of Science, Mathematics from Hebrew University.
Yahav Yulzari, 37, has served as Chief Revenue Officer and a director of the Company since co-founding the Company in 2016. Mr. Yulzari oversees the Company’s growth and global commercial activities. He is a former real estate entrepreneur. Prior to his entrepreneurship endeavors, Mr. Yulzari was a professional goalkeeper in the Israeli football league and he was on the national under 21 team.
Michael Kurlander, 44, has served as Chief Financial Officer of the Company since June 2021. Mr. Kurlander has over 20 years of experience in the financial industry and is responsible for all financial functions within the Company. Prior to joining the Company, he worked at Citadel from 2017 to 2021 where he was a Managing Director, US Treasurer and Deputy Global Treasurer. Prior to that, he worked at Goldman Sachs from 2000 to 2017 where he was a Vice President in Accounting, Managing Director in Corporate Treasury and Global Operations, and most recently was the Chief Operating Officer of GS Bank USA. Mr. Kurlander earned a B.S. in Accounting from the University of Maryland and an M.B.A. from Columbia Business School.
Richmond Glasgow, 36, has served as General Counsel of the Company since January 2021. Mr. Glasgow previously held the positions of Chief Compliance Officer since October 2019 and Head of Legal since May 2019. Mr. Glasgow is responsible for the legal and regulatory aspects of the Company’s business activities. Mr. Glasgow has over a decade of legal experience across North America, Asia and Australia, including over five years at Skadden, Arps, Slate, Meagher & Flom LLP from 2013 to 2019. Mr. Glasgow earned a Bachelor of Civil Law from the University of Oxford, and a Juris Doctor from the University of Melbourne. Mr. Glasgow also earned a Bachelor of Commerce (Economics) and a Bachelor of Engineering (Civil) from the University of Melbourne.

Avi Zeevi, 71, has served as a director of the Company since 2016. Mr. Zeevi has also served as chairman of the board of directors of Payoneer since 2008 (NASDAQ: PAYO). Mr. Zeevi is a FinTech entrepreneur and investor. He is a co-founder of the Viola group—a private equity investment group with over $3 billion of assets under management, and co-founder and general partner of Viola Ventures, a venture capital firm. Mr. Zeevi is also a co-founder and the chairman of the investment committee of Viola FinTech. Mr. Zeevi has more than 40 years of experience as an entrepreneur, executive and investor. Mr. Zeevi has experience in the global financial industry through his involvement in several fintech companies including: MINT Systems, Decalog and Actimize, where he served as an active chairman from 2001 and until it was sold to NICE Systems (NASDAQ: NICE). Mr. Zeevi is also a board member of a number of private companies. Mr. Zeevi is a board member at The Center for Educational Technology (CET) which is dedicated to the advancement of the education system in Israel, in the Jewish world and around the globe. He is also a member of the Board of Governors of the Technion, the Israel Institute of Technology. Mr. Zeevi received his B.Sc in Industrial Engineering from Technion, Israel Institute of Technology.
Dan Petrozzo, 57, has served as a director of the Company since 2018. Mr. Petrozzo is also a partner at Oak HC/FT where he focuses on growth equity and early-stage venture opportunities in Fintech. He currently serves on the boards of Ethic, Ocrolus and Panorays and is a board observer at NextCapital. Mr. Petrozzo was previously senior vice president at Intralinks where he was responsible for customer success and technology operations. He joined Intralinks from Verilume, a cloud computing company he co-founded. Mr. Petrozzo is a former partner and Global Head of Technology for investment management at Goldman Sachs. He was also Chief Information Officer at Fidelity Investments, Co-Chief Information Officer at Morgan Stanley and Global Head of Equity Prime Services Technology at Deutsche Bank AG. Mr. Petrozzo received his B.A. from Moravian College and his J.D. from Seton Hall University Law School.
Harvey Golub, 83, has served as a director of the Company since 2018. Mr. Golub currently serves as the chairman of Dynasty Financial Partners and as a member of the advisory board of Miller Buckfire & Company and Marblegate Asset Management LLC. He is also on the boards of the American Enterprise Institute and the Manhattan Institute for Policy Research, as well as the board of trustees of Jupiter Medical Center. Mr. Golub has over 35 years of experience guiding companies’ organizational visions and strategies. He has held management and c-suite roles at American Express and IDS Financial Services and was a director at McKinsey & Co. He has also served on the boards of American International Group, Campbell Soup Company, the Reader’s Digest Association, Dow Jones & Company, Hess Corporation, RHJ International and several private companies. Mr. Golub received his B.S. from the New York University.
Mircea Ungureanu, 44, has served as a director of the Company since 2020. He currently serves as a portfolio manager for GIC Private Limited (“GIC”), which he joined in 2008. Mr. Ungureanu has over 20 years of experience in the finance and accounting fields. Prior to joining GIC, he was a senior portfolio and trading analyst at GMAC ResCap from 2002 to 2007. Mr. Ungureanu was also a senior auditor and assurance advisor at Ernst & Young from 1999 to 2002. Mr. Ungureanu received his B.S. in Statistics and B.B.A. in Finance from the University of Minnesota Duluth and his M.S.A. in Accountancy from the University of Notre Dame.
Amy Pressman, 58, has served as a director of the Company since 2021. She is co-founder of Medallia, the leader in customer experience management software. She served as a director of MDLA until it was taken private in November 2021. She is also a director of OpenGov, the leader in cloud-based software for state and local governments. Before starting Medallia, Ms. Pressman worked as a business strategy consultant for Boston Consulting Group. She has also worked as an independent consultant for technology-based companies in Silicon Valley, a legislative aide on Capitol Hill, and a Peace Corps Volunteer. Ms. Pressman received her BA from Harvard University and her MBA from Stanford Graduate School of Business.
Kevin Stein, 61, has served as a director of the Company since August 2022. Mr. Stein currently serves on the boards of Dime Community Bancshares, Inc. (Nasdaq: DCOM), where he serves as Audit Committee Chairman, and Ocwen Financial Corp. (NYSE: OCN), where he serves as Risk and Compliance Committee Chairman. He was previously Chief Executive Officer and a director of EJF Acquisition Corp. and a Senior Managing Director of EJF Capital LLC until June 2022. Prior to joining EJF Capital, Mr. Stein served as Chief Executive Officer of Resolution Analytica Corp., a buyer of commercial judgments, since co-founding the business in 2017 with KCK US, Inc., a family-controlled private equity firm. Mr. Stein was previously a Managing Director in the Financial Institutions Group of Barclays until 2016. Prior to joining Barclays in 2011, Mr. Stein served as a Partner and Depositories Group Head at FBR & Co., as an executive of GreenPoint Financial Corporation, a bank holding company, and as an Associate Director of the Federal Deposit Insurance Corporation. Mr. Stein also served as a director of PHH Corporation from June 2017 until its acquisition by Ocwen in October 2018. Mr. Stein is Audit Committee Chairman and has served since 1996 as a Director of Bedford Stuyvesant Restoration Corporation. Mr. Stein received his undergraduate degree from Syracuse University and his Master of Business Administration from Carnegie Mellon University.
Family Relationships
There are no family relationships between any of Pagaya’s executive officers and directors.
Arrangements for Election of Directors and Members of Management
There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.
Foreign Private Issuer Exemptions
Pagaya is considered a “foreign private issuer” under U.S. securities laws and the rules of Nasdaq. Under the applicable U.S. securities laws, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Accordingly, the Pagaya Shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
In addition, Pagaya is an “emerging growth company” as defined in the JOBS Act and has elected to comply with certain reduced public company reporting requirements.
Board of Directors
Under the Pagaya Articles, the authorized number of directors will consist of such number of directors (not less than three nor more than 10, including the external directors if any are required to be elected) as may be fixed from time to time by resolution of the general meeting in accordance with the Pagaya Articles. Pursuant to the Pagaya Articles, the directors of the Pagaya Board will be elected by the Pagaya Shareholders at Pagaya’s annual general meeting of shareholders (except for situations in which the Pagaya Board fills a vacancy, as discussed below).
In addition, the directors are divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors will initially serve until Pagaya’s first annual general meeting of shareholders following the Closing; Class II directors will initially serve until Pagaya’s second annual general meeting of shareholders following the Closing; and Class III directors will initially serve until Pagaya’s third annual general meeting of the Pagaya Shareholders following the Closing. Commencing with Pagaya’s first annual general meeting of shareholders following the Closing, directors of each class the term of which is then expiring will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Class I directors consist of the following individuals: Kevin Stein, Harvey Golub and Mircea Ungureanu. The Class II directors consist of the following individuals: Avi Zeevi, Amy Pressman and Dan Petrozzo. The Class III directors consist of the following individuals: Avital Pardo, Yahav Yulzari and Gal Krubiner. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned by the Pagaya Board as nearly equal as possible. No decrease in the number of directors will shorten the term of any incumbent directors.
In addition, the Pagaya Articles allow the Pagaya Board to appoint by resolution of the Pagaya Board any person to be a director either to fill (i) a vacancy resulting from death, resignation, disqualification, removal or other causes or (ii) any newly created directorship resulting from any increase in the number of directors. Where the Pagaya Board appoints a person as a director to fill such vacancy or newly created directorship, the term will not exceed the term that remained when the director whose departure from the Pagaya Board created such vacancy ceased to hold office.
Each director will hold office until the annual general meeting of Pagaya Shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

Under the Pagaya Articles, the approval of the holders of at least 75% of the total voting power of Pagaya Shareholders will generally be required to remove any of our directors from office or amend the provision requiring the approval of at least 75% of the total voting power of Pagaya Shareholders to remove any of our directors from office; provided that (i) if any Class B Ordinary Shares remain outstanding, then the required majority shall be a majority of the total voting power of Pagaya Shareholders, and (ii) no amendment or replacement of the provisions of the Pagaya Articles relating to the removal of directors from office or amendment of the provisions relating to the removal of directors from office shall shorten the term of any incumbent director.
External Directors
Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the Pagaya Board.
Chairperson of the Board
Avi Zeevi serves as the Chairperson of the Pagaya Board. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless approved by a special majority of the company’s shareholders. The shareholders’ approval may be effective for a period of five years immediately following an initial public offering, and subsequently, for additional periods of up to three years.
In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.
Director Independence
Under Nasdaq rules, a foreign private issuer may follow its home country practice in lieu of certain of Nasdaq corporate governance requirements, including the requirement to have a majority of its board consist of independent directors. We currently follow the corporate governance requirements of Nasdaq. The Companies Law does not require that a majority of the Pagaya Board consist of independent directors.
Committees of the Pagaya Board
The Pagaya Board has the following standing committees: an audit committee; a compensation committee; a nominating and governance committee; and a risk committee.
Audit Committee
The audit committee is responsible, among its other duties and responsibilities, for overseeing Pagaya’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The audit committee reviews and assesses the qualitative aspects of Pagaya’s financial reporting, processes to manage business and financial risks and compliance with significant applicable legal, ethical and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.

In addition, consistent with the requirement under the Companies Law that the board of directors of a public company must appoint an Internal Auditor, the audit committee is responsible for identifying irregularities in our business administration, including by consulting with the Internal Auditor as described below or with our independent registered public accounting firm, and suggesting corrective measures to the Pagaya Board; and reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pagaya and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of Pagaya’s business and deciding whether to approve such acts and transactions if so required under the Companies Law. The audit committee is also responsible for recommending to the Pagaya Board the retention and termination of an Internal Auditor, as well as approving the Internal Auditor’s engagement fees and the yearly or periodic work plan proposed by the Internal Auditor. The role of the Internal Auditor is, among other things, to review Pagaya’s compliance with applicable law and proper business procedure. Under the Companies Law, the Internal Auditor must meet specific standards of independence from Pagaya’s 5% shareholders and directors or certain senior officers (collectively, “Office Holders”) (and their relatives), and from Pagaya’s independent registered public accounting firm. Pagaya will appoint an Internal Auditor within 60 days following the Closing.
As discussed above, as a foreign private issuer whose securities are listed on Nasdaq, Pagaya is permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the audit committee must be an independent director as defined under Nasdaq Rule 5605(a)(2); however, the members of the audit committee must still satisfy the independence requirements of Rule 10A-3(b)(1) under the Exchange Act. The Pagaya Board has determined that each member of the audit committee is “independent” as defined under Nasdaq rules and Exchange Act rules and regulations. The audit committee will at all times be composed of directors who are “financially sophisticated,” as defined under Nasdaq’s listing standards.
The members of the audit committee are Avi Zeevi, Mircea Ungureanu, Harvey Golub and Dan Petrozzo, with Avi Zeevi serving as chair of the audit committee. The board of directors has determined that Avi Zeevi qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules. In making this determination, the board considered Avi Zeevi’s formal education and previous and current experience in financial and accounting roles. The charter of the audit committee is available without charge at: https://investor.pagaya.com.
Compensation Committee
The compensation committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Pagaya, establishing the general compensation policies of Pagaya and reviewing, approving and overseeing the administration of the employee benefits plans of Pagaya.
In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows: making recommendations to the Pagaya Board with respect to the approval of the Compensation Policy for Office Holders (the “Compensation Policy”) and with respect to any extensions to the Compensation Policy five years after the Closing and thereafter once every three years; reviewing the implementation of the Compensation Policy and periodically making recommendations to the Pagaya Board with respect to any amendments or updates to the Compensation Policy; and resolving whether to approve arrangements with respect to the terms of office and employment of Office Holders (which under the Companies Law will also require the approval of the Pagaya Board and, in certain cases, the Pagaya Shareholders).
The Pagaya Board has determined that each member of the compensation committee is “independent” as defined under Nasdaq listing standards.
The members of the compensation committee are Avi Zeevi, Amy Pressman and Dan Petrozzo, with Amy Pressman serving as chair of the compensation committee. The charter of the compensation committee is available without charge at: https://investor.pagaya.com.
The Nominating and Governance Committee
The nominating and governance committee is responsible for (i) overseeing and assisting the Pagaya Board in reviewing and recommending nominees for election as directors, (ii) assessing the performance of the members of the Pagaya Board and (iii) establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Pagaya Board a set of corporate governance guidelines applicable to Pagaya.
The Pagaya Board has determined that each member of the nominating and governance committee is “independent” as defined under Nasdaq listing standards.
The members of the nominating and governance committee are Amy Pressman, Harvey Golub and Avi Zeevi, with Avi Zeevi serving as chair of the nominating and governance committee. The charter of the nominating and governance committee is available without charge at: https://investor.pagaya.com.
Risk Committee
The risk committee is responsible for, among its other duties and responsibilities, (i) assessing and providing oversight to management relating to the identification and assessment of the material risks Pagaya faces, including strategic, operational, regulatory, informational and external risks inherent to Pagaya’s business and (ii) overseeing the implementation of risk management strategies, programs and policies.
The members of the risk committee are Harvey Golub, Dan Petrozzo and Mircea Ungureanu, with Dan Petrozzo serving as chair of the risk committee. The charter of the risk committee is available without charge at: https://investor.pagaya.com.

DIRECTOR AND EXECUTIVE COMPENSATION
Directors
Under the Companies Law, the compensation of a public company’s directors requires the approval of its compensation committee, the subsequent approval of its board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of its shareholders at a general meeting. If the compensation of a public company’s directors is inconsistent with its stated compensation policy, then, those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and the shareholder approval will require a special majority under which, in addition to the approval of a simple majority of all votes present and voting at such meeting (excluding abstentions), either:
•
at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting (excluding abstentions), are in favor of the compensation package; or

•
the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Officers Other than the Chief Executive Officer
The Companies Law requires that the compensation of a public company’s officers who are deemed to be office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the shareholders (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). However, if the shareholders of the company do not approve a compensation arrangement with an officer who is deemed to be an office holder and the arrangement is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may, in special circumstances, override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision after taking into consideration the objection of the general meeting.
Chief Executive Officer
Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the compensation committee; (ii) the board of directors; and (iii) the shareholders (by a special  majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). The approval of each of the compensation committee and the board of directors must generally be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval is obtained (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). In addition, if the shareholders of the company do not approve the compensation arrangement of the chief executive officer, the compensation committee and board of directors may, in special circumstances, override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision after taking into consideration the objection of the general meeting. The compensation committee may also waive the shareholder approval requirement with regard to the approval of the engagement terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to engage the chief executive officer candidate, as specified by the compensation committee in its reasoning for such decision.
Aggregate Compensation of Executive Officers and Directors
The aggregate cash compensation paid to Pagaya’s executive officers and directors for the year ended December 31, 2021 was approximately $8.632 million. This amount is comprised of salaries, bonuses and social benefits. In addition, we incurred approximately $58.890 million of share-based compensation expense related to equity awards held by our executive officers and directors in 2021.
For the year ended December 31, 2021, certain executive officers received $4.045 million in annual discretionary bonuses, based on each executive’s fulfilment of their respective personal business objectives and company financial objectives, as was determined by the Pagaya Board or a committee thereof, as applicable.
The social benefits include approximately $16,818 set aside or accrued to provide pension, severance, retirement, paid leave or similar benefits and expenses, but do not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and cost of other benefits commonly reimbursed or paid by companies in Israel.
As of December 31, 2021, options to purchase 268,422,966 Pagaya Ordinary Shares granted to Pagaya’s executive officers and directors were outstanding under its equity incentive plans at a weighted-average exercise price of $1.50 per ordinary share. Options held by executive officers and directors have a term of 10 years after the grant date. In 2021, additional options to purchase 246,329,999 Pagaya Ordinary Shares were granted under the 2016 Plan (as defined below) and the 2021 Plan (as defined below) to Pagaya’s executive officers and directors at a weighted-average exercise price of $1.63. For more information on the changes in share capital, see Note 11 of the consolidated financial statements included elsewhere in this prospectus.
In connection with the Merger, Pagaya approved a non-employee director compensation package effective upon the Closing. Under the policy, upon the commencement of a new term, non-employee directors of Pagaya (other than the Chairman of the Pagaya Board) will receive (i) $40,000 in annual cash fees, (ii) an additional $10,000 in annual cash fees for the chair of any committee of the Pagaya Board and (iii) an equity award with a grant date value of $300,000, which will vest in equal quarterly installments over one year. The Chairperson of the Pagaya Board receives $250,000 in annual cash fees.
Equity Incentive Plans
2016 Equity Incentive Plan and 2021 Equity Incentive Plan
Pagaya currently maintains the Pagaya Technologies Ltd. 2016 Equity Incentive Plan (the “2016 Plan”) and the Pagaya Technologies Ltd. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2016 Plan, the “Pagaya Share Plans”). The purpose of the Pagaya Share Plans is to attract and retain the best available personnel, to provide additional incentives to Pagaya’s employees, director and consultants and to promote the success of Pagaya and its subsidiaries.
Authorized Shares
As of December 31, 2021, 26,215,580 Pagaya Ordinary Shares were reserved and available for issuance under the 2016 Plan. As of December 31, 2021, 14,338,987 Pagaya Ordinary Shares were reserved and available for issuance under the 2021 Plan. Pagaya Ordinary Shares subject to options granted under the Pagaya Share Plans that expire, are terminated, cancelled or forfeited will again become available for grant under the Pagaya Share Plans. Similarly, Pagaya Ordinary Shares subject to an award of restricted shares or restricted share units (“RSUs”) that are cancelled or forfeited or Pagaya Ordinary Shares withheld in settlement of a tax withholding obligation associated with an award, or in satisfaction of the exercise price payable upon exercise of an award, will again become available for future grants under the Pagaya Share Plans. If any award or portion thereof is settled for cash, the ordinary shares attributable to such cash settlement will again become available for grant.
Administration
The Pagaya Share Plans are administered by the Pagaya Board, or a committee appointed by the Pagaya Board. The Pagaya Share Plans provide the administrator the authority to interpret the terms of the Pagaya Share Plans and any award granted thereunder and take all actions and make all other determinations as necessary for the administration of the Pagaya Share Plans.
Eligibility
Awards may be granted to employees, director and consultants and to persons to whom offers of employment or engagement as employees or consultants have been extended.

Grant
All awards granted pursuant to the Pagaya Share Plans are evidenced by an award agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable.
Exercise
An award under the Pagaya Share Plans may be exercised by providing Pagaya with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law.
Awards
The Pagaya Share Plans provide for the grant of stock options (including incentive stock options and nonstatutory stock options), restricted shares and RSUs.
Stock Options. Stock options may be granted under the Pagaya Share Plans. Options granted under the Pagaya Share Plans to Pagaya’s employees who are U.S. Residents (as defined below) may be in the form of nonstatutory stock options or may be granted with the intent to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code. ISOs may be granted only to employees of Pagaya, its parent corporation (if any) or a subsidiary. To the extent that the aggregate fair market value of the Pagaya Ordinary Shares for which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess ISOs will be treated as nonstatutory stock options.
The Pagaya Share Plans provide for granting options under the Israeli tax regime, subject to restrictions imposed by applicable law, in compliance with Section 102 of the Income Tax Ordinance (such ordinance, the “ITO”, and such options, “102 Options”) and Section 3(i) of the ITO. Section 102 of the ITO allows employees, directors and officers who are not controlling shareholders and are considered ITO residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Pagaya’s non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the ITO, which does not provide for similar tax benefits. A “controlling shareholder” for purposes of Section 102 of the ITO includes any person holding, together with his or her relatives and affiliates, 10% or more of a company’s outstanding share capital or other means of control.
All options will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator. The per share exercise price for shares to be issued upon exercise of options will be such price as is determined by the administrator at any time at its sole discretion, subject to any applicable laws. The exercise price for Pagaya Ordinary Shares subject to a stock option shall be as determined by the administrator in its sole discretion, and may consist of (i) cash, (ii) check, (iii) by tendering previously acquired ordinary shares owned by the participant, (iv) through any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise), (v) by any combination of these methods or (vi) with any other form of consideration approved by the administrator and permitted by applicable law.
Other than by will, the laws of descent and distribution or as otherwise determined by the administrator, neither the stock options nor any right in connection with such stock options are assignable or transferable.
Restricted Shares. Restricted shares may be granted under the Pagaya Share Plans pursuant to an award agreement. The administrator will determine, at its sole discretion, the eligible recipients to whom, and the time or times at which, awards of restricted shares will be made, the number of Pagaya Ordinary Shares to be awarded, the exercise price, if any, to be paid by the participant for the acquisition of restricted shares, the restricted period and all other conditions of the awards of restricted shares. During the period as may be set by the administrator commencing on the date of grant, the participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose shares of restricted shares awarded under the Pagaya Share Plans.
RSUs. RSUs may be granted under the Pagaya Share Plans pursuant to an award agreement. RSUs represent the right to receive from Pagaya, upon the satisfaction of all applicable terms and conditions, one Pagaya Ordinary Share. Unless the administrator determines otherwise at any time and subject to applicable laws, the participant will not have any shareholder rights with respect to the Pagaya Ordinary Shares subject to an RSU award until that award vests and any Pagaya Ordinary Shares are actually issued thereunder. Unless the administrator determines otherwise at any time and subject to applicable laws, a participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber RSUs awarded under the Pagaya Share Plans.
Termination of Employment
Except as set forth in an applicable award agreement or as otherwise provided by the administrator, upon the termination of a grantee’s employment or service with Pagaya or its affiliates, all unvested awards will forfeit and vested options will be exercisable for three months following the grantee’s termination date, or 12 months in the case of a termination due to the grantee’s death or disability, provided that the applicable award agreement may not provide for an exercise period that is shorter than six months in the event of a grantee’s death or disability. Upon a termination of a grantee’s employment or service with Pagaya and its affiliates for cause, all awards, whether vested or unvested, will immediately terminate.
Transaction; Adjustment
In the event of a Transaction (for purposes of this section, as such term is defined in the Pagaya Share Plans), unless otherwise determined by the administrator in its sole and absolute discretion, any award then outstanding will be assumed or be substituted by Pagaya, or by a successor company, under terms as determined by the administrator or the terms of the Pagaya Share Plans applied by the successor company to such assumed or substituted awards. Notwithstanding the foregoing, in the event of a Transaction, the administrator may in its sole discretion: (i) provide for any participant to have the right to exercise the award in respect of Pagaya Ordinary Shares covered by the award which would otherwise be exercisable or vested, under such terms and conditions as determined by the administrator, and the cancellation of all unexercised and unvested awards, unless the administrator provides for the participant to have the right to exercise the award, (ii) provide for the acceleration of vesting of awards or (iii) provide for the cancellation of each outstanding award, and payment to the participant in connection with such cancellation of an amount in cash, shares of Pagaya, the acquirer or of a corporation or other business entity which is a party to the Transaction.
In the event of a dissolution or liquidation of Pagaya, all outstanding awards will terminate immediately prior to the consummation of such dissolution or liquidation. The administrator may declare that any award will terminate as of a different specified date and give each participant the right to exercise his or her award as to all or any part of the Pagaya Ordinary Shares (including Pagaya Ordinary Shares as to which the award would not otherwise be exercisable).
The Pagaya Share Plans provide for appropriate adjustments to be made to the Pagaya Share Plans and to outstanding awards under the Pagaya Share Plans in the event of a stock split, reverse stock split, stock dividend (if determined by the Pagaya Board upon the issuance of the stock dividend), combination or reclassification of Pagaya Ordinary Shares, or any other increase or decrease in the number of issued Pagaya Ordinary Shares effected without receipt of consideration by Pagaya.
2022 Share Incentive Plan
Pagaya adopted a new share incentive plan, the 2022 Plan, in connection with the consummation of the Merger, under which it may grant equity-based incentive awards to attract, motivate and retain the talent for which it competes. After the adoption of the 2022 Plan, Pagaya no longer grants any awards under the Pagaya Share Plans; however, outstanding awards that were granted under each such plan will remain outstanding and governed by the terms of the applicable plan.
Authorized Shares
The maximum number of Pagaya Ordinary Shares available for issuance under the 2022 Plan is 116,468,000 (the “Share Reserve”). The Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date (as such term is defined in the 2022 Plan) in an amount equal to the lesser of (i) 5% of the total number of Pagaya Ordinary Shares outstanding on December 31st of the calendar year immediately preceding the applicable Evergreen Date and (ii) a number of Pagaya Ordinary Shares determined by the Pagaya Board. No more than the number of Pagaya Ordinary Shares in the Share Reserve as of immediately after Closing may be granted under the 2022 Plan as ISOs. Shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2022 Plan shall not be available for subsequent awards under the 2022 Plan.
Administration
The Pagaya Board, or a duly authorized committee of the Pagaya Board, will administer the 2022 Plan. Under the 2022 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2022 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including, but not limited to, the restrictions applicable to restricted shares or restricted share units, and the conditions under which restrictions applicable to such restricted shares or restricted share units will lapse, the performance goals and periods applicable to awards, the exercise price of an option award and base price of each share appreciation right, the fair market value of a Class A Ordinary Share, the vesting schedule applicable to an award or the method of payment for an award. The administrator may also accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2022 Plan and take all other actions and make all other determinations necessary for the administration of the 2022 Plan.
The administrator has the authority to suspend, terminate, modify or amend the 2022 Plan at any time.
Eligibility
Under the 2022 Plan, eligible participants include officers, employees, non-employee directors or consultants of Pagaya and its affiliates who have been selected as an eligible participant by the administrator.
Grant
All awards granted pursuant to the 2022 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Each award will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Awards
General. The 2022 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), Class A Ordinary Shares, restricted shares, restricted share units, share appreciation rights and other share-based awards.
Pagaya has adopted a sub-plan for Israeli participants, which provides for granting awards in compliance with Section 102 (“Section 102”) and Section 3(i) of the ITO. Section 102 allows employees, directors and officers who are not controlling shareholders and who are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may be granted options only under Section 3(i) of the ITO, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(3) of the ITO, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”
Options. Options may be granted to eligible participants anywhere in the world, under various tax regimes. Each option that is granted under the 2022 Plan to Pagaya’s employees who are U.S. Residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options.
The exercise period of any stock option may not exceed 10 years from the date of grant and, except as provided in the applicable award agreement, the exercise price may not be less than 100% of the fair market value of a Class A Ordinary Share on the date the option is granted. If an ISO is granted to a participant who owns more than 10% of the voting power of all classes of shares of Pagaya, its parent corporation or a subsidiary, the exercise period of the ISO may not exceed five years from the date of grant and the exercise price may not be less than 110% of the fair market value of a Class A Ordinary Share on the date the ISO is granted. The exercise price for Class A Ordinary Shares subject to a stock option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise, referred to as “net exercise,” with a fair market value up to or equal to (but not exceeding) the applicable aggregate exercise price with the remainder paid in cash or other form of payment permitted by the award agreement), (ii) by tendering unrestricted Class A Ordinary Shares owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods.
If a participant disposes of any shares acquired pursuant to the exercise of an ISO before the later of (i) two years after the date of grant and (ii) one year after the date of exercise of the ISO, the participant must notify Pagaya in writing immediately after the date of such disposition. Pagaya may, if determined by the administrator, retain possession of any shares acquired pursuant to the exercise of an ISO as agent for the participant until the end of the period described in the preceding sentence, subject to complying with any instructions from the participant as to the sale of such shares.
Except as provided in the applicable award agreement, a participant will have no rights to dividends, dividend equivalents or distributions or other rights of a shareholder with respect to the Class A Ordinary Shares subject to a stock option until the participant has given written notice of exercise and paid the exercise price and applicable withholding taxes.
The vesting of an option shall be affected, in the sole discretion of the administrator, by leaves of absence, including unpaid and unprotected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service status of a participant.
The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement. In the absence of a specified provision in the applicable award agreement pertaining to accelerated vesting upon a participant’s death, the vesting of such options shall be accelerated for a period equivalent to twelve (12) months following any participant’s death and any portion of the options that would not have vested in the twelve (12) months following a participant’s death shall remain unvested and shall not be exercisable.
Additionally, in the absence of a specified period in the applicable award agreement or other determination by the administrator, vested options will remain exercisable (a) for one (1) year for any participant whose employment is terminated by the Company other than for Cause (as such term is defined in the 2022 Plan), due to the participant’s death or disability or by the participant for Good Reason (as such term is defined in the 2022 Plan) and whose termination occurs two (2) years of more after the after the commencement of that participant’s employment or service (but, in each case, no later than the expiration date of such option) and (b) for ninety (90) days for any participant whose termination occurs in any other circumstance. Notwithstanding anything in the foregoing to the contrary, in the event the participant’s termination of employment or service is for Cause, all options held by such participant, whether or not vested, shall immediately be forfeited as of the date of termination.
Share Appreciation Rights (“SARs”). SARs may be granted either alone (a “Free-Standing SAR”) or in conjunction with all or part of any option granted under the 2022 Plan (a “Related Right”). A Free-Standing SAR will entitle its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Class A Ordinary Share over the base price of the Free-Standing SAR (which, except as provided in the applicable award agreement, shall be no less than 100% of the fair market value of the related Class A Ordinary Shares on the date of grant). A Related Right will entitle its holder to receive, at the time of exercise of the Related Right and surrender of the applicable portion of the related stock option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Class A Ordinary Share over the exercise price of the related option. The exercise period of a Free-Standing SAR may not exceed 10 years from the date of grant. The exercise period of a Related Right will expire upon the expiration of its related option, but in no event will be exercisable more than 10 years after the grant date.
Except as provided in the applicable award agreement, the holder of a SAR will have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Class A Ordinary Shares subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

The rights of the holder of a Free-Standing SAR upon a termination of employment or service will be set forth in the applicable award agreement. Related Rights will be exercisable at such times and subject to the terms and conditions applicable to the related option.
Restricted Shares and Restricted Share Units. Restricted shares and RSUs may be granted under the 2022 Plan. The administrator will determine the vesting schedule and purchase price, if any, to be paid by the participant for the acquisition of restricted shares or RSUs. If the restrictions, performance goals or other conditions determined by the administrator are not satisfied, the restricted shares and RSUs will be forfeited. RSUs may be settled either in cash or in Class A Ordinary Shares, at the discretion of the administrator. The rights of restricted shares and RSU holders upon a termination of employment or service will be set forth in the award agreements.
Unless the award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder, including the right to vote and receive dividends declared with respect to such shares, provided that except as provided in the applicable award agreement, any dividends declared during the restricted period with respect to such restricted shares will become payable only if (and to the extent) the underlying restricted shares vest. Except as provided in the applicable award agreement, RSUs will generally not be entitled to dividends prior to vesting, but, if the award agreement provides for them, may be entitled to receive dividend equivalents at the time (and to the extent) that Class A Ordinary Shares in respect of the RSUs are delivered to the participant.
The vesting of a restricted share or RSU may, in the sole discretion of the administrator be suspended and an award may be terminated due to leaves of absence, including unpaid and unprotected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service status of a participant.
The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement. In the absence of a specified provision in the applicable award agreement pertaining to accelerated vesting upon a participant’s death, the vesting of a portion of such restricted shares or RSUs that would have vested during the twelve (12) months following such participant’s death shall accelerate as of such participant’s death and any portion of the restricted shares or RSUs that would not have vested in the twelve (12) months following a participant’s death shall remain unvested and automatically forfeit upon the participant’s death.
Exercise
An award under the 2022 Plan may be exercised by providing Pagaya with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Pagaya or the trustee.
Transferability
Until such time as the awards are fully vested and/or exercisable in accordance with the 2022 Plan or an award agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any award or any agreement or commitment to any of the foregoing will be valid, except with the prior written consent of the administrator.
Termination of Employment
In the event of termination of a grantee’s employment or service with Pagaya or any of its affiliates, awards will be subject to such terms and conditions as set forth in the participant’s award agreement.
Changes in Capitalization; Change in Control
The 2022 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the 2022 Plan in the event of (i) a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or extraordinary distribution, share split, reverse share split, subdivision or consolidation, (iii) combination or exchange of shares, (iv) other change in corporate structure (each such event a “Change in Capitalization”) or (v) a Change in Control (as such term is defined in the 2022 Plan). Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the administrator may, in its sole discretion, provide for the cancellation of any outstanding award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the Class A Ordinary Shares, cash or other property covered by such award, reduced by the aggregate exercise price or base price thereof, if any.
In the event (a) a Change in Control occurs and (b) either (x) an outstanding award is not assumed or substituted in connection therewith or (y) an outstanding award is assumed or substituted in connection therewith and the participant’s employment or service is terminated by Pagaya, its successor or an affiliate thereof without Cause (as such term is defined in the 2022 Plan) or by the participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to 12 months following the Change in Control, then: (i) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2022 Plan will lapse and such awards will be deemed fully vested and performance conditions imposed with respect to such awards will be deemed to be achieved at target performance levels.
Clawback
All awards granted under the 2022 Plan, including the gross amount of any proceeds, gains or other economic benefit actually or constructively received by a grantee in respect of an award, will be subject to applicable recoupment policies adopted by Pagaya, whether or not such policy was in place at the time of grant of an award.
Compensation Committee
The compensation committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Pagaya and its subsidiaries, establishing the general compensation policies of Pagaya and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Pagaya and its subsidiaries. The compensation committee will also be responsible for:
•
recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically recommending to the board of directors with respect to any amendments or updates of the compensation plan;
•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and
•	exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with the chief executive officer of Pagaya.
The charter of the compensation committee will be available without charge at https://investor.pagaya.com.
The members of the compensation committee are Avi Zeevi, Amy Pressman and Dan Petrozzo, with Amy Pressman serving as the chair of the compensation committee. The Pagaya Board has determined that each member of the compensation committee is “independent” as defined under Nasdaq listing standards. The compensation committee has the authority to retain compensation consultants, outside counsel and other advisers.
Rule 10b5-1 Plans
Subject to compliance with U.S. and Israel securities laws, rules and regulations, our directors and executive officers may adopt individual share trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”), in which they will contract with a broker to buy or sell our Class

A Ordinary Shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, non-public information.
Compensation Policy under the Companies Law
In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the issuer’s board of directors, upon recommendation of its compensation committee, and second, by a simple majority of all votes present and voting at a shareholder meeting (excluding abstentions), provided that either:
•
at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting (excluding abstentions) are in favor of the compensation package; or

•
the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting as provided above, the Pagaya Board may nevertheless override that decision, provided that the compensation committee and then the Pagaya Board decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.
If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the Closing) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Companies Law and will remain in effect for a term of five years from the date the company becomes a public company.
The compensation policy must serve as the basis for decisions concerning the financial terms and other compensation terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must address certain factors, including: advancement of the company’s objectives, business plan and long-term strategy; creation of appropriate incentives for office holders considering, among other things, the company’s risk management policy; size and the nature of its operations; and with respect to variable compensation components, the contribution of the office holder to advancing the company’s targets and increasing its profits with a long-term view and based on the position of the office holder. The compensation policy must furthermore consider the following additional factors:
•	the education, skills, experience, expertise and accomplishments of the relevant office holder;
•	the office holder’s position, responsibilities and prior compensation agreements with him or her;
•
the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost, on the one hand, and the average and median cost of employment of such other employees of the company and its contractors, on the other hand, as well as the impact of such disparities on the work relationships in the company;

•
if the terms of employment include variable components - the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation - the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:
•	with regard to variable components of compensation:
1.
with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

2.
the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant; provided, however, that non-cash variable equity components shall have a value cap/limit measured on its date of grant.

•
a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
•	a limit on retirement grants.
The Compensation Policy, which became effective immediately after the consummation of the Merger, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence and align the interests of our directors and executive officers with our long-term performance, while simultaneously discouraging them from taking excessive risks in their pursuit of such goals. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm Pagaya in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.
The compensation policy also addresses Pagaya’s executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to the Compensation Policy, the compensation that may be granted to an executive officer may include base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed 95% of each executive officer’s total compensation package with respect to any given calendar year.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Pagaya’s executive officers (other than its chief executive officer) may be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer and may be based entirely on a discretionary evaluation, subject to the approval of the compensation committee and the Pagaya Board. Furthermore, Pagaya’s chief executive officer will be entitled to set performance objectives for the office holders, including those who also serve as directors, and for those office holders who are also directors such performance objectives will be further approved by the compensation committee and by the Pagaya Board.
The measurable performance objectives of Pagaya’s chief executive officer will be determined annually by the compensation committee and the Pagaya Board and will include the weight to be assigned to each achievement in the overall evaluation. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the compensation committee and the Pagaya Board based on quantitative and qualitative criteria.
The equity-based compensation under the compensation policy for Pagaya’s executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and Pagaya’s long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long-term. The Compensation Policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.
In addition, the compensation policy contains compensation recovery provisions which allows Pagaya under certain conditions to recover bonuses paid in excess, enables its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows Pagaya to exculpate, indemnify and insure its executive officers and directors subject to certain limitations as set forth therein.
The compensation policy also provides for compensation to the members of the Pagaya Board either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, subject to the exemptions afforded by the Companies Regulations (Relief for Public Companies Whose Securities are Listing for Trading on a Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time, if Pagaya at any time is required or elects to appoint external directors, after having opted out of such requirement pursuant to the anticipated composition of its shareholdings immediately following the Closing, or (ii) in accordance with the amounts determined in the compensation policy and subject to applicable law.
The Compensation Policy, which was approved by the Pagaya Board and the Pagaya Shareholders, respectively, became effective upon the Closing and is incorporated herein by reference to Exhibit 10.17 to Pagaya’s Amendment No. 2 to Registration Statement on Form F-4, as amended, filed with the SEC on May 18, 2022.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Pagaya’s voting securities as of September 27, 2022, by:
•	each person known by Pagaya to beneficially own more than 5% of the outstanding shares of Pagaya;
•	each of Pagaya’s current executive officers and directors; and
•	all of Pagaya’s current executive officers and directors as a group.
Unless otherwise indicated, Pagaya believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Pagaya Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Pagaya deems ordinary shares that a shareholder has the right to acquire, including the Pagaya Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of September 27, 2022, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional ordinary shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.
The calculation of the percentage of beneficial ownership is based on 505,373,751 outstanding Class A Ordinary Shares, and 174,934,392 outstanding Class B Ordinary Shares, as of September 27, 2022.
	Ordinary Shares
Name and Address of Beneficial Owner	Class A Ordinary Shares	Class A %	Class B Ordinary Shares	Class B %	% of Total Voting Power
Five Percent Holders:
Viola Ventures IV Entities(1)	98,109,329	19.41%	—	—	4.35%
Oak HC/FT Partners II, L.P.(2)	65,676,104	13.00%	—	—	2.91%
Tiger Global Management, LLC(3)	76,128,600	15.06%	—	—	3.38%
Saro, L.P.(4)	40,981,115	8.11%	—	—	1.82%
Clal Insurance Enterprises Holdings(5)	43,027,051	8.51%	—	—	1.91%
Gal Krubiner(6)	5,873,719	1.16%	125,362,479	51.12%	42.58%
Yahav Yulzari(7)	5,876,394	1.16%	125,362,479	51.12%	42.58%
Avital Pardo(8)	7,877,360	1.56%	168,047,504	60.41%	51.36%
Current Directors and Executive Officers of Pagaya:
Harvey Golub(9)	2,808,264	*	—	—	*
Gal Krubiner(6)	5,873,719	1.16%	125,362,479	51.12%	42.58%
Yahav Yulzari(7)	5,876,394	1.16%	125,362,479	51.12%	42.58%
Daniel Petrozzo**(10)	2,468,933	*	—	—	*
Avital Pardo(8)	7,877,360	1.56%	168,047,504	60.41%	51.36%
Avi Zeevi**(11)	1,696,469	*	—	—	*
Mircea Vladimir Ungureanu	—	—	—	—	—
Amy Pressman	—	*	—	—	—
Michael Kurlander(12)	866,457	*	—	—	*
Richmond Glasgow(13)	899,527	*	—	—	*
Kevin Stein	—	—	—	—	—
All Directors and Executive Officers of Pagaya as a Group (11 persons)	28,367,124	5.53%	418,772,462	100.00%	89.84%
*	Less than one percent.

**	Subject to finalization of grant
(1)
Represents 42,870,652 Class A Ordinary Shares held by Viola Ventures IV (A), L.P., 44,791,537 Class A Ordinary Shares held by Viola Ventures IV (B), L.P., 660,723 Class A Ordinary Shares held by Viola Ventures IV CEO Program, L.P., 2,467,999 Class A Ordinary Shares held by Viola Ventures Principals Fund, L.P. and 7,318,418 Class A Ordinary Shares held by Viola IV P, L.P. (collectively, the “Viola Ventures IV Entities”). Viola Ventures 4 Ltd. (“GP”), a Cayman Island limited liability company, serves as the sole general partner of Viola Ventures 4, L.P., a Cayman Island exempted limited partnership, which serves as the sole general partner of each of the Viola Ventures IV Entities. Shlomo Dovrat, Harel Beit-On and Avi Zeevi are directors of, and collectively indirectly hold a majority of the outstanding equity interests of, an entity that serves as the sole shareholder and sole director of the GP, and, in such capacity, share the voting power and dispositive power on behalf of the Viola Ventures IV Entities with respect to these shares. The address for the Viola Ventures IV Entities, the GP and the foregoing individuals is c/o Viola Ventures, 12 Abba Eban Avenue Ackerstein Towers Bldg. D Herzliya 4672530 Israel.

(2)
Investment and voting power of the shares is exercised by Ann Lamont, Andrew Adams and Patricia Kemp. The business address of Oak HC/FT is 2200 Atlantic Street, Suite 300, Stamford, Connecticut, 06902, USA.

(3)
The beneficially owned shares represent 76,128,600 Class A Ordinary Shares held by entities and/or persons affiliated with Tiger Global Management, LLC, a Delaware limited liability company. Tiger Global Management, LLC is controlled by Charles P. Coleman III and Scott Shleifer. The business address for each of Tiger Global Management, LLC, Charles P. Coleman III and Scott Shleifer is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.

(4)
Represents 40,981,115 Class A Ordinary Shares. Investment and voting power of the shares is exercised by Simon Glick and Sam Levinson. The business address of Saro LP is 80 Park Plaza, Suite 21A, Newark, New Jersey, 07102-4109, USA.

(5)
Represents 16,669,647 Class A Ordinary Shares held by Clal Insurance Company Ltd. (for the benefit of participating insurance policies under its management), 19,782,113 Class A Ordinary Shares held by Clal Pension and Provident Funds Ltd. (for the benefit of provident funds and pension funds under its management), 6,173,550 Class A ordinary Shares held by Clal Insurance Company Ltd. (for Nostro), and 401,741 Class A ordinary Shares held by Atudot Pension Fund For Employees and Independents Ltd. (for the benefit of pension funds under its management) (collectively, the “Clal Entities”). Clal Insurance Enterprises Holdings Ltd., by virtue of its control of the Clal Entities, may be deemed to beneficially own the Pagaya Ordinary Shares beneficially owned by the Clal Entities. Clal Insurance Enterprises Holdings Ltd. is governed by its board of directors, and the directors on the board are Haim Samet, Yoram Naveh, Yair Bar-Touv, Sami Moalem, Shmuel Schwartz, Varda Alshech, Hana Mazal Margaliot, Ronny Maliniak and Maya Liquornik. The business address of Clal Insurance Enterprises Holdings Ltd is 36 Raoul Wallenberg Street, Tel Aviv 6136902, Israel.

(6)
Represents (i) 22,370,221 Class B Ordinary Shares, (ii) 5,873,719 Class A Ordinary Shares, (iii) 32,699,871 Class B Ordinary Shares held in trust for Gal Krubiner by Hamilton Trust Company of South Dakota LLC, as Trustee of the Azure Sea Trust (in trust for Gal Krubiner), (iv) 59,303,127 vested options or options that will vest within 60 days of September 27, 2022 to acquire Class B Ordinary Shares and (v) 10,989,260 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares.

(7)
Represents (i) 55,070,092 Class B Ordinary Shares, (ii) 5,876,394 Class A Ordinary Shares, (iii) 59,303,127 vested options or options that will vest within 60 days of September 27, 2022 to acquire Class B Ordinary Shares and (iv) 10,989,260 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares.

(8)
Represents (i) 64,794,208 Class B Ordinary Shares, (ii) 7,877,360 Class A Ordinary Shares, (iii) 86,769,452 vested options or options that will vest within 60 days of September 27, 2022 to acquire Class B Ordinary Shares and (iv) 16,483,844 options subject to performance-based vesting that may be exercised into restricted Class B Ordinary Shares.

(9)	Represents (i) 2,468,897 vested options to acquire Class A Ordinary Shares and (ii) 339,368 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.
(10)
Represents (i) 772,464 Class A Ordinary Shares, (ii) 1,413,668 vested options to acquire Class A Ordinary Shares and (iii) 282,801 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares. The address of Mr. Petrozzo is 35 Barron Hill Road, Easton, Pennsylvania, 18042, USA.

(11)	Represents (i) 1,413,668 vested options to acquire Class A Ordinary Shares and (ii) 282,801 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.
(12)
Represents (i) 436,687 options to acquire Class A Ordinary Shares that are exercisable within 60 days of September 27, 2022 and (ii) 429,770 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.

(13)
Represents (i) 656,614 options to acquire Class A Ordinary Shares that are exercisable within 60 days of September 27, 2022 and (ii) 242,913 options subject to performance-based vesting that may be exercised into restricted Class A Ordinary Shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Subject to the provisions of the Companies Law and the Company’s organizational documents, Pagaya was permitted to enter into any contract or otherwise transact any business with any Pagaya director, or other Office Holder in which contract or business such Pagaya director or other Office Holder had a personal interest, directly or indirectly; and was permitted to enter into any contract or otherwise transact any business with any third party in which contract or business a Pagaya director or other Office Holder had a personal interest, directly or indirectly. Unless and to the extent provided otherwise in the Companies Law, a Pagaya director or other Office Holder was not permitted to participate in deliberations concerning, nor vote upon a resolution approving, a transaction with Pagaya in which he or she had a personal interest.
Rights of appointment
The current Pagaya Board consists of nine directors.
Agreements with Pagaya’s directors and officers
Employment agreements
Pagaya has entered into or will enter into written employment or service agreements with each of its executive officers. The agreements provide the terms of each individual’s employment or service with Pagaya, as applicable, which have been determined by the Pagaya Board.
Each employment and services agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations.
Either Pagaya or the executive officer may terminate the applicable executive officer’s employment or service by giving written notice to the other party. Pagaya may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement). The Pagaya Articles require the consent of the other two Founders in order to terminate a Founder’s employment or services, or a decision by a majority of the Board if the termination is for cause, and the Pagaya Articles provide that, until the third anniversary following the Closing, a Founder can be terminated, whether or not for cause, only by a supermajority of at least 75% of the directors then in office, and thereafter such termination shall require a decision of the Pagaya Board by regular majority of the directors present and voting on such matter.
Options
Pagaya has granted Pagaya Options to purchase Pagaya Ordinary Shares to its executive officers and certain of its directors.
See the section of this prospectus entitled “Beneficial Ownership of Securities” for a description of options granted to an entity controlled by Pagaya’s chief executive officer and its executive director. Pagaya describes its Pagaya Share Plans under the section of this prospectus entitled “Director and Executive Compensation—Equity Incentive Plans.”
Exculpation, indemnification and insurance
The Pagaya Articles permit the Company to exculpate, indemnify and insure certain of its office holders in accordance with Israeli law, subject to the limitations specified in the Companies Law, the Pagaya Articles and any required shareholder approval.
Housing
Pursuant to that certain Employment Agreement, by and between Mr. Krubiner, a director and the Chief Executive Officer of Pagaya, and Pagaya, dated as of April 25, 2016, as amended July 23, 2018, March 19, 2019, June 1, 2020 and March 30, 2021, Mr. Krubiner has access to an apartment leased on behalf of Pagaya and Pagaya bears the costs and expenses of any and all taxes payable or accrued in connection with such lease.
Secondary Sales
Pagaya did not purchase, sell or issue any shares or receive any consideration in any of the secondary transactions listed in this subsection, and its role was limited to providing certain information and representations and warranties to the parties to the secondary transactions.

In August 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Ordinary Shares. Pursuant to secondary share purchase agreements, dated as of August 27, 2021, by and among Pagaya, certain investors as purchasers and certain of the Founders as sellers, certain of the Founders sold 24,624 Pagaya Ordinary Shares (comprised of 7,714 Pagaya Ordinary Shares sold by each of Mr. Krubiner and Mr. Yulzari and 9,196 Pagaya Ordinary Shares sold by Mr. Pardo) to such purchasing investors for $1,147.6049 per share, amounting to $28.3 million total consideration to the Founders. Mr. Krubiner is the chief executive officer and a director of Pagaya. Mr. Pardo is the Chief Technology Officer and a director of Pagaya. Mr. Yulzari is the Chief Revenue Officer and a director of Pagaya.
Additionally, in August 2021, certain Pagaya Shareholders, including the shareholders of Pagaya affiliated with the Viola group (the “Viola Group Shareholders”), participated in a secondary sale of Pagaya Class A Preferred Shares and Pagaya Class D Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of August 27, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold 12,393 Pagaya Preferred Shares to such purchasing investors for $1,147.6049 per share, amounting to $14.2 million total consideration to the Viola Group Shareholders. Mr. Zeevi, the Chairman of the Pagaya Board, is a co-founder of the Viola group.
In July 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Ordinary Shares. Pursuant to separate secondary share purchase agreements, dated as of July 28, 2021, by and among Pagaya, certain investors as purchasers and the Founders as sellers, the Founders sold 74,375 Pagaya Ordinary Shares (comprised of 18,594 Pagaya Ordinary Shares sold by each of Mr. Krubiner and Mr. Yulzari and 37,187 Pagaya Ordinary Shares sold by Mr. Pardo) to such purchasing investors for $1,147.6049 per share, amounting to $85.4 million total consideration to the Founders.
Additionally, in July 2021, certain Pagaya Shareholders, including the Viola Group Shareholders, participated in a secondary sale of Pagaya Class A Preferred Shares and Pagaya Class D Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of July 28, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold 37,431 Pagaya Preferred Shares to such purchasing investors for $1,147.6049 per share, amounting to $43.0 million total consideration to the Viola Group Shareholders.
In March 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Ordinary Shares. Pursuant to separate secondary share purchase agreements, dated as of March 17, 2021, by and among Pagaya, certain investors as purchasers and the Founders as sellers, the Founders sold 103,162 Pagaya Ordinary Shares (comprised of 29,475 Pagaya Ordinary Shares sold by each of Mr. Krubiner and Mr. Yulzari and 44,212 Pagaya Ordinary Shares sold by Mr. Pardo) to such purchasing investors for $838.49 per share, amounting to $86.5 million total consideration to the Founders.
Additionally, in March 2021, certain Pagaya Shareholders, including the Viola Group Shareholders, participated in a secondary sale of 37,568 Pagaya Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of March 17, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold Pagaya Preferred Shares to such purchasing investors for $838.49 per share, amounting to $31.5 million total consideration to the Viola Group Shareholders.
Series E Preferred Share Investment
In March 2021, Pagaya sold 187,347 Pagaya Class E Preferred Shares to certain investors, including 7,397 Pagaya Class E Preferred Shares to Radiance Star Pte. Ltd. (“Radiance”), at $838.49 per share amounting to $157.1 million total consideration from all investors (including $6.2 million in consideration from Radiance), pursuant to the Series E Preferred Share Purchase Agreement, dated as of March 17, 2021, by and among Pagaya, Radiance and certain other investors (the “Class E Purchase Agreement”). For more details on the terms of the Pagaya Class E Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this prospectus.
In connection with, and in receipt of the consideration paid pursuant to, the Class E Purchase Agreement, on March 7, 2021, Pagaya and Radiance entered into a warrant to purchase ordinary shares agreement (the “Warrant Purchase Agreement”). Pursuant to the Warrant Purchase Agreements, Radiance received 3,170 private placement warrants to purchase Pagaya Ordinary Shares (the “Ordinary Warrants”), at an exercise price of $0.001, subject to certain vesting terms. For more details on the terms of the Ordinary Warrants, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this prospectus. Mircea Ungureanu, a director of Pagaya, serves as a portfolio manager for GIC, which shares with Radiance the power to vote and the power to dispose of all of its equity holdings in Pagaya.
Series D Preferred Share Investment
In November 2020, Pagaya and the Founders reached an agreement to sell its Founders 245,392 Pagaya Class D Preferred Shares at $149.35 per share, subject to actual payment and shareholder approval. Subsequently, in March 2021, Pagaya closed the sale of 245,392 Pagaya Class D Preferred Shares to the Founders (of which 70,112 were issued to each of Mr. Krubiner and Mr. Yulzari and 105,168 were issued to Mr. Pardo) at $149.35 per share amounting to $36.7 million total consideration from the Founders (reflecting $10.5 million in consideration from each of Mr. Krubiner and Mr. Yulzari and $15.7 million in consideration from Mr. Pardo), pursuant to the Second Series D Preferred Share Purchase Agreement, dated as of March 3, 2021, by and among Pagaya and the Founders. For more details on the terms of the Pagaya Class D Preferred Shares, see Note 32 to Pagaya’s audited consolidated financial statements included elsewhere in this prospectus.
In June 2020, Pagaya sold 341,473 Pagaya Class D Preferred Shares to certain investors, including 117,172 Pagaya Class D Preferred Shares to Radiance and 5,022 Pagaya Class D Preferred Shares to Golub Investments, L.P. (“Golub Investments”), at $149.35 per share and amounting to $51.0 million total consideration from all investors (including $17.5 million in consideration from Radiance and $0.75 million in consideration from Golub), pursuant to the Series D Preferred Share Purchase Agreement, dated as of May 22, 2020, by and among Pagaya, Radiance and certain other investors (the “Class D Purchase Agreement”). For more details on the terms of the Pagaya Class D Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this prospectus. Mr. Golub, a director of Pagaya, is the founder of Golub Investments.
In connection with the Class D Purchase Agreement, and in receipt of the consideration paid pursuant thereto, on June 1, 2020, Pagaya and Radiance entered into a warrant to purchase class D preferred agreement (the “Class D Warrant Purchase Agreement”). Pursuant to the Class D Warrant Purchase Agreement, among certain other investors, Radiance received 23,434 warrants to purchase Pagaya Class D Preferred Shares at an exercise price of $0.01, subject to certain vesting terms. For more details on the terms of the Pagaya Class D Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this prospectus.
In connection with the Class D Warrant Purchase Agreement, on June 1, 2020, Pagaya and Radiance entered into a letter agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, Pagaya agreed to provide Radiance the right to purchase up to a certain amount of qualified securities in certain offerings by Pagaya and to provide Radiance with notice of any fund offerings or securities offerings.
Registration Rights Agreement
At the Effective Time, each of Pagaya, the Sponsor and certain Pagaya Shareholders as of immediately prior to the Merger entered into the Registration Rights Agreement, which is incorporated herein by reference to Exhibit 4.9 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022, pursuant to which Pagaya agreed to file a registration statement, by no later than 30 days following the Closing Date, to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement also provides the Pagaya Shareholder parties thereto with a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations. The Registration Rights Agreement further provides customary registration rights to the Pagaya Shareholder parties thereto (including demand rights and piggy-back rights, subject to cooperation and cut-back provisions) with respect to Class A Ordinary Shares, any Class A Ordinary Shares issuable upon the exercise of Warrants and any other equity security of Pagaya issued or issuable with respect to any such Class A Ordinary Shares. The Registration Rights Agreement terminates on the earliest of (a) the tenth anniversary of the date of the Registration Rights Agreement, (b) any acquisition of Pagaya after the Merger, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (c) with respect to any Pagaya Shareholder party to the Registration Rights Agreement, on the date that such Pagaya Shareholder no longer holds any Registrable Securities. For more information on the Registration

Rights Agreement, see the Registration Rights Agreement, which is incorporated herein by reference to Exhibit 4.9 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022.
Investors’ Rights Agreement
In March 2021, Pagaya entered into a fifth amended and restated investors’ rights agreement (the “IRA”), with certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares, including the Founders, Radiance and Golub Investments. The IRA provided observer rights, among other things, to certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares. The IRA terminated upon the consummation of the Transactions.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and applicable officers, subject to the mandatory limitations imposed by the specific indemnification provisions contained in the Companies Law. These indemnification agreements require us, among other things (and subject to the Companies Law), to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. The limitation of liability and indemnification provisions may discourage Pagaya Shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other Pagaya Shareholders. Further, a Pagaya Shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insurance
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Program Management Agreement
On May 20, 2021, American European Insurance Company (“AEIC”), an insurance company organized under the laws of the State of New Hampshire (NAIC No. 23337), entered into a Program Management Agreement (the “Program Management Agreement”) with Tangent Insurance Services, LLC (“Tangent”), a Delaware limited liability company and a wholly-owned subsidiary of Pagaya. AEIC is a wholly-owned subsidiary of American European Group, Inc. (“AEG”). The Glick family, which has an interest in Saro LP, a New Jersey limited partnership with that is an investor in Pagaya, also has an interest in AEG. Sam Levinson, a controlling individual of Saro LP, is a director of AEG.
Pursuant to the Program Management Agreement, AEIC authorizes and appoints Tangent as its managing general agent for the sale of private passenger auto policies as underwritten by AEIC in the state of Arizona. As consideration for Tangent’s services, Tangent is entitled to a commission of 27% of direct written premium. AEIC will retain the greater of $250,000 or premium equal to 5% of direct written premium, annually, commencing upon the sale of the first policy, as an underwriter fee, which is AEIC’s sole and full compensation for all policies.
As of July 18, 2022, no private passenger auto policy has been sold by Tangent and it is still in a preparatory phase.
Vect Investment
On January 12, 2022, Pagaya entered into a simple agreement for future equity (the “SAFE”) and related documents with Vect Sol Ltd., a company incorporated under the laws of the State of Israel (“Vect”). The founder of Vect is Pagaya’s Architect and Engineering Lead.

Pursuant to the SAFE, Pagaya invested $1.2 million (the “Purchase Amount”) on February 1, 2022 in Vect in exchange for the right to (i) in the event there is an equity financing of Vect, preferred shares of Vect, (ii) in the event there is a liquidity event of Vect, either a cash payment equal to the Purchase Amount (subject to downward adjustment in the event that there are not enough funds to pay Pagaya and holders of other simple agreements for future equity) or ordinary shares of Vect, at the election of Pagaya, and (iii) in the event there is a dissolution event of Vect, a cash payment equal to the Purchase Amount (subject to downward adjustment in the event that there are not enough funds to pay Pagaya and holders of other simple agreements for future equity). In the event that no equity financing is consummated prior to February 1, 2024 (or February 1, 2025 if extended by the parties) and the SAFE has not otherwise expired or terminated in accordance with its terms, then Pagaya has the right to receive preferred shares of Vect.

DESCRIPTION OF SECURITIES
A summary of the material provisions governing our securities is described below. This summary is not complete and should be read together with the Pagaya Articles.
General
This section summarizes the material rights of Pagaya Shareholders under Israeli law, and the material provisions of the Pagaya Articles.
Share Capital
The authorized and issued and outstanding share capital of Pagaya as of October 18, 2022 is as follows:
	Authorized	Issued and Outstanding
Class A Ordinary Shares	8,000,000,000	506,136,743
Class B Ordinary Shares	2,000,000,000	174,934,392
All of the outstanding Pagaya Ordinary Shares are validly issued, fully paid and non-assessable. The Pagaya Ordinary Shares are not redeemable and do not have any preemptive rights.
Other than with respect to Class B Ordinary Shares, the Pagaya Board may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pagaya may also issue and redeem redeemable securities on such terms and in such manner as the Pagaya Board shall determine.
The following descriptions of share capital and provisions of the Pagaya Articles are summaries and are qualified by reference to the Pagaya Articles. The Pagaya Articles were filed with the SEC on May 18, 2022 as an exhibit to the proxy statement/prospectus on Form F-4.
Registration Number and Purposes of Pagaya
Pagaya is registered with the Israeli Registrar of Companies. Pagaya’s registration number is 51-542127-9. Pagaya’s affairs are governed by the Pagaya Articles, applicable Israeli law and specifically the Companies Law. Pagaya’s purpose as set forth in the Pagaya Articles is to engage in any lawful act or activity.
Pagaya Ordinary Shares
Class A Ordinary Shares
Voting Rights
Holders of Class A Ordinary Shares will be entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya Shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares, or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.
Transfer of Shares
Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under the Pagaya Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Class A Ordinary Shares by non-residents of Israel is not restricted in any way by the Pagaya Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.
Dividend Rights
Pagaya may declare a dividend to be paid to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their respective shareholdings, provided that if a distribution is paid in the form of shares or rights to acquire shares, such shares or rights paid to a shareholder shall correspond to the class of shares held by such shareholder. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Pagaya Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by its board of directors.
Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. Accordingly, the “previous two years” for purposes of determining the maximum distribution are the 24 months ending at the end of the period to which the qualifying financial statements relate. If Pagaya does not meet such criteria, then it may distribute dividends only with court approval. In each case, Pagaya is only permitted to distribute a dividend if its board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Pagaya from satisfying its existing and foreseeable obligations as they become due.
Liquidation Rights
Upon a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.
Repurchase
Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as the Pagaya Board may determine from time to time, or, where a repurchase agreement exists between Pagaya and a certain shareholder, according to the terms of such agreement.
Class B Ordinary Shares
Issuance of Class B Ordinary Shares
Class B Ordinary Shares may be issued only to, and registered in the names of, a Founder or any person or entity that, through contract, proxy or operation of law, has irrevocably been delegated the sole and exclusive right to vote the Class B Ordinary Shares held by the Permitted Class B Owners.
Voting Rights and Protective Provisions
Holders of Class B Ordinary Shares will be entitled to cast 10 votes per each Class B Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya Shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.
Specific actions set forth in the Pagaya Articles may not be effected by Pagaya without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:
•
directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Pagaya Articles inconsistent with, or otherwise alter, any provision of the Pagaya Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;

•	reclassify any outstanding Class A Ordinary Shares into shares having the right to more than one vote for each share thereof, except as required by law;

•
issue any Class B Ordinary Shares (other than Class B Ordinary Shares originally issued by Pagaya after the Closing Date pursuant to the exercise or conversion of options or private placement warrants that, in each case, were outstanding as of the Closing Date);

•	authorize, or issue any shares of, any class or series of the Pagaya’s share capital having the right to more than one vote for each share thereof; and
•	modify the rights attached to the Class B Ordinary Shares.
Dividend Rights
Holders of Class B Ordinary Shares will participate pro rata with the holders of Class A Ordinary Shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” above.
Liquidation Rights
Upon a liquidation, merger, share exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Class B Ordinary Shares and Class A Ordinary Shares, in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future. See “—Class A Ordinary Shares—Liquidation Rights” above.
Transfers
Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.
Conversion
Each Class B Ordinary Share shall be convertible into one Class A Ordinary Share at the option of the holder, at any time.
In addition, each Class B Ordinary Share will automatically be converted into a Class A Ordinary Share upon the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya, and (2) the fifteenth (15th) anniversary of the Closing.
Moreover, the Class B Ordinary Shares held by a Founder and by any Permitted Class B Owners affiliated with such Founder will automatically be converted into Class A Ordinary Shares upon the earliest to occur of:
1.
(1)(a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Pagaya Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Pagaya Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability, then such Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Class B Ordinary Shares and shall not convert into an equal number of Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Ordinary Shares; and (2) such Founder no longer serving as a member of the Pagaya Board;

2.
90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause (as defined in the Pagaya Articles), subject to extensions or cancellation under specified circumstances; or

3.	a transfer of such Class B Ordinary Shares to any person or entity other than a Permitted Class B Owner.

Repurchase
The Class B Ordinary Shares will not be subject to repurchase.
Warrants
Public Warrants
Each whole EJFA Public Warrant outstanding immediately prior to the Effective Time was converted into a public warrant. Each public warrant issued upon conversion of an EJFA Public Warrant entitles the registered holder to purchase one Class A Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after the Effective Time. Pursuant to the Warrant Agreement, a holder of a public warrant issued upon conversion of an EJFA Public Warrant may exercise its warrants only for a whole number of Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a holder of a public warrant issued upon conversion of an EJFA Public Warrant. No fractional warrants will be issued and only whole warrants will trade. The public warrants issued upon conversion of the EJFA Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Pagaya will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a public warrant issued upon conversion of an EJFA Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pagaya satisfying its registration obligations. No public warrant will be exercisable and Pagaya will not be obligated to issue a Class A Ordinary Share upon exercise of a public warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless (unless Pagaya permits holders to exercise their public warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement and in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, but in no event will Pagaya be required to net cash settle any public warrant).
Redemption of Public Warrants for Cash
Pagaya will be able to call the public warrants for redemption for cash:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this prospectus) for any 20 trading days within a 30 trading day period ending three business days before Pagaya sends to the notice of redemption to the warrant holders.

If and when the public warrants issued upon exchange of the EJFA Public Warrants become redeemable by Pagaya for cash, Pagaya will be able to exercise its redemption right even if Pagaya is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Pagaya will establish the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Pagaya issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this prospectus) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption of public warrants when the per share price of Class A Ordinary Shares equals or exceeds $10.00
Once the public warrants become exercisable, Pagaya may redeem the outstanding public warrants:
•	in whole and not in part;
•
for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Warrant Agreement, based on the redemption date and the “fair market value” of the Class A Ordinary Shares as described in the Warrant Agreement; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis.
Redemption Procedures and Cashless Exercise
If Pagaya calls the public warrants for redemption as described above under “—Redemption of Public Warrants for Cash,” Pagaya’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” Pagaya’s management will consider, among other factors, Pagaya’s cash position, the number of public warrants that are outstanding and the dilutive effect on Pagaya Shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the public warrants. If Pagaya’s management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If Pagaya’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Pagaya calls its public warrants for redemption and Pagaya’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above.
A holder of a public warrant may notify Pagaya in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a split-up of Pagaya Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Pagaya Ordinary Shares. A rights offering to holders of Pagaya Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per share of Class A Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Pagaya, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.
If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.
Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of Pagaya with or into another corporation (other than a consolidation or merger in which Pagaya is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pagaya as an entirety or substantially as an entirety in connection with which Pagaya is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in public the warrants and in lieu of the Class A Ordinary Shares immediately prior thereto purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holders of the public warrants would have received if such holders had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.
The public warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, incorporated herein by reference to Exhibit 4.1 of EJF Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 24, 2021, as well as the Assignment, Assumption and Amendment, incorporated by reference to Exhibit 4.7 of Pagaya’s Amendment No. 2 to Registration Statement on Form F-4 filed with the SEC on May 18, 2022, for a complete description of the terms and conditions applicable to the public warrants.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pagaya, for the number of public warrants being exercised. The warrant holders will not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their public warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, Pagaya will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.
Pagaya has agreed that, subject to applicable law, any action, proceeding or claim against Pagaya arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the state of New York or the United States District Court for the Southern District of New York, and Pagaya has irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.
EJFA Private Placement Warrants
The EJFA Private Placement Warrants issued to the Sponsor were exchanged for private placement warrants at the Effective Time. These private placement warrants (including Class A Ordinary Shares issuable upon exercise of the private placement warrants) are exercisable for cash or on a cashless basis, at the holder’s option and will be non-transferable, non-assignable and non-salable until 30 days after the consummation of the Merger (except, among other limited exceptions, to EJFA’s officers and directors and other persons or entities affiliated with the initial purchasers of the EJFA Private Placement Warrants) and they will not be redeemable by Pagaya so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, will have the option to exercise these private placement warrants on a cashless basis. Except as described in this section, these private placement warrants will have terms and provisions that are identical to those of the public warrants issued upon exchange of the EJFA Public Warrants described above. If these private placement warrants are held by holders other than the initial purchasers or their permitted transferees, they will be redeemable by Pagaya and exercisable by the holders on the same basis as the public warrants issued upon exchange of the EJFA Public Warrants described above.
If a holder of a private placement warrant exchanged for an EJFA Private Placement Warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the private placement warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the transfer agent.
The Sponsor has agreed not to transfer (other than pursuant to certain permitted transfers) any of the private placement warrants issuable to the Sponsor as Merger Consideration in respect of the EJFA Private Placement Warrants (including Class A Ordinary Shares issuable upon exercise of any of these warrants) for a certain period of time after the Closing, as described in the Pagaya Articles, incorporated herein by reference to Exhibit 3.2 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022.
Other Private Placement Warrants
In connection with the Merger, certain previously-issued warrants were converted into private placement warrants to purchase Pagaya Ordinary Shares. The private placement warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrant) are subject to restrictions on transfer, assignment and sale pursuant to the applicable warrant agreement and the Pagaya Articles.

Other provisions
In the event that Pagaya elects to redeem some or all of the Warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of the Depository Trust Company by Pagaya not less than 30 days prior to the redemption date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel.
Shareholder Meetings
Under Israeli law, Pagaya is required to hold an annual general meeting of its shareholders once every calendar year and no later than fifteen months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Pagaya Articles as special general meetings. The Pagaya Board may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that the Pagaya Board is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Pagaya’s issued and outstanding shares and 1% or more of Pagaya’s outstanding voting power or (b) 5% or more of Pagaya’s outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting, including proposing nominees to the company’s board. The Pagaya Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which as a company listed on an exchange outside Israel may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:
•	amendments to the articles of association;
•	appointment, terms of service and termination of services of auditors;
•	appointment of directors, including external directors (if applicable);
•	approval of certain related party transactions;
•	increases or reductions of authorized share capital;
•	a merger; and
•
the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Pagaya Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.
Quorum
Pursuant to the Pagaya Articles, the quorum required for Pagaya’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by Pagaya Shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”
Vote Requirements
The Pagaya Articles provide that all resolutions of Pagaya Shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Pagaya Articles. Under the Companies Law, certain actions require the approval of a special majority, including:
(i)	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;
(ii)	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and
(iii)
certain compensation-related matters described above under “Director and Executive Compensation—2022 Equity Incentive Plan—Compensation Committee” and “Director and Executive Compensation—Compensation Policy under the Companies Law.”

For this purpose, the Companies Law defines “controlling shareholder” to include any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power.
Under the Pagaya Articles, the alteration of the rights, privileges, preferences or obligations of any class of Pagaya Shares (to the extent there are classes other than Pagaya Ordinary Shares) requires the approval of a simple majority of the class so affected, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. However, certain changes to the rights of the Class B Ordinary Shares require the approval of 100% of the holders of the outstanding Class B Ordinary Shares; see “—Pagaya Ordinary Shares—Class B Ordinary Shares—Voting Rights and Protective Provisions” above.
Under the Pagaya Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Ordinary Shares remain outstanding and (ii) if no Class B Ordinary Shares remain outstanding, a supermajority of at least 75% of the total voting power of the shares is generally required to remove any of its directors from office (provided that such approvals cannot shorten the term of an incumbent director who was elected under the staggered board composition), to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of the Pagaya Board. Other exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting and holding at least 75% of the voting rights represented at the meeting and voting on the resolution. A scheme of arrangement may also require approval by separate class votes.
Access to Corporate Records
Under the Companies Law, all shareholders generally have the right to review minutes of Pagaya’s general meetings, Pagaya’s shareholder register (including with respect to material shareholders), Pagaya’s articles of association, Pagaya’s annual financial statements, other documents as provided in the Companies Law, and any document Pagaya is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pagaya’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pagaya may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.
Anti-Takeover Provisions; Acquisitions under Israeli Law
Full Tender Offer
A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the issued and outstanding share capital held by offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law, despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.
Special Tender Offer
The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).
In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a company who intentionally obstructs an existing or foreseeable special tender offer or impairs the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer, without incurring such liability.
If a special tender offer is accepted, then shareholders who did not respond or who had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer, and they will be considered to have accepted the offer from the first day it was made.
In the event that a special tender offer is accepted, the purchaser, any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the company and may not enter into a merger with the company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger as part of the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.
Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards either merging company’s creditors, with such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.
For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding directly or indirectly 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding directly or indirectly the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by such person or entity holding 25% or more of the voting rights or the right to appoint 25% or more of the directors, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.
Under the Companies Law, each merging company must deliver to its secured creditors the business combination proposal and inform its unsecured creditors of the business combination proposal and its content. Upon the request of a creditor of either party to the merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of either merging company, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days have passed from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures
Certain provisions in the Pagaya Articles, such as those relating to the dual class structure of the Pagaya Ordinary Shares, to the election of our directors in three classes and to the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Pagaya more difficult. For example, the Companies Law allows Pagaya to create and issue shares having rights different from those attached to Pagaya Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of October 18, 2022, no preferred shares are authorized under the Pagaya Articles. In the future, if Pagaya authorizes, creates and issues a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Pagaya Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Pagaya Articles, which requires the prior approval of the holders of a majority of the voting power of Pagaya participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such class of preferred shares shall have the right to more than one vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Pagaya Articles, as described above under the paragraphs titled “—Shareholder Meetings,” “—Quorum” and “—Vote Requirements.”
Borrowing Powers
Pursuant to the Companies Law and the Pagaya Articles, the Pagaya Board may exercise all powers and take all actions that are not required under law or under the Pagaya Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.
Changes in Capital
The Pagaya Articles enable Pagaya to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by the Pagaya Shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the then issued Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the Pagaya Board and an Israeli court.
Exclusive Forum
The Pagaya Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Pagaya Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel-Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya Shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya Articles.

SELLING SECURITYHOLDER
This prospectus relates to the offer and sale by B. Riley Principal Capital II of up to 40,000,000 Class A Ordinary Shares that have been and may be issued by us to B. Riley Principal Capital II under the Purchase Agreement. For additional information regarding our Class A Ordinary Shares included in this prospectus, see the section titled “The Committed Equity Financing” above. We are registering our Class A Ordinary Shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with B. Riley Principal Capital II on August 17, 2022 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, B. Riley Principal Capital II has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means B. Riley Principal Capital II, LLC.
The table below presents information regarding the Selling Securityholder and our Class A Ordinary Shares that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of October 18, 2022. The number of shares in the column “Maximum Number of Class A Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of our Class A Ordinary Shares being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Class A Ordinary Shares being offered for resale by this prospectus.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes our Class A Ordinary Shares with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of our Class A Ordinary Shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 506,136,743 Class A Ordinary Shares outstanding on October 18, 2022. Because the purchase price to be paid by the Selling Securityholder for our Class A Ordinary Shares, if any, that we may elect to sell to the Selling Securityholder in one or more VWAP Purchases and one or more Intraday VWAP Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of Class A Ordinary Shares that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of our Class A Ordinary Shares being offered for resale pursuant to this prospectus.
	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Class A Ordinary Shares to be Offered Pursuant to this Prospectus	Number of Class A Ordinary Shares Beneficially Owned After Offering
Name of Selling Securityholder	Number(1)	Percent(2)		Number(3)	Percent(2)
B. Riley Principal Capital II, LLC(4)	46,536	*	40,139,607	0	—
*	Represents beneficial ownership of less than 1% of the outstanding Class A Ordinary Shares.
(1)
Represents the 46,536 Class A Ordinary Shares we issued to B. Riley Principal Capital II on August 17, 2022 as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering (i) all of the Class A Ordinary Shares that B. Riley Principal Capital II may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of B. Riley Principal Capital II’s control, including the registration statement that includes this prospectus becoming and remaining effective, and (ii) up to 93,071 Class A Ordinary Shares that we may issue to B. Riley Principal Capital II in two equal tranches as Additional Commitment Shares, because the issuance of the Additional Commitment Shares to B. Riley Principal Capital II is subject to our election to sell certain amounts of Class A Ordinary Shares to B. Riley Principal Capital II pursuant to the Purchase Agreement as set forth in the Purchase Agreement, which sales are entirely at our discretion and subject to satisfaction of conditions contained in the Purchase Agreement that are outside of B. Riley Principal Capital II’s control. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of our Class A Ordinary Shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any Class A

Ordinary Shares to B. Riley Principal Capital II to the extent such shares, when aggregated with all other Class A Ordinary Shares then beneficially owned by B. Riley Principal Capital II, would cause B. Riley Principal Capital II’s beneficial ownership of our Class A Ordinary Shares to exceed the 4.99% Beneficial Ownership Limitation.
(2)	Applicable percentage ownership is based on 506,136,743 Class A Ordinary Shares outstanding as of October 18, 2022.
(3)	Assumes the sale of all of our Class A Ordinary Shares being offered pursuant to this prospectus.
(4)
The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the Company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the Company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the Company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the Company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
Our Class A Ordinary Shares offered by this prospectus are being offered by the Selling Securityholder, B. Riley Principal Capital II, LLC. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Class A Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:
•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Class A Ordinary Shares;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
B. Riley Principal Capital II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
B. Riley Principal Capital II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of B. Riley Principal Capital II, as a broker to effectuate resales, if any, of our Class A Ordinary Shares that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Class A Ordinary Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital II has informed us that each such broker-dealer it engages to effectuate resales of our Class A Ordinary Shares on its behalf, excluding BRS, may receive commissions from B. Riley Principal Capital II for executing such resales for B. Riley Principal Capital II and, if so, such commissions will not exceed customary brokerage commissions.
B. Riley Principal Capital II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Class A Ordinary Shares that have been and may be acquired by B. Riley Principal Capital II from us pursuant to the Purchase Agreement to the public in this offering. Because B. Riley Principal Capital II will receive all the net proceeds from such resales of our Class A Ordinary Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Northland Securities, Inc., a registered broker-dealer and FINRA member (“Northland”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. B. Riley Principal Capital II has agreed to pay Northland a cash fee of $50,000 and to reimburse Northland up to $5,000 for the completion of this offering as consideration for its services and expenses incurred in connection with acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee and expense reimbursement to be paid to Northland for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley

Principal Capital II to the public. Northland will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell our Class A Ordinary Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Except as set forth above, we know of no existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Class A Ordinary Shares offered by this prospectus.
Brokers, dealers, underwriters or agents participating in the distribution of our Class A Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Class A Ordinary Shares sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our Class A Ordinary Shares sold by the Selling Securityholder.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.
We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Class A Ordinary Shares covered by this prospectus by the Selling Securityholder.
As consideration for its irrevocable commitment to purchase our Class A Ordinary Shares under the Purchase Agreement, we have agreed to issue to B. Riley Principal Capital II up to an aggregate of 139,607 Class A Ordinary Shares as Commitment Shares, which Commitment Shares have a total aggregate value equal to 1.0% of B. Riley Principal Capital II’s $300,000,000 total dollar amount purchase commitment under the Purchase Agreement (assuming a purchase price of $21.4889 per Commitment Share, representing the volume weighted average price per share of our Ordinary Shares for the five-consecutive trading day period ending on August 16, 2022). Of such 139,607 aggregate Commitment Shares, we issued 46,536 shares as Initial Commitment Shares upon execution of the Purchase Agreement and the Registration Rights Agreement, and we will issue up to 93,071 shares as Additional Commitment Shares in two equal tranches, the first of which we will issue to B. Riley Principal Capital II when we have received aggregate gross proceeds of $100,000,000 from sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement (if any), and the second of which we will issue to B. Riley Principal Capital II when we have received aggregate gross proceeds of $200,000,000 from sales of our Class A Ordinary Shares to B. Riley Principal Capital II under the Purchase Agreement (if any). In accordance with FINRA Rule 5110, the Commitment Shares are deemed to be underwriting compensation in connection with sales of our Ordinary Shares by B. Riley Principal Capital II to the public. In addition, we have agreed to reimburse B. Riley Principal Capital II for the reasonable legal fees and disbursements of B. Riley Principal Capital II’s legal counsel in an amount not to exceed (i) $100,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public.
In addition, although the Purchase Agreement prohibits us (with certain limited exceptions) from entering into specified “Variable Rate Transactions”, (as defined in the Purchase Agreement) during the term of the Purchase Agreement, we have agreed that we may elect, in our sole discretion, to enter into or effect (i) a “committed equity facility” with a third party (other than B. Riley Principal Capital II or one of its affiliates) similar to the committed equity facility we entered into with B. Riley Principal Capital II, and/or (ii) an “at the market offering” or “equity distribution program” with a third party (other than BRS), in either case without first terminating the Purchase Agreement with B. Riley Principal Capital II, provided that we pay B. Riley Principal

Capital II a one-time cash fee payment of $500,000 at the time we first enter into any such transaction with a third party. We are obligated to make this one-time cash fee payment to B. Riley Principal Capital II only in the event we actually enter into any such transaction with a third party during the term of the Purchase Agreement, without first terminating the Purchase Agreement with B. Riley Principal Capital II. If we are required to make this one-time cash payment to B. Riley Principal Capital II upon our entry into one of these third party transactions. We will not be obligated to make this cash fee payment to B. Riley Principal Capital II if we terminate the Purchase Agreement with B. Riley Principal Capital II before we enter into one of the third-party transactions referenced above. Under the terms of the Purchase Agreement, we may elect to terminate the Purchase Agreement at any time in our discretion, with or without cause and for any reason whatsoever, upon two trading days’ prior written notice to B. Riley Principal Capital II, without any fees or penalties. In accordance with FINRA Rule 5110, this $500,000 cash fee payment is deemed to be underwriting compensation in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public.
The total underwriting compensation to be received in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all Class A Ordinary Shares that may be sold by B. Riley Principal Capital II to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public shall, in each case, be subject to the limitation on the total underwriting compensation to be received in connection with sales of our Class A Ordinary Shares by B. Riley Principal Capital II to the public, as determined under FINRA Rule 5110, described in the immediately preceding sentence.
We also have agreed to indemnify B. Riley Principal Capital II and certain other persons against certain liabilities in connection with the offering of our Class A Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. B. Riley Principal Capital II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by B. Riley Principal Capital II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering will be approximately $    .
B. Riley Principal Capital II has represented to us that at no time prior to the date of the Purchase Agreement has B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Class A Ordinary Shares. B. Riley Principal Capital II has agreed that during the term of the Purchase Agreement, none of B. Riley Principal Capital II, its sole member, any of their respective officers, or any entity managed or controlled by B. Riley Principal Capital II or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.
We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all of our Class A Ordinary Shares offered by this prospectus have been sold by the Selling Securityholder.
Our Class A Ordinary Shares are currently listed on The Nasdaq Capital Market under the symbol “PGY.”

B. Riley Principal Capital II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by B. Riley Principal Capital II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that B. Riley Principal Capital II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) an aggregate of up to 139,607 Commitment Shares we have agreed to issue to B. Riley Principal Capital II as consideration for its irrevocable commitment to purchase our Class A Ordinary Shares from us under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our Class A Ordinary Shares reflected in the purchase prices payable by B. Riley Principal Capital II for our Class A Ordinary Shares that we may require it to purchase from us from time to time under the Purchase Agreement, (iii) the one-time cash fee payment of $500,000 that we have agreed to pay B. Riley Principal Capital II upon our entry into a certain type of “Variable Rate Transaction” with a third party without first terminating the Purchase Agreement with B. Riley Principal Capital II, and (iv) our reimbursement of up to an aggregate of $160,000 of B. Riley Principal Capital II’s legal fees ($100,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

EXPENSES RELATED TO THE OFFERING
The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of Class A Ordinary Shares being registered by this registration statement. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.
We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholder, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.
Amount
SEC registration fee	$77,210
FINRA filing fee	125,435
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	$*
*	Estimates not presently known

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of U.S. federal income tax considerations of the ownership and disposition of our Class A Ordinary Shares. This discussion is based on the Code, Treasury Regulations, published positions of the IRS, court decisions and other applicable authorities, all as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to Class A Ordinary Shares that are held as capital assets within the meaning of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential U.S. federal income tax effects arising in connection with the ownership and disposition of Class A Ordinary Shares. Pagaya has not sought and will not seek any rulings from the IRS regarding any matter discussed herein. There can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of those set forth below.
This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•	our officers or directors;
•	banks, insurance companies, and other financial institutions;
•	tax-exempt entities or governmental organizations;
•	tax-qualified retirement plans;
•	regulated investment companies and real estate investment trusts;
•	brokers, dealers, or traders in securities that elect to use a mark-to-market method of accounting;
•	persons that elect to mark their securities to market;
•	certain expatriates and former citizens or residents of the United States;
•	persons that have a functional currency other than the U.S. Dollar;
•	persons holding Class A Ordinary Shares as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Ordinary Shares being taken into account in an applicable financial statement;
•	persons that actually or constructively own 5% or more of our shares by vote or value; and
•
persons that acquired Class A Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services.

This discussion does not address the estate or gift taxes or the alternative minimum tax, or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations.
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Ordinary Shares that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Class A Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the owner or participant level. Accordingly, partners and partnerships considering an investment in Class A Ordinary Shares should consult their tax advisors regarding the U.S. federal income tax considerations to them of an investment in Class A Ordinary Shares.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
Taxation of dividends and other distributions on Class A Ordinary Shares
Distributions of cash or other property to a U.S. Holder with respect to such U.S. Holder’s Class A Ordinary Shares will generally be treated as dividends for U.S. federal income tax purposes to the extent paid out of Pagaya’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. Because Pagaya does not intend to determine its earnings and profits under U.S. federal income tax principles, distributions made by Pagaya will generally be reported as dividends. In the case of corporate U.S. Holders, such dividends will generally be subject to tax at regular U.S. graduated income tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.
In the case of non-corporate U.S. Holders, such dividends will generally be subject to tax at preferential long-term capital gains rates only if (i) Class A Ordinary Shares are readily tradable on an established securities market in the United States or (ii) Pagaya is eligible for the benefits of the income tax treaty between the United States and Israel (the “Treaty”), in each case, provided that Pagaya is not treated as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Class A Ordinary Shares.
Subject to certain exceptions, dividends on Class A Ordinary Shares will generally be treated as non-U.S. source income and will generally constitute “passive category” income for U.S. foreign tax credit limitation purposes. As described under “Certain Material Israeli Tax Considerations”, a U.S. Holder may be subject to Israeli withholding taxes on such dividends. Subject to certain conditions and limitations, a Treaty-eligible U.S. Holder may be eligible to claim a foreign tax credit in respect of any Israeli income taxes paid or withheld with respect to dividends on Class A Ordinary Shares to the extent such taxes are nonrefundable under the Treaty. Recently issued Treasury Regulations, which apply to foreign taxes paid or accrued in taxable years beginning on or after December 28, 2021 (the “Foreign Tax Credit Regulations”), may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. Instead of claiming a credit for non-U.S. taxes, a U.S. Holder may elect to deduct such taxes in computing its taxable income for U.S. federal income tax purposes, provided that the U.S. Holder does not elect to claim a foreign tax credit for any non-U.S. income taxes paid or accrued for the relevant taxable year. The rules governing foreign tax credits and the deductibility of foreign taxes are complex. All U.S. Holders, whether or not they are Treaty-eligible, should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in light of their particular circumstances.
Disposition of Class A Ordinary Shares
Upon a sale, exchange, or other taxable disposition of Class A Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares sold or exchanged in such disposition.
Any gain or loss recognized by a U.S. Holder on the disposition of Class A Ordinary Shares will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of the disposition, the

U.S. Holder’s holding period in its Class A Ordinary Shares exceeds one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Any gain or loss realized by a U.S. Holder on the disposition of Class A Ordinary Shares will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. As a consequence, Israeli taxes (including withholding taxes), if any, imposed on any such gain may not be creditable against the U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit limitations of the Code. U.S. Holders that are eligible for the benefits of the Treaty may apply the Treaty to treat such gain as Israeli source, however. Notwithstanding this, pursuant to recently issued Treasury Regulations, it is possible that Treaty-eligible U.S. Holders that do not apply the Treaty and U.S. Holders that are not eligible for benefits under the Treaty may not be able to claim a foreign tax credit for any Israeli taxes imposed on a disposition of Class A Ordinary Shares. The rules regarding foreign tax credits and the deductibility of foreign taxes are complex. All U.S. holders, whether or not they are Treaty-eligible, should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in light of their particular circumstances.
Passive foreign investment company considerations
Definition of a PFIC
A non-U.S. corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income (the “income test”) or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) produce or are held for the production of passive income (the “asset test”). For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and cash held by a corporation is considered to be a passive asset.
PFIC status of Pagaya
We do not believe we were a PFIC for our taxable year ended December 31, 2021. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.
Application of PFIC rules to Class A Ordinary Shares
If (i) Pagaya is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) the U.S. Holder did not make a timely and effective QEF Election (as defined below) for Pagaya’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a Mark-to-Market Election (as defined below), then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:
•	any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares; and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such Class A Ordinary Shares).

Under the Default PFIC Regime:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Class A Ordinary Shares;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Pagaya is a PFIC, will be subject to tax as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder included in such U.S. Holder’s holding period will be subject to tax at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder included in such U.S. Holder’s holding period.

QEF Election and Mark-to-Market Election
In general, if Pagaya is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Class A Ordinary Shares by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to Class A Ordinary Shares, a U.S. Holder must receive certain information from Pagaya. Because Pagaya does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Class A Ordinary Shares.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election (a “Mark-to-Market Election”) with respect to such shares for such taxable year. A U.S. Holder that makes a valid Mark-to-Market Election for such holder’s First PFIC Holding Year will generally not be subject to the Default PFIC Regime with respect to its Class A Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year that Pagaya is treated as a PFIC, the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares in a taxable year in which Pagaya is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a Mark-to-Market Election for a taxable year after such holder’s First PFIC Holding Year.
The Mark-to-Market Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax considerations relevant to a Mark-to-Market Election with respect to Class A Ordinary Shares in their particular circumstances.
If Pagaya is determined to be a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders will generally be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if Pagaya receives a distribution from, or disposes of all or part of Pagaya’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A Mark-to-Market Election will generally not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a QEF Election or a Mark-to-Market Election is made) and provide such other information as may be required by the U.S. Treasury Department. The rules governing PFICs and QEF Elections and Mark-to-Market Elections are complex and their application is affected by various factors in addition to those described above. Accordingly, U.S. Holders of Class A Ordinary Shares should consult their tax advisors concerning the application of the PFIC rules to Class A Ordinary Shares in their particular circumstances.

THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Class A Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Israeli tax considerations
The following is a brief summary of certain material Israeli income tax laws applicable to Pagaya, and certain Israeli Government programs that may benefit Pagaya. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Class A Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel, trusts or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Pagaya cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which amendments or changes could affect the tax consequences described below.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.
General corporate tax structure in Israel
Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is currently 23%, which has been the rate since 2018. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to taxation at the corporate tax rate.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the “Industry Encouragement Law”, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.
The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident company that derives 90% or more of its income in any tax year, other than income from certain government loans, from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under Section 3A of the ITO. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
The following are the principal tax benefits available to Industrial Companies:
•
amortization of the cost of purchased patents, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and
•	expenses related to a public offering are deductible in equal amounts over three years commencing with the year of the offering.
Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, in the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:
•	the expenditures are approved by the relevant Israeli government ministry, which depends on the field of research;
•	the research and development must be for the promotion of the company; and
•	the research and development is carried out by or on behalf of the company seeking such tax deduction.
The amount of such deductible expenses is reduced by the sum of any funds received through government grants to finance such scientific research and development projects. No deduction under these research and development deduction rules is allowed if the deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the ITO. Expenditures that do not qualify under the conditions above are deductible in equal amounts over three years.
From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of the research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing with the year of the payment of such expenses.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the “Investment Law”, provides certain incentives and tax benefits to eligible companies. Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, which may be classified as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility of the company. In order to qualify for these incentives, Pagaya is required to comply with the requirements of the Investment Law.
The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 and as of January 1, 2017 (the “2017 Amendment”). The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.
New tax benefits under the 2017 Amendment that became effective on January 1, 2017
The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, which are in addition to the previously existing tax benefit programs under the Investment Law.
The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in Development Zone A. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gains derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above is calculated according to a nexus formula, which is based on the proportion of qualifying expenditures on intellectual property compared to overall expenditures.
The 2017 Amendment further provides that a Preferred Company with group consolidated revenues of at least NIS 10 billion will qualify as a “Special Preferred Technological Enterprise,” and will enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within

Israel. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to the receipt of certain approvals as specified in the Investment Law.
Dividends paid out of Preferred Technological Income, which are distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more of the Israeli company and other conditions are met, the tax rate will be 4%. Dividends paid out to individuals may be subject to an additional surtax of 3%, as described below. In November 2021, an approval from the ITA was received stating Pagaya is entitled to the tax benefits under the 2017 Amendment, as a Preferred Technological Enterprise, subject to certain approvals and subject to certain limitations on the income eligible for such tax benefits.
Taxation of our shareholders
Capital gains tax on sales of our Class A Ordinary Shares
Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes. Israeli law also generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The ITO distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.
Capital gains taxes applicable to Israeli resident shareholders
An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2022). An Israeli resident individual will generally be subject to capital gains tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expense and linkage differences in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone, or together with such person’s related party or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights on how to exercise these rights, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the ITO are taxed at the marginal tax rates applicable to business income (up to 47% in 2022) plus an additional surtax of 3% as described below. Certain Israeli institutions that are exempt from tax under Section 9(2) or Section 129C(a)(1) of the ITO (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.
Capital gains taxes applicable to non-Israeli resident shareholders
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) alone, or together with such Israeli residents’ related party or another person who collaborates with such Israeli resident on a permanent basis, hold, directly or indirectly, more than 25% of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and who is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the company’s voting power during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of our Class A Ordinary Shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the U.S.-Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.
In some instances where our shareholders may be liable for Israeli tax on the sale of their Class A Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.
Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or to obtain a specific exemption from the ITA to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.
A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid by January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made during the last six months of the preceding year or during the first six months of the current year, respectively. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay surtax (as further explained below). Capital gains are also reportable on an annual income tax return.
Taxation of Israeli shareholders on receipt of dividends
An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends that may be paid on our Class A Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12-month period, the applicable tax rate is 30%. Individuals may also be required to pay surtax with respect to dividends received, as further explained below. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is subject to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the ITO is exempt from tax on dividends.
Taxation of non-Israeli shareholders on receipt of dividends
Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends that may be paid on our Class A Ordinary Shares at the rate of 25%, or 30% if the recipient of the dividends is a “substantial shareholder” at the time of distribution or at any time during the preceding 12-month period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). The withholding rates may be reduced if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise or if a reduced rate is provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding rate. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Class A Ordinary Shares who is a U.S. Resident is 25%. However, the maximum withholding tax rate on dividends (not generated by a Preferred Technological Enterprise) that are paid to a United States corporation holding shares representing 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as during the previous tax year is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Technological Enterprise are not entitled to such reduction under the U.S.-Israel Tax Treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from a Preferred Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.
A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to surtax (see below) in accordance with Section 121B of the ITO.
Surtax
Subject to the provisions of any applicable tax treaty, individuals who are subject to tax in Israel (whether or not any such individual is an Israeli resident) are also subject to a surtax at the rate of 3% on annual income (including, but not limited to, dividends, interest and capital gains) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.

LEGAL MATTERS
The legality of the Class A Ordinary Shares offered by this prospectus and certain other Israeli legal matters will be passed upon for Pagaya by Goldfarb Seligman & Co., Tel-Aviv, Israel.
EXPERTS
The consolidated financial statements of Pagaya Technologies Ltd. and its subsidiaries at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of EJF Acquisition Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from December 22, 2020 (inception) through December 31, 2020 included in this Registration Statement on Form F-1 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of EJF Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), and included in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITY
Pagaya is incorporated under the laws of the State of Israel. Service of process upon Pagaya and upon certain of its directors and officers and the Israeli experts named in this prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets are located outside the United States, any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the United States.
Pagaya has irrevocably appointed Pagaya US Holding Company LLC as its agent to receive service of process in any action against Pagaya in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Pagaya’s agent is 90 Park Ave, New York, NY 10016.
It may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.
Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:
•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS
Page
Audited Financial Statements of Pagaya Technologies Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2021 and 2020	F-4
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Equity (Deficit) for the years ended December 31, 2021 and 2020	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Pagaya Technologies Ltd.
Condensed Consolidated Statements of Financial Position as of June 30, 2022 and December 31, 2021	F-35
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for Six Months Ended June 30, 2022 and 2021	F-36
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity (Deficit) for Six Months Ended June 30, 2022 and 2021	F-37
Unaudited Condensed Consolidated Statements of Cash Flows for Six Months Ended June 30, 2022 and 2021	F-38
Notes to Unaudited Condensed Consolidated Financial Statements	F-39

Audited Financial Statements of EJF Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-60
Balance Sheets as of December 31, 2021 and 2020	F-61
Statements of Operations for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-62
Statements of Changes in Shareholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-63
Statements of Cash Flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-64
Notes to Financial Statements	F-65

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of PAGAYA TECHNOLOGIES LTD.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Pagaya technologies Ltd. and subsidiaries (together “Pagaya” or the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operation, comprehensive income/(loss), shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2018.
Tel-Aviv, Israel
April 6, 2022

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020
	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Cash and cash equivalents	$190,778	$5,066
Restricted cash	7,000	—
Short-term deposits	5,020	57,569
Fees receivable (including related party receivables of $32,332 and $12,812 as of December 31, 2021 and 2020, respectively)	32,332	12,812
Investments in loans and securities	5,142	—
Prepaid expenses and other assets (including related party assets of $1,367 and $790 as of December 31, 2021 and 2020, respectively)	6,263	1,525
Total current assets	246,535	76,972
Restricted cash	6,797	814
Long-term deposits	—	863
Fees receivable (including related party receivables of $19,208 and $11,173 as of December 31, 2021 and 2020, respectively)	19,208	11,173
Investments in loans and securities	277,582	109,262
Equity method investments	14,841	1,351
Property and equipment, net	7,648	1,534
Deferred tax assets, net	5,681	2,303
Deferred offering costs	11,966	—
Total non-current assets	343,723	127,300
Total Assets	$590,258	$204,272
Liabilities, Redeemable convertible preferred shares and Shareholders’ Equity
Accounts payable	$11,580	$581
Accrued expenses and other liabilities (including related party liabilities of $2,510 and $291 as of December 31, 2021 and 2020, respectively)	17,093	3,686
Total current liabilities	28,673	4,267
Redeemable convertible preferred shares warrant liability	27,469	2,471
Secured Borrowing	37,905	—
Income taxes payable	11,812	3,408
Total non-current liabilities	77,186	5,879
Total liabilities	105,859	10,146
Commitments and contingencies (Note 8)
Redeemable convertible preferred shares, NIS 0.01 par value, 2,206,243 and 2,018,896 shares authorized at December 31, 2021 and 2020; 2,174,927 and 1,722,210 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $403,962 and $118,342 at December 31, 2021 and 2020, respectively	307,047	105,981
Shareholders’ equity (deficit):
Ordinary shares, NIS 0.01 par value; 8,258,757 and 8,446,104 shares authorized at December 31, 2021 and 2020; 1,040,081 and 1,018,949 shares issued and outstanding at December 31, 2021 and 2020, respectively	3	3
Additional paid in capital	113,167	312
Retained earnings (accumulated deficit)	(111,878)	2,885
Total Pagaya Technologies Ltd. Shareholders’ Equity	1,292	3,200
Non-controlling interests	176,060	84,945
Total shareholders’ equity	177,352	88,145
Total Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Equity	$590,258	$204,272
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except share and per share data)
	Year Ended December 31,
	2021	2020
Revenue
Revenue from Fees (including related party revenues of $445,866 and $91,740 for the years ended December 31, 2021 and 2020, respectively)	$445,866	$91,740
Other Income
Interest income	28,877	6,993
Investment income (loss)	(155)	277
Total Revenue and Other Income	474,588	99,010
Costs and Operating Expenses
Production costs	232,324	49,085
Research and development	66,211	12,332
Sales and marketing	49,627	5,668
General and administrative	132,235	10,672
Total Costs and Operating Expenses	480,397	77,757
Operating Income (Loss)	(5,809)	21,253
Other expense, net	(55,839)	(55)
Income (Loss) Before Income Taxes	(61,648)	21,198
Income tax expense	7,875	1,276
Net Income (Loss) and Comprehensive Income (Loss)	$(69,523)	$19,922
Net Income and Comprehensive Income Attributable to Noncontrolling Interests	$21,628	$5,452
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. shareholders	(91,151)	14,470
Per share data:
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders	$(91,151)	$14,470
Less: Undistributed earnings allocated to participated securities	(19,558)	(9,558)
Less: Deemed dividend distribution	$(23,612)	$—
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders – basic	$(134,321)	$4,912
Weighted-average ordinary shares outstanding – basic	1,045,255	1,022,959
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders – basic	$(128.51)	$4.80
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders – diluted	$(134,321)	$4,608
Weighted-average ordinary shares outstanding – diluted	1,045,255	1,107,349
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders – diluted	$(128.51)	$4.16
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES
AND SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except share amounts)
	Redeemable Convertible Preferred Shares		Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Pagaya Technologies Ltd. Shareholders’ Equity (Deficit)	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	1,284,656	$43,613	1,009,447	$3	$156	$(11,585)	$(11,426)	$24,801	$13,375
Issuance of convertible preferred shares, net of issuance costs of $412	341,473	48,146	—	—	—	—	—	—	—
Exercise of the Option, net of issuance cost of $128	96,081	14,222	—	—	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	9,502	—	—	—	—	—	—
Share-based compensation	—	—	—	—	156	—	156	—	156
Contributions of interests in consolidated VIEs	—	—	—	—	—	—	—	74,560	74,560
Return of capital to interests in consolidated VIEs	—	—	—	—	—	—	—	(19,868)	(19,868)
Net Income and Comprehensive Income	—	—	—	—	—	14,470	14,470	5,452	19,922
Balance – December 31, 2020	1,722,210	$105,981	1,018,949	$3	$312	$2,885	$3,200	$84,945	$88,145
Issuance of Series D convertible preferred shares, net of issuance costs of $11	245,392	36,639	—	—	—	—	—	—	$—
Issuance of Series E convertible preferred shares, net of issuance costs of $158	187,347	136,006	—	—	—	—	—	—	—
Issuance of Preferred B shares upon exercise of warrants 2021	14,623	22,412	—	—	—	—	—	—	—
Issuance of Preferred D shares upon exercise of warrants 2021	5,355	6,009	—	—	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	21,132	—	346	—	346	—	346
Share-based compensation	—	—	—	—	68,090	—	68,090	—	68,090
Deemed contribution	—	—	—	—	23,612	—	23,612	—	23,612
Deemed dividend distribution	—	—	—	—	—	(23,612)	(23,612)	—	(23,612)
Issuance of ordinary share warrants	—	—	—	—	20,807	—	20,807	—	20,807
Contributions of interests in consolidated VIEs	—	—	—	—	—	—	—	151,035	151,035
Return of capital to interests in consolidated VIEs	—	—	—	—	—	—	—	(81,548)	(81,548)
Net Income (loss) and Comprehensive Income (loss)	—	—	—	—	—	(91,151)	(91,151)	21,628	(69,523)
Balance – December 31, 2021	2,174,927	$307,047	1,040,081	$3	$113,167	$(111,878)	$1,292	$176,060	$177,352
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)
	Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities
Net Income (Loss)	$(69,523)	$19,922
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity method income (loss)	155	(277)
Loss on sale of equity method investments	421	—
Depreciation and amortization	815	290
Share-based compensation	67,785	156
Remeasurement of redeemable convertible preferred shares warrant liability	53,019	489
Gain from the extinguishment of the Option	—	(543)
Change in operating assets and liabilities:
Fees receivable (including related party fee receivables of $(27,555) and $(19,720) for the years ended December 31, 2021 and 2020, respectively)	(27,555)	(19,720)
Deferred tax assets, net	(3,378)	(2,303)
Prepaid expenses and other assets (including related party receivables of $(577) and $922 for the years ended December 31, 2021 and 2020, respectively)	(4,738)	123
Accounts payable	10,999	427
Accrued expenses and other liabilities (including related party accrued expenses of $2,458 and $132 for the years ended December 31, 2021 and 2020, respectively)	13,407	2,457
Income tax accrual	8,404	3,236
Net Cash Provided by Operating Activities	49,811	4,257
Cash Flows from Investing Activities
Additions to property and equipment	(6,624)	(1,097)
Investment in loans and securities	(202,366)	(102,665)
Amounts received from investment in loans and securities	28,904	29,008
Investment in short-term deposits	53,412	(48,353)
Amounts received from equity method investments	925	350
Proceeds from sale of equity method investments	8,000	—
Amounts paid to equity method investments	(22,991)	—
Net Cash Used in Investing Activities	(140,740)	(122,757)
Cash Flows from Financing Activities
Proceeds received from noncontrolling interests	151,035	74,560
Distribution made to noncontrolling interests	(81,548)	(19,868)
Proceeds from exercise of redeemable convertible preferred shares warrants	400	—
Proceeds from secured borrowing	37,905	—
Proceeds from issuance of redeemable convertible preferred shares, net	172,645	64,810
Proceeds from issuance of ordinary share warrants, net	20,807	—
Proceeds from exercise of share options	346	—
Payment for deferred offerring costs	(11,966)	—
Net Cash Provided by Financing Activities	289,624	119,502
Net Increase in Cash, Cash Equivalents and Restricted Cash	198,695	1,002
Cash, cash equivalents and restricted cash, beginning of year	5,880	4,878
Cash, Cash Equivalents and Restricted Cash, End of Year	$204,575	$5,880
Supplemental Disclosures of Cash Flow Information
Cash paid for Taxes	$2,609	$324
Supplemental disclosure of non-cash financing activity
Deemed dividend from Secondary transactions	$23,612	$—
Issuance of redeemable convertible preferred shares upon exercise of warrants	$28,421	$1,899
Issuance of the Option	$—	$543
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND DECEMBER 31, 2020
NOTE 1	BUSINESS DESCRIPTION
Pagaya Technologies Ltd. and its consolidated subsidiaries (together “Pagaya” or the “Company”) is a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results for financial services providers, their customers, and asset investors. Financial services providers integrated in Pagaya’s network, which are referred to as “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto dealers and brokers. Partners utilize Pagaya’s network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
Pagaya Technologies Ltd. was founded in 2016 and is organized under the laws of the State of Israel. Pagaya has its primary offices in Israel and the United States.
NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”) if any.
All intercompany accounts and transactions have been eliminated. The Company’s functional and reporting currency is the U.S. Dollar.
Variable Interest Entities
A VIE is a legal entity that has a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. The Company’s variable interest arises from contractual, ownership or other monetary interests in the entity, which may change with fluctuations in the fair value of the VIE’s net assets. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance, and an obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates a VIE when it is deemed to be the primary beneficiary. The Company assesses whether or not it is the primary beneficiary of a VIE at initial involvement and on an ongoing basis. Refer to Note 6 for additional information.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Significant estimates and assumptions made in the accompanying consolidated financial statements, which Management believes are critical in understanding and evaluating the Company’s reported financial results include: (i) share-based compensation; (ii) derivative and/or freestanding liabilities pertaining to warrants and preferred share; (iii) the Option; (iv) consolidation of VIEs; (v) revenue recognition; and (vi) deferred tax assets and valuation allowance. The Company bases its estimates or assumptions on various factors it believes to be reasonable under the circumstances. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the year ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Segment Reporting
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors and reports its financials as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer who makes operating decisions, assesses financial performance and allocates resources based on consolidated financial information. As such, the Company has determined that it operates in one reportable segment.
Foreign Currency
The functional and reporting currency of the Company is the U.S. Dollar as it is the currency of the primary economic environment in which Pagaya’s operations are conducted. The monetary assets and liabilities denominated in currencies other than the U.S. Dollar are accordingly remeasured into U.S. Dollars at exchange rates in effect at the end of each period in accordance with Statement of the Accounting Standard Codification (“ASC”) No. 830 “Foreign Currency Matters” (“ASC No. 830”). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the Statements of Operations and Comprehensive Income (Loss) within Other expenses, net, as appropriate. Foreign currency translations were immaterial in all periods presented.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of checking, money market and savings accounts held at financial institutions or highly liquid investments purchased with an original maturity of three months or less. Cash equivalents are stated at carrying value, which approximates fair value.
Restricted cash consists primarily of deposits restricted by standby letters of credit for lease facilities. The Company has no ability to draw on such funds as long as the funds remain restricted under the applicable agreements.
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flow (in thousands):
	December 31,
	2021	2020
Cash and cash equivalents	$190,778	$5,066
Restricted cash	7,000	—
Restricted cash, non-current	$6,797	814
Cash, cash equivalents and restricted cash	$204,575	$5,880
Bank Deposits
Bank deposits with original maturities of more than three months but less than one year are included in short term bank deposits. Bank deposits with maturities of more than one year are included in long-term deposits. Such deposits are stated at cost which approximates fair values.
Concentrations of Credit Risk and Significant Customers
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, bank deposits and fees receivable. Cash and cash equivalents are principally maintained with major financial institutions, which management assesses to be of high credit quality. The Company has not experienced any losses on these deposits.

The Company’s fees receivable balances are predominantly with agreements with customers, and these are subject to normal credit risks which management believes to be not significant.
Significant customers are those which represent 10% or more of the Company’s total revenue for each respective period presented. Two related parties individually represented greater than 10% of total revenue and collectively totaled approximately 42% for the year ending December 31, 2021. During the year ended December 31, 2020, three related parties individually represented greater than 10% of total revenue and collectively totaled approximately 57%.
Fair Value Measurement
ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, when available. If such quoted market prices are not available, fair value is based upon models that use, as inputs, observable market-based parameters to the greatest extent possible.
Additionally, ASC 820 established a fair value hierarchy to categorize the use of inputs into the following three levels:
Level 1—Quoted prices, unadjusted, for identical assets or liabilities in active markets.
Level 2—Pricing inputs are other than quoted prices in active markets and include 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, and 3) or inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3—Pricing inputs are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.
Management believes that the carrying amount of cash and cash equivalents, fees receivable, accounts payables and other current liabilities approximate their fair value due to the short-term maturities of these instruments.
Investments in Loans and Securities
A wholly-owned subsidiary (“Sponsor”) previously sponsored 15 securitization transactions (the “Securitizations”) during 2021 and 2020, each through a separate trust structure with an asset portfolio consisting of unsecured consumer loans or auto loans. Each Securitization’s asset portfolio was structured by the Sponsor, which is also the administrator of each Securitization. The Sponsor, directly and indirectly through affiliates, retained at least 5% of the economic risk in the Securitizations to comply with risk retention required by Title 17 U.S. Code of Federal Regulations Part 246, Credit Risk Retention, promulgated by Securities and Exchange Commission.
The Sponsor determines the appropriate classification of loans and securities at the time of purchase. The Company’s direct investments in securitizations are classified as held-to-maturity and carried at amortized cost. The Company classifies investments as held-to-maturity when it has the intent and ability to hold the security to maturity. When evaluating intent for a particular security, the Company considers circumstances that have in the past led, or may in the future lead, to a decision to sell securities. The Company analyzes each security to determine whether it has the intent and ability to hold until maturity on a continual basis.
Investments in loans and securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments will be classified as available for sale (“AFS”). These investments are carried at fair value determined using public market prices, dealer quotes, and prices obtained from independent pricing services that may be derivable from observable and unobservable market inputs. The Company may have investments classified as AFS from time to time but does not have any investments classified as AFS as of December 31, 2021 or December 31, 2020.
Trading securities are bought and held principally for the purpose of reselling in the near term with the objective of generating revenues on short-term variations in price. Trading securities are held at fair value with realized gains and losses recorded on a trade date basis. The Company does not have any investments classified as trading as of December 31, 2021 or December 31, 2020.
Equity Method Investments
The Company uses the equity method of accounting for investments in entities that the Company does not control but has the ability to exercise significant influence over the financial and operating policies of the investee. Under the equity method of accounting, the Company’s share of the investee’s underlying net income or loss is recorded as investment income or loss on the consolidated Statements of Operations and Comprehensive Income (Loss). Distributions received from the investment reduce the Company’s carrying value of the investee.
Property and Equipment, Net
Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives by asset category are as follows:
Computer and software	3 to 7 years
Equipment	3 to 7 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life (10 years)
Internal-Use Software	5 years
Maintenance and repairs that do not enhance or extend the asset’s useful life are expensed as incurred. Major replacements, improvements and additions are capitalized. Upon the sale or retirement of property and equipment, the cost and the related accumulated depreciation or amortization are removed from the consolidated financial statements, with any resulting gain or loss included in the consolidated Statements of Operations and Comprehensive Income (Loss).
Property and equipment is tested for when there is an indication that the carrying value of an asset group may not be recoverable. Carrying values are not recoverable when the undiscounted cash flows estimated to be generated by the assets are less than their carrying values. When an asset is determined not to be recoverable, the impairment is measured based on the excess, if any, of the carrying value of the asset over its respective fair value and recorded in the period the determination is made.
Internal-Use Software
Internally developed software is capitalized upon completion of the preliminary project stage, when it becomes probable that the project will be completed, and the software will be used as intended. Capitalized costs primarily consist of salaries and payroll related costs for employees directly involved in development efforts. Costs related to the preliminary project stage and activities occurring after the implementation of the software are expensed as incurred. Costs incurred for software upgrades are capitalized if they result in additional functionalities or substantial enhancements.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.
This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance and remeasured each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants are recognized as a non-cash other income or expense in the accompanying consolidated statements of operations and comprehensive income.
Revenue Recognition
The Company’s revenue consists of two components: Revenue from Fees and revenue from other income, which is composed of interest income and investment income.
The amount of Revenue from Fees recognized reflects the consideration that the Company expects to receive in exchange for services provided. The Company applied the following five steps:
1.	Identification of the contract with the customer:
The Company determines a contract with a customer exists when each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, a conclusion has been reached that the customer has the ability and intent to pay, and the contract has commercial substance.
2.	Identification of the performance obligations in the contract:
Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct and separately identifiable, whereby the customer can benefit from the services.
3.	Determination of the transaction price:
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Payment terms and conditions vary by contract.
4.	Allocation of the transaction price to the performance obligations in the contract:
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation.
5.	Recognition of revenue when, or as, a performance obligation is satisfied:
Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised delivery of service to the customer.
Revenue From Fees
The Company earns fees when network volume is acquired by Financing Vehicles. Revenues from fees includes AI fees and Contract fees, which includes administration and management fees, performance fees, and servicing fees. These fees are the result of agreements with customers and are recognized in accordance with ASC 606, Revenue from Contracts with Customers.
Revenue is generally recognized on a gross basis in accordance with ASC 606 related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for integrating the various services fulfilled by third party service providers and is ultimately responsible to the customers for the fulfillment of the related services. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records revenue on a net basis.

Network AI fees result from integrating services from Partners to Financing Vehicles, and fees are primarily recognized upon successful acquisition of network volume by these customers. These fees reflect the premium Financing Vehicles pay for network volume originated by our Partners with the assistance of our AI technology as well as fees that certain Financing Vehicles pay us upon their establishment. Revenues earned under this arrangement are $354.6 million and $65.8 million, for the years ended December 31, 2021 and 2020, respectively. Expenses paid to third parties for services that are integrated with the Company’s technology are recorded in the consolidated Statements of Operations and Comprehensive Income (Loss) as Production costs.
Contract fees include administration and management fees, performances fees, and servicing fees. Contract fees totaled $58.8 million and $25.9 million for the years ended December 31, 2021 and 2020, respectively. The Company recognizes administration fees over the service period for the Financing Vehicles managed or administered by the Company.
Performance fees are earned when certain Financing Vehicles exceed contractual return hurdles. They are recognized only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. An estimate is made by the Company based on a variety of factors including market conditions and expected loan performance. In the following period, the true performance is measured and then adjusted to ensure that the fees accurately represent actual performance. As such, there are revenues that result from performance obligations satisfied in the previous year. During 2021, $1.2 million worth of fees represent performance obligations satisfied in 2020 that were lesser than the original estimate.
Servicing fees for the Financing Vehicles, which primarily involve collecting payments and providing reporting on the loans within the securitization vehicles, are recognized over the service period. In addition, although the Company does not serve as a loan servicer, the Company performs agent duties with respect to the servicing of loans held by Financing Vehicles, and the fees are recorded on a net basis.
Real estate fees totaled $32.5 million and $0.0 million for the years ended December 31, 2021 and 2020, respectively. The Company commenced single-family residential activity in 2021, pairing its proprietary technology and data infrastructure approach with third party vendors to build a partner network and real estate platform. Real estate fees are earned for the obligations to provide setup services, arrange for the purchase of real estate assets, renovate the assets, provide administrative services, and arrange for the eventual sale of the assets. All of these fees are recognized over time except for the purchase and sale obligations, which are satisfied at the point in time of the respective transactions. As the Company is a principal for these services, revenues are recorded on a gross basis.
As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between payment and the transfer of services is expected to be one year or less.
For the years ended December 31, 2020 and 2021, the finance component out of total consideration was not material.
Once revenue is recognized, it is recorded on the balance sheet in fees receivable until the payment is received from the customer. The timing of the recognition depends on the type of service as described above.
	December 31,
	2021	2020
Services transferred at a point in time	$420,460	$75,180
Services transferred over time	25,406	16,560
Total Revenue from Fees, net	$445,866	$91,740
The Company had no material contract assets, contract liabilities, or deferred contract costs recorded as of December 31, 2021 and December 31, 2020.

Production Costs
Production costs are primarily comprised of (i) fees the Company pays in Partners when network volume is acquired by Financing Vehicles and (ii) expenses the Company incurs to renovate single family residence assets.
Interest Income
Interest income is recognized based on projected cashflow according to the ASC 325-40, Beneficial Interests in Securitized Financial Assets. The Company accrues interest income on investments based on the effective interest rate of the investments and recorded as interest income as earned.
Interest income earned from cash and cash equivalents is recorded on an accrual basis to the extent such interest is earned and expected to be collected.
Research and development costs
Research and development costs are primarily engineering and product development expenses which primarily consists of payroll and other employee-related expenses, including share-based compensation expenses, for the engineering and product development teams as well the costs of systems and tools used by these teams. These costs are recognized in the period incurred.
Leases
For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The difference between the rent paid and the straight-line rent expense is recorded as a current and non-current deferred rent liability in Accrued expenses and other liabilities and Other liabilities, non-current, respectively, in the Consolidated Balance Sheets. For the periods reported, the Company did not have any capital leases.
Share-Based Compensation
The Company grants options to employees and nonemployees. The Company measures options based on the estimated grant date fair values, which the Company determines using the Black-Scholes option-pricing model. The Company records the resulting expense in the consolidated Statements of Operations and Comprehensive Income (Loss) using the straight-line method over the period of service required to vest in the award, which is generally two to four years. The Company accounts for forfeitures as they occur.
For nonemployee share options, the fair value is remeasured as the share options vest, and the resulting change in fair value, if any, is recognized in the consolidated Statements of Operations and Comprehensive Income (Loss) during the period the related services are rendered.
The Company also grants options to restricted shares to certain employees and directors. The Company measures options to restricted shares based on the estimated grant date fair values, which the Company determines using the Monte Carlo simulation model implemented in a risk-neutral valuation framework. The Company records the resulting expense in the consolidated Statements of Operations and Comprehensive Income (Loss) using the straight-line method over the period of service required to vest in the award, which is generally two to four years. The Company accounts for forfeitures as they occur.
Income Taxes
The Company uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the deferred tax assets and liabilities are determined based on the differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws expected to apply to taxable income when the differences are expected to reverse.
The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Deferred tax assets and deferred tax liabilities are presented under assets and liabilities, respectively.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex federal and state tax laws and regulations. ASC 740, “Income Taxes” (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized (1) when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company records unrecognized tax benefits as liabilities in accordance with ASC 740 and adjusts these liabilities when management’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from management’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
The Company recognizes interest and penalties related to unrecognized tax benefits in taxes on income expense.
Other Comprehensive Income (Loss)
The Company has no components of comprehensive income (loss) other than net income (loss). Thus, comprehensive income (loss) is the same as net income (loss) for the periods presented.
Basic and Diluted Net income (loss) per Ordinary Share
The Company calculates net income (loss) per share using the two-class method required for participating securities. The two-class method requires income (loss) available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
The Company’s redeemable convertible preferred shares contractually entitle the holders of such shares to participate in distribution but does not contractually require the holders of such shares to participate in the Company’s losses. Accordingly, for the periods where the Company is in a net loss position, the Company does not allocate any net loss attributable to ordinary shareholders to the redeemable convertible preferred shares.
The Company calculates basic net income (loss) per share attributable to ordinary shareholders by dividing net income (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period.
The Company calculates diluted net income (loss) per share attributable to ordinary shareholders by dividing net income (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding after giving consideration to the dilutive effect of the redeemable convertible preferred shares, share options, and preferred shares warrants that are outstanding during the period.
Recently Adopted Accounting Pronouncements
Share-Based Compensation
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, that expands on the scope of ASC 718 to include stock-based payment transactions for acquiring goods and services from non-employees. The amendment is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted.
The Company adopted ASU 2018-07 as of January 1, 2020. The adoption did not have a material impact on its consolidated financial statements.
Intangibles
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires customers to apply internal-use software guidance to determine the implementation costs that are able to be capitalized. Under the new standard, capitalized implementation costs are generally amortized over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. All capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted ASU No. 2018-15 beginning January 1, 2021 on a prospective method. The adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.
Leases
In February 2016, the FASB issued ASU 2016-02—Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease-term of more than 12 months. The standard is effective for public entities for fiscal years beginning after December 15, 2018 and for the Company for fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023.
The Company will adopt the guidance starting January 1, 2022, using a modified retrospective transition approach, which applies the provisions of the new guidance at the effective date without adjusting the comparative periods presented. The Company expects to elect certain practical expedients permitted under the transition guidance within the new guidance, which allows it to carry forward the historical accounting relating to lease identification and classification for existing leases upon adoption. The Company also expects to elect to keep leases with an initial term of 12 months or less off its Consolidated Balance Sheets. The Company expects to elect not to separate lease and non-lease components for all classes of underlying assets. While the adoption remains in progress, the Company expects that the adoption will result in the recognition of operating lease right of use assets and operating lease liabilities that were not previously recognized, which will increase total assets and liabilities on its Consolidated Balance Sheets. In addition, a material portion of the Company’s leases are denominated in currencies other than the U.S. Dollar, mainly in NIS. As a result, the associated lease liabilities will be remeasured using the current exchange rate in the future reporting periods, which may result in material foreign exchange gains or losses. The Company does not expect the adoption of Topic 842 to have a material impact to its Consolidated Statements of Operations or Cash Flows.
Financial Instruments—Credit Losses
In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires an asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023.
The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and disclosures.
Income Taxes
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance will be effective for the Company for the fiscal year beginning January 1, 2022, and interim periods within fiscal years beginning January 1, 2023. Early adoption is permitted.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
Convertible Debt Instruments
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. The guidance will be effective for the Company for the fiscal year beginning January 1, 2024 and interim periods within those fiscal years. Early adoption is permitted, but no earlier than the fiscal year beginning after December 15, 2020.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
Earnings Per Share
In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivative and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), which clarifies an issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The guidance will be effective for the Company for the fiscal year beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
NOTE 3	BALANCE SHEET COMPONENTS
Property and equipment, net
Property and equipment, net, consist of the following as of December 31, 2021 and 2020 (in thousands):
	December 31,
	2021	2020
Computer and software	$7,638	$1,415
Equipment	566	161
Leasehold improvements	681	380
Property and equipment, gross	8,885	1,956
Less: accumulated depreciation and amortization	(1,237)	(422)
Property and equipment, net	$7,648	$1,534
The Company capitalized $4.0 million and $0.5 million, of internally developed costs during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, internally developed software cost balances, included in property and equipment, net, are $4.4 million and $0.5 million, respectively.
Depreciation and amortization expense was $0.8 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

No impairment losses related to property and equipment were recorded during the years ended December 31, 2021 and 2020.
Prepaid and other current assets
Prepaid and other current assets, consist of the following as of December 31, 2021 and 2020 (in thousands):
	December 31,
	2021	2020
Prepaid expenses	$3,345	$410
Related party receivables	1,367	790
Other current assets	1,551	325
Total Prepaid expenses and other current assets	$6,263	$1,525
Accrued expenses and other liabilities
Accrued expenses and other liabilities consist of the following (in thousands):
	December 31,
	2021	2020
Employee payables	$15,191	$2,744
Other short-term liabilities	1,902	942
Total accrued expenses and other liabilities	$17,093	$3,686
NOTE 4	BORROWINGS
As of December 31, 2021, the Company had secured borrowings with an outstanding balance of $38.0 million, as well as a revolving credit facility under which no borrowings had been made.
Risk Retention Master Repurchase
In December 2021, RRRR Repo Funding Trust 2021-1 (the “2021 RR entity”), a consolidated VIE, entered into a master repurchase agreement (the “2021 RRRR Repurchase Agreement”) to finance the Company’s risk retention balance in notes retained from two securitization transactions. Under this agreement, the balance borrowed by the 2021 RR entity has an interest rate of 3.618% per annum (as may be adjusted in accordance with the 2021 RRRR Repurchase Agreement) and is repaid using cash proceeds received by the 2021 RR entity as part of monthly cash distributions from the two securitization notes and amounts on deposit in a reserve account. As of December 31, 2021, the outstanding principal balance under the 2021 RRRR Financing Agreement $38.0 million.
Revolving Credit Facility
In December 2021, the Company entered into a revolving credit facility for up to $150.0 million (the “Credit Facility”). The Credit Facility bears interest at a rate per annum equal to, at the Company’s option, (i) a base rate, (determined based on the prime rate but, in any event, not less than the adjusted term Secured Overnight Financing Rate (the “SOFR Rate”)) plus a margin of 1.50%, (ii) an adjusted term SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50% or (iii) an adjusted daily simple SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50%. The Credit Agreement contains customary negative covenants and certain financial covenants, including maintaining (i) a minimum tangible net worth and (ii) liquidity of not less than $80.0 million.
As of December 31, 2021, no borrowings have been made under the Credit Facility.
The Company is in compliance with all covenants.

NOTE 5	INVESTMENTS IN LOANS AND SECURITIES
Investments in loans and securities are recorded at amortized cost as of December 31, 2021 and December 31, 2020 in the consolidated balance sheets (in thousands). As provided in Note 6 below, a portion of these investments in loans and securities are consolidated as a result of our determination that we are the primary beneficiary of certain VIEs.
	At December 31, 2021
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan / Real Estate	$270,067	$18,648	$—	$288,715
Other loans and receivables	12,657	—	—	12,657
Total Investment Securities	$282,724	$18,648	$—	$301,372
	At December 31, 2020
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan	$108,765	$4,531	$—	$113,296
Other loans and receivables	497	—	—	497
Total Investment Securities	$109,262	$4,531	$—	$113,793
Equity Method Investments
The following investments, accounted for under the equity method, are included within Equity Method Investments in the consolidated balance sheets (in thousands):
	Carrying Value
	December 31, 2021	December 31, 2020
Investments in Pagaya Smartresi F1 Fund, LP(1)	$14,352	$—
Other	489	1,351
Total Equity Method Investments	$14,841	$1,351
(1)	Pagaya owns approximately 8% and is the general partner of Pagaya Smartresi F1 Fund LP.
NOTE 6	CONSOLIDATION AND VARIABLE INTEREST ENTITIES
The Company has variable interests in related securitization vehicles that it sponsors. The Company consolidates VIEs when they are deemed to be the primary beneficiary. In order to be primary beneficiary, the Company must have a controlling financial interest in the VIE. This is determined by evaluating if the Company has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant.
Consolidated VIEs
As of December 31, 2021, the Company has determined that it is the primary beneficiary for Pagaya Structured Holdings LLC, Pagaya Structured Holdings II LLC, and Pagaya Structured Holding III LLC (“2021 Risk Retention Entities”). As of December 31, 2020, the Company has determined that it is the primary beneficiary for Pagaya Structured Holdings LLC and Pagaya Structured Holdings II LLC (“2020 Risk Retention Entities”). As sponsor of securitization transactions, the Company is subject to risk retention requirements and established the Risk Retention Entities to hold risk retention assets.

Below is a summary of assets and liabilities from the Company’s involvement with consolidated VIEs (i.e., 2021 and 2020 Risk Retention Entities) (in thousands):
	Assets	Liabilities	Net Assets
As of December 31, 2021	$220,293	$—	$220,293
As of December 31, 2020	$106,339	$—	$106,339
Unconsolidated VIEs
The Company determined that it is not the primary beneficiary of the trusts which hold the loans and issue securities associated with the securitization transactions the Company sponsors. The Company does not have the power to direct or control the activities which most significantly affect the performance of the trusts, which was determined to be servicing loans.
The Company’s maximum exposure to loss from its involvement with unconsolidated VIEs represents the estimated loss that would be incurred under severe, hypothetical circumstances, for which the Company believes the possibility is remote, such as where the value of securitization notes and senior and residual certificates the Company holds as part of the risk retention requirement declines to zero.
Below is a summary of the Company’s direct interest in (i.e., not held through Risk Retention Entities) variable interests in nonconsolidated VIEs (in thousands):
	Carrying Amount	Maximum Exposure to Loss	VIE Assets
As of December 31, 2021	$57,193	$57,193	$1,330,396
As of December 31, 2020	$3,524	$3,524	$329,315
From time to time, we may, but are not obligated to, purchase collateral of the securitization vehicles. Such repurchases can occur, at the Company’s discretion, when a securitization vehicle’s remaining collateral is below certain thresholds as provided in each securitization vehicle’s respective indenture.
NOTE 7	EMPLOYEE BENEFITS
Severance pay — Under Israeli employment laws, Israeli employees of the Company are included under Section 14 of the Severance Pay Law, 5723-1963 (“Section 14”). According to Section 14, these employees are entitled to monthly payments made by the Company on their behalf with insurance companies.
Payments in accordance with Section 14 release the Company from any future severance payments with respect to those employees. The obligation to make the monthly deposits at a rate of 8.33% of their monthly salary is expensed as incurred. In addition, the aforementioned deposits are not recorded as an asset in the consolidated balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.
NOTE 8	COMMITMENTS AND CONTINGENCIES
Lease Commitments — The Company leases facilities under operating leases with various expiration dates, each of which occurs at some point between the date of this proxy statement/prospectus and the year ended December 31, 2036. The Company leases office space in New York, Israel and several other locations.
The security deposits for the leases are $2.9 million and $0.8 million as of December 31, 2021 and 2020, respectively. As of December 31, 2021, $2.9 million have been recognized as restricted cash, noncurrent in the consolidated balance sheets. As of December 31, 2020, $0.8 million have been recognized as restricted cash in the consolidated balance sheets.
Rent expense was $5.0 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively, and is allocated between functional operating expense lines in the consolidated statements of operations and comprehensive income (loss).

As of December 31, 2021, future minimum lease commitments under non-cancelable operating leases were as follows (in thousands):
Year Ended December 31,
2022	$8,589
2023	7,832
2024	5,762
2025	4,793
2026	4,847
Thereafter	17,151
Total	$48,974
Legal Proceedings — From time to time the Company is subject to legal proceedings and claims in the ordinary course of business. The results of such matters often cannot be predicted with certainty. In accordance with applicable accounting guidance, the Company established an accrued liability for legal proceeding and claims when those matters present loss contingencies which are both probable and reasonably estimable. All such liabilities arising from current legal and regulatory matters, to the extent such matters existed, have been recorded in accrued expenses and other liabilities and these matters are immaterial.
Indemnifications — In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of December 31, 2021 and 2020, there have been no known events or circumstances that have resulted in a material indemnification liability and the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications.
NOTE 9	TRANSACTIONS WITH RELATED PARTIES
In the ordinary course of business, the Company may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal shareholders (commonly referred to as related parties). The Company has transactions with the securitization vehicles and other Financing Vehicles which are also related parties.
As of December 31, 2021, the total fee receivables from related parties are $51.5 million, which consist of $46.9 million from securitization vehicles and $4.6 million from other Financing Vehicles. As of December 31, 2020, the total fee receivables from related parties are $24.0 million, which consists of $15.8 million from securitization vehicles and $8.2 million from other Financing Vehicles.
As of December 31, 2021 and 2020, prepaid expenses and other assets include amounts due from related parties of $1.4 million and $0.8 million, respectively, all of which were attributable to Financing Vehicles. During the year ended December 31, 2021, the Company purchased approximately $24.0 million of loan principal from Financing Vehicles.
For the year ended December 31, 2021, the total revenue from related parties is $445.9 million, which consists of $362.7 million from securitization vehicles and $83.2 million from other Financing Vehicles. For the year ended December 31, 2020, the total revenue from related parties is $91.7 million, which consists of $68.5 million from securitization vehicles and $23.2 million from other Financing Vehicles.
Significant customers are those which represent 10% or more of the Company’s total revenue for each respective period presented. Two related parties individually represented greater than 10% of total revenue and collectively totaled approximately 42% for the year ending December 31, 2021. During the year ended December 31, 2020, three related parties individually represented greater than 10% of total revenue and collectively totaled approximately 57%.
Other Affiliated Payables
Other affiliated payables, consisting of employee payables, are $2.5 million and $0.3 million as of December 31, 2021 and 2020, respectively.

NOTE 10	FAIR VALUE MEASUREMENT
The below tables contain information about assets that are not measured at fair value on a recurring basis as of December 31, 2021 and 2020 (in thousands):
	At December 31, 2021
	Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$204,575	$204,575	$—	$—	$204,575
Short-term deposits	5,020	5,020			5,020
Investments in loans and securities	282,724			301,372	301,372
Fees receivable	51,540		51,540		51,540
Total	$543,859	$209,595	$51,540	$301,372	$562,507
	At December 31, 2020
	Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$5,880	$5,880	$—	$—	$5,880
Short-term deposits	57,569	57,569			57,569
Investments in loans and securities	109,262	—	—	113,793	113,793
Fees receivable	23,985	—	23,985	—	23,985
Total	$196,696	$63,449	$23,985	$113,793	$201,227
The Company also has certain Level 3 financial liabilities which are measured at fair value on a recurring basis at each reporting period end. These financial liabilities which consists of redeemable convertible preferred shares warrant liability (“Warrant liability”) and the Option are described, along with significant inputs, in Note 11 – Redeemable convertible preferred shares and redeemable convertible preferred share warrants.
The following table summarizes the Warrant liability activity and the Option for the years ended December 31, 2021 and 2020 (in thousands):
	Preferred Warrants	The Option
Opening Balance January 1, 2020	$83	$—
Issuance of Series D warrants / the Option	1,899	543
Change in fair value / extinguishment of the Option	489	(543)
Closing Balance December 31, 2020	2,471	—
Exercise of Series B warrants	(22,012)	—
Exercise of Series D warrants	(6,009)	—
Change in fair value	53,019	—
Closing Balance December 31, 2021	$27,469	$—
NOTE 11	REDEEMABLE CONVERTIBLE PREFERRED SHARES AND REDEEMABLE CONVERTIBLE PREFERRED SHARES WARRANTS
Redeemable Convertible Preferred Shares
In March 2021, the Company issued 187,347 Series E preferred shares at $838.49 per share to certain investors for gross total proceeds of $157.1 million. In connection with the Series E preferred financing, the Company also issued a total of 144,183 warrants to purchase ordinary shares at an exercise price of $0.001 per share.

In March 2021, in connection with the Series E preferred financing, the Company facilitated a secondary transaction among certain investors and the three founders of Pagaya (the “Founders”), for an aggregate purchase price of $125.0 million. As part of this secondary transaction, certain employees sold 103,162 ordinary shares to Series E investors at $838.49 per share. The Company deemed the transaction as compensatory and recorded share-based compensation expense of $56.8 million for the excess of transaction price over the fair value of ordinary shares. Further, certain existing preferred shareholders sold 45,917 preferred shares to Series E investors at $838.49 per share. The Company has recorded the excess of transaction price over the fair value of preferred of $23.6 million as deemed dividend within retained earnings.
In July and August 2021, the Company facilitated a secondary transaction among certain investors and the Founders and employees, for an aggregate purchase price of $201.0 million. As part of this secondary transaction, certain employees sold 101,614 ordinary shares to certain investors at $1,147.60 per share. Further, certain existing preferred shareholders sold 73,533 preferred shares to certain investors at $1,147.60 per share. The Company deemed the transaction to be at fair value of ordinary share and as such no compensation was recorded for the sale of 101,614 ordinary shares by employees to the investors.
A summary of the authorized, issued and outstanding redeemable convertible preferred shares of Series A, Series A-1, Series B, Series C, Series D and Series E (collectively “Preferred Shares”) as of December 31, 2021 (in thousands, except share and per share amounts) is as follows:
	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	370,370	370,370	$3.38	$1,243	$1,837
Series A-1	179,398	172,857	18.90	3,254	4,489
Series B	412,554	412,554	35.81	36,635	18,468
Series C	343,498	343,498	72.57	24,893	30,106
Series D	713,076	688,301	149.35	105,016	183,329
Series E	187,347	187,347	838.49	136,006	165,733
	2,206,243	2,174,927		$307,047	$403,962
A summary of the authorized, issued and outstanding Preferred Shares as of December 31, 2020 (in thousands, except share and per share amounts) is as follows:
	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	370,370	370,370	$3.38	$1,243	$1,717
Series A-1	179,398	172,857	18.90	3,254	4,195
Series B	412,554	397,931	35.81	14,223	16,762
Series C	343,498	343,498	72.57	24,893	28,136
Series D	713,076	437,554	149.35	62,368	67,532
	2,018,896	1,722,210		$105,981	$118,342
Pertinent terms of the Preferred Shares are as follows:
Conversion
Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, into one such number of fully paid and non-assessable shares, no par value, of Pagaya (“Pagaya Ordinary Shares”) as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price of such share, in effect at the time of conversion. The initial Conversion Price of a Preferred Share shall be the applicable Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment for certain events as set forth in the Company’s Articles of Association, including, share splits, or business combinations.

Automatic Conversion:
Each Preferred Share shall automatically be converted into Pagaya Ordinary Shares, upon the earlier of:
(i)
in the event that the holders of a majority of the Preferred Shares outstanding at a given time prior to the conversion, voting together as a single class on an as-converted basis (the “Preferred Majority”) consents in writing to such conversion; provided, however, with respect to the conversion of the Series C preferred shares, the consent or affirmative vote of the Series C Preferred Majority shall also be required. With respect to the conversion of the Series D preferred shares, the consent or affirmative vote of the Series D Preferred Majority shall also be required; or

(ii)	immediately prior to the closing of a Qualified IPO, subject to the consummation of such Qualified IPO.
In March 2021, the Company amended and restated its Articles of Association to include the consummation of a de-SPAC transaction in the mandatory condition of automatic conversion of Preferred Shares to Pagaya Ordinary Shares immediately prior to the closing of the de-SPAC transaction.
Liquidation
The Series E preferred shares have a senior liquidation preference to the Series D preferred shares, which have a senior liquidation preference to the Series C preferred shares, which have a senior liquidation preference to the Series B preferred shares. The Series B preferred shares have a senior liquidation preference to the Series A and the Series A-1 preferred shares, collectively. The Series A and the Series A-1 preferred shares have liquidity preference to the Pagaya Ordinary Shares in the event of i) any voluntary or involuntary liquidation, dissolution or winding up of the Company or ii) any distribution of cash or in kind to Shareholders of the Company (including dividends) (but excluding bonus shares distributed pro-rata to all shareholders) or iii) a “Deemed Liquidation” (events such as change in control, license of substantially all of the Company’s intellectual property, etc.), of the Company, then all dividends, assets or proceeds legally available for distribution to the Shareholders in such event (the “Distributable Proceeds”), will be distributed among the Shareholders in accordance with the following order of preference:
Series E preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus (if applicable), an amount equal to any dividends declared but unpaid thereon, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred E Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series E preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred E Preference”).
After the preferential payments satisfy in full the Preferred E Preference, Series D preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred D Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred D Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series D preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred D Preference”).
After the preferential payments satisfy in full the Preferred D Preference, Series C preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred C Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred C Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series C preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event. (the “Preferred C Preference”).
After the preferential payments satisfy in full the Preferred C Preference, Series B preferred shareholders are entitled to receive of an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred B Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred B Share; or (B) the applicable pro rata portion of the Distributable Proceeds of the holders of Series B preferred shares would receive had all Preferred Shares been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred B Preference”).
After the preferential payments satisfy in full the Preferred B Preference, Series A and Series A-1 preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, an amount equal to all declared but unpaid dividends on each such Remaining Preferred Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Remaining Preferred Share, prior and in preference to all holders of Pagaya Ordinary Shares; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series A and Series A-1 preferred shares would receive had all Preferred Shares been converted into Pagaya Ordinary Shares immediately prior to such of the holders of the Remaining Preferred Shares (the “Preferred A Preference”).
Upon payment in full of the preferred preference to the holders of Preferred Shares, the remaining distributable proceeds (if any), will be distributed on a pro-rata basis among the holders of Pagaya Ordinary Shares.
If upon the occurrence of such Distribution Event, the remaining Distributable Proceeds of the Company available for distribution to its shareholders are insufficient to pay the holders of a security class after payment in full of the Preference to all classes which are senior to such class, then the remaining Distributable Proceeds shall be distributed ratably among all the holders of the Remaining Preferred Shares of such class only.
Dividends
The holders of each series of Preferred Share shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on Pagaya Ordinary Shares of the Company, in accordance with the liquidation preference mentioned above. No dividend shall be paid other than out of the profits of the Company, as defined in the Companies Law, and no interest shall be paid by the Company on dividends. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. As of December 31, 2021, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.
Voting
Each holder of Preferred Shares shall have one vote for each Pagaya Ordinary Share which the Preferred Shares held by such holder of record could be converted into, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by written consent in lieu of a meeting, or by any other mean, on all matters entitled to be voted on by the Shareholders of the Company or by the holders of Preferred Shares voting together as a single class on an as converted basis (except as otherwise expressly provided herein or as required by law). The board of the Company shall consist of a total of up to eight members. Certain Preferred Shareholders of the Company may appoint a total of four Directors (the “Preferred Directors”) as long as each of them holds at least the Minimum Share Threshold. A majority among the Founders (i.e., two of the three Founders) shall be entitled to appoint three Directors (each such appointed Director, an “Ordinary Director” and collectively, the “Ordinary Directors”). The Ordinary Directors, and the Preferred Directors in office may, by a majority vote among them, appoint one Director who shall have expertise and extensive knowledge in the Company’s field of business. In addition to the voting rights described herein, there are other majority requirements for the taking of certain actions or adoption certain resolutions as forth in the Company’s Articles of Association.

Redemption
Preferred Shares are not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.
The Company classifies its Preferred Shares as temporary equity because they may become redeemable due to certain change in control events that are outside the Company’s control, including a merger, acquisition, or sale of assets of the Company. The Company has not adjusted the carrying values of the Preferred Shares to its redemption value because redemption was not probable as of the balance sheet dates presented. The Company will adjust the carrying value of the Preferred Shares to its redemption value if redemption becomes probable in the future.
The Option
In June 2020, the Company issued 341,473 Series D preferred shares to investors at $149.35 per share amounting to $51.0 million, pursuant to a Series D Preferred Share Purchase Agreement (“Series D Agreement”). The Series D Agreement provided the investors with the ability to purchase an additional 341,473 Series D preferred shares at $149.35 per share for a period of 180 days (the “Option”). The Company accounted for the Option as a liability in accordance with the provisions of ASC 480. The fair value of the Option was calculated upon issuance, at the end of each reporting period, and prior to settlement using the Option-Pricing Method.
The Option was initially recorded at its fair value of $0.5 million or $1.59 per share and subsequently remeasured at each reporting period with changes in fair value recognized in other expense, net, within the Statements of Operations and Comprehensive Income (Loss). The remaining proceeds received at issuance of the Series D preferred shares in June 2020 were attributed to Series D preferred shares, consistent with the fair value of the Series D preferred shares as derived from a concurrent valuation and Series D preferred shares warrants.
In November 2020, the investors exercised a portion of the Option to purchase 96,081 Series D preferred shares. Upon extinguishment of the Option pertaining to the remaining 245,392 Series D preferred shares, the Company recognized a gain of $0.5 million in other expense, net, within Statements of operations and comprehensive income (loss).
The Company used the Black-Scholes Method to determine the fair value of the Option. This Method determines the price of an option by calculating the return an investor gets less the amount that investor has to pay, using log normal distribution probabilities to account for volatility in the underlying asset. The following assumptions in determining the fair value of the Option as of issuance date:
June 1, 2020
Price of the Underlying Shares	$137.88
Exercise Price	$149.35
Expected Term	0.38
Risk Free Rate	0.10%
Volatility	16%
In November 2020, subsequent to the approval by the shareholders and the board of directors, the Company entered into a separate firm commitment to issue to its Founders the unexercised 245,392 Series D preferred shares at $149.35 per share, subject to the actual payment to the Company by the Founders on the closing date which shall be 150 days after the date of approval by the shareholders of the Company. In March 2021, the Company issued 245,392 Series D preferred shares at $149.35 per share to the Founders for gross total proceeds of $36.7 million.
Redeemable Convertible Preferred Shares Warrants
Redeemable Convertible Series B Preferred Shares Warrants (“Series B Warrants”)
In November 2017, the Company issued warrants (the “Series A-1 warrant”) to acquire Series A-1 preferred shares for an aggregate exercise amount of $400,000, with an exercise price per share being the lowest price per share paid or payable for the redeemable convertible Series A-1 preferred shares (excluding bridge discounts). The Series A-1 warrants have an exercise period of the earlier of nine years or the consummation of an IPO or a deemed liquidation, as defined under the Company’s Articles of Association.
In March 2019, the Company and its investor signed an addendum to the Series A-1 warrant, amending its terms whereby (1) Series A-1 warrant would be exercisable for a 14,623 shares of redeemable convertible Series B preferred shares (the “Series B warrant”) and (2) the exercise price was determined to be $27.3551.
The Company valued the Series B warrant at the modification date and determined the fair value of the Series B warrant to be $0.1 million. The difference in fair value as of the modification date was recorded within other expense, net, in the consolidated Statements of Operations and Comprehensive Income (Loss).
The Company remeasured the Series B warrant at October 4, 2021 and December 31, 2020 and recorded the changes in fair value to other expense, net, within the Statements of Operations and Comprehensive Income (Loss).
In October 2021, all 14,623 shares of the Series B warrant were exercised. The Company remeasured the warrant liability to fair value upon settlement and recorded $13.6 million gains realized on settlement in other expense, net, within the Statements of Operations and Comprehensive Income (Loss).
Redeemable Convertible Series D Preferred Shares Warrants (Series D warrants)
In June 2020, as part of Series D preferred shares financing, the Company issued 28,456 warrants to purchase Series D preferred shares (“Series D warrants”). The Series D warrants have an exercise price of $0.01.
Of the total, 26,782 Series D warrant expire and will no longer be exercisable at the earlier of (a) 10 year contractual term (b) immediately prior to an IPO or a Transaction as defined in Articles of Association or (c) with respect to each vested portion, five years following the date such Series D warrants are vested. Pursuant to the Series D warrant agreement, 20% of the shares underlying these Series D warrant shall vest and become exercisable on each of the first five anniversaries of the date of the Series D warrant if, during such applicable one-year period (each, a “Measurement Period”), the holder acquires certain amount of approved securities as defined in the Series D warrant agreement. The vesting condition allows for a catch-up vesting if vesting conditions are satisfied in a subsequent measurement period.
The remaining 1,674 Series D warrants also contain vesting conditions, and expire and will no longer be exercisable at the earlier of (a) 10-year contractual term or (b) immediately prior to an IPO or a Transaction as defined in Articles of Association. Pursuant to the Series D warrant agreement, these Series D warrants require the holder or its affiliates to (a) fulfill certain commercial agreement obligations whereby Company would generate a certain amount of revenue in any 36 months or (b) subscribe for or purchase a certain amount of securities, of, or controlled by, the Company in any 36 month period.
In the event of a Transaction, as defined in the Articles of Association, all Series D warrants vest and will be automatically exercised; however, in the event of an acquisition which is described as a deemed liquidation event, the Series D warrants will survive. The Series D warrants are net exercisable.
The Series D warrants were initially recorded at their fair value of $1.9 million as a liability and subsequently remeasured at each reporting period with changes in fair value recognized in other expense, net, within the Statements of Operations and Comprehensive Income (Loss).

The Company used the option pricing model (“OPM”) to derive the fair value of Series D warrants. The following are the significant assumptions in determining the fair value of the Series D warrants as of the issuance date and December 31, 2020:
Series D warrants:	December 31, 2021	December 31, 2020
Probability of Occurrence of IPO	85%	N/A
Probability of achieving the vesting condition	76%	58%
Volatility	41%	44%
Time to exit (years)	0.75	1.50
Exercise Price	$0.01	$0.01
Risk Free Rate	0.29%	0.12%
In August 2021, 5,335 Series D warrants were exercised. The Company remeasured the warrant liability to fair value upon settlement and recorded $3.5 million gains realized on settlement in other expense, net, within the Statements of Operations and Comprehensive Income (Loss). As of December 31, 2021, 23,101 Series D warrants remain outstanding.
NOTE 12	ORDINARY SHARES AND ORDINARY SHARE WARRANTS
As of December 31, 2021 and 2020, the Company was authorized to issue 8,258,757 and 8,446,104 Pagaya Ordinary Shares, respectively, with a par value of NIS 0.01 per share.
Each Pagaya Ordinary Share is entitled to one vote. Subject to the prior rights of all holders of Preferred Shares, the holders of Pagaya Ordinary Shares are entitled to receive dividends, when and as declared by the Company’s board of directors, out of any assets of the Company when legally available.
As of December 31, 2021 and 2020, the Company had reserved Pagaya Ordinary Shares for future issuance as follows:
	December 31,
	2021	2020
Redeemable convertible preferred shares, all series	2,174,927	1,722,210
Options to purchase restricted shares	1,312,063	—
Ordinary share options outstanding	467,005	245,786
Warrants to purchase redeemable convertible preferred share	23,101	43,079
Warrants to purchase ordinary share	144,675	—
Shares available for future grant of equity awards	217,036	114,197
Total shares of ordinary share reserved	4,338,807	2,125,272
Ordinary Share Warrants
In connection with the Series E preferred shares financing, the Company issued 144,183 warrants to purchase ordinary shares with an exercise price of $0.001 per share in March 2021.
The ordinary share warrants vest and become exercisable, in whole or in part, upon the vesting of the Options for Restricted Shares Agreements granted to the Founders (see Note 13) and in ratio correlating hereto.
The Company has accounted for the ordinary share warrants as equity classified warrants as they met the requirements for equity classification under ASC 815, including whether the ordinary share warrants are indexed to the Company’s own ordinary shares. Accordingly, the Company has recorded the fair value of $20.9 million for such ordinary share warrants within additional paid in capital on the issuance date.
As of December 31, 2021, none of the ordinary share warrants met the vesting conditions and have not been exercised.

NOTE 13	SHARE BASED COMPENSATION
2016 Equity Incentive Plan—Under the 2016 Equity Incentive Plan (the “Plan”), the Company may grant 102 Options, 3(i) Options, Awards of Restricted Stock, Awards of Restricted Stock Units, Incentive Stock Options, Nonstatutory Stock Options or any combination of the foregoing, as determined by the administrator at the time of grant to employees, directors, and consultants. At December 31, 2021 and 2020, there were 140,298 and 114,977 shares available to be issued under the Plan, respectively.
2021 Equity Incentive Plan—Under the 2021 Equity Incentive Plan (the “2021 Plan”), the Company may grant 102 Options, 3(i) Options, Awards of Restricted Stock, Awards of Restricted Stock Units, Incentive Stock Options, Nonstatutory Stock Options or any combination of the foregoing, as determined by the administrator at the time of grant to employees, directors, and consultants. At December 31, 2021, there were 76,738 shares available to be issued under the 2021 Plan.
Share Options—Under the Plan, share options granted expire at the earlier of termination of employment or ten years from the date of grant. Share options generally vest over four years of the employment commencement date or with 25% vesting on the twelve-month anniversary of the employment commencement date, and the remaining on a pro-rata basis each quarter over the next three years. Any options, which are forfeited or not exercised before expiration, become available for future grants.
The following table summarized the Company’s share option activity under the Plan during the years ended December 31, 2021 and 2020:
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2019	11,077	90,587	$7.63	8.8	$277
Authorized	267,821	—
Granted	(167,782)	167,782	$13.28
Exercised	—	(9,502)	—
Forfeited, expired or cancelled	3,081	(3,081)	—
Balance, December 31, 2020	114,197	245,786	$11.88	9.1	$2,905
Authorized	268,452	—	—
Granted	(270,282)	270,282	203.29
Exercised	—	(21,132)	16.40
Forfeited, expired or cancelled	27,931	(27,931)	97.32
Balance, December 31, 2021	140,298	467,005	$115.11	8.9	$184,841
Vested and exercisable, December 31, 2021		126,790	$15.85	8.0	$633,828
The weighted-average grant date fair value of employee options granted for the years ended December 31, 2021 and 2020, was $203.29 and $3.73, respectively. The aggregate intrinsic value of options exercised was approximately $0.3 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively. The total fair value of share options vested during the years ended December 31, 2021 and 2020 was $6.0 million and $0.2 million, respectively.
Share-based compensation expense is based on the grant-date fair value on a straight-line basis for graded awards with only service conditions, which is generally the option vesting term of four years. The fair value of each option on the date of grant is determined using the Black Scholes-Merton (BSM) option pricing model using the single-option award approach with the assumptions set forth in the table below. If any of the assumptions used in the BSM change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period.
Fair Value of Pagaya Ordinary Shares—The fair value of the ordinary share underlying the options has historically been determined by management and the board of directors. Since there has been no public market for the Company’s ordinary shares, the board of directors has determined the fair value of an ordinary share at the time of grant of the option by considering several objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors. The Company’s board of directors determined the fair value of ordinary shares based on valuations performed by an unrelated valuation specialist.
Expected Volatility—Volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as the Company since there is no market or historical data for Company’s ordinary share.
Risk-Free Interest Rate—The risk-free interest rate is determined using a U.S. Treasury zero-coupon bonds for the period that coincides with the expected term set forth.
Expected Term— The expected term of share options represents the weighted-average period the share options are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the Company has opted to use the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average time-to-vesting and the contractual life of the options. For other option grants, the Company estimated expected term based on the average expected term used by a peer group of publicly traded companies. This peer group was selected by the Company using criteria including similar industry, similar revenue and market capitalization.
Expected Dividend Yield—The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.
The assumptions used to estimate the fair value of share options granted for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Expected volatility	41.12% - 48.71%	44.90% - 48.65%
Expected term (in years)	5.00 - 6.27	5.66 - 6.15
Risk free interest	0.60% - 1.39%	0.35% - 0.53%
Dividend yield	—	—
At December 31, 2021 and 2020, unrecognized compensation expense related to unvested share options was approximately $3.9 million and $0.7 million, respectively. The weighted-average period over which such compensation expense will be recognized is approximately 3.0 years and 3.1 years for the years ended December 31, 2021 and 2020, respectively.
Options to Purchase Restricted Shares under the 2021 Plan
In March 2021, the Company granted 1.2 million options to purchase restricted shares (the “First Awards”) at an exercise price of approximately $295 per share to certain employees. These First Awards will vest upon the earlier of the following vesting conditions to occur of (i) a “transaction” (defined as (a) a sale of all or substantially all assets or shares of the Company; or (b) a merger, consolidation, amalgamation or like transaction; or (c) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction) and (ii) a “public event” (defined as an IPO or a de-SPAC transaction) (each, a “Qualifying Event”). The Qualifying Event, further, contains additional market-based vesting conditions driven by the total value of the Company. The First Awards do not get accelerated upon any events. Any Awards that do not vest on such date (if such date is triggered by a Qualifying Event) will remain eligible for vesting following a Qualifying Event. However, any Awards that do not vest on or before the earlier to occur of a Transaction and the expiration date (10 years from the grant date) shall be forfeited.
In December 2021, the Company granted 27.2 thousand options to purchase restricted shares (the “Second Awards”) at an exercise price of approximately $632 per share to certain directors. These Second Awards will vest upon the earlier of the following vesting conditions to occur of a Qualifying Event.

The Second Awards do not get accelerated upon any events. Any Awards that do not vest on such date (if such date is triggered by a Qualifying Event) will remain eligible for vesting following a Qualifying Event. However, any Awards that do not vest on or before the earlier to occur of a Transaction and the expiration date (10 years from the grant date) shall be forfeited.
In December 2021, the Company granted 39.1 thousand options to purchase restricted shares (the “Third Awards”) at an exercise price of approximately $582 per share to certain employees. These Third Awards will vest upon the following: (i) The Valuation-Based Vesting Condition may be satisfied at any date on or after March 31, 2022 based on the Total Value of the Company on such date (which shall be determined based on an independent third party valuation or, if the Company’s shares are publicly traded, based on the average trading price of a share of the Company over a period of sixty (60) days). Any options or shares received in connection with the exercise of an option that have not satisfied the Valuation-Based Vesting Condition on or prior to the tenth anniversary of the Grant Date (or such shorter period required by applicable law or for tax efficiency purposes) (the “Expiration Date”) shall expire or be forfeited without consideration, as applicable, on the Expiration Date, and (ii) the Time-Based Vesting Condition will be satisfied over a period of four (4) years commencing as of March 31, 2022, such that 25% of the options will vest and become exercisable on March 31, 2023, 25% will vest and become exercisable on March 31, 2024, 25% will vest and become exercisable on March 31, 2025 and the remaining 25% will vest and become exercisable on March 31, 2026 (rounded to the nearest number at each vesting date).
The following table summarized the Company’s options to restricted shares activity under the 2021 Plan during the year ended December 31, 2021:
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2020	—	—	$—	0.0	$—
Authorized	1,388,801	—	—		—
Granted	(1,312,063)	1,312,063	310.56		1,526,114
Exercised	—	—	—		—
Forfeited, expired or cancelled	—	—	—		—
Balance, December 31, 2021	76,738	1,312,063	$310.56	9.25	$1,526,114
Vested and exercisable, December 31, 2021	$—	$—	—	$—	$—
As of December 31, 2021, no share-based compensation expense has been recognized for the First Awards and Second Awards because a Qualifying Event had not yet occurred. In the period in which a Qualifying Event is completed, the Company will record a cumulative share-based compensation expense using the accelerated attribution method for those Awards for which the service condition has been satisfied prior to the occurrence of the Qualifying Event.
The unrecognized share-based compensation expense in connection with the First Awards, Second Awards and Third Awards is approximately $267.1 million as of December 31, 2021.
Share-Based Compensation Expense
The following table presents the components and classification of share-based compensation for the years ended December 31, 2021 and 2020 (in thousands):
	2021	2020
Research and development	$27,042	$89
Selling and marketing	18,458	4
General and administrative	22,285	63
Total	$67,785	$156

Share-based compensation for the year ended December 31, 2021 included compensation of $56.8 million related to a secondary sale of 103,162 ordinary shares at $838.49 per share by certain employees to Series E investors, which was included in research and development, sales and marking, and General and administrative. For further details, please refer to Note 11 – Redeemable Convertible Preferred Shares and Redeemable Convertible Preferred Shares Warrants.
During December 2021, the Company amended certain employee stock option agreements which resulted in a modification of the exercise price of a certain number of option shares. Generally, the exercise price of the options was increased and resulted in an immaterial change to current and future share-based compensation expense.
NOTE 14	INCOME TAXES
Corporate Income Tax - Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.
During the year ended December 31, 2021, Pagaya applied to Israeli Tax authorities for Preferred Technological Enterprise (“PTE”) status and received approval on November 18, 2021. The approval is effective for the tax years 2020 through 2024. Income from a PTE is subject to 12% tax rate.
Foreign Exchange Regulations in Israel - Under the Foreign Exchange Regulations, the Company calculates its tax liability in U.S. Dollars according to certain orders. The tax liability, as calculated in U.S. Dollars is translated into NIS according to the exchange rate as of December 31st of each year.
Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence. The components of income (loss) before income taxes are as follows (in thousands):
	December 31,
	2021	2020
Domestic (Israel)	$(87,045)	$14,345
Foreign	25,397	6,853
Total income (loss) before income taxes	$(61,648)	$21,198
The income tax expense (benefit) consists of (in thousands):
	December 31,
	2021	2020
Current:
Domestic	$7,067	$3,194
Foreign	4,162	385
Total current	11,229	3,579
Deferred:
Domestic	(3,359)	(2,301)
Foreign	5	(2)
Total deferred	(3,354)	(2,303)
Total income tax provision	$7,875	$1,276
Effective Tax Rate
A reconciliation of the Company’s effective tax rate to the statutory tax rate of the Company is as follows (in thousands):
	December 31,
	2021	2020
Income (loss) before income taxes	$(61,648)	$21,198
Israel statutory income tax rate	23%	23%
Theoretical income taxes at statutory rate	(14,179)	4,876

Preferred technological enterprise benefit	9,378	—
Utilization of carry forward losses for which valuation allowance was provided	(126)	(1,577)

	December 31,
	2021	2020
Deferred tax assets for which valuation was provided	1,194	—
Prior year taxes	(135)	—
Reduction in valuation allowance	—	(999)
Uncertain tax positions	26	43
Subsidiaries taxed at a different tax rate	(4,559)	(1,174)
Permanent differences	16,037	94
Other	239	13
Income tax	$7,875	$1,276
Effective tax rate	(12.8)%	6.0%
Deferred tax assets and liabilities
Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2021, a valuation allowance was provided reducing the deferred tax assets due to uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
As of December 31, 2021 and 2020, deferred tax assets presented in the balance sheet are comprised as follows (in thousands):
	December 31,
	2021	2020
Carry forward tax losses	727	—
Research and development cost	5,179	2,126
Compensations and benefits	486	163
Other	753	56
Deferred tax assets before valuation allowance	7,145	2,345
Valuation allowance	1,194	—
Deferred tax assets	5,951	2,345
Property and equipment	(270)	(26)
Equity method investments	—	(16)
Deferred tax liabilities	(270)	(42)
Deferred tax assets, net	$5,681	$2,303
As of December 31, 2021, $1.8 million of undistributed earnings held by the Company’s foreign subsidiaries are designated as indefinitely reinvested. If these earnings were re-patriated to Israel, it would be subject to income taxes and to an adjustment for foreign tax credits and foreign withholding taxes in the amount of $0.3 million. The Company did not recognize deferred taxes liabilities on undistributed earnings of its foreign subsidiaries, as the Company has the ability and intent to indefinitely reinvest those earnings.
Uncertain tax positions:
A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits is as follows (in thousands):
	December 31,
	2021	2020
Uncertain tax positions, beginning of the year	$164	$121
Increase (decrease) in tax positions for prior years	(20)	—
Increases related to current year tax positions	28	41
Revaluation	$18	$2
Uncertain tax positions, end of year	$190	$164

NOTE 15	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS
Net income (loss) per share is presented in conformity with the two-class method required for multiple classes of ordinary share and participating securities.
The participating securities include Preferred Shares, as the holders of these series of preferred shares are entitled to receive distribution if and when declared on ordinary shareholders in the event of any distribution. The holders of Preferred Shares do not have contractual obligations to share in the losses but still entitle to receive contractual rights before allocating loss to ordinary shares. Specifically, distribution to preferred shares is higher of (1) Original issuance price plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each Preferred Share, adjusted for other adjustments. or (2) Pro rata portion of distributable proceeds presuming that Preferred Shares are converted into Pagaya Ordinary Shares immediately prior to the distribution event.
Basic income (loss) per share is computed using the weighted-average number of ordinary shares outstanding during the period and excludes any dilutive effects of ordinary shares equivalent shares such as share options, warrants, and convertible preferred shares. Diluted income (loss) per share is computed using the weighted-average number of ordinary shares outstanding and potentially dilutive ordinary share options, redeemable convertible preferred shares warrants, and redeemable convertible preferred shares.
The following table sets forth the calculation of basic and diluted net income (loss) per share attributable to ordinary shareholders for the years ended December 31, 2021 and 2020 (in thousands, except share and per share data):
	December 31,
	2021	2020
Basic net income (loss) per share
Numerator:
Net income (loss) attributable to Pagaya Technologies Ltd. shareholders	$(91,151)	$14,470
Less: Undistributed earnings allocated to participating securities	(19,558)	(9,558)
Less: Deemed dividend distribution	$(23,612)	$—
Net income (loss) attributable to attributable to Pagaya Technologies Ltd. ordinary shareholders, basic	$(134,321)	$4,912

Denominator:
Weighted-average shares used net income (loss) per ordinary share, basic	1,045,255	1,022,959
Net income (loss) per share attributable to ordinary shareholders, basic	$(128.51)	$4.80

Dilutive net income (loss) per share
Numerator:
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders	$(134,321)	$4,912
Adjustment for undistributed earnings allocated to participating securities	—	239
Adjustment for mark-to-market gain	—	(543)
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders, diluted	$(134,321)	$4,608

Denominator:
Weighted-average shares used net income (loss) per ordinary share, basic	1,045,255	1,022,959
Dilutive effect of firm commitment with founders	—	1,624
Dilutive effect of stock option	—	76,551
Dilutive effect of the Option	—	6,215
Dilutive effect of Series B warrants	—	—
Weighted-average shares used net income (loss) per ordinary share, diluted	1,045,255	1,107,349

Net income (loss) per share attributable to attributable to Pagaya Technologies Ltd. ordinary shareholders, diluted	$(128.51)	$4.16

The following potentially dilutive outstanding securities as of December 31, 2021 and 2020 were excluded from the computation of diluted net income (loss) per share because their effect would have been anti-dilutive for the periods:
	December 31,
	2021	2020
Share options	467,005	—
Options to restricted shares	1,312,063
Preferred share warrants	23,101	43,079
Ordinary share warrants	144,183
Convertible preferred shares	2,174,927	1,722,210
Net potential dilutive outstanding securities	4,121,279	1,765,289
NOTE 16	SEGMENTS AND GEOGRAPHICAL INFORMATION
The following table sets forth revenue generated from fees by geographic area (in thousands):
	December 31,
	2021	2020
United States	$409,858	$68,526
Israel	3,771	7,142
Cayman Islands	32,237	16,072
	$445,866	$91,740
Long-Lived Assets
The following table sets forth long-lived assets by geographic area (in thousands):
	December 31,
	2021	2020
Israel	$6,143	$1,455
United States	1,505	79
Total Long-Lived Assets, net	$7,648	$1,534
NOTE 17	SUBSEQUENT EVENTS
The Company evaluated subsequent events from the balance sheet date through April 7, 2022, the date that the consolidated financial statements were available to be issued and did not identify any subsequent events that would require adjustment or disclosure in the consolidated financial statements.
On March 15, 2022, the Company entered into Amendment No. 1 to Credit Agreement, pursuant to which Silicon Valley Bank provided an increase to the commitments under the Revolving Credit Facility in a principal amount of $30.0 million, which resulted in the aggregate principal amount of commitments under the Revolving Credit Facility increasing to $180.0 million.

PAGAYA TECHNOLOGIES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF JUNE 30, 2022 AND DECEMBER 31, 2021
(In thousands)
	June 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$414,968	$190,778
Restricted cash	10,010	7,000
Short-term deposits	—	5,020
Fees receivable	35,066	32,332
Investments in loans and securities	4,173	5,142
Prepaid expenses and other current assets	7,918	6,263
Total current assets	472,135	246,535
Restricted cash	4,770	6,797
Fees receivable	31,171	19,208
Investments in loans and securities	382,708	277,582
Equity method and other investments	19,083	14,841
Right-of-use asset	41,797	—
Property and equipment, net	24,971	7,648
Deferred tax assets, net	4,949	5,681
Deferred offering costs	—	11,966
Prepaid expenses and other assets	158	—
Total non-current assets	509,607	343,723
Total Assets	$981,742	$590,258
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,922	$11,580
Accrued expenses and other liabilities	39,870	17,093
Secured borrowing - current	28,007	—
Operating lease liability - current	6,423	—
Income taxes payable - current	11,760	—
Total current liabilities	88,982	28,673
Non-current liabilities:
Warrant liability	6,079	27,469
Secured borrowing - non-current	96,273	37,905
Operating lease liability - non-current	31,911	—
Income taxes payable	13,461	11,812
Total non-current liabilities	147,724	77,186
Total liabilities	236,706	105,859
Redeemable convertible preferred shares		307,047
Shareholders’ equity:
Additional paid-in capital	878,255	113,170
Accumulated deficit	(305,412)	(111,878)
Total Pagaya Technologies Ltd. Shareholders’ Equity	572,843	1,292
Noncontrolling interests	172,193	176,060
Total shareholders’ Equity	745,036	177,352
Total Liabilities and Shareholders’ Equity	$981,742	$590,258
The accompanying notes are an integral part of these condensed consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except share and per share data)
	Six Months Ended June 30,
	2022	2021
Revenue
Revenue from fees	$321,627	$173,455
Other Income
Interest income	29,461	9,801
Investment income	995	12
Total Revenue and Other Income	352,083	183,268
Costs and Operating Expenses
Production costs	197,260	99,774
Research and development	88,736	39,412
Sales and marketing	63,650	28,403
General and administrative	163,073	34,107
Total Costs and Operating Expenses	512,719	201,696
Operating Income (Loss)	(160,636)	(18,428)
Other income (loss), net	6,613	(18,771)
Income (Loss) Before Income Taxes	(154,023)	(37,199)
Income tax expense (benefit)	19,539	7,793
Net Loss	(173,562)	(44,992)
Less: Net income attributable to noncontrolling interests	19,972	7,546
Net Loss Attributable to Pagaya Technologies Ltd.	$(193,534)	$(52,538)
Per share data:
Net loss attributable to Pagaya Technologies Ltd.	$(193,534)	$(52,538)
Less: Undistributed earnings allocated to participated securities	(12,205)	(8,559)
Less: Deemed dividend distribution	—	(23,612)
Net loss attributed to Pagaya Technologies Ltd.	$(205,739)	$(84,709)
Net loss per share attributable to Pagaya Technologies Ltd.:
Basic and Diluted(1)	$(0.89)	$(0.44)
Weighted average shares outstanding:
Basic and Diluted(1)	230,180,474	193,711,788
(1)	Prior period amounts have been retroactively adjusted to reflect the 1:186.9 stock split effected on June 22, 2022.
The accompanying notes are an integral part of these condensed consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands, except share amounts)
	Redeemable Convertible Preferred Shares		Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Pagaya Technologies Ltd. Shareholders’ Equity (Deficit)	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount	Shares(1)	Amount
Balance – December 31, 2020	321,805,961	$105,981	190,397,142	$—	$315	$2,885	$3,200	$84,945	$88,145
Issuance of Series D convertible preferred shares, net of issuance costs of $11	45,853,065	36,639					—		—
Issuance of Series E convertible preferred shares, net of issuance costs of $158	35,006,986	136,006					—		—
Issuance of ordinary shares upon exercise of share options			659,416		17		17		17
Share-based compensation					59,117		59,117		59,117
Deemed contribution					23,612		23,612		23,612
Deemed dividend distribution						(23,612)	(23,612)		(23,612)
Issuance of ordinary share warrants, net of issuance costs of $30					20,869		20,869		20,869
Contributions of interests in consolidated VIEs							—	83,788	83,788
Return of capital to interests in consolidated VIEs							—	(33,368)	(33,368)
Net Loss						(52,538)	(52,538)	7,546	(44,992)
Balance – June 30, 2021	402,666,012	$278,626	191,056,558	$—	$103,930	$(73,265)	$30,665	$142,911	$173,576
	Redeemable Convertible Preferred Shares		Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Pagaya Technologies Ltd. Shareholders’ Equity (Deficit)	Non- Controlling Interests	Total Shareholders’ Equity
	Shares(1)	Amount	Shares(1)	Amount
Balance – December 31, 2021	406,399,029	$307,047	194,345,792	$—	$113,170	$(111,878)	$1,292	$176,060	$177,352
Issuance of ordinary shares upon exercise of share options			10,032,507	—	446		446		446
Vesting of restricted stock units			4,671	—
Share-based compensation					162,705		162,705		162,705
Issuance of ordinary shares in connection with the Business Combination and PIPE Investment, net of issuance costs of $57,400	(406,399,029)	(307,047)	449,531,406	—	581,359		581,359		581,359
Contributions of interests in consolidated VIEs								29,522	29,522
Reclassification of warrants					20,575		20,575		20,575
Return of capital to interests in consolidated VIEs								(53,361)	(53,361)
Net Loss						(193,534)	(193,534)	19,972	(173,562)
Balance – June 30, 2022	—	$—	653,914,376	$—	$878,255	$(305,412)	$572,843	$172,193	$745,036
(1)	Prior period amounts have been retroactively adjusted to reflect the 1:186.9 stock split effected on June 22, 2022.
The accompanying notes are an integral part of these condensed consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In thousands)
	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income (loss)	$(173,562)	$(44,992)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity method income (loss)	(995)	(12)
Depreciation and amortization	1,148	282
Share-based compensation	162,705	59,117
Fair value adjustment to warrant liability	(6,408)	19,017
Change in operating assets and liabilities:
Fees receivable	(14,697)	(10,676)
Deferred tax assets, net	732	(1,921)
Prepaid expenses and other assets	(1,813)	(25,763)
Right-of-use asset	726	—
Accounts payable	(8,658)	2,914
Accrued expenses and other liabilities	5,963	1,895
Operating lease liability	(4,190)	—
Income tax accrual	13,409	9,402
Net cash (used in) provided by operating activities	(25,640)	9,263
Cash flows from investing activities
Proceeds from the sale/maturity/prepayment of:
Investments in loans and securities	50,090	42,106
Short-term deposits	5,020	—
Equity method and other investments	453	954
Payments for the purchase of:
Investments in loans and securities	(154,247)	(118,825)
Property and equipment	(1,657)	(885)
Equity method and other investments	(3,700)	(23,000)
Short-term deposits	—	(91,082)
Net cash used in investing activities	(104,041)	(190,732)
Cash flows from financing activities
Proceeds from sale of common stock in PIPE, net of issuance costs	291,872	—
Proceeds from issuance of redeemable convertible preferred shares, net	—	193,496
Proceeds from secured borrowing	94,094	—
Proceeds from revolving credit facility	26,000	—
Proceeds received from noncontrolling interests	29,522	83,788
Proceeds from exercise of stock options	446	17
Distribution made to noncontrolling interests	(53,361)	(33,368)
Distribution made to revolving credit facility	(26,000)	—
Distribution made to secured borrowing	(7,719)	—
Net cash provided by financing activities	354,854	243,933
Net increase in cash, cash equivalents and restricted cash	225,173	62,464
Cash, cash equivalents and restricted cash, beginning of period	204,575	5,880
Cash, cash equivalents and restricted cash, end of period	$429,748	$68,344
Reconciliation of cash, cash equivalents and restricted cash within the condensed consolidated statements of financial position to the amounts shown in the statements of cash flow above:
Cash and cash equivalents	$414,968	$42,504
Restricted cash - current	10,010	25,840
Restricted cash - non-current	4,770	—
Total cash, cash equivalents and restricted cash	$429,748	$68,344
The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTE 1 — BUSINESS DESCRIPTION
Pagaya Technologies Ltd. and its consolidated subsidiaries (together “Pagaya” or the “Company”) is a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results for financial services and other service providers, their customers, and asset investors. Services providers integrated with Pagaya’s network, which are referred to as “Partners,” range from high-growth financial technology companies to incumbent banks and financial institutions, auto finance providers and residential real estate service. Partners have access to Pagaya’s network to in order to assist with extending financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.1
Pagaya Technologies Ltd. was founded in 2016 and is organized under the laws of the State of Israel. Pagaya has its primary offices in Israel and the United States.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting, and include the accounts of Pagaya and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company's management, the unaudited consolidated interim financial statements have been prepared on a basis consistent with the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company's unaudited interim consolidated financial statements. The results of operations for the three and six months ended June 30, 2022, are not necessarily indicative of the results to be expected for the full year ending December 31, 2022, or any other future interim or annual period.
The consolidated balance sheet as of December 31, 2021, was derived from the audited consolidated financial statements as of that date, but does not include all of the disclosures, including certain notes required by GAAP on an annual reporting basis. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021 included in the Company's Registration Statement on Form F-4.
Revenue Recognition
The Company’s revenue consists of two components: revenue from fees and revenue from other income, which is composed of interest income and investment income.
The amount of revenue from fees recognized reflects the consideration that the Company expects to receive in exchange for services provided. The Company applied the following five steps:
1.	Identification of the contract with the customer:
The Company determines a contract with a customer exists when each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, a conclusion has been reached that the customer has the ability and intent to pay, and the contract has commercial substance.
2.	Identification of the performance obligations in the contract:
Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct and separately identifiable, whereby the customer can benefit from the services.
(1)
Financing Vehicles refers to (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles.

3.	Determination of the transaction price:
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Payment terms and conditions vary by contract.
4.	Allocation of the transaction price to the performance obligations in the contract:
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation.
5.	Recognition of revenue when, or as, a performance obligation is satisfied:
Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised delivery of service to the customer.
Revenue From Fees
The Company earns fees when network volume is acquired by Financing Vehicles. Revenues from fees includes AI fees and Contract fees, which includes administration and management fees, performance fees, and servicing fees. These fees are the result of agreements with customers and are recognized in accordance with ASC 606, Revenue from Contracts with Customers.
Revenue is generally recognized on a gross basis in accordance with ASC 606 related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for integrating the various services fulfilled by third party service providers and is ultimately responsible to the customers for the fulfillment of the related services. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records revenue on a net basis.
Network AI fees result from integrating services from Partners to Financing Vehicles, and fees are primarily recognized upon successful acquisition of network volume by these customers. These fees reflect the premium Financing Vehicles pay for network volume originated by our Partners with the assistance of our AI technology as well as fees that certain Financing Vehicles pay us upon their establishment. Revenues earned under this arrangement are $227.7 million, and $142.1 million, for the six months ended June 30, 2022 and 2021, respectively. Expenses paid to third parties for services that are integrated with the Company’s technology are recorded in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) as Production Costs.
Contract fees include administration and management fees, performances fees, and servicing fees. Contract fees totaled $27.3 million and $21.1 million for the six months ended June 30, 2022 and 2021, respectively. The Company recognizes administration fees over the service period for the Financing Vehicles managed or administered by the Company.
Performance fees are earned when certain Financing Vehicles exceed contractual return hurdles. They are recognized only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. An estimate is made by the Company based on a variety of factors including market conditions and expected loan performance. In the following period, the true performance is measured and then adjusted to ensure that the fees accurately represent actual performance. As such, there are revenues that result from performance obligations satisfied in the previous year. During the six months ended June 30, 2022, $0.8 million worth of fees represent performance obligations satisfied in 2021 that were lesser than the original estimate. During the six months ended June 30, 2021, $2.8 million worth of fees represent performance obligations satisfied in 2020 that were lesser than the original estimate.
Servicing fees for the Financing Vehicles, which primarily involve collecting payments and providing reporting on the loans within the securitization vehicles, are recognized over the service period. In addition, although the Company does not serve as a loan servicer, the Company performs agent duties with respect to the servicing of loans held by Financing Vehicles, the fees are recorded on a net basis.
Real estate fees totaled $66.6 million and $10.3 million for the six months ended June 30, 2022 and 2021, respectively. The Company commenced single-family residential activity in 2021, pairing its proprietary technology and data infrastructure approach with third party vendors to build a partner network and real estate platform. Real estate fees are earned for the obligations to provide setup services, arrange for the purchase of real estate assets, renovate the assets, provide administrative services, and arrange for the eventual sale of the assets. All of these fees are recognized over time except for the purchase and sale obligations, which are satisfied at the point in time of the respective transactions. As the Company is a principal for these services, revenues are recorded on a gross basis.
As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between payment and the transfer of services is expected to be one year or less.
For the six months ended June 30, 2022 and 2021, the finance component out of total consideration was not material.
Once revenue is recognized, it is recorded on the balance sheet in fees receivable until the payment is received from the customer. The timing of the recognition depends on the type of service as described above.
	Six Months Ended June 30,
	2022	2021
Services transferred at a point in time	$310,735	$153,819
Services transferred over time	10,890	19,636
Total revenue from fees, net	$321,625	$173,455
The Company had no material contract assets, contract liabilities, or deferred contract costs recorded as of June 30, 2022 and December 31, 2021.
Leases
The Company accounts for its leases under ASC 842, Leases. Under this guidance, lessees classify arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the Condensed Consolidated Statements of Financial Position as both a right-of-use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right-of-use asset results in front-loaded expense over the lease term. Variable lease expenses, including common maintenance fees, insurance and property tax, are recorded when incurred.
In calculating the right-of-use asset and lease liability, the Company elects to combine lease and non-lease components for all classes of assets. The Company excludes short-term leases having initial terms of 12 months or less as an accounting policy election, and instead recognizes rent expense on a straight-line basis over the lease term.
Recently Adopted Accounting Pronouncements
Earnings Per Share
In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivative and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), which clarifies an issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The Company adopted ASU No. 2021-04 beginning January 1, 2022 on a prospective method. The adoption did not have a material impact on the Company’s consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02—Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease-term of more than

12 months. The standard is effective for public entities for fiscal years beginning after December 15, 2018 and for the Company for fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Effective January 1, 2022, the Company adopted ASU 2016-02, using a modified retrospective approach. The impact of this standard resulted in an increase of “"right-of-use” assets and lease liabilities related to existing operating leases of approximately $43 million as of January 1, 2022 on the consolidated financial statements. Adoption of the standard also resulted in additional required disclosures. See Note 7 for additional information.
Recently Issued Accounting Pronouncements Not Yet Adopted
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.
Financial Instruments—Credit Losses
In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires an asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023.
The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and disclosures.
Income Taxes
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance will be effective for the Company for the fiscal year beginning January 1, 2022, and interim periods within fiscal years beginning January 1, 2023. Early adoption is permitted.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
Convertible Debt Instruments
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. The guidance will be effective for the Company for the fiscal year beginning January 1, 2024 and interim periods within those fiscal years. Early adoption is permitted, but no earlier than the fiscal year beginning after December 15, 2020.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
NOTE 3 — BUSINESS COMBINATION
On June 22, 2022 (the “Closing Date”), the Company consummated the previously announced business combination pursuant to the Agreement and Plan of Merger, dated September 15, 2021 (the “Merger Agreement”), by and among the Company, EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), and Rigel Merger Sub Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement (collectively, the “Business Combination”):
•
(i) immediately prior to the effective time (the “Effective Time”) of the Merger (as defined below), each preferred share, with nominal value New Israeli Shekel 0.01, of Pagaya (each, a “Pagaya Preferred Share”) was converted into ordinary shares, with no par value, of Pagaya (each, a “Pagaya Ordinary Share”) in accordance with Pagaya’s organizational documents (the “Conversion”), (ii) immediately following the Conversion but prior to the Effective Time, Pagaya adopted amended and restated articles of association of Pagaya, (iii) immediately following such adoption but prior to the Effective Time, Pagaya effected a stock split of each Pagaya Ordinary Share and each Pagaya Ordinary Share underlying any outstanding options to acquire Pagaya Ordinary Shares, whether vested or unvested, into such number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share has a value of $10.00 per share after giving effect to such stock split (the “Stock Split”), with the three founders of Pagaya (including any trusts the beneficiary of which is a founder of Pagaya and to the extent that a founder of Pagaya has the right to vote the shares held by such trust) (in their capacity as shareholders of Pagaya, the “Founders”) each receiving Class B ordinary shares of Pagaya, without par value (the “Pagaya Class B Ordinary Shares”), which carry voting rights in the form of ten (10) votes per share of Pagaya, and the other shareholders of Pagaya receiving Class A ordinary shares of Pagaya, without par value (the “Pagaya Class A Ordinary Shares”), which are economically equivalent to the Pagaya Class B Ordinary Shares and carry voting rights in the form of one (1) vote per share of Pagaya, in accordance with Pagaya’s organizational documents (the “Reclassification” and, together with the Conversion and the Stock Split, the “Capital Restructuring”);

•
at the Effective Time, Merger Sub merged with and into EJFA (the “Merger”), with EJFA continuing as the surviving company after the Merger (the “Surviving Company”), and, as a result of the Merger and the Business Combination, the Surviving Company became a direct, wholly-owned subsidiary of Pagaya; and

•
at the Effective Time, (i) each Class B ordinary share, par value $0.0001 per share, of EJFA (the “EJFA Class B Shares”) issued and outstanding immediately prior to the Effective Time other than all shares of EJFA held by EJFA, Merger Sub or Pagaya or any of its subsidiaries at that time (such shares, the “Excluded Shares”), was no longer outstanding and was converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring, (ii) each Class A ordinary share, par value $0.0001 per share, of EJFA (the “EJFA Class A Shares”) issued and outstanding immediately prior to the Effective Time other than the Excluded Shares was no longer outstanding and was converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring, (iii) each issued and outstanding warrant of EJFA sold to the public and to Wilson Boulevard LLC, a Delaware limited liability company, in a private placement in connection with EJFA’s initial public offering (the “EJFA Warrants”) was automatically and irrevocably assumed by Pagaya and converted into a corresponding warrant exercisable for Pagaya Class A Ordinary Shares (“Pagaya Warrants”).

The warrants acquired in the Business Combination include (a) redeemable warrants issued by EJFA and sold as part of the units in the EJFA IPO (whether they were purchased in the EJFA IPO or thereafter in the open market), which are exercisable for an aggregate of 9,583,333 shares of common stock at a purchase price of $11.50 per share (the “Public Warrants”) and (b) warrants issued by EJFA to Wilson Boulevard LLC in a private placement simultaneously with the closing of the EJFA IPO, which are exercisable for an aggregate of 5,166,667 shares of common stock at a purchase price of $11.50 per share (the “Private Placement Warrants”). See Note 8 for additional information.
The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pagaya has been determined to be the accounting acquirer, primarily due to the fact that Pagaya Shareholders will continue to control the post-Closing combined company.

On the Closing Date, simultaneous with the closing of the Business Combination, the Company completed a PIPE financing whereby the Company received $350 million gross proceeds in exchange for 35,000,000 shares of common stock.
Total gross proceeds resulting from the transactions were $350 million, out of which total transaction costs amounted to approximately $57.3 million. The transaction costs allocated to the warrants liabilities in the amount of $1.2 million were recognized as expenses in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).
In connection with the Business Combination, the Company’s board of directors approved a 1:186.9 stock split and a change in par value from NIS 0.01 to no par value. As a result, all shares, options, warrants, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these condensed consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these condensed consolidated financial statements.
NOTE 4 — BORROWINGS
As of June 30, 2022, the Company had secured borrowings with an outstanding balance of $124.3 million, as well as a revolving credit facility under which no borrowings had been made.
Risk Retention Master Repurchase
In December 2021, RRRR Repo Funding Trust 2021-1 (the “2021 RR entity”), a consolidated VIE, entered into a master repurchase agreement (the “2021 RRRR Repurchase Agreement”) to finance the Company’s risk retention balance in notes retained from two securitization transactions. Under this agreement, the balance borrowed by the 2021 RR entity has an interest rate of 3.618% per annum (as may be adjusted in accordance with the 2021 RRRR Repurchase Agreement) and is repaid using cash proceeds received by the 2021 RR entity as part of monthly cash distributions from the two securitization notes and amounts on deposit in a reserve account. As of June 30, 2022, the outstanding principal balance under the 2021 RRRR Financing Agreement $32.8 million.
In February 2022, Pagaya Structured Products LLC (the “PSP”), a wholly-owned subsidiary, entered into a master repurchase agreement (the “Master Agreement”) to finance the Company’s risk retention balance in notes and certificates retained from two securitization transactions. As of June 30, 2022, the outstanding principal balance under the Master Agreement was $63.4 million.
In May 2022, PSP entered into a master repurchase agreement (the “Master Repurchase Agreement”) to finance the Company’s risk retention balance in notes and certificates retained from one securitization transaction. As of June 30, 2022, the outstanding principal balance under the Master Repurchase Agreement was $28.1 million
Revolving Credit Facility
In December 2021, the Company entered into a revolving credit facility for up to $150.0 million (the “Credit Facility”). The Credit Facility bears interest at a rate per annum equal to, at the Company’s option, (i) a base rate, (determined based on the prime rate but, in any event, not less than the adjusted term Secured Overnight Financing Rate (the “SOFR Rate”)) plus a margin of 1.50%, (ii) an adjusted term SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50% or (iii) an adjusted daily simple SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50%. The Credit Agreement contains customary negative covenants and certain financial covenants, including maintaining (i) a minimum tangible net worth and (ii) liquidity of not less than $80.0 million.
On March 15, 2022, the Company entered into Amendment No. 1 to Credit Agreement (the “Amendment No. 1”), pursuant to which Silicon Valley Bank provided an increase to the commitments under the Revolving Credit Facility in a principal amount of $30.0 million, which resulted in the aggregate principal amount of commitments under the Revolving Credit Facility increasing to $180.0 million.
As of June 30, 2022, no borrowings have been made under the Credit Facility. The Company is in compliance with all covenants.

NOTE 5 — INVESTMENTS IN LOANS AND SECURITIES
Investments in loans and securities are recorded at amortized cost as of June 30, 2022 and December 31, 2021 in the Condensed Consolidated Financial Position (in thousands). As provided in Note 6, a portion of these investments in loans and securities are consolidated as a result of our determination that the Company is the primary beneficiary of certain VIEs.
	As of June 30, 2022
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan / Real Estate	$374,991	$11,332	$—	$386,323
Other loans and receivables	11,890	—	—	11,890
Total Investment Securities	$386,881	$11,332	$—	$398,213
	As of December 31, 2021
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan	$270,067	$18,648	$—	$288,715
Other loans and receivables	12,657	—	—	12,657
Total Investment Securities	$282,724	$18,648	$—	$301,372
Equity Method Investments and Other Investments
The following investments, accounted for under the equity method, are included within Equity method and other investments in the Condensed Consolidated Financial Position (in thousands):
	Carrying Value
	June 30, 2022	December 31, 2021
Investments in Pagaya SmartResi F1 Fund, LP(1)	$15,347	$14,352
Other	3,736	489
Total Equity Method Investments and Other Investments	$19,083	$14,841
(1)	Pagaya owns approximately 6.38% and is the general partner of Pagaya Smartresi F1 Fund LP.
NOTE 6 — CONSOLIDATION AND VARIABLE INTEREST ENTITIES
The Company has variable interests in related securitization vehicles that it sponsors. The Company consolidates VIEs when they are deemed to be the primary beneficiary. In order to be primary beneficiary, the Company must have a controlling financial interest in the VIE. This is determined by evaluating if the Company has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant.
Consolidated VIEs
As of June 30, 2022 and December 31, 2022, the Company has determined that it is the primary beneficiary for Pagaya Structured Holdings LLC, Pagaya Structured Holdings II LLC, and Pagaya Structured Holding III LLC (“Risk Retention Entities”). As sponsor of securitization transactions, the Company is subject to risk retention requirements and established the Risk Retention Entities to hold risk retention assets.

Below is a summary of assets and liabilities from the Company’s involvement with consolidated VIEs (i.e., Risk Retention Entities) (in thousands):
	Assets	Liabilities	Net Assets
As of June 30, 2022	$215,458	$—	$215,458
As of December 31, 2021	$220,293	$—	$220,293
Unconsolidated VIEs
The Company determined that it is not the primary beneficiary of the trusts which hold the loans and issue securities associated with the securitization transactions the Company sponsors. The Company does not have the power to direct or control the activities which most significantly affect the performance of the trusts, which was determined to be servicing loans.
The Company’s maximum exposure to loss from its involvement with unconsolidated VIEs represents the estimated loss that would be incurred under severe, hypothetical circumstances, for which the Company believes the possibility is remote, such as where the value of securitization notes and senior and residual certificates the Company holds as part of the risk retention requirement declines to zero.
Below is a summary of the Company’s direct interest in (i.e., not held through Risk Retention Entities) variable interests in nonconsolidated VIEs (in thousands):
	Carrying Amount	Maximum Exposure to Loss	VIE Assets
As of June 30, 2022	$167,603	$167,603	$3,958,419
As of December 31, 2021	$57,193	$57,193	$1,330,396
From time to time, the Company may, but is not obligated to, purchase collateral of the Financing Vehicles. Such repurchases can occur at the Company’s discretion.
For the six months ended June 30, 2022, the Company purchased loans with approximately $9.0 million of unpaid principal from securitization vehicles and recognized a loss of approximately $8.1 million in general and administrative expenses with respect to these loans. During the six months ended June 30, 2021, the Company did not purchase any loans from securitization vehicles.
NOTE 7 — LEASES
The Company leases facilities under operating leases with various expiration dates through 2036. The Company leases office space in New York, Israel and several other locations.
The security deposits for the leases are $4.3 million and $2.9 million as of June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022, $4.3 million have been recognized as restricted cash, noncurrent in the Condensed Consolidated Financial Position. As of December 31, 2021, $2.9 million have been recognized as restricted cash, noncurrent in the Condensed Consolidated Financial Position.
The Company’s operating lease expense consists of rent and variable lease payments. Variable lease payments such as common area maintenance were included in operating expenses. Rent expense for the Company’s short-term leases was immaterial for the periods presented. Operating lease expense was as follows:
Six Months Ended June 30,
2022
Rent expense	$5,149
Variable lease payments	$198
Supplemental balance sheet information related to the Company’s operating leases was as follows:
As of June 30, 2022
Weighted-average remaining lease term (in years)	8.07
Weighted-average discount rate	3.91%

Six Months Ended June 30,
(in thousands)
Cash paid within operating cash flows	$4,190
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	$42,425
As of June 30, 2022, future minimum lease commitments under non-cancelable operating leases were as follows (in thousands):
Remaining 2022	$3,952
2023	7,459
2024	5,399
2025	4,429
2026	4,429
Thereafter	19,259
Total	44,927
Less: imputed interest	(6,593)
Total operating lease liabilities	$38,334
As previously disclosed in “Note 8. Commitments and Contingencies'' to Notes to Consolidated Financial Statements included in the Company's Registration Statement on Form F-4 and under the previous lease accounting standard, future minimum payments related to operating leases as of December 31, 2021 are as follows:
2022	$8,589
2023	7,832
2024	5,762
2025	4,793
2026	4,847
Thereafter	17,151
Total	$48,974
NOTE 8 — WARRANT LIABILITY
On June 22, 2022, in connection with the Business Combination, the Company assumed 9,583,333 Public Warrants and 5,166,667 Private Placement Warrants, all of which were outstanding as of June 30, 2022. See Note 3 for additional information.
Public Warrants — Public Warrants may only be exercised for a whole number of shares. The Public Warrants became exercisable on July 22, 2022. The Public Warrants will expire on June 22, 2027 or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No public warrant will be exercisable, and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a public warrant unless the Class A Ordinary Share, issuable upon such warrant exercise, has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants.
Redemption of Public Warrants for Cash
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;

•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Public Warrants when the per share price of Class A Ordinary Shares equals or exceeds $10.00
Once the public warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Warrant Agreement, based on the redemption date and the “fair market value” of the Class A Ordinary Shares as described in the Warrant Agreement; and

•
if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption as described above under “—Redemption of Public Warrants for Cash,”, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. The exercise price and number of Class A Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger, or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net-cash settle the warrants.
Private Placement Warrants — Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
These warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the condensed consolidated statements of financial position. The warrant liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations and comprehensive income (loss).
The Company used the option pricing model to derive the fair value of the Private Placement Warrants. The following are the significant assumptions in determining the fair value of the Private Placement Warrants as of June 30, 2022.
June 30, 2022
Exercise price	$11.50
Share price	$4.18
Expected volatility	39.00%
Expected term (in years)	5.0
Risk free interest	3.01%
Dividend yield	—%

NOTE 9 — COMMITMENTS AND CONTINGENCIES
Legal Proceedings — From time to time the Company is subject to legal proceedings and claims in the ordinary course of business. The results of such matters often cannot be predicted with certainty. In accordance with applicable accounting guidance, the Company established an accrued liability for legal proceeding and claims when those matters present loss contingencies which are both probable and reasonably estimable. All such liabilities arising from current legal and regulatory matters, to the extent such matters existed, have been recorded in accrued expenses and other liabilities and these matters are immaterial.
Indemnifications — In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of June 30, 2022 and December 31, 2021, there have been no known events or circumstances that have resulted in a material indemnification liability and the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications.
NOTE 10 — TRANSACTIONS WITH RELATED PARTIES
In the ordinary course of business, the Company may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal shareholders (commonly referred to as related parties). The Company has transactions with the securitization vehicles and other Financing Vehicles which are also related parties.
As of June 30, 2022 the total fee receivables from related parties are $65.2 million, which consist of $46.9 million from securitization vehicles and $18.3 million from other Financing Vehicles. As of December 31, 2021, the total fee receivables from related parties are $51.5 million, which consists of $46.9 million from securitization vehicles and $$4.6 million from other Financing Vehicles.
As of June 30, 2022 and December 31, 2021, prepaid expenses and other assets include amounts due from related parties of $1.7 million and $1.4 million, respectively, all of which were attributable to Financing Vehicles. During the six months ended June 30, 2022 and 2021, the Company purchased $9.1 million and $0.0 million of loan principal from Financing Vehicles, respectively.
For the six months ended June 30, 2022, the total revenue from related parties is $321.0 million, which consists of $230.2 million from securitization vehicles and $90.8 million from other Financing Vehicles. During the six months ended June 30, 2021, the total revenue from related parties is $173.4 million, which consists of $143.2 million from securitization vehicles and $30.2 million from other Financing Vehicles.
Significant customers are those which represent 10% or more of the Company’s total revenue for each respective period presented. Two related parties individually represented greater than 10% of total revenue and collectively totaled approximately 55% for the six months ended June 30, 2022. During the six months ended June 30, 2021, three related parties individually represented greater than 10% of total revenue and collectively totaled approximately 64%.
Other Affiliated Payables
Other affiliated payables, consisting of employee payables, are $0.5 million and $2.5 million as of June 30, 2022 and December 31, 2021, respectively.

NOTE 11 — FAIR VALUE MEASUREMENT
The below tables contain information about assets that are not measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 (in thousands):
	At June 30, 2022
		Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$429,748	$429,748	$—	$—	$429,748
Investments in loans and securities	386,881	—	—	398,213	398,213
Fees receivable	66,237	—	66,237	—	66,237
Total	$882,866	$429,748	$66,237	$398,213	$894,198
	At December 31, 2021
		Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$204,575	$204,575	$—	$—	$204,575
Short-term deposits	5,020	5,020	—	—	5,020
Investments in loans and securities	282,724	—	—	301,372	301,372
Fees receivable	51,540	—	51,540	—	51,540
Total	$543,859	$209,595	$51,540	$301,372	$562,507
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (in thousands):
	Level	June 30, 2022	December 31, 2021
Warrant liability - Public Warrants	1	$3,753	$—
Warrant liability - Private Placement Warrants	3	2,326
Warrant liability - Preferred share warrants(2)	3	—	21,488
Total		$6,079	$21,488
The following tables summarize the Warrant liability activity for the six months ended June 30, 2022 and 2021 (in thousands):
Six Months Ended June 30, 2022
Balance as of December 31, 2021	$27,469
Exercise of warrants	—
Assumed warrants in connection with the Business Combination(1)	5,594
Reclassification(2)	(20,575)
Change in fair value	(6,409)
Balance as of June 30, 2022	$6,079
(1)	See Note 3 for additional information.
(2)	See Note 12 for additional information.
Six Months Ended June 30, 2021
Balance as of December 31, 2020	$2,471
Exercise of warrants	—
Change in fair value	19,017
Balance as of June 30, 2021	$21,488

NOTE 12 — REDEEMABLE CONVERTIBLE PREFERRED SHARES AND REDEEMABLE CONVERTIBLE PREFERRED SHARES WARRANTS
Prior to the Business Combination, the Company recorded shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The Company applied the guidance in ASC 480 and therefore classified all of its outstanding convertible preferred stock as temporary equity. All convertible preferred stock previously classified as temporary equity were converted into ordinary shares, and reclassified to permanent equity as a result of the Business Combination. See Note 3 for additional information.
Free-standing warrants issued by the Company for the purchase of shares of its convertible preferred stock were classified as liabilities on the accompanying balance sheets at fair value using an Option-Pricing Model (“OPM”). Prior to the Business Combination, the liability recorded was adjusted for changes in the fair value at each reporting date and recorded as other income (loss) in the accompanying condensed consolidated statements of operations and comprehensive income (loss). As a result of the Business Combination, each of the warrants was converted into a warrant to purchase ordinary shares. The Company determined the warrants to be equity classified under ASC 815 and the fair value of the warrants upon consummation of the Business Combination was reclassified to additional paid-in capital.
Historical information disclosed in this note such as share and per share amounts were not adjusted for the 1:186.9 stock split.
Redeemable Convertible Preferred Shares
During March 2021, the Company issued 187,347 shares of Series E preferred shares at $838.49 per share to certain investors for gross total proceeds of $157.1 million. In connection with the Series E preferred financing, the Company also issued a total of 144,183 warrants to purchase ordinary shares at an exercise price of $0.001 per share.
During March 2021, in connection with the Series E preferred financing, the Company facilitated a secondary transaction between certain investors and the founders, for an aggregate purchase price of $125.0 million. As part of this secondary transaction, certain employees sold 103,162 ordinary shares to Series E investors at $838.49 per share. The Company deemed the transaction as compensatory and recorded share-based compensation expense of $56.8 million for the excess of transaction price over the fair value of ordinary shares. Further, certain existing preferred shareholders sold 45,917 preferred shares to Series E investors at $838.49 per share. The Company has recorded the excess of transaction price over the fair value of preferred of $23.6 million as deemed dividends within retained earnings.
During July and August 2021, the Company facilitated a secondary transaction between certain investors and the founders and employees, for an aggregate purchase price of $201.0 million. As part of this secondary transaction, certain employees sold 101,614 ordinary shares to certain investors at $1,147.60 per share. Further, certain existing preferred shareholders sold 73,533 preferred shares to certain investors at $1,147.60 per share. The Company deemed the transaction to be at fair value of ordinary share and as such no compensation was recorded for the sale of 101,614, shares of ordinary shares by employees to the investors.
A summary of the authorized, issued and outstanding redeemable convertible preferred shares of Series A, Series A-1, Series B, Series C, Series D and Series E (collectively “Preferred Shares”) as of December 31, 2021 (in thousands, except share and per share amounts) is as follows:
	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	370,370	370,370	$3.38	$1,243	$1,837
Series A-1	179,398	172,857	18.90	3,254	4,489
Series B	412,554	412,554	35.81	36,635	18,468
Series C	343,498	343,498	72.57	24,893	30,106
Series D	713,076	688,301	149.35	105,016	183,329
Series E	187,347	187,347	838.49	136,006	165,733
	2,206,243	2,174,927		$307,047	$403,962

Conversion
Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, into one such number of fully paid and non-assessable ordinary shares as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price of such share, in effect at the time of conversion. The initial Conversion Price of a Preferred Share shall be the applicable Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment for certain events as set forth in the Company’s Articles of Association, including, share splits, or business combinations.
Automatic Conversion:
Each Preferred Share shall automatically be converted into ordinary shares, upon the earlier of:
(iii) in the event that the Preferred Majority consents in writing to such conversion; provided, however, with respect to the conversion of the Series C Preferred Shares, the consent or affirmative vote of the Series C Preferred Majority shall also be required. With respect to the conversion of the Series D Preferred Shares, the consent or affirmative vote of the Series D Preferred Majority shall also be required; or
(iv) immediately prior to the closing of a Qualified IPO, subject to the consummation of such Qualified IPO.
In March 2021, the Company amended and restated its Articles of Association to include the consummation of a SPAC Transaction in the mandatory condition of automatic conversion of Preferred Shares to ordinary shares immediately prior to the closing of the SPAC Transaction.
Liquidation
The Series E Preferred Shares have a senior liquidation preference to the Series D Preferred shares, which have a senior liquidation preference to the Series C Preferred Shares, which have a senior liquidation preference to the series B Preferred shares. The Series B Preferred Shares have a senior liquidation preference to the Series A and the Series A-1 Preferred Shares, collectively. The Series A and the Series A-1 Preferred Shares have liquidity preference to the ordinary shares in the event of i) any voluntary or involuntary liquidation, dissolution or winding up of the Company or ii) any distribution of cash or in kind to Shareholders of the Company (including dividends) (but excluding bonus shares distributed pro-rata to all shareholders) or iii) a “Deemed Liquidation” (events such as change in control, license of substantially all of the Company’s intellectual property, etc.), of the Company, then all dividends, assets or proceeds legally available for distribution to the Shareholders in such event (the “Distributable Proceeds”), will be distributed among the Shareholders in accordance with the following order of preference:
Series E Preferred Shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus (if applicable), an amount equal to any dividends declared but unpaid thereon, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred E Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series E Preferred Shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into ordinary shares immediately prior to such Distribution Event (the “Preferred E Preference”).
After the preferential payments satisfy in full the Preferred E Preference, Series D Preferred Shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred D Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred D Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series D Preferred Shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into ordinary shares immediately prior to such Distribution Event. (the “Preferred D Preference”).
After the preferential payments satisfy in full the Preferred D Preference, Series C Preferred Shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred C Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred C Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series C Preferred Shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into ordinary shares immediately prior to such Distribution Event. (the “Preferred C Preference”).
After the preferential payments satisfy in full the Preferred C Preference, Series B Preferred Shareholders are entitled to receive of an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred B Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred B Share; or (B) the applicable pro rata portion of the Distributable Proceeds of the holders of Series B Preferred Shares would receive had all Preferred Shares been converted into ordinary shares immediately prior to such Distribution Event (the “Preferred B Preference”).
After the preferential payments satisfy in full the Preferred B Preference, Series A and Series A-1 Preferred Shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, an amount equal to all declared but unpaid dividends on each such Remaining Preferred Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Remaining Preferred Share, prior and in preference to all holders of ordinary shares; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series A and Series A-1 Preferred Shares would receive had all Preferred Shares been converted into ordinary shares immediately prior to such of the holders of the Remaining Preferred Shares (the “Preferred A Preference”).
Upon payment in full of the preferred preference to the holders of Preferred Shares, the remaining distributable proceeds (if any), will be distributed on a pro-rata basis among the Pagaya holders of ordinary shares.
If upon the occurrence of such Distribution Event, the remaining Distributable Proceeds of the Company available for distribution to its shareholders are insufficient to pay the holders of a security class after payment in full of the Preference to all classes which are senior to such class, then the remaining Distributable Proceeds shall be distributed ratably among all the holders of the Remaining Preferred Shares of such class only.
Dividends
The holders of each series of Preferred Share shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on ordinary shares of the Company, in accordance with the liquidation preference mentioned above. No dividend shall be paid other than out of the profits of the Company, as defined in the Companies Law, and no interest shall be paid by the Company on dividends. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. As of December 31, 2021, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.
Voting
Each holder of Preferred Share shall have one vote for each ordinary share which the Preferred Shares held by such holder of record could be converted into, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by written consent in lieu of a meeting, or by any other mean, on all matters entitled to be voted on by the Shareholders of the Company or by the holders of Preferred Shares voting together as a single class on an as converted basis (except as otherwise expressly provided herein or as required by law). The board of the Company shall consist of a total of up to eight members. Certain Preferred Shareholders of the Company may appoint a total of four Directors (the “Preferred Directors”) as long as each of them holds at least the Minimum Share Threshold. A majority among the Founders (i.e., two of the three Founders) shall be entitled to appoint three Directors (each such appointed Director, an “Ordinary Director” and collectively, the “Ordinary Directors”). The Ordinary Directors, and the Preferred Directors in office may, by a majority vote among them, appoint one Director who shall have expertise and extensive knowledge in the Company’s field of business. In addition to the voting rights described herein, there are other majority requirements for the taking of certain actions or adoption certain resolutions as forth in the Company’s Articles of Association.
Redemption
Preferred Shares are not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.

The Company classified its Preferred Shares as temporary equity because they may become redeemable due to certain change in control events that are outside the Company’s control, including a merger, acquisition, or sale of assets of the Company. The Company has not adjusted the carrying values of the Preferred Shares to its redemption value because redemption was not probable as of the balance sheet dates presented.
Redeemable Convertible Warrants
Redeemable Convertible Series B warrants (Series B warrants)
During November 2017, the Company issued warrants (the “Series A-1 warrant”) to acquire Series A-1 Preferred Shares for an aggregate exercise amount of $400,000, with an exercise price per share being the lowest price per share paid or payable for the redeemable convertible Series A-1 Preferred Shares (excluding bridge discounts). The Series A-1 warrants have an exercise period of the earlier of nine years or the consummation of an IPO or a deemed liquidation, as defined under the Company’s Articles of Association.
During March 2019, the Company and its investor signed an addendum to the Series A-1 warrant, amending its terms whereby (1) Series A-1 warrant would be exercisable for a 14,623 shares of redeemable convertible Series B Preferred Shares (the “Series B warrant”) and (2) the exercise price was determined to be $27.3551.
The Company valued the Series B warrant at the modification date and determined the fair value of the Series B warrant to be $0.1 million. The difference in fair value as of the modification date was recorded within other expense, net, in the consolidated Statements of Operations and Comprehensive Income (Loss).
During October 2021, all of 14,623 shares of Series B warrant were exercised. As of December 31, 2021, no Series B warrants were outstanding.
Redeemable Convertible Series D warrants (Series D warrants)
In June 2020, as part of Series D Preferred Shares financing, the Company issued 28,456 warrants to purchase Series D Preferred Shares (“Series D warrants”). The Series D warrants have an exercise price of $0.01.
Of the total, 26,782 Series D warrants expire and will no longer be exercisable at the earlier of (a) 10 year contractual term (b) immediately prior to an IPO or a Transaction as defined in Articles of Association or (c) with respect to each vested portion, five years following the date such Series D warrants are vested. Pursuant to the Series D warrant agreement, 20% of the shares underlying these Series D warrant shall vest and become exercisable on each of the first five anniversaries of the date of the Series D warrant if, during such applicable one-year period (each, a “Measurement Period”), the holder acquires certain amount of approved securities as defined in the Series D warrant agreement. The vesting condition allows for a catch-up vesting if vesting conditions are satisfied in a subsequent measurement period.
The remaining 1,674 Series D warrants also contain vesting conditions, and expire and will no longer be exercisable at the earlier of (a) 10-year contractual term or (b) immediately prior to an IPO or a Transaction as defined in Articles of Association. Pursuant to the Series D warrant agreement, these Series D warrants require the holder or its affiliates to (a) fulfill certain commercial agreement obligations whereby Company would generate a certain amount of revenue in any 36 months or (b) subscribe for or purchase a certain amount of securities, of, or controlled by, the Company in any 36 month period.
In the event of a Transaction, as defined in the Articles of Association, all Series D warrants vest and will be automatically exercised; however, in the event of an acquisition which is described as a deemed liquidation event, the Series D warrants will survive. The Series D warrants are net exercisable.
The Series D warrants were initially recorded at their fair value of $1.9 million as a liability and subsequently remeasured at each reporting period with changes in fair value recognized in other expense, net, within the Statements of Operations and Comprehensive Income (Loss).

The Company used the option pricing model (“OPM”) to derive the fair value of Series D warrants. The following are the significant assumptions in determining the fair value of the Series D warrants as of December 31, 2021:
Series D warrants:	December 31, 2021
Probability of Occurrence of IPO	85%
Probability of achieving the vesting condition	76%
Volatility	41%
Time to exit (years)	0.75
Exercise Price	$0.01
Risk Free Rate	0.29%
In August 2021, 5,355 Series D warrants were exercised. The Company remeasured the warrant liability to fair value upon settlement and recorded $3.5 million gains realized on settlement in other income (loss), net, within the condensed consolidated statements of operations and comprehensive income (loss). As of December 31, 2021, 23,101 Series D warrants were outstanding.
NOTE 13 — ORDINARY SHARES AND ORDINARY SHARE WARRANTS
As of June 30, 2022, 10,000,000,000 shares with no par value are authorized, of which, 8,000,000,000 shares are designated as Class A Ordinary Share, and 2,000,000,000 shares are designated as Class B Ordinary Share.
As of June 30, 2022, the Company had reserved ordinary shares for future issuance as follows:
June 30, 2022
Share options	83,784,170
Options to restricted shares	243,507,150
RSUs	3,191,633
Warrants	46,008,079
Shares available for future grant of equity awards	111,207,056
Total shares of ordinary share reserved	487,698,088
Ordinary Share Warrants
The Company has accounted for the ordinary share warrants as equity-classified warrants as they met the requirements for equity classification under ASC 815, including whether the ordinary share warrants are indexed to the Company’s own ordinary shares.
As of June 30, 2022, there were 26,941,509 warrants to purchase ordinary shares with an exercise price of $0.000005 per share, and 4,316,570 warrants to purchase ordinary shares with an exercise price of $0.00005 per share.
NOTE 14 — SHARE BASED COMPENSATION
Share Options—Granted share options expire at the earlier of termination of employment or ten years from the date of grant. Share options generally vest over four years of the employment commencement date or with 25% vesting on the twelve-month anniversary of the employment commencement date, and the remaining on a pro-rata basis each quarter over the next three years. Any options, which are forfeited or not exercised before expiration, become available for future grants.

The following table summarized the Company’s share option activity under the Plan during the six months ended June 30, 2022:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2021	87,262,873	$0.62	8.88	$184,841
Granted	11,733,462
Exercised	10,032,507
Forfeited	5,179,659
Balance, June 30, 2022	83,784,169	$0.78	8.75	$284,078
Vested and exercisable, June 30, 2022	24,290,584	$0.23	8.27	$95,976
The weighted-average grant date fair value of employee options granted for the six months ended June 30, 2022 and 2021, was $6.7 and $1.4, respectively. The aggregate intrinsic value of options exercised was approximately $41.5 million and $1.5 million for the six months ended June 30, 2022 and 2021, respectively. The total fair value of share options vested for the six months ended June 30, 2022 and 2021, was $17.7 million and $2.3 million, respectively.
Share-based compensation expense is based on the grant-date fair value on a straight-line basis for graded awards with only service conditions, which is generally the option vesting term of four years. The fair value of each option on the date of grant is determined using the Black Scholes-Merton (BSM) option pricing model using the single-option award approach with the assumptions set forth in the table below. If any of the assumptions used in the BSM change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period.
Fair Value of Ordinary Shares—Prior to the Company’s public listing, the absence of an active market for the Company’s ordinary shares required the Company’s board of directors to determine the fair value of its ordinary shares for purposes of granting share options. The Company obtained contemporaneous third-party valuations to assist the board of directors in determining the fair value of the Company’s ordinary share.
Expected Volatility—Prior to the Company’s public listing, volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as the Company since there was no market or historical data for Company’s ordinary share.
Risk-Free Interest Rate—The risk-free interest rate is determined using a U.S. Treasury zero-coupon bonds for the period that coincides with the expected term set forth.
Expected Term— The expected term of share options represents the weighted average period the share options are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the Company has opted to use the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average time-to-vesting and the contractual life of the options. For other option grants, the Company estimated expected term based on the average expected term used by a peer group of publicly traded companies. This peer group was selected by the Company using criteria including similar industry, similar revenue and market capitalization.
Expected Dividend Yield—The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

The assumptions used to estimate the fair value of share options granted for the six months ended June 30, 2022 and 2021 were as follows:
	Six Months Ended June 30,
	2022	2021
Expected volatility	46.91%-49.39%	44.90%
Expected term (in years)	5.00-6.19	5.00-6.3
Risk free interest	1.68%-3.39%	0.71%-1.12%
Dividend yield	—	—
At June 30, 2022, unrecognized compensation expense related to unvested share options was approximately $187.8 million, which is expected to be recognized over a remaining weighted-average period of 2.77 years.
Restricted Stock Units (RSUs)—RSUs generally vest over four years of the employment commencement date or with 25% vesting on the twelve-month anniversary of the employment commencement date, and the remaining on a pro-rata basis each quarter over the next three years. RSUs granted are forfeited at termination of employment. Any RSUs, which are forfeited or not exercised before expiration, become available for future grants.
The following table summarized the Company’s RSU activity during the six months ended June 30, 2022:
	Number of RSUs	Weighted Average Grant Date Fair Value Per Share
Unvested at December 31, 2021	—	$—
Granted	3,269,801	7.99
Vested	78,168	7.99
Forfeited	—	—
Unvested at June 30, 2022	3,191,633	$7.99
At June 30, 2022, unrecognized compensation expense related to RSUs was approximately $24.5 million, which is expected to be recognized over a remaining weighted-average period of 3.79 years.
Options to Restricted Shares—Options to restricted shares were granted to certain employees and directors during 2021. See Note 13 to the consolidated financial statements included in the Registration Statement on Form F-4 for additional information.
The following table summarized the Company’s options to restricted shares activity during the six months ended June 30, 2022:
	Number of Options to Restricted Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2021	245,167,369	$1.66	9.25	$1,526,114
Granted	1,665,825	2.15
Exercised	—
Forfeited	3,326,044	3.28
Balance, June 30, 2022	243,507,150	$1.64	8.75	$617,713
Vested and exercisable, June 30, 2022	116,381,920	$1.58	8.71	$302,726
At June 30, 2022, unrecognized compensation expense related to options to restricted shares was approximately $99.8 million, which is expected to be recognized over a remaining weighted-average period of 2.08 years.

Share-Based Compensation Expense
The following table presents the components and classification of share-based compensation for the six months ended June 30, 2022 and 2021 (in thousands):
	Six Months Ended June 30,
	2022	2021
Research and development	$60,243	$25,074
Selling and marketing	38,889	16,779
General and administrative	63,572	17,264
Total	$162,704	$59,117
Share-based compensation for the six months ended June 30, 2021 included compensation of $56.8 million related to a secondary sale by certain employees to certain investors, which was included in research and development, sales and marking, and General and administrative.
NOTE 15 — INCOME TAXES
Corporate Income Tax - Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.
During 2021, Pagaya applied to Israeli Tax authorities for Preferred Technological Enterprise (“PTE”) status and received approval on November 18, 2021. The approval is effective for the tax years 2020 through 2024.Income from a PTE is subject to 12% tax rate.
Foreign Exchange Regulations in Israel—Under the Foreign Exchange Regulations, the Company calculates its tax liability in U.S. Dollars according to certain orders. The tax liability, as calculated in U.S. Dollars is translated into NIS according to the exchange rate as of December 31st of each year.
Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence.
The Company’s effective tax rates for the six months ended June 30, 2022 and 2021 are as follows (in thousands):
	Six Months Ended June 30,
	2022	2021
Provision (benefit) for income taxes	$19,539	$7,793
Effective tax rate	(12.7)%	(20.9)%
The Company’s tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amounts of income the Company earns in those jurisdictions. The difference between the effective tax rate and the statuary tax rate in Israeli mainly related to valuation allowance in Israel and tax expenses in the US.
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company has established a valuation allowance to offset certain deferred tax assets due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
NOTE 16 — NET INCOME (LOSS) PER SHARE
Net income (loss) per share is presented in conformity with the two-class method required for multiple classes of ordinary share and participating securities.
Basic income (loss) per share is computed using the weighted-average number of ordinary shares outstanding during the period and excludes any dilutive effects of ordinary shares equivalent shares such as share options, restricted stock units and warrants. Diluted income (loss) per share is computed using the weighted-average number of ordinary shares outstanding and potentially dilutive ordinary share options, restricted stock units and warrants.

The following table sets forth the calculation of basic and diluted net loss per share attributable to ordinary shareholders for the six months ended June 30, 2022 and 2021 (in thousands, except share and per share data):
	Six Months Ended June 30,
	2022	2021
Net income (loss) per share
Numerator:
Net income (loss) attributable to Pagaya Technologies Ltd. shareholders	$(193,534)	$(52,538)
Less: Undistributed earnings allocated to participating securities	(12,205)	(8,559)
Less: Deemed dividend distribution	—	(23,612)
Net income (loss) attributable to attributable to Pagaya Technologies Ltd. ordinary shareholders, basic and diluted	$(205,739)	$(84,709)
Denominator:
Weighted average shares used net income (loss) per ordinary share, basic and diluted	230,180,474	193,711,788
Net income (loss) per share attributable to ordinary shareholders, basic and diluted	$(0.89)	$(0.44)
The following potentially dilutive outstanding securities as of June 30, 2022 and 2021 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods:
	June 30,	June 30,
	2022	2021
Share options	77,416,291	67,014,927
Options to restricted shares	243,507,150	232,763,841
RSUs	3,191,633	—
Preferred share warrants	—	8,049,587
Ordinary share warrants	32,537,227	26,941,516
Convertible preferred shares	—	402,666,012
Net potential dilutive outstanding securities	356,652,301	737,435,883

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
EJF Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of EJF Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has until March 1, 2023 to consummate the proposed business combination. If a business combination is not consummated by March 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp

Marcum llp
We have served as the Company’s auditor since 2020.
Houston, TX
March 30, 2022

EJF ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash on hand	$381,400	$—
Deferred offering costs	—	276,751
Prepaid expenses	355,411	—
Total current assets	736,811	276,751
Prepaid expenses - Non-current	54,083	—
Cash and Investments held in Trust Account	287,610,757	—
Total assets	$288,401,651	$276,751
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accrued costs and expenses	$6,078,702	$255,288
Due to related party	1,361,155	—
Total current liabilities	7,439,857	255,288
Warrant liability	22,201,010	—
Deferred underwriters’ discount	10,062,500	—
Total liabilities	39,703,367	255,288
Commitments
Ordinary shares subject to possible redemption, 28,750,000 and no shares at redemption value as of December 31, 2021 and 2020, respectively	287,500,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized;	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2021 and 2020	719	719
Additional paid-in capital	—	24,281
Accumulated deficit	(38,802,435)	(3,537)
Total shareholders’ equity (deficit)	(38,801,716)	21,463
Total Liabilities and Shareholders’ Equity (Deficit)	$288,401,651	$276,751
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from December 22, 2020 (inception) through December 31, 2020
Formation and operating costs	$8,009,617	$3,537
Loss from operations	(8,009,617)	(3,537)
Other income (loss)
Interest income on marketable securities held in trust	110,758	—
Offering cost allocated to warrants	(862,470)	—
Excess of Private Placement Warrants fair value over purchase price	(1,242,401)	—
Change in fair value of warrants liability	1,843,618	—
Total other income (loss)	(150,495)	—
Net loss	$(8,160,112)	$(3,537)
Weighted average ordinary shares subject to possible redemption outstanding, basic and diluted	24,023,973	—
Basic and diluted net loss per ordinary share subject to possible redemption	$(0.26)	$—
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	7,033,390	6,250,000
Basic and diluted net loss per non-redeemable ordinary share	$(0.26)	$(0.00)
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 22, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(3,537)	(3,537)
Balance as of December 31, 2020	—	$—	7,187,500	$719	$24,281	$(3,537)	$21,463
Subsequent remeasurement under ASC 480-10-S99	—	—	—	—	(24,281)	(30,638,786)	(30,663,067)
Net Income	—	—	—	—	—	(8,160,112)	(8,160,112)
Balance as of December 31, 2021	—	$—	7,187,500	$719	$—	$(38,802,435)	$(38,801,716)
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2021	For the period from December 22, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(8,160,112)	$(3,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and Investments held in Trust Account	(110,758)	—
Offering costs allocated to warrants	862,470	—
Excess of Private Placement Warrants fair value over purchase price	1,242,401	—
Change in fair value of warrant liability	(1,843,618)	—
Changes in current assets and liabilities:		—
Prepaid assets	(409,494)	—
Accrued costs and expenses	6,005,166	3,537
Due to related party	1,361,155
Net cash used in operating activities	(1,052,790)
Cash Flows from Investing Activities:
Investment held in Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriters’ discount	281,750,000
Proceeds from issuance of Private Placement Warrants	7,750,000
Proceeds of Promissory Note—Related Party	200,000
Payment of Promissory Note—Related Party	(200,000)
Payments of offering costs	(565,810)
Net cash provided by financing activities	288,934,190
Net change in cash	381,400
Cash, beginning of the period	—
Cash, end of the period	$381,400
Supplemental disclosure of cash flow information:
Initial classification of warrant liability	$22,802,227
Initial classification of Class A ordinary shares subject to possible redemption	$287,500,000
Deferred underwriting commissions charged to additional paid in capital	$10,062,500
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs included in accrued expenses	$—	$251,751
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
EJF Acquisition Corp. (the “Company”), was incorporated as a Cayman Islands exempted company on December 22, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination and the potential acquisition, with Pagaya Technologies Ltd. (“Pagaya”) as more fully described in Note 6. The Company believes it will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
Financing
The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2021. On March 1, 2021, the Company consummated the IPO of 28,750,000 units (the “Units”), including 3,750,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company (the “Public Warrants”) to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
Simultaneously with the closing of the IPO, the Company consummated the sale of 5,166,667 Private Placement Warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to the Company’s Sponsor Wilson Boulevard LLC, at a price of $1.50 per Private Placement Warrant, generating total gross proceeds of $7,750,000, which is discussed in Note 4.
Transaction costs of the IPO amounted to $16,473,310 consisting of $5,750,000 of underwriting discount, $10,062,500 of deferred underwriting discount, and $660,810 of other offering costs.
Trust Account
Following the closing of the IPO on March 1, 2021, $287,500,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, with a portion of the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the assets in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 24 months from the closing of the IPO or during any extended time that the Company has to consummate a Business Combination beyond 24 months as a result of a shareholder vote to amend its amended and restated memorandum and articles of association (an “Extension Period”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association.
Initial Business Combination
The Company will provide shareholders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, if any, divided by the number of then-outstanding Public Shares, subject to certain limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
The Company will have only 24 months from March 1, 2021, the closing of the IPO, to complete an initial Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined below) and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or during any Extension Period or (B) with respect to any other specified provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the Company’s initial Business Combination.
On September 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pagaya and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Pagaya (“Merger Sub”), which is discussed in Note 6.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $381,400 in its operating bank account and working capital deficit of approximately $6,703,046.

In order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until March 1, 2023 to consummate the proposed Business Combination. On September 15, 2021, the Company entered into the Merger Agreement with Pagaya and Merger Sub. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by March 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 1, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by March 1, 2023.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the company had $381,400 and $0 of cash equivalents, respectively.
Marketable Securities Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less and in money market funds which invest U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.
The Company classifies its U.S. Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments-Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. As of December 31, 2021, fair value of the held-to-maturity securities is $287,610,989, which includes approximately $1,621 of unrealized loss when compared to the amortized cost.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A-“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Accordingly, as of December 31, 2021, offering costs in the aggregate of $16,473,310 (consisting of $5,750,000 of underwriting commissions, $10,062,500 of deferred underwriters’ commission and $660,810 other cash offering costs) have been incurred.
The Company allocates the offering costs between its Class A ordinary shares and Public Warrants using relative fair value method, with the offering costs allocated to the Public Warrants expensed immediately. Accordingly, as of December 31, 2021, offering costs in the aggregate of $862,470 have been charged to the Company’s statement of operations (consisting of $827,873 of underwriting discounts and $34,597 of other cash offering costs). Offering costs associated with the Class A ordinary shares have been charged to shareholders’ equity.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 28,750,000 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net loss Per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 14,750,000 potential ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the Year Ended December 31, 2021		For the period from December 22, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per stock:
Numerator:
Allocation of net loss	$(6,312,136)	$(1,847,976)	—	$(3,537)
Denominator:
Weighted-average shares outstanding	24,023,973	7,033,390	—	6,250,000
Basic and diluted net loss per share	$(0.26)	$(0.26)	—	$(0.00)

Fair Value of Financial Instruments
The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 -
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 -
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability Public Warrants	$12,362,500	$12,362,500	$—	$—
Warrant Liability Private Warrants	9,838,510	—	—	9,838,510
	$22,201,010	$12,362,500	$—	$9,838,510
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value as of December 22, 2020 (inception)	$—	$—	$—
Initial measurement on March 1, 2021	8,992,401	15,052,227	24,044,628
Change in fair value of warrant liabilities	846,109	(2,689,727)	(1,843,618)
Transfer from level 3 to level 1		(12,362,500)	(12,362,500)
Fair value as of December 31, 2021	$9,838,510	$—	$9,838,510
The Public Warrants were transferred out of Level 3 to Level 1 during the period as an exchange-traded price was, and still is, available. Transfers are recognized at the end of the period. There were no other transfers into or out of Level 3 during the year ended December 31, 2021.
See Note 7 for additional information on the warrant liability measured at fair value.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Note 3 — Initial Public Offering
On March 1, 2021, the Company sold 28,750,000 Units, at a purchase price of $10.00 per Unit, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 3,750,000 Units. Each Unit consists of one share of Class A ordinary shares and one-third of one redeemable warrant
All of the 28,750,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
The Class A ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2021, the ordinary share reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$287,500,000
Less:
Proceeds allocated to Public Warrants	(15,052,227)
Ordinary share issuance costs	(15,610,840)
Plus:
Accretion of carrying value to redemption value	30,663,067
Contingently redeemable ordinary share	$287,500,000
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,166,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,750,000, in a private placement (the “Private Placement”). A portion of the proceeds from the Private Placement were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Private Placement Warrants
The Private Placement Warrants will be identical to the warrants sold as part of the units in the IPO except that the Private Placement Warrants, so long as they are held by the initial shareholders or their respective permitted transferees, (i) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain exceptions and (ii) will not be redeemable by the Company, (iii) may be exercised on a cashless basis, and (iv) will be entitled to registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Note 5 — Related Party Transactions
Founder Shares
On December 24, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs of the Company in consideration for 7,187,500 Class B ordinary shares par value $0.0001 per share (the “Founder Shares”). Up to 937,500 Founder Shares were subject to forfeiture depending on the extent to which the over-allotment option was exercised by the underwriters. On March 1, 2021, the underwriters exercised their over-allotment option in full, hence, 937,500 Founder Shares are no longer subject to forfeiture.
The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Surviving Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Surviving Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, except to certain permitted transferees and under certain circumstances. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares.
Promissory Note - Related Party
On December 24, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. As of December 31, 2021, the total amount borrowed under the promissory note was $200,000 and the Company repaid it in full.

Due to Related Party
As of December 31, 2021, the Company owed the Sponsor in the amount of $1,361,155, of which $2,000 represents the amount accrued for the administrative support services provided by Sponsor from date of the IPO through December 31, 2021 and 1,359,155 for Merger and Acquisition expenses incurred on behalf of the Company.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the initial Business Combination, the Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Company’s Trust Account.
Administrative Service Fee
The Company agreed it will pay its Sponsor or an affiliate of the Sponsor thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. For the year ended December 31, 2021, the Company has accrued $102,000 of administrative service fee, which is included in formation and operating costs on the statement of operations.
Business Combination
As described in Note 6, on September 15, 2021, the Company has entered into a Merger Agreement with Pagaya and Merger Sub. In connection with the execution of the Merger Agreement, Pagaya and an affiliate of EJFA (the “EJF Investor”) entered into a subscription agreement (the “EJF Subscription Agreement”), pursuant to which the EJF Investor committed to purchase, in the aggregate, up to 20 million Pagaya Class A ordinary shares at $10.00 per share for an aggregate commitment amount of up to $200 million on the terms and subject to the conditions set forth therein (the “PIPE Investment”). The obligation of the parties to consummate the PIPE Investment under the EJF Subscription Agreement is conditioned upon, among other things, the conditions to the closing of the Business Combination having been satisfied. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A ordinary shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares. On January 11, 2022, Pagaya announced the upsized $350 million fully committed common equity PIPE Investment. The closing of the PIPE Investment is expected to occur substantially concurrently with the closing of the Business Combination.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which will be issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the

Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters had a 45-day option beginning March 1, 2021 to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. The over-allotment option was exercised in full on March 1, 2021.
The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,062,500 in the aggregate. The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Contingent Advisory Agreements
On September 14, 2021, the Company entered into the letter agreement (“UBS Agreement”) with UBS, acting as lead financial advisor and capital markets advisor to the Company in connection with the Company’s proposed Business Combination with Pagaya Technologies LTD. Pursuant to the UBS Agreement, the transaction fee equals $10,000,000. The Company and UBS agreed that UBS will reduce the transaction fee in the event the percentage of the Company’s outstanding redeemable shares redeemed at the time of closing of the Business Combination exceeds 50% (“Transaction Fee Adjustment”). The Transaction Fee Adjustment shall be calculated on a pro rata basis upon breach of the 50% redemption calculation and shall not exceed 25% of the transaction fee or $2,500,000. In the event that a business combination is not consummated for any reason, the Company shall not have any liability to UBS for the transaction fee. The transaction fee is not accrued in the financial statements.
The Company has various other contingent advisory arrangements that are reflected in the financial statements based on the terms of the arrangement and the types of services provided. A total of $5,633,604 is reflected in accrued costs and expenses in the balance sheet as of December 31, 2021 and formation and operating costs in the statement of operations for the year ended December 31, 2021.
Merger Agreement
On September 15, 2021, the Company entered into the Merger Agreement with Pagaya and Merger Sub.
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger and becoming a wholly-owned subsidiary of Pagaya (the “Surviving Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Company will become a direct, wholly-owned subsidiary of Pagaya. The Merger Agreement and the Transactions were unanimously approved by the boards of directors of each of EJFA and Pagaya. At the closing of the Business Combination and the effective time of the Merger (the “Effective Time”), the shareholders of the Company will receive ordinary shares, no par value, of Pagaya, and Pagaya expects to list certain of its ordinary shares and warrants on Nasdaq.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
Note 7 — Warrants
At December 31, 2021 and December 31, 2020, the Company had outstanding warrants to purchase an aggregate of 5,166,667 and 0 shares of the Company’s Class A ordinary shares issued in connection with the IPO and the Private Placement (including warrants issued in connection with the consummation of the over-allotment), respectively.
The Public Warrants will become exercisable at $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the sale, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the transfer of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 90th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain an effective registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price for a warrant by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares per whole warrant. The “fair market value” shall mean the VWAP (as defined below) of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. “VWAP” per share of the Company’s Class A ordinary shares on any trading day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one Class A ordinary share on such trading day determined, using a volume weighted-average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for a period of multiple trading days means the volume-weighted average of the respective VWAPs for the trading days in such period.
In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on and including the third business days prior to the date the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
for cash at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined above); and

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below).

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to its sponsor, directors or officers or their respective affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the VWAP of the Company’s Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount (in dollars) equal to the difference of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below); provided that in no event shall the Warrant Price be reduced below zero. The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the VWAP of the ordinary shares during the ten-day trading period ending on, and including, the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815–40, and thus the warrants are not eligible for an exception from derivative accounting.
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Consolidated Statement of Operations.

The fair value of the Private Placement Warrants was determined by the Company using a model by a third-party valuation agent. The valuation model utilizes inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled at Level 3.
The following table provides quantitative information regarding Level 3 fair value measurements as of December 31, 2021:
December 31, 2021
Exercise price	$11.50
Share price	$9.93
Volatility	25%
Expected life of the options to convert	5.00
Risk-free rate	1.42%
Dividend yield	0.0%
Note 8 — Shareholders’ Equity
Preference Shares - The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were no shares of preference shares issued or outstanding.
Class A Ordinary Shares - The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were 0 shares issued and outstanding, excluding 28,750,000 and no shares subject to possible redemption, respectively.
Class B Ordinary Shares - The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2021, there were 7,187,500 shares of Class B ordinary shares issued and outstanding. Up to 937,500 Founder Shares were subject to forfeiture depending on the extent to which the over-allotment option was exercised by the underwriters. On March 1, 2021, the underwriters exercised their over-allotment option in full, hence, 937,500 Founder Shares are no longer subject to forfeiture.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or the rules of The Nasdaq Stock Market LLC then in effect. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 11, 2022, the Company announced an upsized $350 million fully committed common equity PIPE Investment. The PIPE Investment will further support Pagaya’s business plan upon the close of its pending Business Combination with the Company.

UP TO 40,139,607 CLASS A ORDINARY SHARES

PROSPECTUS
, 2022
You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.	Indemnification of Directors and Officers
Under the Israeli Companies Law, 5759-1999, a company may not exculpate directors or certain senior officers (collectively, “Office Holders”) from liability for a breach of a duty of loyalty. An Israeli company may exculpate Office Holders in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Pagaya Articles include such a provision. The company may not exculpate Office Holders in advance from liability arising out of a prohibited dividend or distribution to shareholders.
Under the Israeli Companies Law, the Israeli Securities Law and the Israeli Economic Competition Law, 5748-1988, a company may indemnify Office Holders in respect of the following liabilities, payments and expenses incurred for acts performed by them as Office Holders, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
monetary liability incurred by or imposed on the Office Holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the Office Holder as a result of an investigation or proceeding filed against the Office Holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such Office Holder and without the imposition on the Office Holder of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the Office Holder but with the imposition of a monetary obligation on the Office Holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the Office Holder in an Administrative Proceeding (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Israeli Securities Law, in favor of all the parties injured by the Office Holder’s breach;

•	reasonable litigation expenses, including reasonable attorneys’ fees, expended by the Office Holder with respect to an Administrative Proceeding under the Israeli Securities Law;
•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the Office Holder or which were imposed on the Office Holder by a court (i) in a proceeding instituted against the Office Holder by the company, on its behalf, or by a third-party, (ii) in connection with criminal indictment of which the Office Holder was acquitted, or (iii) in connection with a criminal indictment which the Office Holder was convicted of an offense that does not require proof of criminal intent;

•	financial liability imposed on the Office Holder in an Administrative Proceeding, on behalf of all the parties injured by the Office Holder’s breach;
•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding under the Law for Increased Enforcement of Labor Laws, 5772-2011 and the regulations promulgated thereunder, or the Law for Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984 and all the regulations promulgated under it;

•
reasonable litigation expenses, including reasonable attorneys’ fees, incurred by an Office Holder in connection with a proceeding conducted with respect to the Office Holder under the Economic Competition Law; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an Office Holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Israeli Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Israeli Securities Law.
Under the Israeli Companies Law, the Israeli Securities Law and the Economic Competition Law, a company may insure an Office Holder against the following liabilities incurred for acts performed by him or her as an Office Holder if and to the extent provided in the company’s articles of association:
•	a breach of the duty of loyalty to the company, provided that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
•	a breach of duty of care to the company or to a third-party;
•	a monetary liability imposed on the Office Holder in favor of a third-party;
•
a monetary liability imposed on the Office Holder in favor of an injured party in certain Administrative Proceedings under the Israeli Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by the Office Holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and
•	expenses incurred by the Office Holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.
Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an Office Holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the Office Holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine or forfeit levied against the Office Holder.
Under the Israeli Companies Law, exculpation, indemnification and insurance of an Office Holder in a public company must be approved by the compensation committee and the board of directors and, with respect to the CEO, directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.
The Pagaya Articles permit us to insure our Office Holders to the fullest extent permitted or to be permitted by law. Our Office Holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our Office Holders in which indemnification is sought.

The Company expects to enter into agreements with each of our current Office Holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all Office Holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to such Office Holders (including indemnification undertakings to directors and officers of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).
The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of shareholders’ equity (as reported in the Company’s last published consolidated financial statements, as of the date of each payment in respect of the indemnification undertakings), (ii) $100 million, (iii) 10% of the total market capitalization of the Company (calculated as the average closing price of the Class A Ordinary Shares over the 30 trading days prior to the date of each payment in respect of the indemnification undertakings multiplied by the total number of issued and outstanding shares of the Company as of the date of each payment), and (iv) in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale of, or value exchanged in relation to, such securities by the Company and/or any shareholder in such offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable. The Pagaya Articles include provisions under which Office Holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.
Item 7.	Recent Sales of Unregistered Securities
In the past three years, we issued the following unregistered securities:
•	On June 22, 2022, we issued 415,819,602 Class A Ordinary Shares converted from Pagaya Ordinary Shares to then-existing Pagaya shareholders in connection with the Merger;
•	On June 22, 2022, we issued 194,934,396 Class B Ordinary Shares converted from Pagaya Ordinary Shares to the Founders in connection with the Merger;
•	On June 22, 2022, we issued 35,000,000 Class A Ordinary Shares to PIPE Investors in connection with the Merger;
•	On June 22, 2022, we issued 5,166,667 private placement warrants converted from EJFA Private Placement Warrants to Wilson Boulevard LLC in connection with the Merger;
•
On June 22, 2022, we issued 31,350,020 private placement warrants that were converted from previously-issued private placement warrants to purchase Pagaya Ordinary Shares in connection with the Merger;

•	On August 17, 2022, we issued 46,536 Class A Ordinary Shares to the Selling Securityholder upon execution of the Purchase Agreement.
We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8.	Exhibits and Financial Statement Schedules
(a)	Exhibits
Exhibit Number	Description
2.1*†
Agreement and Plan of Merger, dated as of September 15, 2021, by and among Pagaya Technologies Ltd., EJF Acquisition Corp. and Rigel Merger Sub Inc. (incorporated by reference to Exhibit 2.1 of Pagaya Technologies Ltd. Registration Statement on Form F-4 filed with the SEC on April 7, 2022)

3.1*	Articles of Association of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 1.1 of Pagaya Technologies Ltd. Current Report on Form 6-K filed with the SEC on June 28, 2022)
4.1*
Specimen Ordinary Share Certificate of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 4.5 of Pagaya Technologies Ltd. Amendment No. 1 to Registration Statement on Form F-4 filed with the SEC on May 6, 2022)

4.2*
Specimen Warrant Certificate of Pagaya Technologies Ltd. (incorporated by reference to Exhibit 4.6 of Pagaya Technologies Ltd. Amendment No. 1 to Registration Statement on Form F-4 filed with the SEC on May 6, 2022)

4.3*
Warrant Agreement, by and among, dated as of February 24, 2021, between Continental Stock Transfer & Trust Company and EJF Acquisition Corp. (incorporated by reference to Exhibit 4.1 of EJF Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 24, 2021)

4.4*
Assignment, Assumption and Amendment Agreement, by and among Pagaya Technologies Ltd., EJF Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.7 of Pagaya Technologies Ltd. Amendment No. 2 to Registration Statement on Form F-4 filed with the SEC on May 18, 2022)

4.5*
Registration and Shareholder Rights Agreement, by and among EJF Acquisition Corp., Wilson Boulevard LLC and certain security holders (incorporated by reference to Exhibit 10.3 of EJF Acquisition Corp. Current Report on Form 8-K filed with the SEC on March 1, 2021)

4.6*	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.9 of Pagaya Technologies Ltd. Registration Statement on Form F-4 filed with the SEC on April 7, 2022)
5.1*	Opinion of Goldfarb Seligman & Co. as to the validity of Class A Ordinary Shares to be issued
10.1*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.8 of Pagaya’s Registration Statement on Form F-4 filed with the SEC on April 7, 2022)
10.2*††
Credit Agreement, dated as of December 23, 2021, by and among Pagaya Technologies Ltd., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.15 of Pagaya Technologies Ltd. Registration Statement on Form F-4 filed with the SEC on April 7, 2022)

10.3*
Amendment No. 1 to Credit Agreement, dated as of March 15, 2022, by and among Pagaya Technologies Ltd., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.16 of Pagaya Technologies Ltd. Registration Statement on Form F-4 filed with the SEC on April 7, 2022)

10.4*††
Credit Agreement, dated as of September 2, 2022, by and among Pagaya Technologies Ltd., as the borrower, the lenders party thereto and Silicon Valley Bank, as administrative agent ((incorporated by reference to Exhibit 10.1 to Current Report on Form 6-K filed on September 2, 2022)

10.5*
Pagaya Technologies Ltd. Compensation Policy for Executive Officers and Directors (incorporated by reference to Exhibit 10.17 of Pagaya Technologies Ltd. Amendment No. 2 to Registration Statement on Form F-4 filed with the SEC on May 18, 2022)

10.6*
Ordinary Shares Purchase Agreement by and between the Registrant and B. Riley Principal Capital II, LLC, dated August 17, 2022 (incorporated by reference to Exhibit 10.1 to Current Report on Form 6-K filed on August 17, 2022)

10.7*
Registration Rights Agreement by and between the Registrant and B. Riley Principal Capital II, LLC, dated August 17, 2022 (incorporated by reference to Exhibit 10.2 to Current Report on Form 6-K filed on August 17, 2022)

23.1*	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)

Exhibit Number	Description
23.2	Consent of Kost Forer Gabbay & Kasierer, a member firm of Ernst & Young Global, independent registered accounting firm for Pagaya Technologies Ltd.
23.3	Consent of Marcum LLP, independent registered public accounting firm for EJF Acquisition Corp.
24.1*	Power of attorney (included on the signature page of this Registration Statement)
107*	Calculation of Filing Fee Table
*	Previously filed.
†
Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

††
Certain portions of this exhibit have been redacted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

(b)	Financial Statement Schedules
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 9.	Undertakings
The undersigned registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements;

5.
That, for the purpose of determining liability under the Securities Act to any purchaser Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
6.
that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Tel-Aviv, Israel, on the 17th day of November, 2022.
PAGAYA TECHNOLOGIES LTD.

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

By:	/s/ Michael Kurlander
	Name:	Michael Kurlander
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE

/s/ Gal Krubiner	Chief Executive Officer and Board Member (Principal Executive Officer)	November 17, 2022
Gal Krubiner

*	Chief Financial Officer (Principal Financial Officer)	November 17, 2022
Michael Kurlander

*	Chief Accounting Officer (Principal Accounting Officer)	November 17, 2022
Scott Bower

*	Chairman	November 17, 2022
Avi Zeevi

*	Board Member	November 17, 2022
Amy Pressman

*	Board Member	November 17, 2022
Harvey Golub

*	Chief Technology Officer and Board Member	November 17, 2022
Avital Pardo

*	Board Member	November 17, 2022
Dan Petrozzo

*	Board Member	November 17, 2022
Kevin Stein

*	Board Member	November 17, 2022
Mircea Ungureanu

*	Chief Revenue Officer and Board Member	November 17, 2022
Yahav Yulzari
/s/ Gal Krubiner
Attorney-in-fact
* Pursuant to power of attorney

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pagaya Technologies Ltd. has signed this registration statement on November 17, 2022.
PAGAYA US HOLDING COMPANY LLC

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Authorized Person